FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206705-03

PROSPECTUS

$647,938,000 (Approximate)

DBJPM 2016-C1 Mortgage Trust

(Central Index Key Number 0001668738)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Sponsors and Mortgage Loan Sellers

DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C1

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C1 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the Class A-3B, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F, Class D, Class E, Class F, Class G, Class H and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named DBJPM 2016-C1 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the fourth business day following the sixth day of each month (or if the sixth is not a business day, the next business day), commencing in May 2016. The rated final distribution date for the certificates is the distribution date in May 2049.

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$28,858,000		1.676%	Fixed	March 2021
Class A-2	$35,000,000		2.691%	Fixed	March 2021
Class A-SB	$46,052,000		3.038%	Fixed	December 2025
Class A-3A	$140,000,000		3.015%	Fixed	January 2026
Class A-4	$247,714,000		3.276%	Fixed	February 2026
Class X-A	$637,044,000	(3)	1.509%	Variable(4)	February 2026
Class A-M	$64,420,000		3.539%	Fixed	February 2026
Class B	$50,105,000		4.195%	WAC Cap(5)	March 2026
Class C	$35,789,000		3.352%	WAC – 1.250%(6)	March 2026

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 49 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Academy Securities, Inc. and Sandler O’Neill & Partners, L.P., will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 81.4% of each class of offered certificates and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 18.6% of each class of offered certificates. Academy Securities, Inc. and Sandler O’Neill & Partners, L.P. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about April 19, 2016. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 112.145148868626% of the aggregate certificate balance of the offered certificates plus accrued interest from April 1, 2016, before deducting expenses payable to the depositor.

Deutsche Bank Securities		J.P. Morgan

Co-Lead Managers and Joint Bookrunners

Academy Securities		Sandler O’Neill + Partners, L.P.
Co-Managers

April 5, 2016

DBJPM 2016-C1

Commercial Mortgage Pass-Through Certificates
Geographic Overview of Mortgage Pool

Washington
1 property
$19,950,000
2.4% of total
Minnesota
1 property
$3,153,830
0.4% of total
Wisconsin
1 property
$7,900,000
1.0% of total
Michigan
4 properties
$11,351,022
1.4% of total
Pennsylvania
9 properties
$23,417,063
2.9% of total
New York
4 properties
$187,100,000
22.9% of total
Ohio
1 property
$9,239,583
1.1% of total
Rhode Island
1 property
$24,973,433
3.1% of total
Maryland
1 property
$30,000,000
3.7% of total
California
5 properties
$111,579,528
13.6% of total
Virginia
1 property
$70,000,000
8.6% of total
South Carolina
1 property
$17,737,500
2.2% of total
Georgia
2 properties
$37,076,288
4.5% of total
Texas
7 properties
$143,528,476
17.5% of total
Louisiana
1 property
$4,102,500
0.5% of total
Kentucky
1 property
$11,208,696
1.4% of total
Florida
4 properties
$105,716,911
12.9% of total
Mortgaged Properties by Property Type
Industrial 2.8%
Mixed Use 3.0%
Other 0.1%
Multifamily 5.5%
Retail 34.9%
Hospitality 21.2%
Office 32.5%
% of Initial Outstanding Pool Balance
0.4% – 2.0%
2.1% – 5.0%
5.1% – 10.0%
10.1% – 22.9%

Summary of Certificates

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(7)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass- Through Rate	Weighted Average Life (Yrs.)(8)	Principal Window(8)
Offered Certificates
Class A-1	$28,858,000		30.000%	Fixed	March 2021	1.676%	2.93	1 – 59
Class A-2	$35,000,000		30.000%	Fixed	March 2021	2.691%	4.89	59 – 59
Class A-SB	$46,052,000		30.000%	Fixed	December 2025	3.038%	7.40	59 – 116
Class A-3A	$140,000,000		30.000%	Fixed	January 2026	3.015%	9.70	116 – 117
Class A-4	$247,714,000		30.000%	Fixed	February 2026	3.276%	9.78	117 – 118
Class X-A	$637,044,000	(3)	N/A	Variable(4)	February 2026	1.509%	N/A	N/A
Class A-M	$64,420,000		22.125%	Fixed	February 2026	3.539%	9.81	118 – 118
Class B	$50,105,000		16.000%	WAC Cap(5)	March 2026	4.195%	9.89	118 – 119
Class C	$35,789,000		11.625%	WAC – 1.250%(6)	March 2026	3.352%	9.89	119 – 119
Non-Offered Certificates(9)
Class A-3B	$75,000,000		30.000%	Fixed	January 2026	3.015%	9.70	116 – 117
Class X-B	$85,894,000	(3)	N/A	Variable(4)	March 2026	0.758%	N/A	N/A
Class X-C	$38,856,000	(3)	N/A	Variable(4)	April 2026	1.250%	N/A	N/A
Class X-D	$17,384,000	(3)	N/A	Variable(4)	April 2026	1.352%	N/A	N/A
Class X-E	$16,360,000	(3)	N/A	Variable(4)	April 2026	1.352%	N/A	N/A
Class X-F	$22,496,828	(3)	N/A	Variable(4)	April 2026	1.352%	N/A	N/A
Class D	$38,856,000		6.875%	WAC – 1.250%(6)	April 2026	3.352%	9.96	119 – 120
Class E	$17,384,000		4.750%	Fixed	April 2026	3.250%	9.98	120 – 120
Class F	$8,180,000		3.750%	Fixed	April 2026	3.250%	9.98	120 – 120
Class G	$8,180,000		2.750%	Fixed	April 2026	3.250%	9.98	120 – 120
Class H	$22,496,828		0.000%	Fixed	April 2026	3.250%	9.98	120 – 120
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-C certificates will be equal to the certificate balance of the Class D certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class E certificates. The notional amount of the Class X-E certificates will be equal to the aggregate certificate balance of the Class F and Class G certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class H certificates. The Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates will not be entitled to distributions of principal.

(4)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate for the Class X-C certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class D certificates for that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class E certificates for that distribution date. The pass-through rate for the Class X-E certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class F and Class G certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to the distribution date. The pass-through rate for the Class X-F certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class H certificates for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(5)	For any distribution date, the pass-through rate for the Class B certificates will equal a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.195%.

(6)	For any distribution date, the pass-through rates for the Class C and Class D certificates will equal a per annum rate equal to (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs, minus (ii) 1.250%, but in any case, not less than 0.000%.

3

(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, are represented in the aggregate.

(8)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a principal balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(9)	The classes of certificates set forth below “Non-Offered Certificates” in the table are not offered by this prospectus.

(10)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class A-3B, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F, Class D, Class E, Class F, Class G, Class H and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

4

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	49
The Certificates May Not Be a Suitable Investment for You	49
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	49
Risks Related to Market Conditions and Other External Factors	49
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	49
Other Events May Affect the Value and Liquidity of Your Investment	49
Risks Relating to the Mortgage Loans	50
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	50
Risks of Commercial and Multifamily Lending Generally	50
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	52
Retail Properties Have Special Risks	55
Office Properties Have Special Risks	58
Hospitality Properties Have Special Risks	58
Risks Relating to Affiliation with a Franchise or Hotel Management Company	60
Risks Associated with the Golf Course at Naples Grande Beach Resort	61
Multifamily Properties Have Special Risks	62
Mixed Use Properties Have Special Risks	64
Industrial Properties Have Special Risks	64
Parking Properties Have Special Risks	65
Condominium Ownership May Limit Use and Improvements	66
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	67
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	67
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	69
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	70
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	70
Risks Related to Zoning Non-Compliance and Use Restrictions	72
Risks Relating to Inspections of Properties	73
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	74
Insurance May Not Be Available or Adequate	74
Terrorism Insurance May Not Be Available for All Mortgaged Properties	76
Risks Associated with Blanket Insurance Policies or Self-Insurance	78
Limited Information Causes Uncertainty	78
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	78
Frequent and Early Occurrence of Borrower Delinquencies

5

and Defaults May Adversely Affect Your Investment	79
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	80
Static Pool Data Would Not Be Indicative of the Performance of this Pool	80
Appraisals May Not Reflect Current or Future Market Value of Each Property	81
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	82
The Borrower’s Form of Entity May Cause Special Risks	82
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	84
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	84
Other Financings or Ability to Incur Other Indebtedness Entails Risk	86
Tenancies-in-Common May Hinder Recovery	87
Risks Relating to Enforceability of Cross-Collateralization	87
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	88
Risks Associated with One Action Rules	88
State Law Limitations on Assignments of Leases and Rents May Entail Risks	88
Various Other Laws Could Affect the Exercise of Lender’s Rights	88
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	89
Risks Related to Ground Leases and Other Leasehold Interests	90
Increases in Real Estate Taxes May Reduce Available Funds	92
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	92
Risks Related to Conflicts of Interest	92
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	92
The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers	94
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	94
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	95
Potential Conflicts of Interest of the Operating Advisor	97
Potential Conflicts of Interest of the Asset Representations Reviewer	97
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders	98
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	100
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	101
Other Potential Conflicts of Interest May Affect Your Investment	101
Other Risks Relating to the Certificates	102
The Certificates Are Limited Obligations	102
The Certificates May Have Limited Liquidity and the

6

Market Value of the Certificates May Decline	102
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	103
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	105
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	106
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	110
Risks Relating to Modifications of the Mortgage Loans	114
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	115
Risks Relating to Interest on Advances and Special Servicing Compensation	115
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	115
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	116
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	117
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	117
Description of the Mortgage Pool	118
General	118
Certain Calculations and Definitions	119
Definitions	119
Mortgage Pool Characteristics	126
Overview	126
Property Types	126
Mortgage Loan Concentrations	129
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	129
Geographic Concentrations	131
Mortgaged Properties With Limited Prior Operating History	131
Tenancies-in-Common	132
Condominium Interests	132
Fee & Leasehold Estates; Ground Leases	132
Environmental Considerations	134
Redevelopment, Renovation and Expansion	135
Assessment of Property Value and Condition	137
Litigation and Other Considerations	137
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	138
Loan Purpose	138
Default History, Bankruptcy Issues and Other Proceedings	138
Tenant Issues	140
Tenant Concentrations	140
Lease Expirations and Terminations	140
Purchase Options and Rights of First Refusal	145
Affiliated Leases	145
Insurance Considerations	146
Use Restrictions	147
Appraised Value	148
Non-Recourse Carveout Limitations	148
Real Estate and Other Tax Considerations	149
Delinquency Information	150
Certain Terms of the Mortgage Loans	151
Amortization of Principal	151
Due Dates; Mortgage Rates; Calculations of Interest	151

7

Prepayment Protections and Certain Involuntary Prepayments	151
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	154
Defeasance; Collateral Substitution	155
Partial Releases	156
Escrows	158
Mortgaged Property Accounts	159
Exceptions to Underwriting Guidelines	159
Additional Indebtedness	159
General	159
Whole Loans	160
Mezzanine Indebtedness	160
Other Unsecured Indebtedness	162
The Whole Loans	163
General	163
787 Seventh Avenue Whole Loan	167
Williamsburg Premium Outlets Whole Loan	175
Naples Grande Beach Resort Whole Loan	177
225 Liberty Street Whole Loan	179
600 Broadway Whole Loan	184
SLS South Beach Whole Loan	186
7700 Parmer Whole Loan	188
Columbus Park Crossing Whole Loan	190
Hagerstown Premium Outlets Whole Loan	192
Hall Office Park A1/G1/G3 Whole Loan	196
Renaissance Providence Downtown Hotel Whole Loan	198
Additional Information	200
Transaction Parties	201
The Sponsors and Mortgage Loan Sellers	201
German American Capital Corporation	201
JPMorgan Chase Bank, National Association	209
The Depositor	217
The Issuing Entity	217
The Trustee	218
The Certificate Administrator	219
The Master Servicer	221
The Special Servicer	224
The Operating Advisor and Asset Representations Reviewer	227
Description of the Certificates	228
General	228
Distributions	230
Method, Timing and Amount	230
Available Funds	230
Priority of Distributions	231
Pass-Through Rates	234
Interest Distribution Amount	236
Principal Distribution Amount	236
Certain Calculations with Respect to Individual Mortgage Loans	238
Application Priority of Mortgage Loan Collections or Whole Loan Collections	238
Allocation of Yield Maintenance Charges and Prepayment Premiums	241
Assumed Final Distribution Date; Rated Final Distribution Date	242
Prepayment Interest Shortfalls	243
Subordination; Allocation of Realized Losses	244
Reports to Certificateholders; Certain Available Information	246
Certificate Administrator Reports	246
Information Available Electronically	251
Voting Rights	255
Delivery, Form, Transfer and Denomination	255
Book-Entry Registration	255
Definitive Certificates	258
Certificateholder Communication	258
Access to Certificateholders’ Names and Addresses	258
Requests to Communicate	259
List of Certificateholders	259
Description of the Mortgage Loan Purchase Agreements	260
General	260
Dispute Resolution Provisions	269
Asset Review Obligations	269
Pooling and Servicing Agreement	270
General	270
Assignment of the Mortgage Loans	271
Servicing Standard	271
Subservicing	273
Advances	273
P&I Advances	273
Servicing Advances	274
Nonrecoverable Advances	275
Recovery of Advances	276
Accounts	277
Withdrawals from the Collection Account	279

8

Servicing and Other Compensation and Payment of Expenses	281
General	281
Master Servicing Compensation	287
Special Servicing Compensation	288
Disclosable Special Servicer Fees	292
Certificate Administrator and Trustee Compensation	293
Operating Advisor Compensation	293
Asset Representations Reviewer Compensation	294
CREFC® Intellectual Property Royalty License Fee	295
Appraisal Reduction Amounts	295
Maintenance of Insurance	301
Modifications, Waivers and Amendments	304
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	307
Inspections	308
Collection of Operating Information	309
Special Servicing Transfer Event	309
Asset Status Report	311
Realization Upon Mortgage Loans	313
Sale of Defaulted Loans and REO Properties	315
The Directing Certificateholder	318
General	318
Major Decisions	320
Asset Status Report	322
Replacement of Special Servicer	322
Control Termination Event and Consultation Termination Event	322
Servicing Override	324
Rights of Holders of Companion Loans	325
Limitation on Liability of Directing Certificateholder	325
The Operating Advisor	326
General	326
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	327
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	327
Annual Report	328
Recommendation of the Replacement of the Special Servicer	330
Eligibility of Operating Advisor	330
Other Obligations of Operating Advisor	330
Termination of the Operating Advisor With Cause	331
Rights Upon Operating Advisor Termination Event	332
Termination of the Operating Advisor Without Cause	332
Resignation of the Operating Advisor	333
Operating Advisor Compensation	333
The Asset Representations Reviewer	334
Asset Review	334
Eligibility of Asset Representations Reviewer	338
Other Obligations of Asset Representations Reviewer	339
Delegation of Asset Representations Reviewer’s Duties	339
Assignment of Asset Representations Reviewer’s Rights and Obligations	340
Asset Representations Reviewer Termination Events	340
Rights Upon Asset Representations Reviewer Termination Event	341
Termination of the Asset Representations Reviewer Without Cause	341
Resignation of Asset Representations Reviewer	341
Asset Representations Reviewer Compensation	342
Replacement of Special Servicer Without Cause	342
Termination of Servicer and Special Servicer for Cause	345
Servicer Termination Events	345
Rights Upon Servicer Termination Event	346
Waiver of Servicer Termination Event	348
Resignation of the Master Servicer and Special Servicer	348
Limitation on Liability; Indemnification	349
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	351

9

Dispute Resolution Provisions	352
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	352
Repurchase Request Delivered by a Party to the PSA	352
Resolution of a Repurchase Request	353
Mediation and Arbitration Provisions	355
Servicing of the Non-Serviced Mortgage Loans	356
Servicing of the 787 Seventh Avenue Mortgage Loan	357
Servicing of the Naples Grande Beach Resort Mortgage Loan	359
Servicing of the 225 Liberty Street Mortgage Loan	361
Servicing of the 7700 Parmer Mortgage Loan	363
Servicing of the Columbus Park Crossing Mortgage Loan	364
Servicing of the Servicing Shift Whole Loan	366
Rating Agency Confirmations	366
Evidence as to Compliance	368
Limitation on Rights of Certificateholders to Institute a Proceeding	369
Termination; Retirement of Certificates	370
Amendment	371
Resignation and Removal of the Trustee and the Certificate Administrator	373
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	374
Certain Legal Aspects of Mortgage Loans	375
General	377
Types of Mortgage Instruments	377
Leases and Rents	377
Personalty	378
Foreclosure	378
General	378
Foreclosure Procedures Vary from State to State	378
Judicial Foreclosure	378
Equitable and Other Limitations on Enforceability of Certain Provisions	379
Nonjudicial Foreclosure/Power of Sale	379
Public Sale	379
Rights of Redemption	380
Anti-Deficiency Legislation	381
Leasehold Considerations	381
Cooperative Shares	381
Bankruptcy Laws	382
Environmental Considerations	387
General	387
Superlien Laws	387
CERCLA	387
Certain Other Federal and State Laws	388
Additional Considerations	389
Due-on-Sale and Due-on-Encumbrance Provisions	389
Subordinate Financing	389
Default Interest and Limitations on Prepayments	389
Applicability of Usury Laws	390
Americans with Disabilities Act	390
Servicemembers Civil Relief Act	390
Anti-Money Laundering, Economic Sanctions and Bribery	391
Potential Forfeiture of Assets	391
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	392
Pending Legal Proceedings Involving Transaction Parties	393
Use of Proceeds	393
Yield and Maturity Considerations	394
Yield Considerations	394
General	394
Rate and Timing of Principal Payments	394
Losses and Shortfalls	395
Certain Relevant Factors Affecting Loan Payments and Defaults	396
Delay in Payment of Distributions	396
Yield on the Certificates with Notional Amounts	397
Weighted Average Life	397
Pre-Tax Yield to Maturity Tables	402
Material Federal Income Tax Considerations	405
General	405
Qualification as a REMIC	405
Status of Offered Certificates	407
Taxation of Regular Interests	407
General	407
Original Issue Discount	408
Acquisition Premium	409

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Market Discount	410
Premium	411
Election To Treat All Interest Under the Constant Yield Method	411
Treatment of Losses	411
Yield Maintenance Charges and Prepayment Provisions	412
Sale or Exchange of Regular Interests	412
Taxes That May Be Imposed on a REMIC	413
Prohibited Transactions	413
Contributions to a REMIC After the Startup Day	413
Net Income from Foreclosure Property	413
Bipartisan Budget Act of 2015	414
Taxation of Certain Foreign Investors	414
FATCA	415
Backup Withholding	415
Information Reporting	416
3.8% Medicare Tax on “Net Investment Income”	416
Reporting Requirements	416
Certain State and Local Tax Considerations	416
Method of Distribution (Underwriter)	417
Incorporation of Certain Information by Reference	419
Where You Can Find More Information	419
Financial Information	419
Certain ERISA Considerations	420
General	420
Plan Asset Regulations	420
Administrative Exemptions	421
Insurance Company General Accounts	422
Legal Investment	423
Legal Matters	424
Ratings	424
Index of Defined Terms	426

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

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This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

•	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

•	Summary of Terms, commencing on page 19 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

•	Risk Factors, commencing on page 49 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 426 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

•	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

•	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

This PROSPECTUS has been prepared on the basis that any offer of certificates in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive (as defined below) from the requirement to publish a prospectus for offers of certificates. Accordingly any person making or intending to make an offer in that Relevant Member State of certificates which are the subject of an offering contemplated in this PROSPECTUS as-completed by final terms in relation to the offer of those certificates may only do so in circumstances in which no obligation arises for the DEPOSITOR, THE issuing entity or an underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

NONE OF THE DEPOSITOR, the issuing entity or any of the underwriters has authorized, nor does any of them authorize, the making of any offer of certificates in circumstances in which an obligation arises for THE DEPOSITOR, the issuing entity or an underwriter to publish or supplement a prospectus for such offer.

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For the purposes of this provision and the provision immediately below, “Prospectus Directive” Means Directive 2003/71/EC AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL

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PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.), OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC,

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OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH A NY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN

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CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO,

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GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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SUMMARY OF TERMS

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	DBJPM 2016-C1 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

• German American Capital Corporation, a Maryland corporation; and

• JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation	29	$666,061,395	81.4%
JPMorgan Chase Bank, National Association	4	151,973,433	18.6
Total	33	$818,034,828	100.0%

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 225 Liberty Street, representing approximately 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and as to which German American Capital Corporation will act as mortgage loan seller, is part of a whole loan that was co-originated by German American Capital Corporation, Citigroup

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Global Markets Realty Corp. and Wells Fargo Bank, National Association.

The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 600 Broadway, representing approximately 4.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and as to which German American Capital Corporation will act as mortgage loan seller, is part of a whole loan that was co-originated by German American Capital Corporation and The Bank of New York Mellon.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than the mortgage loans and companion loans identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below that are each part of a whole loan and serviced under the pooling and servicing agreement indicated in such table). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Duke Energy Center, 550 South Tryon Street, 14th Floor, MAC D1086-120, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—Hagerstown Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. See “Transaction Parties—The Non-Serviced Master Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, is expected to act as special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and the related serviced companion loans other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related serviced companion loans as to which a special servicing transfer event (such as a

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default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—Hagerstown Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to in this prospectus as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause” in this prospectus.

The special servicer was appointed to be the special servicer by Eightfold Real Estate Capital Fund IV, L.P., or its affiliate, which is expected to purchase the Class X-D, Class X-E, Class X-F, Class E, Class F, Class G and Class H certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. See “Transaction Parties—The Non-Serviced Special Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

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The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the servicing shift securitization date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 0113. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

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Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will act as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than the non-serviced mortgage loans, the servicing shift mortgage loan and any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (unless (i) acceleration was automatic under such mezzanine loan, (ii) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an affiliate of such mezzanine lender, and (iii) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E, Class F, Class G and Class H certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as

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described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Eightfold Real Estate Capital Fund IV, L.P., or its affiliate, will purchase the Class X-D, Class X-E, Class X-F, Class E, Class F, Class G and Class H certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing certificateholder with respect to each mortgage loan (other than the non-serviced mortgage loans and the servicing shift mortgage loan).

With respect to the servicing shift whole loan, the holder of the companion loan identified as note A-2 will be the directing holder, and will be entitled to certain consent and consultation rights with respect to the servicing shift loan. From and after the servicing shift securitization date, the directing holder of the servicing shift whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—Hagerstown Premium Outlets Whole Loan”.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below is the initial directing certificateholder under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in April 2016 and the date of origination of such mortgage loan.

Closing Date	On or about April 19, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in May 2016.

Determination Date	The 6th day of each month or, if the 6th day is not a business day, then the business day immediately following such 6th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	March 2021
Class A-2	March 2021
Class A-SB	December 2025
Class A-3A	January 2026
Class A-4	February 2026
Class X-A	February 2026
Class A-M	February 2026
Class B	March 2026
Class C	March 2026

The rated final distribution date will be the distribution date in May 2049.

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Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

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Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C1:

	•	Class A-1
	•	Class A-2
	•	Class A-SB
	•	Class A-3A
	•	Class A-4
	•	Class X-A
	•	Class A-M
	•	Class B
	•	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class A-3B, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F, Class D, Class E, Class F, Class G, Class H and Class R.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class A-1	$28,858,000
Class A-2	$35,000,000
Class A-SB(1)	$46,052,000
Class A-3A	$140,000,000
Class A-4	$247,714,000
Class X-A(2)	$637,044,000
Class A-M	$64,420,000
Class B	$50,105,000
Class C	$35,789,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	Notional amount.

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Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class:

Class A-1	1.676%(1)
Class A-2	2.691%(1)
Class A-SB	3.038%(1)
Class A-3A	3.015%(1)
Class A-4	3.276%(1)
Class X-A	1.509%(2)
Class A-M	3.539%(1)
Class B	4.195%(3)
Class C	3.352%(4)

	(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-4 and Class A-M certificates will be equal to a fixed per annum rate.

	(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

	(3)	For any distribution date, the pass-through rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.195%.

	(4)	For any distribution date, the pass-through rate for the Class C certificates will equal a per annum rate equal to (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs, minus (ii) 1.250%, but in any case, not less than 0.000%.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.

B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that

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would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan (including the non-serviced mortgage loans) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.08250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000

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in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (including any related serviced companion loan) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each mortgage loan or serviced whole loan will be subject to an aggregate cap per mortgage loan or serviced whole loan of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” in this prospectus. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than the non-serviced mortgage loans) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan) at a per annum rate equal to 0.0073%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $210.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (excluding the non-serviced mortgage loans) at a per annum rate equal to (i) 0.0032% with respect to all mortgage loans (except the Williamsburg Premium Outlets mortgage loan, the 600 Broadway mortgage loan, the SLS South Beach mortgage loan, the Hall Office Park A1/G1/G3 mortgage loan and the Renaissance Providence Downtown Hotel

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mortgage loan); (ii) 0.0061% with respect to the Williamsburg Premium Outlets mortgage loan; (iii) 0.0082% with respect to the 600 Broadway mortgage loan; (iv) 0.0089% with respect to the SLS South Beach mortgage loan; (v) 0.0103% with respect to the Hall Office Park A1/G1/G3 mortgage loan and (vi) 0.0112% with respect to the Renaissance Providence Downtown Hotel mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced

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whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan”, “—Hagerstown Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
787 Seventh Avenue	0.00125%	0.2500%
Naples Grande Beach Resort	0.01250%	0.2500%
225 Liberty Street	0.00250%	0.2500%
7700 Parmer	0.00750%	0.2500%
Columbus Park Crossing	0.01250%	0.2500%

(1)	Does not reflect the Hagerstown Premium Outlets mortgage loan, which is part of a split loan structure comprised of four mortgage notes, including three pari passu companion loans that may be included in future securitizations. After the securitization of the Hagerstown Premium Outlets controlling pari passu companion loan, the Hagerstown Premium Outlets mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

Distributions

A. Amount and Order of
Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

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Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3A and Class A-3B certificates, pro rata, until the certificate balance of each of the Class A-3A and Class A-3B certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero; and

Sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M Certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the

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mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class A-3B, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions” in this prospectus; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of
Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the

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manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates and, therefore, the amount of interest they accrue.

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

(2)	The Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates are interest-only certificates and the Class A-3B, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates are not offered by this prospectus.

(3)	Other than the Class A-3B, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-C certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class E certificates. The notional amount of the Class X-E certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class F and Class G certificates. The notional amount of the

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Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class H certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

	•	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

	•	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

	•	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

	•	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

	•	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

	•	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage

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loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

• protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

• maintain the priority of the lien on the related mortgaged property; and/or

• enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

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C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 33 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrowers in 45 commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $818,034,828.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 33 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of two of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

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Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten Debt Yield(1)
787 Seventh Avenue(2)	$80,000,000	9.8%	$486,000,000	$214,000,000	29.3%	3.53x	14.6%
Williamsburg Premium Outlets	$70,000,000	8.6%	$115,000,000	N/A	54.8%	2.52x	11.4%
Naples Grande Beach Resort	$60,000,000	7.3%	$105,000,000	N/A	62.6%	1.63x	10.4%
225 Liberty Street	$40,500,000	5.0%	$418,500,000	$441,000,000	32.8%	3.13x	16.0%
600 Broadway	$40,000,000	4.9%	$80,000,000	N/A	54.5%	1.61x	8.0%
SLS South Beach	$35,000,000	4.3%	$33,750,000	N/A	55.0%	2.10x	10.5%
7700 Parmer	$32,000,000	3.9%	$145,000,000	N/A	65.0%	1.84x	9.5%
Columbus Park Crossing	$30,500,000	3.7%	$40,000,000	N/A	75.0%	1.22x	8.4%
Hagerstown Premium Outlets	$30,000,000	3.7%	$47,000,000	N/A	51.3%	2.31x	14.6%
Hall Office Park A1/G1/G3	$28,000,000	3.4%	$27,900,000	N/A	73.8%	1.41x	9.2%
Renaissance Providence Downtown Hotel	$24,973,433	3.1%	$19,978,747	N/A	61.6%	1.43x	9.3%

(1)	Calculated based on the balance of the related whole loan excluding the subordinate companion loans. With respect to the mortgaged properties identified on Annex A-1 to this prospectus as 7700 Parmer and Renaissance Providence Downtown Hotel, the Mortgage Loan LTV Ratio is calculated using “hypothetical as-is” and “as complete” appraised values for the mortgaged properties, respectively. See “Description of the Mortgage Pool—Appraised Value” for more information.
(2)	Excludes $220,000,000 of mezzanine debt.

The Williamsburg Premium Outlets, 600 Broadway, SLS South Beach, Hall Office Park A1/G1/G3 and Renaissance Providence Downtown Hotel loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and the related companion loans are referred to in this prospectus as “serviced companion loans”.

The Hagerstown Premium Outlets whole loan, the “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the Hagerstown Premium Outlets companion loan identified as note A-2 is securitized (the “servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer designated in (the “servicing shift master servicer”), the pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the servicing shift securitization date, the servicing shift mortgage loan will be a “serviced whole loan”. On and after the applicable servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

Each loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement identified in the following table relating to a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related

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companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate-holder	Operating Advisor	Asset Representations Reviewer
787 Seventh Avenue	COMM 2016-787S	9.8%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association	Deutsche Bank Trust Company Americas	NYL Investors LLC	N/A	N/A
Naples Grande Beach Resort	JPMBB 2016-C1	7.3%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital Fund IV, L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
225 Liberty Street	225 Liberty Street Trust 2016-225L	5.0%	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Senior Real Estate Finance Account (N), L.P.	N/A	N/A
7700 Parmer	JPMCC 2015-JP1	3.9%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	BlackRock Realty Advisors, Inc.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Columbus Park Crossing	COMM 2016-DC2	3.7%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Deutsche Bank Trust Company Americas	Seer Capital Partners Master Fund L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC

(1)	Does not reflect the Hagerstown Premium Outlets mortgage loan, which is part of a split loan structure comprised of four mortgage notes, including three pari passu companion loans that may be included in future securitizations. After the securitization of the Hagerstown Premium Outlets controlling pari passu companion loan, the Hagerstown Premium Outlets mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement for that securitization transaction will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related mezzanine debt or preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the

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cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$818,034,828
Number of mortgage loans	33
Number of mortgaged properties	45
Range of Cut-off Date Balances	$3,153,830 to $80,000,000
Average Cut-off Date Balance	$24,788,934
Range of Mortgage Rates	3.83718% to 5.24000%
Weighted average Mortgage Rate	4.6248%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	117 months
Range of remaining terms to maturity	59 months to 120 months
Weighted average remaining term to maturity	115 months
Range of original amortization term(2)	300 months to 360 months
Weighted average original amortization term(2)	359 months
Range of remaining amortization terms(2)	297 months to 360 months
Weighted average remaining amortization term(2)	358 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	29.3% to 75.0%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	57.9%
Range of LTV Ratios as of the maturity date(3)(4)	29.3% to 66.3%
Weighted average LTV Ratio as of the maturity date(3)(4)	51.8%
Range of UW NCF DSCR(3)(5)	1.22x to 3.53x
Weighted average UW NCF DSCR(3)(5)	2.03x
Range of UW NOI Debt Yield(3)	8.0% to 17.0%
Weighted average UW NOI Debt Yield(3)	11.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	38.6%
Interest Only, then Amortizing	34.9%
Amortizing Balloon(2)	26.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Does not include mortgage loans that pay interest-only until their maturity dates.

(3)	In the case of 11 mortgage loans, collectively representing approximately 57.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yield have been calculated including the related pari passu companion loans.

(4)	In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Naples Grande Beach Resort representing approximately 7.3% of the of the outstanding pool balance as of the related cut-off date, the appraised value is the aggregate of the “as-is” values assigned to the hotel and the golf course by the related appraiser and excludes the value attributed by the appraiser to the tennis court parcel, which was released on February 11, 2016, without any prepayment of the mortgage loan in accordance with the mortgage loan documents. In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as West

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Valley Corporate Center representing approximately 4.3% of the outstanding pool balance as of the related cut-off date, the cut-off date loan-to-value ratio has been calculated based on the “as complete” value for such mortgaged property. The “as complete” value refers to the mortgaged property once certain construction, repairs or renovations for which reserves have been established, have been completed. In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 7700 Parmer representing approximately 3.9% of the outstanding pool balance as of the related cut-off date, the cut-off date loan-to-value ratio has been calculated based on the “hypothetical as-is” value for such mortgaged property. The “hypothetical as-is” value refers to the mortgaged property’s value assuming that all outstanding tenant improvements, leasing commissions and rent abatements/free rent have been paid. In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Renaissance Providence Downtown Hotel, representing approximately 3.1% of the outstanding pool balance as of the related cut-off date, the cut-off date loan-to-value ratio has been calculated based on the “as complete” for such mortgaged property. The value refers to the mortgaged property’s value assuming that the remaining renovations related to a property improvement plan have been completed. In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Holiday Inn Express Venice FL representing approximately 0.6% of the outstanding pool balance as of the related cut-off date, the cut-off date loan-to-value ratio has been calculated based on the “as complete” value for such mortgaged property. The “as complete” value refers to the mortgaged property once certain construction, repairs or renovations for which reserves have been established, have been completed.

(5) Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

None of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on
Projections of Future Income	With respect to 2 of the mortgaged properties, representing approximately 5.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide

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the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party materials requirements. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the mortgage loans identified on Annex A-1 as West Valley Corporate Center, Columbus Park Crossing, Zanker Road, Shopko Madison and Independence Town Center, which represent approximately 4.3%, 3.7%, 2.3%, 1.0% and 0.6% of the initial pool balance, respectively, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Exceptions”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

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“Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

• BlackRock Financial Management, Inc., Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation

• The certificate administrator’s website initially located at www.ctslink.com

• The master servicer’s website initially located at www.wellsfargo.com/com/comintro

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

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Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or a defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan” and “—Hagerstown Premium Outlets Whole Loan”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

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Pertinent federal income tax consequences of an investment in the offered certificates include:

• Each class of offered certificates will constitute REMIC “regular interests”.

• The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

• You will be required to report income on your offered certificates using the accrual method of accounting.

• It is anticipated that the Class X-A and Class C certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-4, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this

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transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

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•	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

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The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;

•	perceptions regarding the safety, convenience and attractiveness of the properties;

•	the characteristics and desirability of the area where the property is located;

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the property’s management and maintenance;

•	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the properties or make improvements;

•	a decline in the businesses operated by tenants or in their financial condition;

•	an increase in vacancy rates; and

•	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

•	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

•	local real estate conditions, such as an oversupply of competing properties;

•	demographic factors;

•	consumer confidence;

•	consumer tastes and preferences;

•	retroactive changes in building codes;

•	changes or continued weakness in specific industry segments;

•	location of certain mortgaged properties in less densely populated or less affluent areas; and

•	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

•	the quality and creditworthiness of tenants;

•	tenant defaults;

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•	in the case of rental properties, the rate at which new rentals occur; and

•	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

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In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse

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impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

•	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

•	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

•	if the related borrower fails to provide a designated number of parking spaces;

•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild

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such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

•	if a tenant’s use is not permitted by zoning or applicable law;

•	if the tenant is unable to exercise an expansion right;

•	if the landlord defaults on its obligations under the lease;

•	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

•	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

•	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

•	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

•	in the case of government sponsored tenants, any time or for lack of appropriations; or

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail

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properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	if the anchor tenant or shadow anchor tenant decides to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

•	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

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In addition, certain of the tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants to cease operating, reduce rent or terminate their leases if a specified percentage of the related mortgaged property is vacant.

Certain of the tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Another issue for retail properties is that additional competing retail properties may be built in the areas where a retail mortgaged property is located and consumers may choose to shop at the newer retail property. These and other issues may cause affected retail stores to close, which may include anchor stores or shadow anchors for a mortgaged property.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

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Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the adaptability of the building to changes in the technological needs of the tenants;

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

•	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

•	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

•	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs,

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relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee

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(typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

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Risks Associated with the Golf Course at Naples Grande Beach Resort

The mortgaged property identified on Annex A-1 to this prospectus as Naples Grande Beach Resort which secures a mortgage loan representing approximately 7.3% of the outstanding pool balance as of the cut-off date, includes an 18-hole golf course that comprises a material portion of the revenue at the mortgaged property. A source of the revenue at this mortgaged property is derived from the operation of the golf course, which is largely dependent on green fees, revenues from related amenities such as equipment rental, cart rental, membership fees and golf lessons. For additional information regarding the Naples Grande Beach Resort golf course, see Annex A-3.

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of golf course properties, including:

Availability of Water; Turf Conditions. The successful operation of a golf course is dependent upon maintaining the proper condition of the grass on the golf course, which requires access to a sufficient water supply. The ability of an owner of a golf course to irrigate its course could be adversely impacted due to a drought or other water shortage. A drought of extensive duration could adversely affect the operator of a golf course and, accordingly, the ability of the borrower to perform under the mortgage loan. There can be no assurance that there will be a sufficient supply of water for the operation of any golf course. In addition, the rights related to water usage are typically governed by state law. Thus, even if the golf course is located in an area with an ample water supply, there can be no assurance that the golf course will have rights to use the water necessary to maintain the course. Furthermore, other natural or man-made conditions may arise that could damage the conditions of the grass on any golf course.

Economic Conditions. Golf is a recreational activity and therefore subject to discretionary spending on the part of consumers. An adverse change in economic conditions in the United States or in the immediate geographic area or a decrease in consumer confidence as a result of anticipated adverse changes could cause a reduction in the amounts spent at golf courses.

Seasonality. The operations of golf courses may be adversely affected due to adverse weather conditions.

Competition. A golf course’s age, condition, design, access to transportation and ability to offer certain amenities to its customers, including equipment rental and dining facilities, all affect the ability of a golf course to compete against other golf courses and clubs in attracting and retaining customers. Construction of competing golf courses may adversely affect revenues at Naples Grande Beach Resort golf course, and may require capital expenditures to keep the Naples Grande Beach Resort golf course competitive.

Dependence on Management. The effective management and operation of a golf course is a significant factor affecting the revenues, expenses and value of a golf course. Management of the property will be responsible for, among other things, responding to changes in the local market; insuring that each golf course is well maintained; attracting new members/golf players; promoting the golf course facilities (including scheduling golfing events and tournaments); establishing membership dues, guest fees, green fees and golf cart rentals; overseeing food, beverage and merchandise sales; insuring compliance with local ordinance and regulations applicable to the golf course, and insuring that capital improvements and planned renovations are carried out in a timely fashion.

Renovations at the Golf Properties. Repairs, replacements and other expenses to maintain ground conditions and irrigation systems may temporarily suspend the operations, or increase the costs of operating, a golf course.

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Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

•	the quality of property management;

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

•	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

•	restrictions on the age of tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

•	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

•	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of

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unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

•	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

•	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

•	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

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•	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

•	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and/or “—Retail Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

•	reduced demand for industrial space because of a decline in a particular industry segment;

•	the property becoming functionally obsolete;

•	building design and adaptability;

•	unavailability of labor sources;

•	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

•	changes in proximity of supply sources;

•	the expenses of converting a previously adapted space to general use; and

•	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

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Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral

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described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure;

•	operating the property and providing building services;

•	managing operating expenses; and

•	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if

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any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hospitality and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Texas, California, Florida and Virginia. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

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Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

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Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans are currently undergoing or may be scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

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For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, lab space, gas stations, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

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In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value

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of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

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Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

•	war;

•	revolution;

•	terrorism;

•	nuclear, biological or chemical materials;

•	governmental actions;

•	floods and other water related causes;

•	earth movement, including earthquakes, landslides and mudflows;

•	wet or dry rot;

•	vermin; and

•	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

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Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

•	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

•	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

•	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

•	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

•	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “The Pooling and Servicing Agreement—The Directing Certificateholder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full

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replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would

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otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

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Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a

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number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the

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advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—GACC’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location,

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competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;

•	potential environmental or other legal liabilities;

•	the availability of refinancing; and

•	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as complete” or “hypothetical as-is” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain

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Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as complete” or “hypothetical as-is” values, we cannot assure you that those assumptions are or will be accurate or that the “as complete” or “hypothetical as-is” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”,
“—JPMorgan Chase Bank, National Association” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their

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organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies

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designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must

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use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose, Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 31 in Annex D-1, representation and warranty number 33 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

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Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

•	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

•	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

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Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property

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and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;

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•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

•	whether and to what extent recourse to the borrower is permitted; and

•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

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•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

•	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to

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perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 34 in Annex D-1, representation and warranty number 36 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

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See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors and originators, and of Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans

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or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

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The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the Hagerstown Premium Outlets whole Loan, the servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the master servicer and special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreement except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—Hagerstown Premium Outlets Whole Loan”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that

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personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, and German American Capital Corporation, a sponsor and originator. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor and originator.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

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In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2016-C1 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

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Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans and the servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of

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those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders

It is expected that Eightfold Real Estate Capital Fund IV, L.P., or its affiliate, will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan) or the directing certificateholder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing certificateholder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

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Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Directing Certificateholder
787 Seventh Avenue	COMM 2016-787S	COMM 2016-787S	NYL Investors LLC
Williamsburg Premium Outlets	DBJPM 2016-C1	DBJPM 2016-C1	Eightfold Real Estate Capital Fund IV, L.P.
Naples Grande Beach Resort	JPMBB 2016-C1	JPMBB 2016-C1	Eightfold Real Estate Capital Fund IV, L.P.
225 Liberty Street	225 Liberty Street Trust 2016-225L	225 Liberty Street Trust 2016-225L	Senior Real Estate Finance Account (N), L.P.
600 Broadway	DBJPM 2016-C1	DBJPM 2016-C1	Eightfold Real Estate Capital Fund IV, L.P.
SLS South Beach	DBJPM 2016-C1	DBJPM 2016-C1	Eightfold Real Estate Capital Fund IV, L.P.
7700 Parmer	JPMCC 2015-JP1	JPMCC 2015-JP1	BlackRock Realty Advisors, Inc.
Columbus Park Crossing	COMM 2016-DC2	COMM 2016-DC2	Seer Capital Partners Master Fund L.P.
Hagerstown Premium Outlets(1)	DBJPM 2016-C1	GACC	N/A
Hall Office Park A1/G1/G3	DBJPM 2016-C1	DBJPM 2016-C1	Eightfold Real Estate Capital Fund IV, L.P.
Renaissance Providence Downtown Hotel	DBJPM 2016-C1	DBJPM 2016-C1	Eightfold Real Estate Capital Fund IV, L.P.

(1)	The servicing of the servicing shift whole loan will be transferred on the servicing shift securitization date. The initial controlling noteholder of the servicing shift whole loan is German American Capital Corporation or an affiliate, as holder of the related controlling companion loan. After the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the controlling class representative or other directing certificateholder under such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—Williamsburg Premium Outlets Whole Loan”, “—600 Broadway Whole Loan”, “—SLS South Beach Whole Loan”, “—Hall Office Park A1/G1/G3 Whole Loan” and “—Renaissance Providence Downtown Hotel Whole Loan”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan) (or, in the case of the servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing certificateholder and its affiliates (and the directing certificateholder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective

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affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to in this prospectus as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—Williamsburg Premium Outlets Whole Loan”, “—600 Broadway Whole Loan”, “—SLS South Beach Whole Loan”, “—Hall Office Park A1/G1/G3 Whole Loan” and “—Renaissance Providence Downtown Hotel Whole Loan”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the applicable special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class X-D, Class X-E, Class X-F, Class E, Class F, Class G and Class H certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies

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or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

The B-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan—Consultation and Control”,”—Naples Grande Beach Resort Whole Loan—Consultation and Control”, “—225 Liberty Street Whole Loan—Consultation and Control”, “—7700 Parmer Whole Loan —Consultation and Control”, “—Columbus Park Crossing Whole Loan—Consultation and Control” and “—Hagerstown Premium Outlets Whole Loan—Consultation and Control”.

Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, assisted Eightfold Real Estate Capital Fund IV, L.P., or its affiliate, with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

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•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

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Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, may not be less than 5%; and (b) a requirement (the “Due Diligence Requirement”) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis.

National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm.

If the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm then an additional risk weight may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm.

Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU; and (ii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA insurance and reinsurance undertakings and by EEA undertakings for collective investment in transferable securities.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

•	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014; these regulations implement the increased capital requirements established under the Basel Accord. These new capital

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regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional increases in minimum capital requirements have been implemented since that date. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and, when implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities. As a result of these regulations, investments in commercial mortgage-backed securities like the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of commercial mortgage-backed securities for their regulatory capital purposes.

•	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Conformance with the Volcker Rule and its implementing regulations is required by July 21, 2015 (subject to the possibility of up to two one-year extensions). In the interim, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	Financial accounting principles could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

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Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had

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selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

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•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

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Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

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The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class A-M
Class X-B	Class B, Class C
Class X-C	Class D
Class X-D	Class E
Class X-E	Class F, Class G
Class X-F	Class H

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and/or Class X-F certificates. Investors in the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates and the Class R certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the

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Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-C certificates. A reduction in the certificate balance of the Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F or Class G certificates will result in a corresponding reduction in the notional amount of the Class X-E certificates. A reduction in the certificate balance of the Class H certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment. The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, the servicing shift mortgage loan or any excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most

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senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)	may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)	does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)	may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the

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pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)	will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan) for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift whole loan or any related REO Property. Additionally, with respect to the servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. There will be no operating advisor under (i) the 225 Liberty Street Trust 2016-225L trust and servicing agreement with respect to the 225 Liberty Street mortgage loan and (ii) the COMM 2016-787S trust and servicing agreement with respect to the 787 Seventh Avenue mortgage loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by (i) certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) evidencing more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without

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cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan”, “—Hagerstown Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Servicing Mortgage Loan”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	do not have any duties to any other person, including the holders of any class of certificates;

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•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

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Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely

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impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

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The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

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Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 33 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $818,034,828 (the “Initial Pool Balance”) The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in April 2016 and the date of origination of such Mortgage Loan.

Eleven (11) of the Mortgage Loans, representing approximately 57.6% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of 2 of the Mortgage Loans, representing approximately 14.7% of the Initial Pool Balance, one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. The Companion Loans, together with their related Mortgage Loans, are each referred to in this prospectus as a “Whole Loan”. Each Companion Loan is secured by the same mortgages and the same assignments of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation	29	$666,061,395	81.4%
JPMorgan Chase Bank, National Association	4	151,973,433	18.6
Total	33	$818,034,828	100.0%

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

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Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on April 19, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Definitions. For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date (but without regard to any leap year adjustments), subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an “as complete” or “hypothetical as-is” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves

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sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Loan-to-Value Ratio at Maturity for such Mortgage Loans has been calculated based on the “as complete” or “hypothetical as-is” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,“ “Cut-off Date LTV Ratio,“ “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

•	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as complete” or “hypothetical as-is” Appraised Values, as opposed to the “as-is” Appraised Value.

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•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Naples Grande Beach Resort, which secures a Mortgage Loan representing 7.3% of the Initial Pool Balance, the Appraised Value is the aggregate of the “as-is” values assigned to the hotel and the golf course by the related appraiser and excludes the value attributed by the appraiser to the tennis court parcel, which was released on February 11, 2016, without any prepayment of the Mortgage Loan in accordance with the Mortgage Loan documents.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

•	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity was calculated using the related “as complete” or “hypothetical as-is” Appraised Values, as opposed to the “as-is” Appraised Value.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Naples Grande Beach Resort, which secures a Mortgage Loan representing 7.3% of the Initial Pool Balance, the Appraised Value is the aggregate of the “as-is” values assigned to the hotel and the golf course by the related appraiser and excludes the value attributed by the appraiser to the tennis court parcel, which was released on February 11, 2016, without any prepayment of the Mortgage Loan in accordance with the Mortgage Loan documents.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,“ with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

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“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use (to the extent the related Mortgaged Property includes retail or office space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality, multifamily and manufactured housing community properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

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“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten Net Cash Flow,“ “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR,“ “Underwritten NCF DSCR,“ “UW NCF DSCR,“ “Debt Service Coverage Ratio” or “DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it

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is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,“ “Underwritten NOI,“ or “UW NOI”, with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net

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leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental and manufactured housing community properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment and (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

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Mortgage Pool Characteristics

Overview

The issuing entity will include 8 Mortgage Loans, representing approximately 31.6% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut- off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	14	$285,607,223	34.9%
Anchored	13	279,728,715	34.2
Unanchored	1	5,878,508	0.7
Office	9	265,600,000	32.5
Suburban	7	145,100,000	17.7
CBD	2	120,500,000	14.7
Hospitality	6	173,545,941	21.2
Full Service	4	160,728,010	19.6
Limited Service	2	12,817,931	1.6
Multifamily	3	45,087,687	5.5
Garden	3	45,087,687	5.5
Mixed Use	4	24,776,915	3.0
Office/Industrial	1	18,500,000	2.3
Retail/Office	3	6,276,915	0.8
Industrial	8	22,946,728	2.8
Flex	8	22,946,728	2.8
Other - Parking	1	470,334	0.1
Total/Weighted Average	45	$818,034,828	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

Retail Properties. With respect to the retail properties set forth in the above chart:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 600 Broadway, which secures a Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, Abercrombie & Fitch, representing approximately 60.8% of the net rentable area at the Mortgaged Property based on leases to three of its subsidiaries, had attempted to sublet its space in full prior to Mortgage Loan origination but has taken the leased premises off the market. Under its lease, the tenant is permitted to sublet its leased space subject to certain conditions set forth in the related lease, including the prior written consent (not to be unreasonably withheld) of the borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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Office Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties set forth in the above chart:

•	Four (4) Mortgaged Properties identified on Annex A-1 as Sheraton North Houston, Renaissance Providence Downtown Hotel, Comfort Inn Chula Vista and Holiday Inn Express Venice FL, securing approximately 9.6% of the Initial Pool Balance by Allocated Loan Amount, are flagged hospitality properties that are affiliated with a franchise or hospitality management company through a franchise or management agreement.

•	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of Franchise Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Sheraton North Houston	$40,754,577	5.0%	2/29/2036	3/6/2026	N/A	No
Renaissance Providence Downtown Hotel	$24,973,433	3.1%	7/19/2033	3/1/2026	$ 705,504	No
Comfort Inn Chula Vista	$ 7,979,528	1.0%	7/31/2028	2/6/2026	N/A	No
Holiday Inn Express Venice FL	$ 4,838,403	0.6%	12/11/2030	2/6/2026	$ 1,100,000	No

•	Two (2) Mortgaged Properties identified on Annex A-1 to this prospectus as Naples Grande Beach Resort and SLS South Beach, which secure Mortgage Loans representing in the aggregate approximately 11.6% of the Initial Pool Balance, are identified as hospitality properties even though they are comprised of a mixture of a hotel and one or more restaurant facilities that comprise a material portion of the revenue at the Mortgaged Properties.

•	Two (2) Mortgaged Properties identified on Annex A-1 to this prospectus as Naples Grande Beach Resort and SLS South Beach, which secure Mortgage Loans representing in the aggregate approximately 11.6% of the Initial Pool Balance, are not flagged hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Hospitality Properties Have Special Risks” for additional information regarding the risks of unflagged hotel properties. In the case of the Mortgaged Property identified on Annex A-1 to this prospectus as SLS South Beach, which secures a Mortgage Loan representing approximately 4.3% of the Initial Pool Balance, the borrower has entered into a hotel management agreement with a national hospitality management company, which expires on June 5, 2030. The hotel manager has entered into a subordination, non-disturbance and attornment agreement with the lender, which provides that so long as the hotel manager is not in default beyond any cure or grace periods with respect to any of its obligations under the management agreement, the hotel manager’s rights under the agreement will not be disturbed.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Naples Grande Beach Resort, which secures a Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, the collateral for the Mortgage Loan also includes an 18-hole golf course that comprises a material portion of the revenue at the Mortgaged Property. Revenues from the golf course are included as “Golf Revenue” in the historical and underwritten financial information shown in this prospectus, and Golf Revenue accounts for approximately 10.1% of the total underwritten revenue. Golf courses require specialized management and personnel and may have high fixed costs to operate. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Risks Associated with the Golf Course at Naples Grande Beach Resort”.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Renaissance Providence Downtown Hotel, which secures a Mortgage Loan representing

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approximately 3.1% of the Initial Pool Balance, a group of housekeeping workers at the hotel voted to join a local hotel workers’ union that operates in several competitive hotels in the market. According to the borrower sponsor, the borrower has started negotiations with the workers for a collective bargaining agreement, and the borrower sponsor estimates a total labor cost impact of approximately $50,000 to $64,000 due to increases in wages, pension, healthcare and paid leave costs, to be phased in over 3 years. The increase in labor costs has been included in underwritten expenses.

•	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart:

•	Each of the mixed use Mortgaged Properties has one or more office, retail or industrial components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Industrial Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example:

With respect to the retail Mortgaged Properties identified on Annex A-1 to this prospectus as Columbus Park Crossing and UA Sheepshead Bay Theater, which secure Mortgage Loans representing approximately 3.7% and 3.3%, respectively of the Initial Pool Balance, the second largest tenant and the sole tenant, respectively, at each such related Mortgaged Property, is operated as a movie theater. Should the movie theater tenant vacate, such space may not easily be converted to other uses due to the unique construction requirements of movie theaters.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per NRA/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	U/W NOI Debt Yield(1)	Property Type
787 Seventh Avenue	$80,000,000	9.8%	$332	3.53x	29.3%	14.6%	Office
Williamsburg Premium Outlets	$70,000,000	8.6%	$354	2.52x	54.8%	11.4%	Retail
Naples Grande Beach Resort	$60,000,000	7.3%	$348,101	1.63x	62.6%	10.4%	Hospitality
Sheraton North Houston	$40,754,577	5.0%	$97,266	2.38x	59.9%	17.0%	Hospitality
225 Liberty Street	$40,500,000	5.0%	$189	3.13x	32.8%	16.0%	Office
600 Broadway	$40,000,000	4.9%	$1,553	1.61x	54.5%	8.0%	Retail
SLS South Beach	$35,000,000	4.3%	$491,071	2.10x	55.0%	10.5%	Hospitality
West Valley Corporate Center(2)	$35,000,000	4.3%	$135	1.44x	64.2%	10.9%	Office
7700 Parmer(3)	$32,000,000	3.9%	$194	1.84x	65.0%	9.5%	Office
Northridge Summit	$31,500,000	3.9%	$242	1.32x	74.1%	9.4%	Office
Top 10 Total/Weighted Average	$464,754,577	56.8%		2.30x	52.7%	12.0%

(1)	With respect to the 787 Seventh Avenue Mortgage Loan, the Williamsburg Premium Outlets Mortgage Loan, the Naples Grande Beach Resort Mortgage Loan, the 225 Liberty Street Mortgage Loan, the 600 Broadway Mortgage Loan, the SLS South Beach Mortgage Loan and the 7700 Parmer Mortgage Loan, Loan per NRA/Room, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include the related pari passu companion loan(s) and exclude the related subordinate companion loans and mezzanine loan.

(2)	With respect to the West Valley Corporate Center Mortgage Loan, the Cut-off Date LTV Ratio was calculated based upon an as complete valuation.

(3)	With respect to the 7700 Parmer Mortgage Loan, the Cut-off Date LTV Ratio was calculated based upon a hypothetical as-is valuation.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include 3 Mortgage Loans, set forth in the following table entitled “Multi-Property Mortgage Loans”, representing approximately 7.1% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

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The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Hall Office Park A1/G1/G3	$ 28,000,000	3.4%
East Hills Industrial Portfolio	23,417,063	2.9
Long Northville Portfolio	6,276,915	0.8
Total	$ 57,693,978	7.1%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Mortgage Loans secured by the Mortgaged Properties identified as Williamsburg Premium Outlets, Naples Grande Beach Resort and 7700 Parmer on Annex A-1, representing in the aggregate approximately 19.8% of the Initial Pool Balance, the related Mortgaged Properties are comprised of more than one (1) parcel, which in some cases are owned by separate borrowers.

Two (2) groups of Mortgage Loans, set forth in the following table entitled “Related Borrower Loans”, representing in the aggregate approximately 18.8% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 12.2% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Williamsburg Premium Outlets	$ 70,000,000	8.6%
Hagerstown Premium Outlets	30,000,000	3.7
Total for Group 1:	$ 100,000,000	12.2%
Group 2:
West Valley Corporate Center	$ 35,000,000	4.3%
Jade Corporate Center	18,600,000	2.3
Total for Group 2:	$ 53,600,000	6.6%

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

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Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State(2)	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	4	$ 187,100,000	22.9%
Texas	7	$ 143,528,476	17.5%
California	5	$ 111,579,528	13.6%
Florida	4	$ 105,716,911	12.9%
Virginia	1	$ 70,000,000	8.6%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 12 other states, with no more than 4.5% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Mortgaged Properties securing approximately 37.7% of the Initial Pool Balance by Allocated Loan Amount, are located in Florida, Texas, Georgia, South Carolina and Louisiana, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties securing approximately 31.2% of the Initial Pool Balance by Allocated Loan Amount, are located in California and Texas and are more susceptible to wildfires.

Mortgaged Properties securing approximately 16.1% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 15.0%.

Mortgaged Properties With Limited Prior Operating History

One (1) of the Mortgage Loans secured by the Mortgaged Property identified on Annex A-1 as 225 Liberty Street, representing approximately 5.0% of the Initial Pool Balance, is secured by a Mortgaged Property that was constructed, in a lease-up period or was the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related Mortgaged Property has no prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

One (1) of the Mortgage Loans secured by the Mortgaged Property identified on Annex A-1 as Shopko Madison, representing approximately 1.0% of the Initial Pool Balance, is secured by a Mortgaged Property that was acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

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Tenancies-in-Common

Two (2) Mortgaged Properties identified on Annex A-1 to this prospectus as Northridge Summit and Scott Oaks Plaza, representing in the aggregate 4.4% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Four (4) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Naples Grande Beach Resort, 7700 Parmer, Renaissance Providence Downtown Hotel and Legends at Mount Pleasant, representing in the aggregate approximately 16.5% of the Initial Pool Balance is secured, in part, by the related borrower’s interest in one or more units in a condominium. The borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Renaissance Providence Downtown Hotel, which secures a Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, a portion of the Mortgaged Property located adjacent to the main hotel building is subject to a condominium structure. The borrower owns one of the two condominium units and the State of Rhode Island owns the other unit, which does not serve as collateral for the Mortgage Loan. The borrower has the ability to appoint one of the three members of the board of directors of the condominium association. According to the estoppel executed by the other unit owner, no association has yet been formed. The related declaration of condominium generally provides the board of directors with certain limited powers, such as the right to adopt budgets, direct maintenance and replacement of any common elements and assess related expenses. Most material actions and consents including, without limitation, the decision to amend the declaration, may be undertaken with the unanimous consent of the unit owners. Nonetheless, we cannot assure you that the other unit owner will cooperate with the borrower with respect to decisions related to the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	43	$ 747,034,828	91.3%
Leasehold	1	40,500,000	5.0
Fee Simple/Leasehold	1	30,500,000	3.7
Total	45	$ 818,034,828	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

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With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 225 Liberty Street, which secures a Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, the Mortgaged Property is comprised of a leasehold interest in a 44-story, approximate 2.4 million sq. ft. Class A office tower located in the Brookfield Place Complex (formerly known as the World Financial Center) in lower Manhattan. The Mortgaged Property is subject to a ground lease with the Battery Park City Authority (“BPCA”), as ground lessor, which expires in June 2069. Under the related ground lease, the annual rent is an amount equal to the sum of (i) a fixed base rent of $5.1 million annual payment with no scheduled increases, (ii) an annual retail rent for the retail component, which rent is generally the responsibility of by WFP Retail Co. L.P. (the “Retail Master Tenant”), (iii) an amount equal to the greater of (a) $0.75 per rentable sq. ft. of space at the Brookfield Square Complex which is rented for purposes other than office or retail and (b) 10.0% of the annual gross income from such space, which rent is the responsibility of the Retail Master Tenant, and (iv) the PILOT payments (see “—Real Estate and Other Tax Considerations”). The borrower is entitled, subject to certain conditions, to a 10-year rent abatement commencing on April 1, 2016, and ending on March 31, 2026 in the base ground rent in the amount of $1.0 million per annum. If and to the extent received by the borrower, pursuant to the terms of The Bank of New York Mellon lease, up to the entire $1.0 million ground rent abatement will be passed through to The Bank of New York Mellon as a credit against rent in equal monthly installments. At the expiration of the rent abatement, The Bank of New York Mellon will no longer receive the up to $1.0 million annual rent credit and the annual ground rent payment payable by the borrower will remain flat at $5.1 million.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Columbus Park Crossing, which secures a Mortgage Loan representing approximately 3.7% of the Initial Pool Balance, the Mortgaged Property (a total of approximately 75.1442 acres) represents the borrower’s partial fee and partial leasehold interest in the Mortgaged Property as follows: approximately 20.8492 acres are owned in fee and approximately 54.295 acres leased from a third party (the “Ground Lease Parcel”) (in each case, subject to a lease with the Development Authority of Columbus, Georgia (the “Columbus Development Authority”) (as described below under “—Real Estate and Other Tax Considerations” and “—Other Unsecured Indebtedness”)). The Ground Lease Parcel is subject to a ground lease (the “Columbus Park Ground Lease”) that expires June 17, 2036, has eight five-year extension options, and requires annual rent of $234,360.80, which increases by 10% every five lease years, commencing in June 2016. The ground lessee under the Columbus Park Ground Lease has an (i) option to purchase the fee interest in the Ground Lease Parcel during the period from 180 days prior to the expiration of the 25th lease year (June 2026) through 180 days prior to the expiration of the 30th lease year (June 2031) at a price determined by dividing the annual ground rent in effect for the 26th through 30th lease years by 8.5% and (ii) a right of first refusal at the offered price if the ground lessor receives a reasonably acceptable offer for the Ground Lease Parcel from a third party. The Mortgaged Property is also subject to a lease with the Columbus Development Authority related to a real estate tax abatement arrangement pursuant to which the borrower temporarily transferred its fee and leasehold interest in the Mortgaged Property to the Columbus Development Authority. Pursuant to the tax abatement arrangement, upon termination, the Columbus Development Authority is required to sell back its fee and leasehold interest in the Mortgaged Property to the borrower for $100, and the borrower is required under the loan documents to effect this purchase. The Mortgage Loan is secured by the borrower’s leasehold and subleasehold estate, the Columbus Development Authority’s fee and leasehold estate and any after-acquired interest of the borrower in the foregoing fee and leasehold estate. Notwithstanding the foregoing, for purposes of the “Property Ownership Interest” chart above, the related borrower’s interest in this Mortgage Loan is shown as Fee Simple/Leasehold (and the temporary lease to the Columbus Development Authority is ignored). For information regarding the tax abatement and related structure, see “—Real Estate and Other Tax Considerations” and “—Other Unsecured Indebtedness”.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 34 in Annex D-1 or representation and warranty number 36 in Annex E-1 indicated on Annex D-2 or Annex E-2, as applicable, contains customary mortgagee protection provisions, including notice and

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cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 9 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions. A Phase II investigation generally consists of sampling and/or testing.

•	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as East Hills Industrial Portfolio, which secures a Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the environmental consultant conducted a Phase II subsurface investigation at the 395 Industrial Park Road Mortgaged Property and the 210 Industrial Park Road Mortgaged Property to identify, among other things, the location of onsite USTs and former tankholds, and at the 401 Broad Street Mortgaged Property due to the historical use of the Mortgaged Property, including as a filling station in 1954, and in each case to investigate whether the related Mortgaged Properties had been impacted. The Phase II investigations, consisting of soil and ground water sampling, found no evidence of a significant release of petroleum product in the soil or groundwater, and concluded no further action is required, other than that the related borrower (i) close out the open environmental cases with the Pennsylvania Department of Environmental Protection (“PADEP”) (the 395 Industrial Park Road Mortgaged Property is listed as a PA Archive UST site facility and Environmental Cleanup Brownfields Program and the 210 Industrial Park Road Mortgaged Property is listed as a LUST site) and (ii) close the related monitoring well on each Mortgaged Property. The borrower reserved $40,000 at origination of the Mortgage Loan, which is to be released by the lender in increments of $20,000 upon delivery of satisfactory evidence of such closing out of the open environmental cases with the PADEP.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Riceland Pavilion, which secures a Mortgage Loan representing approximately 2.7% of the Initial Pool Balance, the Mortgaged Property has been enrolled in the Texas Commission on Environmental Quality (“TCEQ”) Dry Cleaner Remediation Program (the “Program”) since 2006 when perchloroethylene impacts to the soils and groundwater caused by a former dry cleaner tenant at the Mortgaged Property were found. The prior owner of the dry cleaner took all necessary steps under the Program to qualify for environmental clean-up under the Program and the TCEQ took responsibility for the environmental clean-up. The Mortgaged Property is currently undergoing corrective action and is in good standing according to a letter from TCEQ. The borrower has requested a no further action letter from the TCEQ.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Sugarcreek Plaza II, which secures a Mortgage Loan representing approximately 1.1% of the Initial Pool Balance, the ESA recommended that a subsurface investigation be conducted in order to determine the presence or absence of soil and/or groundwater contamination due to the former

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operation from approximately 1990 to 1996 of a dry cleaner on the Mortgaged Property. A Phase II subsurface investigation was performed and found no evidence of a release of hazardous materials and recommended no further investigation with respect to the former dry cleaning operations.

•	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Long Northville Portfolio, which secures a Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the 120 West Main Street Mortgaged Property is identified on an open leaking underground storage tank (“LUST”) database due to the release of gasoline when USTs were removed in April 1990. The ESA recommended closure of the open UST listing and compliance with a December 2015 proposal which requires soil borings, groundwater and soil gas monitoring, file review and preparation of a closure report for approval by the Michigan Department of Environmental Quality (“MDEQ”). The environmental consultant indicated that the actions in the proposal seems sufficient to obtain regulatory closure although use restrictions may apply due to residual contamination. The borrower reserved $113,420 at origination of the Mortgage Loan, which is to be released by the lender upon delivery of satisfactory evidence by MDEQ of such closure. In addition, the ESA further recommended that due to potential existing on-site contamination, a BEA with a due care plan be conducted in connection with any subsequent transfer of the Mortgaged Property for the protection of any transferee. In addition, according to the ESA, an adjacent upgradient property, not collateral for the Mortgage Loan but considered a recognized environmental condition to the Mortgaged Property, is also listed on an open LUST database related to a leaking underground storage tank and the related release of gasoline when USTs were removed in 1993. Although the adjacent property is still listed with an open status, the ESA concluded that since there is a BEA in place with respect to this adjacent parcel, no further action with respect to this listing is required.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Independence Town Center, which secures a Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, the ESA identified that a dry cleaner has operated on the Mortgaged Property since 1998. A Phase II subsurface investigation determined that the detected contaminants did not exceed the Michigan Department of Environmental Quality soil vapor screening criteria. The ESA recommended that the dry cleaner obtain proper secondary containment for dry cleaning solvent and filter waste drum, and the borrower reserved $625 at origination of the Mortgage Loan for the purpose of installing or causing the dry cleaning tenant to install a secondary containment system.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Scott Oaks Plaza, which secures a Mortgage Loan representing approximately 0.5% of the Initial Pool Balance, the ESA recommended that a subsurface investigation be conducted in order to determine the presence or absence of soil and/or groundwater contamination due to the former operation from approximately 2003 to 2010 of a dry cleaner on the Mortgaged Property. A Phase II subsurface investigation was performed and found no evidence of a release of hazardous materials and recommended no further investigation with respect to the former dry cleaning operations.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

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•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 600 Broadway, which secures a Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the largest tenant, Hollister Co., a clothing store, is currently closed due to water damage caused by a ruptured water pipe and coil malfunction that occurred in February 2016. According to the borrower, the repairs are the tenant’s responsibility and are estimated to cost in excess of $1.0 million.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 7700 Parmer, which secures a Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, five tenants are entitled to tenant improvements allowances in the aggregate amount of approximately $19,803,193 under their related leases. The borrower was required to reserve the full amount of outstanding tenant improvement allowances at origination of the Mortgage Loan. According to the related borrower, the tenants are expected to complete their buildouts and take occupancy by September 2016.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Renaissance Providence Downtown Hotel, which secures a Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the related franchise agreement signed in 2013 required a PIP to address certain areas of the hotel. At the time of origination of the Mortgage Loan, approximately $705,504 remained outstanding under the PIP, which includes renovations to the concierge lounge and upgrades to the boardrooms and meeting spaces. The borrower was required to reserve the full estimated cost of the remaining renovations under the PIP at origination.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Zanker Road, which secures a Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, pursuant to the terms of the lease with the second largest tenant, Semiconductor Equipment & Materials International (“SEMI”), the cost of restoring the premises at the end of the lease term (May 31, 2017), which costs are estimated to be $1,300,000, are required to be shared equally between the borrower and the tenant, provided that to the extent there are costs in excess $1,300,000, the tenant is required to pay 75% and the borrower is required to pay 25% of such excess costs. The borrower reserved $20,000 at origination of the Mortgage Loan and is required to make monthly reserve payments of $20,000 from February 2016 through and including October 2016, and $64,285 from November 2016 through and including May 2017. In the event that the lender notifies the borrower that the lender has reasonably determined, based upon, among other things, the budget for the required renovations, that the cost of the required renovations will exceed $1,300,000, the borrower is required to make monthly reserve payments in an amount equal to 25% of the amount of such excess, divided by the number of monthly payment dates then remaining prior to the date that such payment is due to SEMI under its lease. The Mortgage Loan documents provide such reserve funds will be released to the borrower, subject to, among other things, evidence of completion of the required renovations and of the amount paid (or payable) to the tenant under the lease by the borrower for such required renovations and that no other amounts are due and owing to the tenant under the lease.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express Venice FL, which secures a Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, the borrower reserved $1,100,000 at origination of the Mortgage Loan for completion of a franchisor required PIP which is required to be completed by February 1, 2017. The PIP includes improvements and refurbishments of the landscaping, building exterior and parking areas, lobby, business center, public areas, the meeting room, fitness center and pool areas, restrooms and guestrooms, testing and upgrading of life safety and fire systems, and compliance with the Americans with Disabilities Act of 1990 and related regulations. The extensive nature of the renovations may result in disruption of business at the Mortgaged Property.

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Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 9 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

•	With respect to the Mortgaged Property identified on Annex A-1 as Renaissance Providence Downtown Hotel, which secures a Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the zoning report obtained at origination indicates that the Mortgaged Property is legal non-conforming due to a parking deficiency. The ordinance requires 272 parking spaces, but the Mortgaged Property currently has 8 parking spaces at the hotel. To provide additional parking for the Mortgaged Property, the borrower signed a lease with an adjacent shopping center to provide for the non-exclusive use of up to 150 parking spaces in connection with hotel operations. The lease expires on March 31, 2018 with two consecutive five year renewal options. The lease does not contain any unilateral termination provision and the lender is entitled to notice and cure rights with respect to any default under the lease by the borrower. In the event the lease expires or is terminated, the Mortgaged Property will remain legal non-conforming due to deficient parking. However, we can provide no assurances that the leased parking spaces will be available in the future or that the number of parking spaces leased at the shopping center will be sufficient to meet the demands of the Mortgaged Property.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as West Valley Corporate Center and Jade Corporate Center, which secure Mortgage Loans representing

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approximately 4.3% and 2.3%, respectively, of the Initial Pool Balance, Neil Kadisha, one of the non-recourse carveout guarantors, was required to pay a $100,000,000 judgment awarded in 2006 in a civil action filed by the beneficiaries of a trust established for the benefit of the widow and children of a friend of Mr. Kadisha, of which Mr. Kadisha was trustee. The civil action included claims of breach of trust and breach of duty of loyalty. The judgment included $5,000,000 of punitive damages, based on evidence that Mr. Kadisha misappropriated trust assets and concealed his actions. The case was on appeal until late 2010, and the judgment was paid in 2011.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Zanker Road, which secures a Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, Fred Sahadi (“Sahadi”), a limited partner that owns approximately 22% of the borrower and is the father of the non-recourse carveout guarantor, pled guilty to felony charges in 1991 and 1994. In 1991, Sahadi pled guilty to one count of violating the Clean Water Act in connection with a condominium project in Lake Tahoe, California and incurred a fine of $17,500 in return for the release of himself, the condominium unit owners and the related homeowners’ association, from any future liability that may arise in connection with the dredging of a harbor that was done in order to satisfy the requirement that the condominium provide a water source for fire protection. In 1994, Sahadi pled guilty to bank fraud by larceny related to a 1984 agreement between Sahadi and Home Federal Savings & Loan Association of San Diego (“Home Federal”) whereby Sahadi sold a condominium unit for $2.3 million to Home Federal and agreed to repurchase it from Home Federal two years later at the same price. Home Federal failed to disclose the fact that Sahadi agreed to repurchase the unit in two years (and Home Federal never enforced this provision). Resolution Trust Corporation (“RTC”), as successor to Home Federal accused Sahadi of conspiring with Home Federal to cover up the existence of the repurchase agreement and claimed that the $2.3 million was actually a loan to Sahadi that was not treated as such by Sahadi or Home Federal. Sahadi entered into a settlement agreement with RTC which required that Sahadi (i) cooperate in a civil and criminal investigation against Home Federal and (ii) pay a fine of $250,000. The Mortgage Loan documents prohibit Sahadi, or any entity which is more than 50% owned, directly or indirectly, by Sahadi from acquiring any decision making role in, or increasing its ownership interest in, the borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-three (23) of the Mortgage Loans, representing approximately 66.3% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan secured by the Mortgaged Property.

Ten (10) of the Mortgage Loans, representing approximately 33.7% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

None of the Mortgage Loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a

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payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed in lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed in lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Williamsburg Premium Outlets and Hagerstown Premium Outlets, which secure Mortgage Loans representing approximately 8.6% and 3.7%, respectively, of the Initial Pool Balance, the related borrower sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as 7700 Parmer and Renaissance Providence Downtown Hotel, representing approximately 3.9% and 3.1% of the Initial Pool Balance, respectively, certain of the related guarantors and/or affiliates of the related borrower sponsors have been the subject of mortgage loan defaults or foreclosure or similar proceedings during the past 10 years.

•	With respect to the Mortgage Property identified on Annex A-1 to this prospectus as Columbus Park Crossing which secures a Mortgage Loan representing approximately 3.7% of the Initial Pool Balance, the related borrower sponsor, Allan V. Rose, disclosed other real estate projects that have been the subject of mortgage loan defaults and foreclosure or receivership proceedings, of which all but one of such disclosed events took place more than 10 years ago.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Renaissance Providence Downtown Hotel, which secures a Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the related borrower sponsor, TH Investment Holdings II, LLC, acquired the Mortgaged Property through a distressed note sale at a discount to replacement cost in December 2012. At the time of the note purchase, the outstanding balance of the prior financing was approximately $41.0 million, and the borrower sponsor purchased the note for approximately $30.0 million.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

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Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	Six (6) of the Mortgaged Properties, securing in whole or in part 4 Mortgage Loans, representing approximately 5.1% of the Initial Pool Balance by Allocated Loan Amount are leased to a single tenant.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as UA Sheepshead Bay Theater, which secures a Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, any condemnation award will be paid to the tenant, Regal Cinemas, Inc., in accordance with the related lease to restore the Mortgaged Property, provided that upon a taking and/or termination of the lease in full by the tenant, the lease provides that any condemnation award is to be shared by borrower and the tenant on a pari passu basis, the borrower’s share based on the appraised fair market value of the land and the tenant’s share based on the unrecouped portion of its investment, plus interest. Any sums remaining after such division is made will be shared equally by the borrower and the tenant, and the Mortgage Loan documents include a non-recourse carveout for any shortfall of the condemnation proceeds necessary to pay the debt in full as a result of the allocation formula.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

•	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the following table, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
UA Sheepshead Bay Theater	3.3%	5/21/2017	4/6/2026
423 Walters Avenue	0.4%	4/30/2024	1/6/2026
124 Donald Lane	0.1%	12/31/2017	1/6/2026
388 Industrial Park Road	0.0%	10/31/2019	1/6/2026

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•	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	Tenant Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Date of Expiration	Maturity Date
Northridge Summit	Intel	3.9%	73.2%	10/31/2022	3/6/2026
Zanker Road	Advantest	2.3%	64.4%	7/14/2022	1/6/2026
Hall Office Park G3	Amerisource Bergen	1.2%	68.9%	12/1/2021	1/1/2026
210 Industrial Park Road	Kongsberg Defense	1.1%	82.2%	1/31/2023	1/6/2026
Sugarcreek Plaza II	Wal-Mart	1.1%	80.5%	6/14/2020	3/1/2026
Scott Oaks Plaza	Piggly Wiggly	0.5%	51.1%	10/31/2020	2/6/2026
303 Industrial Park Road	Lockheed Martin	0.2%	51.5%	1/31/2017	1/6/2026

•	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We are aware that (i) in May 2014, Office Depot, Inc., which also operates stores under the Office Max brand, announced that it will be closing 400 locations over two years; (ii) on April 9, 2015, Walgreens Boots Alliance, Inc. announced its plan to close approximately 200 stores across the United States (which could affect stores operated as Walgreens or Duane Reade); (iii) on January 7, 2015, J.C. Penney Co. identified 39 stores that it plans to close and on January 13, 2016, J.C. Penney Co. identified 7 stores that it plans to close; (iv) on August 21, 2014, Sears Holdings announced a net loss of $573 million and its intentions to close approximately 130 stores in 2014, and in February 2016, Sears announced its plan to accelerate the closing of at least 50 of its U.S. unprofitable stores and (v) on January 15, 2016, Wal-Mart Stores, Inc., announced plans to close 269 stores globally, including 154 stores located in the United States. While Walgreens Boots Alliance, Inc. and Office Depot, Inc. have not identified specific stores slated to close, we cannot assure you that any such store closings will not have a material adverse effect on the mortgaged properties that have Walgreens Boots Alliance, Inc. or Office Depot, Inc. as a tenant or shadow anchor. We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1):

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 787 Seventh Avenue, which secures a Mortgage Loan representing approximately 9.8% of the Initial Pool Balance, the largest tenant, BNP Paribas, has a one-time right to terminate its lease as of December 31, 2019 with six months’ notice and payment of a termination fee.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 225 Liberty Street, which secures a Mortgage Loan representing approximately 5.0% of the Initial Pool

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Balance, the largest tenant, Time, Inc., has a one-time option to reduce space effective December 31, 2027, with written notice delivered on or before June 30, 2026. In addition, the third largest tenant, The Bank of New York Mellon, has an option, with 18 months prior notice and payment of a termination fee, to reduce space on either its lowest or highest floor (currently the 17th or 22nd floors, each totaling approximately 54,000 square feet), effective as of December 31, 2024 and December 31, 2029.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as West Valley Corporate Center, which secures a Mortgage Loan representing approximately 4.3% of the Initial Pool Balance, the largest tenant, NLACRC Services LLC, is anticipated to take occupancy in November 2016 and will have a one-time right to terminate its lease as of the 96th month of its lease term (anticipated to be October 31, 2024), with 330 days’ prior notice and payment of a termination fee. The second largest tenant, CRC Services LLC, has a one-time right to terminate its lease as of November 30, 2020, with 270 days’ prior notice and payment of a termination fee. The fifth largest tenant, Mandarich Law Group LLP, is currently on a month-to-month lease, and the tenant has the right terminate its lease at any time, with 120 days’ written notice.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 7700 Parmer, which secures a Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the third largest tenant at the Mortgaged Property, Electronic Arts Inc., may terminate its lease on August 31, 2023 with 12 months’ prior written notice and payment of approximately $9.0 million in termination fees.

•	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Hall Office Park A1/G1/G3, which secures a Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the largest tenant at the Hall Office Park G1 mortgaged property, HCL, has the option to terminate its lease as of March 31, 2020, provided that the tenant provides notice to the borrower on or before December 31, 2018 and pays a termination fee equal to the sum of approximately $686,107 plus the unamortized costs of brokerage commissions and tenant allowances paid by the borrower.

•	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as East Hills Industrial Portfolio, which secures a Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, (i) Kongsberg Defense, the largest tenant at the 201 Industrial Park Road Mortgaged Property, has a right at any time to terminate its lease at any time with 6 months’ written notice in the event that the tenant experiences or expects a reduction in production, volume or other economic factors or business circumstances that reduce its requirement for manufacturing and/or office space within the leased premises, with the payment of no termination fee; (ii) Martin Baker America, the largest tenant at the 423 Walters Avenue Mortgaged Property, has a right to terminate its lease at any time after September 1, 2017, with 180 days’ written notice provided the notice includes evidence that there has been a change in the status of contracts and that it is no longer economically viable or feasible for the tenant to continue its occupancy, together with the payment of a termination fee equal to 12 full months of rent calculated using the monthly rent for the month immediately preceding the related early termination date; and (iii) Lockheed Martin, the largest tenant at the 303 Industrial Park Road Mortgaged Property, has a right to terminate its lease at any time with 90 days’ written notice, and the payment of a termination fee equal to 100% of the then unamortized portion of all documented brokerage commissions paid by the borrower.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Jade Corporate Center, which secures a Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, the fifth largest tenant, the State of California DMV, has the option to terminate its lease at any time by giving at least thirty days’ prior written notice.

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With respect to the largest five tenants at each Mortgaged Property as set forth in Annex A-1, set forth below are government tenants with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Danville Manor Shopping Center	1.4%	Eastern Kentucky University	9.2%

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 787 Seventh Avenue, which secures a Mortgage Loan representing approximately 9.8% of the Initial Pool Balance, Stifel Nicolaus & Company, Incorporated (“Stifel”), the fourth largest tenant, currently occupying approximately 178,583 square feet at the Mortgaged Property, has entered into a lease to occupy an additional approximately 36,123 square feet on the 12th floor by the later of (x) July 1, 2016 and (y) the date on which the premises are delivered to Stifel, and to commence paying rent with respect to such expansion space 236 days after occupation. In addition, UBS AG, New York Branch (“UBS”), the fifth largest tenant, currently occupying approximately 120,687 square feet at the Mortgaged Property, has entered into a lease to occupy an additional approximately 31,397 square feet on the 13th floor by the later of (x) July 1, 2016 and (y) the date on which the premises are delivered to UBS, and to commence paying rent with respect to such expansion space 248 days after occupation. The borrower reserved $7,054,093.66 at origination of the Mortgage Loan, $2,860,974.45 of which relates to a rent abatement period through June 2016 for Stifel’s space on the 11th floor and free rent for Stifel’s space on the 12th floor from July 2016 through March 2017, $1,452,026.82 of which relates to free rent for UBS’s space on the 13th floor from July 2016 through March 2017, and the remaining portion of the reserve relates to free rent periods for two other tenants. In addition, notwithstanding rent increases required under the leases for BNP Paribas, Stifel and UBS in January 2016, each such tenant is permitted under its respective lease, to pay the amount of rent due in December 2015 through and including June 2016 and the borrower reserved $885,243.33 at origination of the Mortgage Loan to cover the reduced rent for such tenants from January 2016 through June 2016.

•	With respect to the Mortgaged Property identified on Annex A-1 as Naples Grande Beach Resort, which secures a Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, access to the beach at the Mortgaged Property is provided through an elevated boardwalk that is leased from the county government over state-protected wetlands. The lease expires in October 2017, with two five-year renewal options, and the lease requires that the borrower operate a tram service for hotel guests and the general public. The county has the right to terminate the lease with or without cause, with at least 60 days’ notice, and the lease provides that it is not assignable except to a party which acquires the entire interest in the hotel and which expressly agrees to assume the borrower’s obligations under the lease.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 225 Liberty Street, which secures a Mortgage Loan representing approximately 5.0% of the Initial Pool

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Balance, the largest tenant, Time Inc., has a free rent period through December 2017, the third largest tenant, The Bank of New York Mellon, has a free rent period from October 1, 2025 to January 31, 2026 (which equates to free rent in an aggregate amount of $6,928,436) and a free rent period from October 1, 2030 to January 31, 2031 (which equates to free rent in an aggregate amount of $7,469,802), and the fifth largest tenant, Hudson’s Bay Company, has a free rent period through October 2016. The borrower reserved $80,810,295 at origination of the Mortgage Loan, $66,322,369 of which relates to a free rent period for Time Inc., $14,029,414 of which relates to free rent for Hudson’s Bay Company, and the remaining portion of the reserve relates to free rent periods for one other smaller tenant. There is no reserve related to the tenant The Bank of New York Mellon free rent periods.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as West Valley Corporate Center, which secures a Mortgage Loan representing approximately 4.3% of the Initial Pool Balance, the largest tenant, NLACRC Services LLC, entered into a lease that has an anticipated commencement date of November 1, 2016 with a free rent period from December 2016 through November 2018. The second largest tenant, CRC Services LLC, has free rent periods in July and August 2016. The borrower reserved a total of $13,021,316 at origination of the Mortgage Loan related to the NLACRC Services LLC lease (including required landlord work and tenant improvement and leasing reserves), $1,567,692 of which reserve relates to rent for the gap months prior to lease commencement of the NLACRC Services LLC lease, $1,644,111 of which relates to the free rent period and $3,875,000 of which is held by lender as additional collateral to be released to the borrower upon evidence satisfactory to the lender that NLACRC Services LLC is occupying the space and is paying full unabated rent. In addition, the borrower reserved $93,122 which relates to the free rent periods for CRC Services LLC.

•	With respect to the Mortgaged Property identified on Annex A-1 as 7700 Parmer, which secures a Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the third largest tenant, Electronic Arts, Inc., and the sixth largest tenant, The Dun & Bradstreet Corporation, have signed leases but are not yet in occupancy of their entire spaces and/or paying full rent. The tenants are expected to take occupancy and commence paying rent on April 1, 2016 and September 1, 2016, respectively. In addition, there are five tenants that were entitled to tenant improvement and leasing commission allowances and four tenants that were entitled to free or abated rent periods as of the Mortgage Loan origination date. At origination of the Mortgage Loan, the borrower was required to reserve $19,803,193 for the outstanding tenant improvements and $3,780,811 for outstanding free rent and rent abatements. The free rent periods for the tenants expire in (i) April 2016 with respect to the fourth largest tenant, Google, (ii) July 2016 with respect to the sixth largest tenant, The Dun & Bradstreet Corporation and (iii) September 2016 with respect to the third largest tenant, Electronic Arts, Inc. The free rent period for the second largest tenant, Oracle, has already expired.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Northridge Summit, which secures a Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, Turtle Beach, the second largest tenant, is not required to pay rent under its lease until July 2016. At origination, the borrower reserved $160,673 into a free rent reserve.

•	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Hall Office Park A1/G1/G3, which secures a Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the largest tenant at the Hall Office Park G1 Mortgaged Property, HCL, currently occupying 51,114 square feet at the Mortgaged Property, has entered into a lease to expand its space by approximately 11,024 square feet (the “HCL Expansion Space”) for a lease term through March 2022 and to extend its existing lease term to January 2022. The borrower reserved $2,500,000 at origination of the Mortgage Loan, which amount will be released to the borrower provided, among other things, that (i) the tenant takes occupancy and commences paying rent on the HCL Expansion Space and (ii) the Mortgaged Property maintains a debt yield greater than or equal to 8.0%. The tenant is scheduled to commence paying rent on the HCL Expansion Space on April 1, 2016.

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•	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Hall Office Park A1/G1/G3, which secures a Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the University of North Texas, the second largest tenant, is not required to pay rent under its lease until May 2016. At origination, the borrower reserved $342,374.10 into a free rent reserve.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as UA Sheepshead Bay Theater, which secures a Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, the sole tenant, Regal Cinemas, Inc., has the right to close the Mortgaged Property and if the Mortgaged Property remains closed for 6 consecutive months, other than in connection with a conversion of the Mortgaged Property by the tenant to a non-motion picture use, the borrower will have the option to terminate the lease subject to the payment by the borrower to the tenant of the unamortized portion of tenant’s investment in the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

•	With respect to the Mortgaged Properties identified on Annex A-1 as Columbus Park Crossing, Renaissance Providence Downtown Hotel, UA Sheepshead Bay Theater, East Hills Industrial Portfolio—401 Broad Street, East Hills Industrial Portfolio—303 Industrial Park Road, East Hills Industrial Portfolio—934 Franklin Street, Shopko Madison and Walgreens - Apple Valley, which secure Mortgage Loans representing in the aggregate approximately 12.3% of the Initial Pool Balance, a tenant, franchisor, or other party may have a right of first refusal, right of first offer or purchase option with regard to the Mortgaged Property or its leased premises.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as East Hills Industrial Portfolio, which secures a Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the largest tenant at the 136 Jaycee Drive Mortgaged Property, Mihalko’s General Contracting, is a wholly-owned subsidiary of the sponsor and occupies 22.1% of NRA at such individual Mortgaged Property and 1.4% of the aggregate portfolio NRA.

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With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Long Northville Portfolio, which secures a Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the largest tenant at the 190 East Main Street Mortgaged Property, Long Mechanical, is a wholly-owned subsidiary of the sponsor and occupies 89.1% of the NRA at such individual Mortgaged Property and 23.1% of the aggregate portfolio NRA.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Six (6) of the Mortgaged Properties, securing 16.1% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California and Washington.

In the case of 26 Mortgaged Properties which secure in whole or in part 22 Mortgage Loans, representing approximately 81.2% of the Initial Pool Balance by Allocated Loan Amount, the related borrowers maintain insurance under blanket policies, except that in the case of the Mortgaged Properties identified on Annex A-1 as Naples Grande Beach Resort and SLS South Beach, which secure Mortgage Loans representing approximately 7.3% and 4.3%, respectively, flood coverage is not part of the borrowers’ blanket insurance policy, and the borrowers obtained a separate policy for such coverage.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as UA Sheepshead Bay Theater, Shopko Madison and Walgreens - Apple Valley, which secure Mortgage Loans representing in the aggregate approximately 4.6% of the Initial Pool Balance, the related borrower may rely on the single tenant’s insurance or, in certain cases, self-insurance, so long as the single tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related Mortgage Loan documents, which in certain cases may refer to the requirements under the related lease. If the single tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as SLS South Beach and Renaissance Providence Downtown Hotel, which secure Mortgage Loans representing approximately 4.3% and 3.1%, respectively, of the Initial Pool Balance, the Mortgaged Properties are listed as historic or landmark sites or are located in historic districts and certain types of alterations or modifications to the improvements require the approval of the applicable governing commission.

•	With respect to the Mortgaged Property identified on Annex A-1 as Naples Grande Beach Resort, which secures a Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, the condominium documents restrict the use of the Mortgage Property to the operation of a hotel and related commercial and recreational activities. In addition, with respect to the Mortgaged Property identified on Annex A-1 as Renaissance Providence Downtown Hotel, which secures a Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the condominium documents restrict the use of the portion of the Mortgage Property subject to condominium regime to the operation of a hotel ballroom and meeting space appurtenant to the operation of a hotel and related commercial and recreational activities.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 600 Broadway, which secures a Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the Mortgaged Property has been designated as a “landmark” by the New York City Landmarks Preservation Commission. As a result, any alteration which would otherwise require a permit to be obtained by the New York City Department of Buildings (generally, major alterations that are not considered ordinary repairs) and plans to restore the building following a casualty or condemnation, must also be approved by the New York City Landmarks Preservation Commission.

•	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as East Hills Industrial Portfolio, which secures a Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the tenant’s use of the 423 Walters Avenue mortgaged property as an ejector seat manufacturing facility (industrial) is legal non-conforming (the current zoning requires commercial use). If the related Mortgaged Property goes dark for the applicable period under the zoning code, then it will lose its grandfathered status, and in the event of a casualty to 75% or more of the fair market value of the related Mortgaged Property, the Borrower would be required to rebuild in a manner that will not be detrimental to the character of the neighborhood.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Mableton Village Apartments, which secures a Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the Mortgaged Property is a multifamily property that is legal non-conforming (the current zoning requires single-family residential use for the portion of the Mortgaged Property that contains 18 of the units and shopping center use for the portion of the Mortgaged Property that contains 32 of the units). In the event of a casualty to more than 75% of the replacement cost of any affected building on the Mortgaged Property, the borrower is required to rebuild the affected building in a manner in conformity with the current zoning codes.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

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Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as complete” or “hypothetical as-is” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related “as complete” or “hypothetical as-is” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (“As Complete” or “Hypothetical As-Is”)	“As Complete” or “Hypothetical As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
West Valley Corporate Center	4.3%	64.2%	$54,500,000(1)	75.3%	$46,500,000
7700 Parmer	3.9%	65.0%	$272,250,000(2)	71.1%	$249,000,000
Renaissance Providence Downtown Hotel	3.1%	61.6%	$73,000,000(3)	64.2%	$70,000,000
Holiday Inn Express Venice FL	0.6%	66.3%	$7,300,000(4)	79.3%	$6,100,000

(1)	Reflects an appraisal on an “as complete” basis, which assumes completion of certain constructions, repairs or renovations for which reserves have been established are completed on November 1, 2016.

(2)	Reflects an appraisal on a “hypothetical as-is” basis assuming all outstanding tenant improvements, leasing commissions and rent abatements or free rent amounts have been paid.

(3)	Reflects an appraisal on a “as complete” basis, which assumes that the remaining renovations required by the PIP are completed as of December 1, 2016.

(4)	Reflects an appraisal on an “as complete” basis, which assumes the completion of a property improvement plan as of November 3, 2016.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Maturity Date LTV Ratio was calculated using the related “as complete” or “hypothetical as-is” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Maturity Date LTV Ratio (“As Complete” or “Hypothetical As- Is”)	“As Complete” or “Hypothetical As- Is” Appraised Value	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
West Valley Corporate Center	4.3%	59.0%(1)	$54,500,000(1)	69.2%	$46,500,000
7700 Parmer	3.9%	65.0%(2)	$272,250,000(2)	71.1%	$249,000,000
Renaissance Providence Downtown Hotel	3.1%	50.7%(3)	$73,000,000(3)	52.9%	$70,000,000
Holiday Inn Express Venice FL	0.6%	54.7%(4)	$7,300,000(4)	65.5%	$6,100,000

(1)	Reflects an appraisal on an “as complete” basis, which assumes completion of certain constructions, repairs or renovations for which reserves have been established are completed on November 1, 2016.

(2)	Reflects an appraisal on a “hypothetical as-is” basis assuming all outstanding tenant improvements, leasing commissions and rent abatements or free rent amounts have been paid.

(3)	Reflects an appraisal on a “as complete” basis, which assumes that the remaining renovations required by the PIP are completed as of December 1, 2016.

(4)	Reflects an appraisal on an “as complete” basis, which assumes the completion of a property improvement plan as of November 3, 2016.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general,

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the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2 and Annex E-2 for additional information.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Williamsburg Premium Outlets and Hagerstown Premium Outlets, which secure Mortgage Loans representing approximately 8.6% and 3.7%, respectively, of the Initial Pool Balance, the liability of the guarantor under its related guaranty is capped at an amount equal to 20% of the original principal balance of the related Whole Loan for so long as Simon Property Group, L.P. (“Simon L.P.”) is the guarantor. In addition, subject to the satisfaction of certain requirements in the related loan documents, the related borrower under each such Mortgage Loan is permitted to replace the existing guarantor with an entity controlled by Simon L.P. or Simon Property Group, Inc. for liabilities covered under the existing guaranty (which includes environmental indemnity provisions) for each such Mortgage Loan accruing after the date of such replacement.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as SLS South Beach, which secures a Mortgage Loan representing approximately 4.3% of the Initial Pool Balance, there is no separate non-recourse carve-out guarantor, and the borrowers are the sole parties responsible for any breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents and the environmental indemnity.

•	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

•	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 225 Liberty Street, which secures a Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, the Mortgaged Property is subject to a ground lease with the Battery Park City Authority (“BPCA”), as ground lessor. The fee interest owned by BPCA is exempt from taxation, and as part of the annual ground rent, the borrower is obligated to make payments in lieu of taxes (“PILOT”) based on the then-equivalent real estate taxes payable to the City of New York. As part of the rent paid by WFP Retail Co. L.P. (the “Retail Master Tenant”) to the borrower, the Retail Master Tenant is required to pay its share (currently 7.4310%), which is subject to change, of the borrower’s PILOT payments, but only after first subtracting certain sums which may be received by the borrower from other ground lease tenants at the Brookfield Place Complex (formerly known as the World Financial Center) with respect to PILOT payments for the Winter Garden and the Liberty Street Bridge.

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•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Columbus Park Crossing, which secures a Mortgage Loan representing approximately 3.7% of the Initial Pool Balance, the Mortgaged Property benefits from a tax abatement provided through the Columbus Development Authority, which expires on April 21, 2021, prior to the maturity date of the Mortgage Loan on December 1, 2025. In connection with the tax abatement, the borrower temporarily transferred its fee and leasehold interest in the Mortgaged Property to the Columbus Development Authority and the Columbus Development Authority transferred back to the borrower the related leasehold and sub-leasehold interest pursuant to a master lease (the “Columbus Park Authority Lease”). During the term of the Columbus Park Authority Lease, the tax assessor is required to value the Mortgaged Property at 50% of the fair market value for real estate tax purposes and the assessment will remain fixed but may be subject to increases in millage rates. Upon such expiration, the borrower will be required to pay full real estate taxes. The Mortgage Loan was underwritten based on the abated tax amount; however, the related mortgage loan seller then deducted the net present value of such tax abatement (using a 7.00% discount rate), resulting in a $220,000 haircut to Underwritten Net Cash Flow. See “—Fee & Leasehold Estates; Ground Leases” and “—Other Indebtedness”. We cannot assure you that the payment of full real estate taxes will not impact the cash flow available at the Mortgaged Property.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as UA Sheepshead Bay, which secures a Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, the Mortgaged Property benefits from tax abatements provided through the New York City Industrial and Commercial Incentive Program (“ICIP”). Under the ICIP, taxes on improvements are exempt from real estate taxes for 11 years and thereafter are phased in at 20% increments from year 12 through year 15 when the exemption ends. The ICIP tax abatement applicable to the theatre building is in its 13th year and expires in 2019, and the ICIP tax abatement applicable to the parking garage is in its last year and will expire on July 31, 2016. Any decrease in tax savings as the ICIP tax abatement phases out and expires will not impact underwritten expenses as the tenant is responsible for the payment of all real estate taxes, but will impact the calculation of additional rent payable by the tenant which is reduced by permitted deductions, including all taxes.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Renaissance Providence Downtown Hotel, which secures a Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the Mortgaged Property benefits from a tax stabilization agreement with the City of Providence. Under the agreement, the borrower pays specified tax payments based on the assessed value of the land and a percentage of the improvements in lieu of real estate and personal property taxes. Starting in 2011, the payments are based on 100% of the assessed value of the land and 10% of the assessed value of the improvements, which increases by 10% each year until the full value of the improvements is included. From 2020 through the program’s expiration in 2025, payments are based on 100% of the assessed value of the land and improvements, which is subject to annual increases in the tax rate. Real estate taxes were underwritten based on the 10 year average abated tax amount due over the term of the agreement. The agreement also restricts the borrower from assigning the Mortgaged Property or related improvements to a tax-exempt entity during the term of the agreement.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

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Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Seven (7) Mortgage Loans, representing approximately 38.6% of the Initial Pool Balance, are interest-only until the maturity date.

Eleven (11) Mortgage Loans, representing approximately 34.9% of the Initial Pool Balance, provide for payments of interest-only for the first 24 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

Fifteen (15) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans), representing approximately 26.5% of the Initial Pool Balance, provide for payments of interest and principal until the maturity date and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	26	$ 598,321,812	73.1%
1	0	5	$ 182,473,433	22.3%
1	5	2	$ 37,239,583	4.6%
		33	$ 818,034,828	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See

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Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date or the commencement of the open period, as applicable, discounted at the Reinvestment Yield (in some cases, converted to a monthly equivalent yield) as of the date of prepayment for the number of months remaining from such date of prepayment to each scheduled due date through and including the stated maturity date or the commencement of the open period, as applicable.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date of prepayment, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the date preceding the commencement of the open period, as applicable (and, as used in the third preceding paragraph, converted for discounting purposes to a monthly compounded nominal yield); or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

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The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Six (6) of the Mortgage Loans, representing approximately 17.9% of the Initial Pool Balance, permit the related borrower, after a lockout period of 23 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period. One (1) of the Mortgage Loans, representing approximately 5.0% of the Initial Pool Balance, permit the related borrower, after a lockout period of 23 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 5% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 787 Seventh Avenue, which secures a Mortgage Loan representing approximately 9.8% of the Initial Pool Balance, the Borrower may, at its option, at any time after the related Defeasance Lockout Period (i) defease the entire Whole Loan or (ii) prepay the outstanding principal balance of the Whole Loan together with the applicable prepayment premium. In addition, the borrower is permitted to prepay a portion of the outstanding principal balance of the Whole Loan to avoid a reserve trigger period or a low debt yield

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trigger period, subject to certain conditions, including a pro rata prepayment of the related mezzanine loan and together with the applicable prepayment premium.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Naples Grande Beach Resort, which secures a Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, the related Mortgage Loan documents allow the borrowers to prepay a portion of the outstanding principal balance of the Whole Loan to avoid a cash sweep period triggered by a low debt service coverage ratio, subject to certain conditions, including the payment of the applicable prepayment premium.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (months from Cut-off Date)
787 Seventh Avenue(1)	$ 80,000,000	9.8%	24
Naples Grande Beach Resort	$ 60,000,000	7.3%	22
Sheraton North Houston	$ 40,754,577	5.0%	22
7700 Parmer	$ 32,000,000	3.9%	21
Renaissance Providence Downtown Hotel	$ 24,973,433	3.1%	24
Zanker Road	$ 18,500,000	2.3%	20
Long Northville Portfolio	$ 6,276,915	0.8%	21
Independence Town Center	$ 5,074,107	0.6%	21

(1)	The borrower has the option of prepayment in full together with the greater of 1% or yield maintenance or defeasance in full. The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Prepayment with yield maintenance or defeasance of the full $780.0 million 787 Seventh Avenue Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) January 27, 2019. The assumed lockout period of 26 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	4	15.9%
4	17	28.7%
5	7	24.5%
6	1	5.0%
7	4	25.9%
	33	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in

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the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 26 of the Mortgage Loans (including 1 Mortgage Loan that permits the borrower to either defease or prepay with yield maintenance) (the “Defeasance Loans”), representing approximately 77.1% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date; provided that 1 such Mortgage Loan, representing approximately 9.8% of the Initial Pool Balance permits the related borrower to prepay the Mortgage Loan with the payment of a yield maintenance or defeasance after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) January 27, 2019.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related

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Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan)(or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Williamsburg Premium Outlets and Hagerstown Premium Outlets, which secure Mortgage Loans representing approximately 8.6% and 3.7%, respectively, of the Initial Pool Balance, the related borrower may, without lender consent, transfer non-income producing portions of the related Mortgaged Property (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the related borrower, including owners of out parcels and department store pads, pads for office buildings, hotels or other properties.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Naples Grande Beach Resort, which secures Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, the borrowers may obtain the release of 50 bungalow units from the lien of the security instrument after the expiration of the lockout period and prior to the commencement of the open period, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including: (i) partial prepayment of the Mortgage Loan in an amount equal to $17,365,000 plus the yield maintenance premium, (ii) after giving effect to the release, the debt service coverage ratio for the remaining Mortgaged Property will be greater than the greater of (A) the debt service coverage ratio immediately preceding the release, based on the trailing 12-month period and (B) the debt service coverage ratio on the origination date, (iii) after giving effect to the release, the loan-to-value ratio of the Mortgaged Property does not exceed the loan-to-value ratio as of the origination date of the Mortgage Loan, and (iv) the release is permitted under REMIC requirements in effect as of each of (A) the date the lender receives

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notice of the request to release the bungalow units and (B) the date of the consummation of the release of the units. In addition, the Mortgage Loan documents permit the borrowers to release a parcel containing tennis courts from the lien of the security instrument without the payment of any release price or prepayment premium, and the tennis court parcel was released on February 11, 2016, in accordance with the Mortgage Loan documents.

With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Hall Office Park A1/G1/G3, which secures a Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the borrower may obtain the release of an individual Mortgaged Property after the expiration of the defeasance lockout period upon a refinancing or bona fide third-party sale of such Mortgaged Property, provided, among other things, (i) the borrower partially defeases the Mortgage Loan in an amount equal to 115% of the allocated loan amount for the Mortgaged Property to be released in connection with a third-party sale or 125% of the allocated loan amount for such individual Mortgaged Property upon a refinancing of such Mortgaged Property, and (ii) after such sale or refinancing, as applicable, and defeasance, (A) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.30x, and (B) the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of the loan-to-value immediately preceding such sale and 73.8%.

With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as East Hills Industrial Portfolio, which secures a Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the borrower may obtain the release of an individual Mortgaged Property after the expiration of the lockout period upon a bona fide third-party sale of such Mortgaged Property, provided, among other things, (i) the borrower partially defeases the Mortgage Loan in an amount equal to the greater of (x) 100% of the net sales proceeds with respect to such individual Mortgaged Property, which in no event may be less than 94% of the gross sales price of such individual Mortgaged Property and (y) 125% of the allocated loan amount for such individual Mortgaged Property (such amount, the “Release Amount”), (ii) after such sale and defeasance, the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.36x, and (iii) after such sale and defeasance, the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of the loan-to-value immediately preceding such sale and 70.4%. In addition, in the event that the sole tenant, Conemaugh Valley Hospital, of the 934 Franklin Street Mortgaged Property exercises its option to purchase such individual Mortgaged Property and such purchase is made before the expiration of the lockout period, the borrower may obtain the release of such individual Mortgaged Property, provided, among other things, the borrower prepays a portion of the outstanding principal balance of the Mortgage Loan in an amount equal to the Release Amount together with the applicable prepayment fee.

With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Long Northville Portfolio, which secures a Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the borrower may obtain the release of the 120 West Main Street Mortgaged Property after the expiration of the lockout period upon a bona fide third-party sale of such Mortgaged Property, provided, among other things, (i) the borrower prepays a release amount equal to the greater of (x) 100% of the net sales proceeds (provided it is not less than 94% of the gross sales price of such Mortgaged Property) and (y) 125% of the allocated loan amount for such Mortgaged Property, in each case, together with a prepayment premium equal to the greater of 1% of the prepayment amount and the related yield maintenance premium and (ii) after such sale (x) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.45x, and (y) the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of the loan-to-value immediately preceding such sale and 75%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

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Escrows

Twenty-five (25) of the Mortgage Loans, representing approximately 64.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-four (24) of the Mortgage Loans, representing approximately 61.9% of the Initial Pool Balance, provide for monthly escrows for ongoing replacements or capital repairs.

Eighteen (18) of the Mortgage Loans, representing approximately 52.5% of the Initial Pool Balance, are secured by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Thirteen (13) of the Mortgage Loans, representing approximately 32.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fourteen (14) of the Mortgage Loans, representing approximately 23.9% of the Initial Pool Balance, provide for upfront reserves for immediate repairs.

One (1) of the Mortgage Loans, representing approximately 0.6% of the Initial Pool Balance, provides for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

For example, with respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 225 Liberty Street, which secures a Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, in lieu of depositing $72,789,685 cash in a lender controlled reserve account related to outstanding leasing expenses, the borrower was permitted to deliver a guaranty from Brookfield Office Properties Inc., a Canadian corporation and an affiliate of the borrower and an indirect parent of the sponsor.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Renaissance Providence Downtown Hotel, which secures a Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the borrower is permitted to deposit cash or a letter of credit with the lender to cure a cash sweep period caused by a low debt service coverage ratio, which is required to be deposited into a reserve account for such purpose. At such time that the borrower satisfies the required debt service coverage ratio to cure the cash sweep period, the funds on deposit in the reserve are required to be deposited into the cash management account and disbursed in accordance with the Mortgage Loan documents.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

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Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	20	78.7%
Springing Hard Lockbox	9	11.5%
Soft Springing Hard Lockbox	1	4.3%
Springing Soft Lockbox	2	3.3%
Soft Lockbox	1	2.2%
Total	33	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, 5 Mortgage Loans, representing approximately 11.9% of the Initial Pool Balance, were originated by GACC with exceptions to its underwriting guidelines and/or typical underwriting procedures.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

•	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

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•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
787 Seventh Avenue	$80,000,000	$220,000,000	$486,000,000	$1,000,000,000	4.0600%	29.3%	51.7%	3.53x	1.89x

(1)	Calculated including the mezzanine debt and any related Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

The mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loan related to the Mortgage Loan identified in the table above secured by the Mortgaged Property identified on Annex A-1 as 787 Seventh Avenue, representing approximately 9.8% of the Initial Pool Balance, is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the

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occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the pledged equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Naples Grande Beach Resort(1)	$60,000,000	62.6%	1.63x	NAP	Yes
225 Liberty Street(2)	$40,500,000	57.76%	1.705x	8.063%	Yes
7700 Parmer(3)	$32,000,000	65.0%	1.80x	NAP	Yes

(1)	The Mortgage Loan documents provide that the Combined Maximum LTV Ratio and Combined Minimum DSCR may not exceed the loan-to-value ratio and debt service coverage ratio (based on principal and interest payments) as of the origination date of the Whole Loan, which are shown in the table above.

(2)	The Mortgage Loan documents provide that an affiliate of the borrower is permitted to incur future mezzanine debt in an amount that will not exceed the lesser of (i) $150,000,000 and (ii) the highest amount which would result in a Combined Maximum LTV ratio, a Combined Minimum DSCR and a Combined Minimum Debt Yield which are shown in the table above.

(3)	Future mezzanine debt is allowed only in connection with a bona fide sale of the related Mortgaged Property and assumption of the related Mortgage Loan in accordance with the related Mortgage Loan documents.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

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Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example:

With respect to the Mortgage Property identified on Annex A-1 to this prospectus as 225 Liberty Street, which secures a Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, to secure a corporate credit facility provided by an institutional lender to the guarantor or any direct or indirect beneficial or equity owner in the guarantor, the related Mortgage Loan documents permit the pledge of equity by the guarantor (or its direct or indirect beneficial or equity owners) or other unsecured debt incurred by any direct or indirect beneficial owner of the related borrower or its general partner (that is not the related borrower or its general partner) in order to secure a corporate credit facility; provided that certain sponsor-related parties and/or qualified equity holders continue to control the borrower and its general partner, and such debt is not secured by the Mortgaged Property or direct interests in the borrower, its general partner or direct interests in any other entity if the value of such entity’s direct or indirect interests in the Mortgaged Property, the borrower or its general partner is equal to or greater than 25% of the total value of such entity’s assets.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as West Valley Corporate Center and Jade Corporate Center, which secure Mortgage Loans representing approximately 4.3% and 2.3%, respectively, of the of the Initial Pool Balance, the related borrower is permitted to obtain one or more subordinate unsecured loans from an affiliate, which loans may be evidenced by a note, provided, among other things (i) the aggregate of such subordinate debt does not at any time exceed 2.0% of the original principal balance of the related Mortgage Loan, and (ii) the subordinate lander enters into a subordination and standstill agreement with the lender.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Columbus Park Crossing, which secures a Mortgage Loan representing approximately 3.7% of the Initial Pool Balance, the Mortgaged Property also secures approximately $75,000,000 of development bonds issued by the Columbus Development Authority in return for the transfer of the Mortgaged Property to the Columbus Development Authority as part of a tax abatement arrangement, which bonds are secured by a mortgage on the Columbus Development Authority’s fee and leasehold interests in the Mortgaged Property. Such bonds are owned by the related borrower, and the borrower is prohibited from transferring such bonds. Payments owed by the Columbus Development Authority to the borrower under the bonds are netted against payments owed by the

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borrower under the Columbus Park Authority Lease, resulting in a complete offset. Upon the expiration of the tax abatement on April 21, 2021, the Columbus Development Authority is required to sell, and the borrower is required to purchase, all of the Columbus Development Authority’s fee and leasehold interests in the Columbus Park Crossing Property for $100.00 and satisfaction of the other terms under the Columbus Park Authority Lease, and the bonds are required to be cancelled. In addition, such bonds, and the related mortgage, have been subordinated to the Mortgage Loan and granted to the Mortgage Loan lender as additional collateral for the Mortgage Loan.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Zanker Road, which secures a Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, the second largest tenant, Semiconductor Equipment & Materials International (“SEMI”) made a $650,000 loan to the borrower which matures co-terminously with the lease term in May 2017. The loan accrues interest at 4.75%, which interest payments are made in the form of rent abatements to SEMI. The borrower reserved $650,000 at origination of the Mortgage Loan, which is to be released upon the receipt by the lender of notice of satisfaction from SEMI, reasonably acceptable to the lender, that the borrower has satisfied in full all of its obligations under the related note, provided that, subject to the conditions set forth in the Mortgage Loan documents, amounts in such reserve may be released to the borrower upon delivery to the lender of an acceptable letter of credit in the amount of $650,000.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “787 Seventh Avenue”, “Williamsburg Premium Outlets”, “Naples Grande Beach Resort”, “225 Liberty Street”, “600 Broadway”, “SLS South Beach”, “7700 Parmer”, “Columbus Park Crossing”, “Hagerstown Premium Outlets”, “Hall Office Park A1/G1/G3” and “Renaissance Providence Downtown Hotel” is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Controlling Companion Loan” means, with respect to the Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. GACC is currently the holder of the “Controlling Companion Loan” with respect to the Hagerstown Premium Outlets Whole Loan.

“Whole Loan” means each of the 787 Seventh Avenue Whole Loan, Williamsburg Premium Outlets Whole Loan, the Naples Grande Beach Resort Whole Loan, the 225 Liberty Street Whole Loan, the 600 Broadway Whole Loan, the SLS South Beach Whole Loan, the 7700 Parmer Whole Loan, the Columbus Park Crossing Whole Loan, the Hagerstown Premium Outlets Whole Loan, the Hall Office Park A1/G1/G3 Whole Loan and the Renaissance Providence Downtown Hotel Whole Loan, as the context may require and as applicable.

“Non-Serviced Certificate Administrator” means (i) with respect to the 787 Seventh Avenue Whole Loan, the certificate administrator under the COMM 2016-787S Trust and Servicing Agreement (ii) with respect to the Naples Grande Beach Resort, the certificate administrator under the JPMBB 2016-C1 Pooling and Servicing Agreement, (iii) with respect to the 225 Liberty Street Whole Loan, the certificate administrator under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, (iv) with

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respect to the 7700 Parmer Whole Loan, the certificate administrator under the JPMCC 2015-JP1 Pooling and Servicing Agreement, (v) with respect to the Columbus Park Crossing Whole Loan, the certificate administrator under the COMM 2016-DC2 Pooling and Servicing Agreement and (vi) with respect to the Hagerstown Premium Outlets Whole Loan, after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means, with respect to any Non-Serviced Whole Loan, any related mortgage note not included in the issuing entity that is not serviced under the PSA and that is generally payable on a pari passu basis with a Non-Serviced Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the 787 Seventh Avenue Companion Loans, the Naples Grande Beach Resort Companion Loans, the 225 Liberty Street Companion Loans, the 7700 Parmer Companion Loans and the Columbus Park Crossing Companion Loan and, after the Servicing Shift Securitization Date, the Hagerstown Premium Outlets Companion Loans, will be Non-Serviced Companion Loans related to the issuing entity.

“Non-Serviced Master Servicer” means (i) with respect to the 787 Seventh Avenue Whole Loan, the master servicer under the COMM 2016-787S Trust and Servicing Agreement (ii) with respect to the Naples Grande Beach Resort Whole Loan, the master servicer under the JPMBB 2016-C1 Pooling and Servicing Agreement, (iii) with respect to the 225 Liberty Street Whole Loan, the master servicer under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, (iv) with respect to the 7700 Parmer Whole Loan, the master servicer under the JPMCC 2015-JP1 Pooling and Servicing Agreement, (v) with respect to the Columbus Park Crossing Whole Loan, the master servicer under the COMM 2016-DC2 Pooling and Servicing Agreement and (vi) with respect to the Hagerstown Premium Outlets Whole Loan, after the Servicing Shift Securitization Date, the master servicer under the related Servicing Shift PSA.

“Non-Serviced PSA” means (i) with respect to the 787 Seventh Avenue Whole Loan, the COMM 2016-787S Trust and Servicing Agreement, (ii) with respect to the Naples Grande Beach Resort Whole Loan, the JPMBB 2016-C1 Pooling and Servicing Agreement, (iii) with respect to the 225 Liberty Street Whole Loan, the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, (iv) with respect to the 7700 Parmer Whole Loan, the JPMCC 2015-JP1 Pooling and Servicing Agreement, (v) with respect to the Columbus Park Crossing Whole Loan, the COMM 2016-DC2 Pooling and Servicing Agreement and (vi) with respect to the Hagerstown Premium Outlets Whole Loan, after the Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means (i) with respect to the 787 Seventh Avenue Whole Loan, the special servicer under the COMM 2016-787S Trust and Servicing Agreement, (ii) with respect to the Naples Grande Beach Resort Whole Loan, the special servicer under the JPMBB 2016-C1 Pooling and Servicing Agreement, (iii) with respect to the 225 Liberty Street Whole Loan, the special servicer under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, (iv) with respect to the 7700 Parmer Whole Loan, the special servicer under the JPMCC 2015-JP1 Pooling and Servicing Agreement, (v) with respect to the Columbus Park Crossing Whole Loan, the special servicer under the COMM 2016-DC2 Pooling and Servicing Agreement and (vi) with respect to the Hagerstown Premium Outlets Whole Loan, after the Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Trustee” means (i) with respect to the 787 Seventh Avenue Whole Loan, the trustee under the COMM 2016-787S Trust and Servicing Agreement, (ii) with respect to the Naples Grande Beach Resort Whole Loan, the trustee under the JPMBB 2016-C1 Pooling and Servicing Agreement, (iii) with respect to the 225 Liberty Street Whole Loan, the trustee under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, (iv) with respect to the 7700 Parmer Whole Loan, the trustee under the JPMCC 2015-JP1 Pooling and Servicing Agreement, (v) with respect to the Columbus Park Crossing Whole Loan, the trustee under the COMM 2016-DC2 Pooling and Servicing Agreement and (vi) with respect to the Hagerstown Premium Outlets Whole Loan, after the Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA.

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“Non-Serviced Whole Loan” means any Whole Loan that is not serviced under the PSA that is divided into two or more notes, which includes a Mortgage Loan included in the issuing entity but serviced under another agreement and one or more mortgage notes not included in the issuing entity and serviced under another agreement. References in this prospectus to a Non-Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the 787 Seventh Avenue Whole Loan, the Naples Grande Beach Resort Whole Loan, the 225 Liberty Street Whole Loan, the 7700 Parmer Whole Loan and the Columbus Park Crossing Whole Loan will be Non-Serviced Whole Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity. Prior to the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means, with respect to any Non-Serviced Whole Loan, a Mortgage Loan included in the issuing entity but serviced under another agreement. Each of the 787 Seventh Avenue Mortgage Loan, the Naples Grande Beach Resort Mortgage Loan, the 225 Liberty Street Mortgage Loan, the 7700 Parmer Mortgage Loan and the Columbus Park Crossing Mortgage Loan will be Non-Serviced Mortgage Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan related to the issuing entity.

“Non-Serviced Securitization Trust” means (i) with respect to the 787 Seventh Avenue Whole Loan, the securitization trust formed pursuant to the COMM 2016-787S Trust and Servicing Agreement, (ii) with respect to the Naples Grande Beach Resort Whole Loan, the securitization trust formed pursuant to the JPMBB 2016-C1 Pooling and Servicing Agreement, (iii) with respect to the 225 Liberty Street Whole Loan, the securitization trust formed pursuant to the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, (iv) with respect to the 7700 Parmer Whole Loan, the securitization trust formed pursuant to the JPMCC 2015-JP1 Pooling and Servicing Agreement, (v) with respect to the Columbus Park Crossing Whole Loan, the securitization trust formed pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement and (vi) with respect to the Servicing Shift Whole Loan, after the Servicing Shift Securitization Date, the securitization trust formed pursuant to the related Servicing Shift PSA.

“Serviced Companion Loan” means, with respect to any Serviced Whole Loan, any related mortgage note not included in the issuing entity that is serviced under the PSA and that is generally payable on a pari passu basis with a Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the Williamsburg Premium Outlets Companion Loans, the 600 Broadway Companion Loans, the SLS South Beach Companion Loan, the Hall Office Park A1/G1/G3 Companion Loan and the Renaissance Providence Downtown Hotel Companion Loan will be Serviced Companion Loans related to the issuing entity. Prior to the Servicing Shift Securitization Date, the Hagerstown Premium Outlets Companion Loans will be Serviced Companion Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the Hagerstown Premium Outlets Companion Loan will be a Non-Serviced Companion Loan related to the issuing entity.

“Serviced Whole Loan” means any Whole Loan serviced under the PSA, which includes a mortgage note that is included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity. References in this prospectus to a Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the Williamsburg Premium Outlets Whole Loan, the 600 Broadway Whole Loan, the SLS South Beach Whole Loan, the Hall Office Park A1/G1/G3 Whole Loan and the Renaissance Providence Downtown Hotel Whole Loan will be Serviced Whole Loans related to the issuing entity. Prior to the Servicing Shift Securitization Date, the Hagerstown Premium Outlets Whole Loan will be a Serviced Whole Loan related to the issuing entity. On and after the Servicing Shift Securitization Date, the Hagerstown Premium Outlets Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Serviced Pari Passu Companion Loan” means, with respect to any Serviced Whole Loan, any related Pari Passu Companion Loan that is serviced under the PSA. Each of the Williamsburg Premium Outlets Companion Loans, the 600 Broadway Companion Loans, the SLS South Beach Companion Loan, the Hall Office Park A1/G1/G3 Companion Loan and the Renaissance Providence Downtown Hotel Companion Loan will be Serviced Pari Passu Companion Loans. Prior to the Servicing Shift

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Securitization Date, the Hagerstown Premium Outlets Companion Loan will be a Serviced Pari Passu Companion Loan related to the issuing entity.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the Hagerstown Premium Outlets Mortgage Loan will be a Servicing Shift Mortgage Loan related to the issuing entity.

“Servicing Shift PSA” means the Hagerstown Premium Outlets Pooling and Servicing Agreement.

“Servicing Shift Securitization Date” means the Hagerstown Premium Outlets Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the Hagerstown Premium Outlets Whole Loan will be a Servicing Shift Whole Loan related to the issuing entity.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement. Each of the 787 Seventh Avenue Subordinate Companion Loan and the 225 Liberty Street Subordinate Companion Loans will be Subordinate Companion Loans.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten Debt Yield(1)
787 Seventh Avenue(2)	$80,000,000	9.8%	$486,000,000	$214,000,000	29.3%	3.53x	14.6%
Williamsburg Premium Outlets	$70,000,000	8.6%	$115,000,000	N/A	54.8%	2.52x	11.4%
Naples Grande Beach Resort	$60,000,000	7.3%	$105,000,000	N/A	62.6%	1.63x	10.4%
225 Liberty Street	$40,500,000	5.0%	$418,500,000	$441,000,000	32.8%	3.13x	16.0%
600 Broadway	$40,000,000	4.9%	$ 80,000,000	N/A	54.5%	1.61x	8.0%
SLS South Beach	$35,000,000	4.3%	$ 33,750,000	N/A	55.0%	2.10x	10.5%
7700 Parmer	$32,000,000	3.9%	$145,000,000	N/A	65.0%	1.84x	9.5%
Columbus Park Crossing	$30,500,000	3.7%	$ 40,000,000	N/A	75.0%	1.22x	8.4%
Hagerstown Premium Outlets	$30,000,000	3.7%	$ 47,000,000	N/A	51.3%	2.31x	14.6%
Hall Office Park A1/G1/G3	$28,000,000	3.4%	$ 27,900,000	N/A	73.8%	1.41x	9.2%
Renaissance Providence Downtown Hotel	$24,973,433	3.1%	$ 19,978,747	N/A	61.6%	1.43x	9.3%

(1)	Calculated based on the balance of the related Whole Loan excluding the Subordinate Companion Loans. With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as 7700 Parmer and Renaissance Providence Downtown Hotel, the Mortgage Loan LTV Ratio is calculated using “hypothetical as-is” and “as complete” appraised values for the Mortgaged Properties, respectively. See “Description of the Mortgage Pool—Appraised Value” for more information.

(2)	Excludes $220,000,000 of mezzanine debt.

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787 Seventh Avenue Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A 1 to this prospectus as 787 Seventh Avenue, representing approximately 9.8% of the Initial Pool Balance, with a Cut-off Date Balance of $80,000,000 (the “787 Seventh Avenue Mortgage Loan” or “Note A-7”), is part of a whole loan comprised of nine promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “787 Seventh Avenue Mortgaged Property”). The 787 Seventh Avenue Whole Loan is evidenced by: (i) one promissory Note A-7 that evidences the 787 Seventh Avenue Mortgage Loan; (ii) six pari passu promissory notes designated as Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $426,0000,000 (the “787 Seventh Avenue Standalone Pari Passu Companion Loans”), each of which is generally pari passu in right of payment with the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan (as defined below); (iii) one pari passu promissory note designated as Note A-8 having an outstanding principal balance as of the Cut-off Date of $60,000,000 (the “787 Seventh Avenue Non-Standalone Pari Passu Companion Loan” and, together with the 787 Seventh Avenue Standalone Pari Passu Companion Loans, the “787 Seventh Avenue Pari Passu Companion Loans”), which is generally pari passu in right of payment with the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Standalone Pari Passu Companion Loans; and (iv) one promissory notes designated as Note B with an outstanding principal balance as of the Cut-off Date of $214,000,000 (the “787 Seventh Avenue Subordinate Companion Loan” and, together with the 787 Seventh Avenue Pari Passu Companion Loans, the “787 Seventh Avenue Companion Loans”), which is subordinate in right of payment in respect of each of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans. The 787 Seventh Avenue Standalone Pari Passu Companion Loans and the 787 Seventh Avenue Subordinate Companion Loan are collectively referred to as the “787 Seventh Avenue Standalone Companion Loans”.

The 787 Seventh Avenue Subordinate Companion Loan, together with the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans, are referred to as the “787 Seventh Avenue Whole Loan”. Only the 787 Seventh Avenue Mortgage Loan is included in the Issuing Entity. Each of the 787 Seventh Avenue Standalone Pari Passu Companion Loans and 787 Seventh Avenue Subordinate Companion Loan is included in the COMM 2016-787S Mortgage Trust. The 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan is currently being held by GACC.

The holders of the 787 Seventh Avenue Whole Loan (the “787 Seventh Avenue Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 787 Seventh Avenue Noteholder (the “787 Seventh Avenue Intercreditor Agreement”).

Servicing. The 787 Seventh Avenue Whole Loan is currently being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “COMM 2016-787S Master Servicer”), and specially serviced by Wells Fargo Bank, National Association, as special servicer (in such capacity, the “COMM 2016-787S Special Servicer”), pursuant to the trust and servicing agreement, dated as of March 1, 2016 (the “COMM 2016-787S Trust and Servicing Agreement”), between the Depositor, the COMM 2016-787S Master Servicer, the COMM 2016-787S Special Servicer, Wilmington Trust, National Association, as trustee (the “COMM 2016-787S Trustee”), and Deutsche Bank Trust Company Americas, as certificate administrator and custodian (the “COMM 2016-787S Certificate Administrator”), in connection with the COMM 2016-787S Mortgage Trust (into which each of the 787 Seventh Avenue Standalone Pari Passu Companion Loans and the 787 Seventh Avenue Subordinate Companion Loan have been deposited), and, subject to the terms of the 787 Seventh Avenue Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 787 Seventh Avenue Noteholder will be effected in accordance with the COMM 2016-787S Trust and Servicing Agreement and the 787 Seventh Avenue Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 787 Seventh Avenue Mortgage Loan (but not on the 787 Seventh Avenue Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

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The COMM 2016-787S Master Servicer or COMM 2016-787S Trustee, as applicable, will be obligated to make servicing advances with respect to the 787 Seventh Avenue Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2016-787S Trust and Servicing Agreement.

Distributions. The 787 Seventh Avenue Intercreditor Agreement sets forth the respective rights of the holders of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans with respect to distributions of funds received in respect of the related 787 Seventh Avenue Whole Loan, and provides, in general, that:

•	the 787 Seventh Avenue Subordinate Companion Loan is, at all times, junior, subject and subordinate to the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans, and the right of the holders of the 787 Seventh Avenue Subordinate Companion Loan (the “787 Seventh Avenue Subordinate Companion Loan Holder”) to receive payments with respect to the 787 Seventh Avenue Subordinate Companion Loan is, to the extent set forth in the 787 Seventh Avenue Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans to receive payments with respect to the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans.

•	prior to calculating any amounts of interest or principal due to the holders of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans, the principal balance of the 787 Seventh Avenue Subordinate Companion Loan will be reduced (but not below zero) by any realized loss with respect to the 787 Seventh Avenue Whole Loan, and after the principal balance of the 787 Seventh Avenue Subordinate Companion Loans has been reduced to zero, the principal balances of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the 787 Seventh Avenue Whole Loan.

•	If no (i) event of default with respect to an obligation of the borrowers to pay money due under the 787 Seventh Avenue Whole Loan or (ii) non-monetary event of default pursuant to which the 787 Seventh Avenue Whole Loan becomes a specially serviced loan (a “Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the COMM 2016-787S Master Servicer or the COMM 2016-787S Special Servicer, as applicable) will be distributed as follows:

(i)	first, (A) first, to the Note A (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable property advances that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee, the master servicer or the special servicer and the master servicer or trustee with respect to any 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “p&i” advances or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable p&i advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the 787 Seventh Avenue Standalone Companion Loans (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable administrative advances with respect to the 787 Seventh Avenue Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the 787 Seventh Avenue Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

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(ii)	second, (A) first, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the COMM 2016-787S Master Servicer, the COMM 2016-787S Special Servicer or the COMM 2016-787S Trustee), as applicable, with respect to the 787 Seventh Avenue Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the 787 Seventh Avenue Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the 787 Seventh Avenue Trust and Servicing Agreement;

(iii)	third, to the Note A and the Note B (or the COMM 2016-787S Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the COMM 2016-787S Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the COMM 2016-787S Whole Loan under the COMM 2016-787S Trust and Servicing Agreement;

(iv)	fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)	fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note A, on a pro rata basis, in an amount equal to all such payments and prepayments of principal, until the related principal balances have been reduced to zero;

(vi)	sixth, if the proceeds of any foreclosure sale or any liquidation of the COMM 2016-787S Whole Loan or the COMM 2016-787S Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to Note A in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(vii)	seventh, to Note B, in an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate;

(viii)	eighth, in respect of principal collections, with respect to all payments and prepayments of principal, to Note B, in an amount equal to all such payments and prepayments of principal, until the principal balance has been reduced to zero;

(ix)	ninth, to Note B, an amount equal to the unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(x)	tenth, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the principal balance at the COMM 2016-787S Whole Loan interest rate and (iii) not required to be paid to the COMM 2016-787S Master Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a COMM 2016-787S Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A

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default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xi)	eleventh, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrower;

(xii)	twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the COMM 2016-787S Master Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a COMM 2016-787S Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiii)	thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the COMM 2016-787S Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

The COMM 2016-787S Master Servicer and the COMM 2016-787S Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the COMM 2016-787S Trust and Servicing Agreement.

After the occurrence of and during the continuance of a Triggering Event of Default, all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the COMM 2016-787S Master Servicer or the COMM 2016-787S Special Servicer, as applicable) will be distributed as follows:

(i)	first, (A) first, to the Note A (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable property advances that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee, the master servicer or the trustee, and the master servicer or trustee of any pooling and servicing agreement relating to a COMM 2016-787S Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “p&i advances” or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable p&i advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the 787 Seventh Avenue Standalone Companion Loans (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable administrative advances with respect to the 787 Seventh Avenue Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the 787 Seventh Avenue Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)	second, (A) first, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the COMM 2016-787S Master Servicer, the COMM 2016-787S Special Servicer or the COMM 2016-787S Trustee), as applicable, with respect to the COMM 2016-787S Whole Loan,

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including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-787S Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the COMM 2016-787S Trust and Servicing Agreement;

(iii)	third, to the Note A and the Note B (or the COMM 2016-787S Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the COMM 2016-787S Special Servicer), any special servicing fees (including without limitation any workout fees and liquidation fees) earned by it with respect to the COMM 2016-787S Whole Loan under the COMM 2016-787S Trust and Servicing Agreement;

(iv)	fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)	fifth, to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate;

(vi)	sixth, pari passu to Note A, on a pro rata basis, in an amount equal to the outstanding principal balance of each such Note, until the related principal balances have been reduced to zero;

(vii)	seventh, if the proceeds of any foreclosure sale or any liquidation of the COMM 2016-787S Whole Loan or the COMM 2016-787S Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to Note A, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(viii)	eighth, to Note B, in an amount equal to the outstanding principal balance of Note B, until the principal balance has been reduced to zero;

(ix)	ninth, to Note B, an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(x)	tenth, any interest accrued at the default rate on the stated principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance at the COMM 2016-787S Whole Loan interest rate and (iii) not required to be paid to the COMM 2016-787S Master Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xi)	eleventh, pro rata and pari passu, to the Note A holder, any prepayment premium allocable to any prepayment of Note A, and then, to the Note B holder, any prepayment premium

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allocable to any prepayment of Note B, in each case, to the extent actually paid by the borrower;

(xii)	twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the COMM 2016-787S Master Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiii)	thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) will be distributed pro rata to the Notes in accordance with their respective initial percentage interests.

For the purpose of this “—Distributions” section, with respect to the 787 Seventh Avenue Mortgage Loan, the 787 Seventh Avenue Pari Passu Companion Loans and the 787 Seventh Avenue Subordinate Companion Loan, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the 787 Seventh Avenue Whole Loan.

In addition, solely for the purpose of this “—Distributions” section, the following terms have the meaning below:

“Note A” means, individually or collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8, as the context requires.

Control and Consultation. The controlling holder under the 787 Seventh Avenue Intercreditor Agreement is currently the COMM 2016-787S Directing Holder. The “COMM 2016-787S Directing Holder”, as of any date of determination, will be, during a COMM 2016-787S Subordinate Control Period or a COMM 2016-787S Subordinate Consultation Period, the COMM 2016-787S Controlling Class Representative or its designee. As of the Closing Date, the COMM 2016-787S Directing Holder is expected to be NYL Investors LLC.

A “COMM 2016-787S Subordinate Control Period” means any period when the certificate balance of the COMM 2016-787S Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the 787 Seventh Avenue Standalone Companion Loans, then a COMM 2016-787S Subordinate Control Period will be deemed to then be in effect. If the COMM 2016-787S Directing Holder is a borrower related party, a COMM 2016-787S Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the COMM 2016-787S Directing Holder or a COMM 2016-787S Controlling Class Certificateholder has the right to appoint the successor special servicer to a COMM 2016-787S Special Servicer that is a borrower related party.

A “COMM 2016-787S Subordinate Consultation Period” means any period when both (i) the certificate balance of the COMM 2016-787S Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of appraisal reduction amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. If the COMM 2016-787S Directing Holder is a borrower related party, a COMM 2016-787S Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the COMM 2016-787S Directing Holder or a COMM 2016-787S Controlling Class

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Certificateholder has the right to appoint the successor special servicer to a COMM 2016-787S Special Servicer that is a borrower related party.

When the certificate balance of the COMM 2016-787S Mortgage Trust Class D Certificates (without regard to the application of appraisal reduction Amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the COMM 2016-787S Directing Holder will have no consent or consultation rights under the COMM 2016-787S Trust and Servicing Agreement except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the COMM 2016-787S Trust and Servicing Agreement.

Certain decisions to be made with respect to the 787 Seventh Avenue Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2016-787S Trust and Servicing Agreement are expected to require the approval of the COMM 2016-787S Directing Holder.

The “COMM 2016-787S Controlling Class” will be, as of any time of determination, the COMM 2016-787S Mortgage Trust Class D Certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments and realized losses allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class or, if such class does not meet the preceding requirement, there will be no COMM 2016-787S Controlling Class.

A “COMM 2016-787S Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the COMM 2016-787S Controlling Class.

The “COMM 2016-787S Controlling Class Representative” will be the COMM 2016-787S Controlling Class Certificateholder selected by more than 50% of the COMM 2016-787S Controlling Class Certificateholders, by certificate balance, provided, that absent or until such selection, or upon receipt of a written notice from a majority of the COMM 2016-787S Controlling Class Certificateholders that a COMM 2016-787S Controlling Class Representative is no longer designated, the COMM 2016-787S Controlling Class Representative will be the COMM 2016-787S Controlling Class Certificateholder that certifies to the COMM 2016-787S Certificate Administrator that it owns the largest aggregate certificate balance of the COMM 2016-787S Controlling Class; provided, further that, notwithstanding the foregoing, so long as NYL Investors LLC or its affiliate is the holder of at least 44% of the COMM 2016-787S Controlling Class (by certificate balance), such holder, or the representative appointed by such holder, will be the COMM 2016-787S Controlling Class Representative and the COMM 2016-787S Directing Holder.

Neither the COMM 2016-787S Master Servicer nor the COMM 2016-787S Special Servicer will be permitted to follow any direction or objection provided by the COMM 2016-787S Directing Holder that would require or cause the COMM 2016-787S Master Servicer or the COMM 2016-787S Special Servicer to violate any provision of the Mortgage Loan documents, the COMM 2016-787S Intercreditor Agreement, applicable law or the COMM 2016-787S Trust and Servicing Agreement, including without limitation the COMM 2016-787S Master Servicer’s or the COMM 2016-787S Special Servicer’s obligation to act in accordance with the servicing standard, or expose any certificateholder, the COMM 2016-787S Master Servicer, the COMM 2016-787S Special Servicer, the COMM 2016-787S Certificate Administrator, the COMM 2016-787S Trustee or the COMM 2016-787S Mortgage Trust or their affiliates, officers, directors or agent to any claim, suit or liability, result in the imposition of a tax upon the COMM 2016-787S Mortgage Trust or materially expand the scope of the COMM 2016-787S Master Servicer’s or the COMM 2016-787S Special Servicer’s responsibilities under the COMM 2016-787S.

Cure Rights. If the 787 Seventh Avenue Subordinate Companion Loan is no longer included in the COMM 2016-787S Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the 787 Seventh Avenue Whole Loan, then the 787 Seventh Avenue Subordinate Companion Loan holder will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default

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may be extended by an additional 60 days (for a total of up to 90 days). If the 787 Seventh Avenue Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the 787 Seventh Avenue Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the COMM 2016-787S Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the 787 Seventh Avenue Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the 787 Seventh Avenue Subordinate Companion Loan holder and the applicable cure period has not expired and the 787 Seventh Avenue Subordinate Companion Loan holder is permitted to cure under the terms of the 787 Seventh Avenue Intercreditor Agreement, the default will not be treated as a default or a Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the 787 Seventh Avenue Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the 787 Seventh Avenue Mortgaged Property, or (iii) for purposes of treating the 787 Seventh Avenue Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the 787 Seventh Avenue Subordinate Companion Loan Holders’ right to cure a default will be limited to 6 Cure Events over the life of the 787 Seventh Avenue Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the 787 Seventh Avenue Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option. If the 787 Seventh Avenue Subordinate Companion Loan is no longer included in the COMM 2016-787S Mortgage Trust and a Triggering Event of Default has occurred and is continuing, then, upon written notice from the COMM 2016-787S Special Servicer of such occurrence (a “Repurchase Option Notice”), the Note B holder will have the right (and if all of the 787 Seventh Avenue Subordinate Companion Loan Holders provide such notice, then all of the 787 Seventh Avenue Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the COMM 2016-787S Special Servicer (the “Repurchase Election Notice”) after the occurrence of the Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the COMM 2016-787S Trust and Servicing Agreement and the 787 Seventh Avenue Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the 787 Seventh Avenue Mortgage Loan and 787 Seventh Avenue Pari Passu Companion Loans for the applicable purchase price provided in the 787 Seventh Avenue Intercreditor Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The COMM 2016-787S Special Servicer will be required to give the 787 Seventh Avenue Subordinate Companion Loan Holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the COMM 2016-787S Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the 787 Seventh Avenue Subordinate Companion Loan Holders and the 787 Seventh Avenue Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the COMM 2016-787S Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the 787 Seventh Avenue Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the COMM 2016-787S Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans.

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Sale of Defaulted 787 Seventh Avenue Whole Loan. Pursuant to the terms of the 787 Seventh Avenue Intercreditor Agreement, if the 787 Seventh Avenue Whole Loan becomes a defaulted mortgage loan, and if the COMM 2016-787S Special Servicer determines to sell the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans in accordance with the COMM 2016-787S Trust and Servicing Agreement, then the COMM 2016-787S Special Servicer will have the right and the obligation to sell the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2016-787S Trust and Servicing Agreement. In connection with any such sale, the COMM 2016-787S Special Servicer will be required to follow the procedures set forth in the COMM 2016-787S Trust and Servicing Agreement.

Special Servicer Appointment Rights. Pursuant to the 787 Seventh Avenue Intercreditor Agreement and the COMM 2016-787S Trust and Servicing Agreement, the COMM 2016-787S Directing Holder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the COMM 2016-787S Special Servicer then acting with respect to the 787 Seventh Avenue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative).

Williamsburg Premium Outlets Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Williamsburg Premium Outlets, representing approximately 8.6% of the Initial Pool Balance, with a Cut-off Date Balance of $70,000,000 (the “Williamsburg Premium Outlets Mortgage Loan”), is part of a Whole Loan comprised of six promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Williamsburg Premium Outlets Mortgaged Property”). The Williamsburg Premium Outlets Mortgage Loan is evidenced by promissory Note A-1 and promissory Note A-6. The portions of the Williamsburg Premium Outlets Whole Loan (as defined below) evidenced by (a) promissory Note A-2 and promissory Note A-5, with an aggregate Cut-off Date Balance of $65,000,000, which (subject to any applicable financing arrangement) are currently being held by GACC (or an affiliate) and (b) promissory Note A-3 and promissory Note A-4, with an aggregate Cut-off Date Balance of $50,000,000, which are included in the COMM 2016-DC2 Mortgage Trust (collectively, the “Williamsburg Premium Outlets Companion Loans”), are pari passu in right of payment with the Williamsburg Premium Outlets Mortgage Loan. The Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Companion Loans are collectively referred to as the “Williamsburg Premium Outlets Whole Loan” in this prospectus. The Williamsburg Premium Outlets Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the Williamsburg Premium Outlets Whole Loan (the “Williamsburg Premium Outlets Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Williamsburg Premium Outlets Noteholder (the “Williamsburg Premium Outlets Intercreditor Agreement”).

Servicing. The Williamsburg Premium Outlets Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the Williamsburg Premium Outlets Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Williamsburg Premium Outlets Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on any Williamsburg Premium Outlets Mortgage Loan (but not on the Williamsburg Premium Outlets Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the Williamsburg Premium Outlets Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The Williamsburg Premium Outlets Intercreditor Agreement sets forth the respective rights of each of the Williamsburg Premium Outlets Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Williamsburg Premium Outlets Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise

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applied or released in accordance with the related Mortgage Loan documents) will be applied to the Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Williamsburg Premium Outlets Intercreditor Agreement with respect to the Williamsburg Premium Outlets Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the Williamsburg Premium Outlets Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists.

Pursuant to the terms of the Williamsburg Premium Outlets Intercreditor Agreement, the Williamsburg Premium Outlets Non-Controlling Note Holders will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Williamsburg Premium Outlets Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Williamsburg Premium Outlets Non-Controlling Note Holders will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such Williamsburg Premium Outlets Non-Controlling Note Holders have responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Williamsburg Premium Outlets Non-Controlling Note Holders’ consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Companion Loans.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the Williamsburg Premium Outlets Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related Mortgage Loan documents, applicable law, the PSA, the Williamsburg Premium Outlets Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the Williamsburg Premium Outlets Non-Controlling Note Holders described above, the Williamsburg Premium Outlets Non-Controlling Note Holders will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Williamsburg Premium Outlets Whole Loan are discussed.

The “Williamsburg Premium Outlets Non-Controlling Note Holder” means, with respect to the Williamsburg Premium Outlets Companion Loan, (i) until the Williamsburg Premium Outlets Companion Loan is included in a securitization, the holder of the Williamsburg Premium Outlets Companion Loan and (ii) if the Williamsburg Premium Outlets Companion Loan is included in a securitization, the party entitled

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under such securitization to exercise the rights granted to the holder of the Williamsburg Premium Outlets Companion Loan under the Williamsburg Premium Outlets Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Williamsburg Premium Outlets Intercreditor Agreement, if the Williamsburg Premium Outlets Whole Loan becomes a Defaulted Mortgage Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the Williamsburg Premium Outlets Intercreditor Agreement to pursue a sale of the Williamsburg Premium Outlets Mortgage Loan, the special servicer will be required to sell the Williamsburg Premium Outlets Mortgage Loan together with the Williamsburg Premium Outlets Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the Williamsburg Premium Outlets Intercreditor Agreement; provided that the special servicer will not be permitted to sell the Williamsburg Premium Outlets Whole Loan without the consent of each Williamsburg Premium Outlets Non-Controlling Note Holders unless the special servicer has satisfied certain notice and information delivery requirements.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the Williamsburg Premium Outlets Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Williamsburg Premium Outlets Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

Naples Grande Beach Resort Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Naples Grande Beach Resort, representing approximately 7.3% of the Initial Pool Balance, with a Cut-off Date Balance of $60,000,000 (the “Naples Grande Beach Resort Mortgage Loan”), is part of a whole loan comprised of three promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Naples Grande Beach Resort Mortgaged Property”). The Naples Grande Beach Resort Mortgage Loan is evidenced by promissory Note A-2. The portion of the Naples Grande Beach Resort Whole Loan (as defined below) evidenced by (a) promissory Note A-1, with a Cut-off Date Balance of $70,000,000, which is included in the JPMBB 2016-C1 Mortgage Trust and (b) promissory Note A-3, with a Cut-off Date Balance of $35,000,000, which (subject to any applicable financing arrangement) is currently being held by JPMCB (or an affiliate) are referred to in this prospectus as the “Naples Grande Beach Resort Companion Loans” and each is pari passu in right of payment with the Naples Grande Beach Resort Mortgage Loan. The Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Companion Loans are collectively referred to in this prospectus as the “Naples Grande Beach Resort Whole Loan.” The Naples Grande Beach Resort Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Naples Grande Beach Resort Whole Loan (the “Naples Grande Beach Resort Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Naples Grande Beach Resort Noteholder (the “Naples Grande Beach Resort Intercreditor Agreement”).

Servicing. The Naples Grande Beach Resort Whole Loan is currently being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMBB 2016-C1 Master Servicer”) and specially serviced by Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “JPMBB 2016-C1 Special Servicer”), pursuant to the pooling and servicing agreement entered into between J.P. Morgan Chase Commercial Mortgage Securities Corp., the JPMBB 2016-C1 Master Servicer, the JPMBB 2016-C1 Special Servicer, Wilmington Trust, National Association, as trustee (the “JPMBB 2016-C1 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “JPMBB 2016-C1 Certificate Administrator”), Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “JPMBB 2016-C1 Operating Advisor”) and Pentalpha Surveillance LLC, as asset representations reviewer (in such capacity, the “JPMBB 2016-C1 Asset Representations Reviewer”), in connection with the JPMBB 2016-C1 Mortgage Trust (into which the Naples Grande Beach Resort Companion Loan designated as Note A-1 was deposited)(the “JPMBB

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2016-C1 Pooling and Servicing Agreement”), and, subject to the terms of the Naples Grande Beach Resort Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Naples Grande Beach Resort Noteholder will be effected in accordance with the JPMBB 2016-C1 Pooling and Servicing Agreement and the Naples Grande Beach Resort Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Naples Grande Beach Resort Mortgage Loan (but not on the Naples Grande Beach Resort Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Trustee, as applicable, will be obligated to make servicing advances with respect to the Naples Grande Beach Resort Whole Loan, in each case unless a similar determination of nonrecoverability is made under the JPMBB 2016-C1 Pooling and Servicing Agreement.

Distributions. The Naples Grande Beach Resort Intercreditor Agreement sets forth the respective rights of each of the Naples Grande Beach Resort Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Naples Grande Beach Resort Whole Loan will be applied to the Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder with respect to the Naples Grande Beach Resort Whole Loan will be the directing certificateholder or such other party specified in the JPMBB 2016-C1 Pooling and Servicing Agreement (such party, the “Naples Grande Beach Resort Directing Certificateholder”). Certain decisions to be made with respect to the Naples Grande Beach Resort Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report with respect to the Naples Grande Beach Resort Whole Loan or any related REO Property, prior to the occurrence and continuance of a control termination event under the JPMBB 2016-C1 Pooling and Servicing Agreement, will require the approval of the Naples Grande Beach Resort Directing Certificateholder.

Pursuant to the terms of the Naples Grande Beach Resort Intercreditor Agreement, the Directing Certificateholder (the “Naples Grande Beach Resort Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Special Servicer, as applicable, is required to provide to the Naples Grande Beach Resort Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Naples Grande Beach Resort Directing Certificateholder (but without regard to whether or not the JPMBB 2016-C1 Directing Certificateholder actually has lost any rights to receive such information as a result of a control termination event or a consultation termination event under the JPMBB 2016-C1 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Naples Grande Beach Resort Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the Naples Grande Beach Resort Non-Controlling Note Holder. The consultation right of the Naples Grande Beach Resort Non-Controlling Note Holder will expire 10 business days after the delivery of notice and information relating to the matter subject to consultation, whether or not the Naples Grande Beach Resort Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information related thereto. Notwithstanding the Naples Grande Beach Resort Non-Controlling Note Holder’s consultation rights described above, the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such

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decision is necessary to protect the interests of the holders of the Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Companion Loans. In no event will the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer be obligated to follow or take any alternative actions recommended by the Naples Grande Beach Resort Non-Controlling Note Holder.

Notwithstanding the foregoing consultation rights, no direction or objection by the Naples Grande Beach Resort Non-Controlling Note Holder may require or cause the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Special Servicer, as applicable, to violate any provision of any related Mortgage Loan documents, the Naples Grande Beach Resort Intercreditor Agreement, applicable law, the JPMBB 2016-C1 Pooling and Servicing Agreement or the REMIC provisions, including, without limitation, the JPMBB 2016-C1 Master Servicer’s or the JPMBB 2016-C1 Special Servicer’s obligation to act in accordance with the applicable servicing standard, or expose the JPMBB 2016-C1 Master Servicer, JPMBB 2016-C1 Special Servicer or the applicable certificate administrator, senior trust advisor, trust fund or the trustee to liability, or materially expand the scope of the JPMBB 2016-C1 Master Servicer’s or JPMBB 2016-C1 Special Servicer’s responsibilities under the JPMBB 2016-C1 Pooling and Servicing Agreement.

In addition to the consultation rights of the Naples Grande Beach Resort Non-Controlling Note Holder described above, the Naples Grande Beach Resort Non-Controlling Note Holder will have the right to right to attend annual meetings (either telephonically or in person, in the discretion of the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable) with the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable, in which servicing issues related to the Naples Grande Beach Resort Whole Loan are discussed.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Naples Grande Beach Resort Intercreditor Agreement, if the Naples Grande Beach Resort Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the JPMBB 2016-C1 Pooling and Servicing Agreement, the JPMBB 2016-C1 Special Servicer will be required to sell the Naples Grande Beach Resort Mortgage Loan together with the Naples Grande Beach Resort Companion Loans as a single whole loan. The Naples Grande Beach Resort Whole Loan is required to be sold at a price established in accordance with the process described by the Naples Grande Resort Intercreditor Agreement.

Appointment of Special Servicer. The Naples Grande Beach Resort Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the JPMBB 2016-C1 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the JPMBB 2016-C1 Special Servicer for the Naples Grande Beach Resort Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Naples Grande Beach Resort Non-Controlling Note Holder as long as such replacement special servicer satisfies certain conditions set forth in the JPMBB 2016-C1 Pooling and Servicing Agreement.

225 Liberty Street Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A 1 to this prospectus as 225 Liberty Street, representing approximately 5.0% of the Initial Pool Balance, with a Cut-off Date Balance of $40,500,000 (the “225 Liberty Street Mortgage Loan”), is part of a whole loan comprised of nine promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “225 Liberty Street Mortgaged Property”). The 225 Liberty Street Mortgage Loan is evidenced by promissory Note A-1E. The portions of the 225 Liberty Street Whole Loan (as defined below) evidenced by (a) promissory Note A-1A, promissory Note A-1B and promissory Note A-1C, with an aggregate Cut-off Date Balance of $337,500,000, which are included in the 225 Liberty Street Trust 2016-225L Mortgage Trust and are pari passu in right of payment with the 225 Liberty Street Mortgage Loan, (b) promissory Note A-1D, with an outstanding principal balance as of the Cut-off Date of $40,500,000, which (subject to any applicable financing arrangement) is currently being held by Citigroup Global Markets Realty Corp. (or an affiliate), is expected to be included in the CGCMT 2016-P3 Mortgage Trust and is pari passu in right of payment with the 225 Liberty Street

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Mortgage Loan, (c) promissory Note A-1F, with an outstanding principal balance as of the Cut-off Date of $40,500,000, which is included in the WFCM 2016-C33 Mortgage Trust and is pari passu in right of payment with the 225 Liberty Street Mortgage Loan are referred to in this prospectus as the “225 Liberty Street Pari Passu Companion Loans” and (d) promissory Note A-2A, promissory Note A-2B and promissory Note A-2C, with an aggregate Cut-off Date Balance of $441,000,000, which are included in the 225 Liberty Street Trust 2016-225L Mortgage Trust and are subordinate in right of payment to the 225 Liberty Street Mortgage Loan are referred to in this prospectus as the “225 Liberty Street Subordinate Companion Loans”, and together with the 225 Liberty Street Pari Passu Companion Loans, the “225 Liberty Street Companion Loans”. The 225 Liberty Street Mortgage Loan and the 225 Liberty Street Companion Loans are collectively referred to in this prospectus as the “225 Liberty Street Whole Loan.” The 225 Liberty Street Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the 225 Liberty Street Whole Loan (the “225 Liberty Street Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 225 Liberty Street Noteholder (the “225 Liberty Street Intercreditor Agreement”).

Servicing. The 225 Liberty Street Whole Loan is currently being serviced by Wells Fargo Bank, National Association, as master servicer (the “225 Liberty Street Trust 2016-225L Master Servicer”) and specially serviced by Trimont Real Estate Advisors, LLC, as special servicer (the “225 Liberty Street Trust 2016-225L Special Servicer”), pursuant to the trust and servicing agreement entered into between Citigroup Commercial Mortgage Securities Inc., the 225 Liberty Street Trust 2016-225L Master Servicer, the 225 Liberty Street Trust 2016-225L Special Servicer, Wilmington Trust, National Association, as trustee (the “225 Liberty Street Trust 2016-225L Trustee”) and Citibank, N.A., as certificate administrator and custodian (the “225 Liberty Street Trust 2016-225L Certificate Administrator”), in connection with the 225 Liberty Street Trust 2016-225L Mortgage Trust (into which the 225 Liberty Street Companion Loan designated as Note A-1 was deposited) (the “225 Liberty Street Trust 2016-225L Trust and Servicing Agreement”), and, subject to the terms of the 225 Liberty Street Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 225 Liberty Street Noteholder will be effected in accordance with the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement and the 225 Liberty Street Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 225 Liberty Street Mortgage Loan (but not on the 225 Liberty Street Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The 225 Liberty Street Trust 2016-225L Master Servicer or the 225 Liberty Street Trust 2016-225L Trustee, as applicable, will be obligated to make servicing advances with respect to the 225 Liberty Street Whole Loan, in each case unless a similar determination of nonrecoverability is made under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement.

Distributions. The 225 Liberty Street Intercreditor Agreement sets forth the respective rights of the holders of the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Companion Loans with respect to funds received in respect of the related 225 Liberty Street Whole Loan, and provides, in general, that:

•	the 225 Liberty Street Subordinate Companion Loans are, at all times, junior, subject and subordinate to the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Pari Passu Companion Loans, and the right of the holders of the 225 Liberty Street Subordinate Companion Loans to receive payments with respect to the 225 Liberty Street Subordinate Companion Loans are, to the extent set forth in the 225 Liberty Street Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Pari Passu Companion Loans to receive payments with respect to the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Pari Passu Companion Loans.

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•	prior to calculating any amounts of interest or principal due to the holders of the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Pari Passu Companion Loans, the principal balance of the 225 Liberty Street Subordinate Companion Loans will be reduced (but not below zero) by any realized loss with respect to the 225 Liberty Street Whole Loan, and after the principal balance of the 225 Liberty Street Subordinate Companion Loans has been reduced to zero, the principal balances of the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the 225 Liberty Street Whole Loan.

•	As long as the 225 Liberty Street Whole Loan is outstanding, the available remittance amount shall be applied by the 225 Liberty Street Trust 2016-225L Master Servicer or the 225 Liberty Street Trust 2016-225L Special Servicer, as applicable, to the Note Holders (or the 225 Liberty Street Trust 2016-225L Master Servicer or the 225 Liberty Street Trust 2016-225L Special Servicer, as applicable) in the following order of priority and at such times as are set forth in the 225 Liberty Street Intercreditor Agreement:

(i)	first, (A) first, to the Note A-1 Holders, as applicable, up to the amount of any nonrecoverable property protection advances or nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance interest rate) (B) second, to the Note A-1 Holders, as applicable, on a pro rata and pari passu basis in accordance with the relative principal balance of such A-1 Notes, the amount of any nonrecoverable advances of principal and interest on the A-1 Notes (together with interest thereon at the applicable advance interest rate), and (C) third, to the Note A-2 Holders, as applicable, the amount of any nonrecoverable monthly payment advances on the A-2 Notes, each that remain unreimbursed (together with interest thereon at the advance interest rate);

(ii)	second, to the Note A-1 Holders, on a pro rata and pari passu basis (based on their respective entitlements in accordance with this clause), up to the amount of any unreimbursed costs and expenses paid on behalf of the Note A-1 Holders with respect to the Mortgage Loan pursuant to, and reimbursable pursuant to, the 225 Liberty Street Intercreditor Agreement or the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement to the extent not reimbursed pursuant to clause first above);

(iii)	third, to the Note A-1 Holders with respect to the A-1 Notes, on a pro rata and pari passu basis, in each case in an amount equal to the accrued and unpaid interest (through the end of the then most recently ended Interest Period) on the Note A-1A principal balance, the Note A-1B principal balance, the Note A-1C principal balance, the Note A-1D principal balance, the Note A-1E principal balance and the Note A-1F principal balance, as applicable, at the related interest rate in effect as of the date of the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, net of the applicable servicing fee rate, until all such interest is paid in full;

(iv)	fourth, to the Note A-2 Holders, as applicable, on a pro rata and pari passu basis (based on their respective entitlements in accordance with this clause), up to the amount of any unreimbursed costs and expenses paid on behalf of the Note A-2 Holders with respect to the Mortgage Loan pursuant to, and reimbursable pursuant to, the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement or the 225 Liberty Street Intercreditor Agreement (to the extent not reimbursed pursuant to clause first above);

(v)	fifth, to the Note A-2 Holders with respect to the A-2 Notes, on a pro rata and pari passu basis, in each case in an amount equal to the accrued and unpaid interest (through the end of the then most recently ended Interest Period) on the Note A-2A principal balance, the Note A-2B principal balance and the Note A-2C principal balance, as applicable, at the related interest rate in effect as of the date hereof, net of the applicable servicing fee rate, until all such interest is paid in full;

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(vi)	sixth, to the Note A-1 Holders with respect to the A-1 Notes, (i) at any time that no special loan event of default has occurred and is continuing, in an amount equal to all payments and prepayments of principal of the Mortgage Loan, on a pro rata and pari passu basis, in an amount equal to the Note A-1A principal balance, the Note A-1B principal balance, the Note A-1C principal balance, the Note A-1D principal balance, the Note A-1E principal balance and the Note A-1F principal balance, until such time as the Note A-1A principal balance, the Note A-1B principal balance, the Note A-1C principal balance, the Note A-1D principal balance, the Note A-1E principal balance and the Note A-1F principal balance have been reduced to zero, and (ii) at any time that a special loan event of default has occurred and is continuing, on a pro rata and pari passu basis, in an amount equal to the Note A-1A principal balance, the Note A-1B principal balance, the Note A-1C principal balance, the Note A-1D principal balance, the Note A-1E principal balance and the Note A-1F principal balance, until such time as the Note A-1A principal balance, the Note A-1B principal balance, the Note A-1C principal balance, the Note A-1D principal balance, the Note A-1E principal balance and the Note A-1F principal balance have been reduced to zero;

(vii)	seventh, to the Note A-2 Holders with respect to the A-2 Notes, (i) at any time that no special loan event of default has occurred and is continuing, in an amount equal to all payments and prepayments of principal of the Mortgage Loan (exclusive of any portion thereof applied pursuant to subclause (i) of clause sixth above), on a pro rata and pari passu basis, in an amount equal to the Note A-2A principal balance, the Note A-2B principal balance and the Note A-2C principal balance, until such time as the Note A-2A principal balance, the Note A-2B principal balance and the Note A-2C principal balance have been reduced to zero, and (ii) at any time that a special loan event of default has occurred and is continuing, on a pro rata and pari passu basis, in an amount equal to the Note A-2A principal balance, the Note A-2B principal balance and the Note A-2C principal balance, until such time as the Note A-2A principal balance, the Note A-2B principal balance and the Note A-2C principal balance have been reduced to zero;

(viii)	eighth, to the Note A-1 Holders with respect to the A-1 Notes, on a pro rata and pari passu basis, any prepayment fee due in accordance with the loan documents in connection with a payment or prepayment on the A-1 Notes, to the extent actually paid;

(ix)	ninth, to the Note A-1 Holders with respect to the A-1 Notes, on a pro rata and pari passu basis, any late payment charges or interest at the default rate due in respect of the A-1 Notes in accordance with the loan documents (after application as provided in the 225 Liberty Street Intercreditor Agreement and the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement), until all such amounts are paid;

(x)	tenth, to the Note A-2 Holders with respect to the A-2 Notes, on a pro rata and pari passu basis, any prepayment fee due in accordance with the loan documents in connection with a payment or prepayment on the A-2 Notes, to the extent actually paid;

(xi)	eleventh, to the Note A-2 Holders with respect to the A-2 Notes, on a pro rata and pari passu basis, any late payment charges or interest at the default rate due in respect of the A-2 Notes in accordance with the loan documents (after application as provided in the 225 Liberty Street Intercreditor Agreement and the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement), until all such amounts are paid; and

(xii)	twelfth, to the Note Holders, any remaining amounts to be allocated between the Note Holders on a pro rata and pari passu basis.

The 225 Liberty Street Trust 2016-225L Master Servicer or the 225 Liberty Street Trust 2016-225L Special Servicer, as applicable, have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement.

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In addition, solely for the purposes of this “—Distributions” section, the following terms have the meaning below:

“A-1 Note” means, individually or collectively, Note A-1A, Note A-1B, Note A-1C, Note A-1D, Note A-1E and Note A-1F, as the context requires.

“A-2 Note” means, individually or collectively, Note A-2A, Note A-2B and Note A-2C, as the context requires.

Consultation and Control. The controlling note holder under the 225 Liberty Street Intercreditor Agreement is currently the Majority Controlling Class Certificateholder or its designee as specified in the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement (such party, the “225 Liberty Street Majority Controlling Class Certificateholder”). Certain decisions to be made with respect to the 225 Liberty Street Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report with respect to the 225 Liberty Street Whole Loan or any related REO Property, prior to the occurrence and continuance of a control termination event under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, will require the approval of the 225 Liberty Street Majority Controlling Class Certificateholder or its designee.

A “225 Liberty Street Trust 2016-225L Control Period” is any period when a special servicing loan event is in effect and the certificate balance of any class of control eligible certificates (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is at least equal to 25% of the initial certificate balance of such class of certificates. A 225 Liberty Street Trust 2016-225L Control Period that would otherwise be in effect in accordance with the foregoing provisions of this definition shall be deemed not to be in effect if the 225 Liberty Street Trust 2016-225L Master Servicer, 225 Liberty Street Trust 2016-225L Special Servicer, 225 Liberty Street Trust 2016-225L Trustee and 225 Liberty Street Trust 2016-225L Certificate Administrator are notified that the controlling class certificateholder or the Majority Controlling Class Certificateholders are borrower restricted parties.

A “225 Liberty Street Trust 2016-225L Consultation Period” is any period when a special servicing loan event is in effect and both: (i) the certificate balance of each class of control eligible certificates (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of control eligible certificates; and (ii) the certificate balance of any class of control eligible certificates (without regard to the application of appraisal reduction amounts allocable to such class of control eligible certificates) is at least equal to 25% of the initial certificate balance of such class of certificates. A consultation period that would otherwise be in effect in accordance with the foregoing provisions of this definition shall be deemed not to be in effect if the 225 Liberty Street Trust 2016-225L Master Servicer, 225 Liberty Street Trust 2016-225L Special Servicer, 225 Liberty Street Trust 2016-225L Trustee and 225 Liberty Street Trust 2016-225L Certificate Administrator are notified that the controlling class certificateholder or the Majority Controlling Class Certificateholders are borrower restricted parties.

A “225 Liberty Street Trust 2016-225L Controlling Class” is as of any time of determination, the most subordinate class of control eligible certificates then outstanding that has an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts then allocable to such class, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or, if no class of control eligible certificates meets the preceding requirement, the Class E Certificates. No other class of certificates will be eligible to act as the controlling class or appoint a Controlling Class Representative. The controlling class is currently the Class F Certificates. The “225 Liberty Street Majority Controlling Class Certificateholder” is the holder(s) or beneficial owner(s) of certificates representing more than 50% of the certificate balance of the 225 Liberty Street Trust 2016-225L Controlling Class.

No advice, direction or objection from or by the 225 Liberty Street Majority Controlling Class Certificateholder may (and the 225 Liberty Street Trust 2016-225L Master Servicer or 225 Liberty Street Trust 2016-225L Special Servicer, as applicable, shall ignore and act without regard to any such advice, direction or objection that the 225 Liberty Street Trust 2016-225L Master Servicer or 225 Liberty Street

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Trust 2016-225L Special Servicer, as applicable, has determined, in its reasonable, good faith judgment, would): (A) require or cause the 225 Liberty Street Trust 2016-225L Master Servicer or 225 Liberty Street Trust 2016-225L Special Servicer, as applicable, to violate applicable law, the terms of the mortgage loan documents, the 225 Liberty Street Intercreditor Agreement, the Mezzanine Intercreditor Agreement or any section of the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, including the 225 Liberty Street Trust 2016-225L Master Servicer’s or 225 Liberty Street Trust 2016-225L Special Servicer’s obligation to act in accordance with the accepted servicing practices, (B) result in the imposition of federal income tax on the 225 Liberty Street Trust 2016-225L Trust, cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, (C) expose the 225 Liberty Street Trust 2016-225L Trust, any certificateholder, any 225 Liberty Street Companion Loan Holder, the depositor, the 225 Liberty Street Trust 2016-225L Master Servicer, the 225 Liberty Street Trust 2016-225L Special Servicer, the 225 Liberty Street Trust 2016-225L Trustee, the 225 Liberty Street Trust 2016-225L Certificate Administrator or any of their respective affiliates, members, managers, officers, directors, employees or agents, to any material claim, suit or liability or (D) materially expand the scope of the 225 Liberty Street Trust 2016-225L Master Servicer’s or 225 Liberty Street Trust 2016-225L Special Servicer’s responsibilities under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement or the scope of the 225 Liberty Street Trust 2016-225L Trustee’s or 225 Liberty Street Trust 2016-225L Certificate Administrator’s responsibilities under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the 225 Liberty Street Intercreditor Agreement, if the 225 Liberty Street Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, the 225 Liberty Street Trust 2016-225L Special Servicer will be required to sell the 225 Liberty Street Mortgage Loan together with the 225 Liberty Street Companion Loans as a single whole loan.

Appointment of Special Servicer. The 225 Liberty Street Majority Controlling Class Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, will have the right, with or without cause, to replace the 225 Liberty Street Trust 2016-225L Special Servicer for the 225 Liberty Street Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the 225 Liberty Street Non-Controlling Note Holders as long as such replacement special servicer satisfies certain conditions set forth in the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement.

600 Broadway Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 600 Broadway, representing approximately 4.9% of the Initial Pool Balance, with a Cut-off Date Balance of $40,000,000 (the “600 Broadway Mortgage Loan”), is part of a Whole Loan comprised of 8 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “600 Broadway Mortgaged Property”). The 600 Broadway Mortgage Loan is evidenced by promissory notes A-4, A-5-1 and A-5-2. The portions of the 600 Broadway Whole Loan (as defined below) evidenced by (a) promissory notes A-1, A-2-1 and A-3, with an aggregate Cut-off Date Balance of $50,000,000, which are currently held by The Bank of New York Mellon (“BNYM”) and are expected to be included in the CGCMT 2016-P3 Mortgage Trust, (b) promissory note A-2-2, with a Cut-off Date Balance of $10,000,000, which (subject to any applicable financing arrangement) is currently being held by The Bank of New York Mellon (or an affiliate) and (c) promissory note A-6, with a Cut-off Date Balance of $20,000,000, which (subject to any applicable financing arrangement) is currently being held by GACC (or an affiliate) and which may be sold to BNYM (or an affiliate), are collectively referred to in this prospectus as the “600 Broadway Companion Loans” and each is pari passu in right of payment with the 600 Broadway Mortgage Loan. The 600 Broadway Mortgage Loan and the 600 Broadway Companion Loans are collectively referred to as the “600 Broadway Whole Loan” in this prospectus. The 600 Broadway Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

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The holders of the promissory notes evidencing the 600 Broadway Whole Loan (the “600 Broadway Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 600 Broadway Noteholder (the “600 Broadway Intercreditor Agreement”).

Servicing. The 600 Broadway Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the 600 Broadway Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 600 Broadway Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on any 600 Broadway Mortgage Loan (but not on the 600 Broadway Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the 600 Broadway Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The 600 Broadway Intercreditor Agreement sets forth the respective rights of each of the 600 Broadway Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the 600 Broadway Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the 600 Broadway Mortgage Loan and the 600 Broadway Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the 600 Broadway Intercreditor Agreement with respect to the 600 Broadway Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the 600 Broadway Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists.

Pursuant to the terms of the 600 Broadway Intercreditor Agreement, the 600 Broadway Non-Controlling Note Holders will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the 600 Broadway Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the 600 Broadway Non-Controlling Note Holders will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such 600 Broadway Non-Controlling Note Holders have responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the 600 Broadway Non-Controlling Note Holders’ consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 600 Broadway Mortgage Loan and the 600 Broadway Companion Loans.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the 600 Broadway Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the 600 Broadway Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent,

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trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the 600 Broadway Non-Controlling Note Holders described above, the 600 Broadway Non-Controlling Note Holders will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the 600 Broadway Whole Loan are discussed.

The “600 Broadway Non-Controlling Note Holders” means, with respect to the 600 Broadway Companion Loans, (i) until the 600 Broadway Companion Loans are included in a securitization, the holders of the 600 Broadway Companion Loans and (ii) if the 600 Broadway Companion Loans are included in a securitization, the party entitled under such securitization to exercise the rights granted to the holders of the 600 Broadway Companion Loans under the 600 Broadway Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the 600 Broadway Intercreditor Agreement, if the 600 Broadway Whole Loan becomes a Defaulted Mortgage Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the 600 Broadway Intercreditor Agreement to pursue a sale of the 600 Broadway Mortgage Loan, the special servicer will be required to sell the 600 Broadway Mortgage Loan together with the 600 Broadway Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the 600 Broadway Intercreditor Agreement; provided that the special servicer will not be permitted to sell the 600 Broadway Whole Loan without the consent of each 600 Broadway Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the 600 Broadway Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the 600 Broadway Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

SLS South Beach Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as SLS South Beach, representing approximately 4.3% of the Initial Pool Balance, with a Cut-off Date Balance of $35,000,000 (the “SLS South Beach Mortgage Loan”), is part of a Whole Loan comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “SLS South Beach Mortgaged Property”). The SLS South Beach Mortgage Loan is evidenced by promissory Note A-1. The portion of the SLS South Beach Whole Loan (as defined below) evidenced by promissory Note A-2, with an outstanding principal balance as of the Cut-off Date of $33,750,000, which (subject to any applicable financing arrangement) is currently being held by JPMCB (or an affiliate) (collectively, the “SLS South Beach Companion Loan”), is pari passu in right of payment with the SLS South Beach Mortgage Loan. The SLS South Beach Mortgage Loan and the SLS South Beach Companion Loan are collectively referred to as the “SLS South Beach Whole Loan” in this prospectus. The SLS South Beach Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the SLS South Beach Whole Loan (the “SLS South Beach Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each SLS South Beach Noteholder (the “SLS South Beach Intercreditor Agreement”).

Servicing. The SLS South Beach Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the SLS South Beach Intercreditor

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Agreement, all decisions, consents, waivers, approvals and other actions on the part of any SLS South Beach Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on any SLS South Beach Mortgage Loan (but not on the SLS South Beach Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the SLS South Beach Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The SLS South Beach Intercreditor Agreement sets forth the respective rights of each of the SLS South Beach Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the SLS South Beach Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the SLS South Beach Mortgage Loan and the SLS South Beach Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the SLS South Beach Intercreditor Agreement with respect to the SLS South Beach Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the SLS South Beach Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists.

Pursuant to the terms of the SLS South Beach Intercreditor Agreement, the SLS South Beach Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the SLS South Beach Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the SLS South Beach Non-Controlling Note Holder. The consultation right of the SLS South Beach Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such SLS South Beach Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the SLS South Beach Non Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the SLS South Beach Mortgage Loan and the SLS South Beach Companion Loan. In no event will the master servicer or special servicer be obligated to follow or take any alternative actions recommended by the SLS South Beach Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the SLS South Beach Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the SLS South Beach Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating

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advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the SLS South Beach Non-Controlling Note Holder described above, the SLS South Beach Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the master servicer or special servicer, as applicable) master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the SLS South Beach Whole Loan are discussed.

The “SLS South Beach Non-Controlling Note Holder” means, with respect to the SLS South Beach Companion Loan, (i) until the SLS South Beach Companion Loan is included in a securitization, the holders of the SLS South Beach Companion Loan and (ii) if the SLS South Beach Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holders of the SLS South Beach Companion Loan under the SLS South Beach Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the SLS South Beach Intercreditor Agreement, if the SLS South Beach Whole Loan becomes a Defaulted Mortgage Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the SLS South Beach Intercreditor Agreement to pursue a sale of the SLS South Beach Mortgage Loan, the special servicer will be required to sell the SLS South Beach Mortgage Loan together with the SLS South Beach Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the SLS South Beach Intercreditor Agreement; provided that the special servicer will not be permitted to sell the SLS South Beach Whole Loan without the consent of each SLS South Beach Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The SLS South Beach Whole Loan is required to be sold at a price established in accordance with the process described by the SLS South Beach Intercreditor Agreement.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the SLS South Beach Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the SLS South Beach Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

7700 Parmer Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 7700 Parmer, representing approximately 3.9% of the Initial Pool Balance, with a Cut-off Date Balance of $32,000,000 (the “7700 Parmer Mortgage Loan”), is part of a whole loan comprised of three promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “7700 Parmer Mortgaged Property”). The 7700 Parmer Mortgage Loan is evidenced by promissory Note A-3. The portions of the 7700 Parmer Whole Loan (as defined below) evidenced by (a) promissory Note A-1, with a Cut-off Date Balance of $75,000,000, which is included in the JPMCC 2015-JP1 Mortgage Trust and (b) promissory Note A-2, with a Cut-off Date Balance of $70,000,000, which is included in the JPMBB 2016-C1 Mortgage Trust are referred to in this prospectus as the “7700 Parmer Companion Loans” and each is pari passu in right of payment with the 7700 Parmer Mortgage Loan. The 7700 Parmer Mortgage Loan and the 7700 Parmer Companion Loans are collectively referred to in this prospectus as the “7700 Parmer Whole Loan.” The 7700 Parmer Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the 7700 Parmer Whole Loan (the “7700 Parmer Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 7700 Parmer Noteholder (the “7700 Parmer Intercreditor Agreement”).

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Servicing. The 7700 Parmer Whole Loan is currently being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMCC 2015-JP1 Master Servicer”) and specially serviced by Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “JPMCC 2015-JP1 Special Servicer”), pursuant to the pooling and servicing agreement entered into between J.P. Morgan Chase Commercial Mortgage Securities Corp., the JPMCC 2015-JP1 Master Servicer, the JPMCC 2015-JP1 Special Servicer, Wilmington Trust, National Association, as trustee (the “JPMCC 2015-JP1 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “JPMCC 2015-JP1 Certificate Administrator”), Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “JPMCC 2015-JP1 Operating Advisor”) and Pentalpha Surveillance LLC, as asset representations reviewer (in such capacity, the “JPMCC 2015-JP1 Asset Representations Reviewer”), in connection with the JPMCC 2015-JP1 Mortgage Trust (into which the 7700 Parmer Companion Loan designated as Note A-1 was deposited)(the “JPMCC 2015-JP1 Pooling and Servicing Agreement”), and, subject to the terms of the 7700 Parmer Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 7700 Parmer Noteholder will be effected in accordance with the JPMCC 2015-JP1 Pooling and Servicing Agreement and the 7700 Parmer Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 7700 Parmer Mortgage Loan (but not on the 7700 Parmer Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The JPMCC 2015-JP1 Master Servicer or the JPMCC 2015-JP1 Trustee, as applicable, will be obligated to make servicing advances with respect to the 7700 Parmer Whole Loan, in each case unless a similar determination of nonrecoverability is made under the JPMCC 2015-JP1 Pooling and Servicing Agreement.

Distributions. The 7700 Parmer Intercreditor Agreement sets forth the respective rights of each of the 7700 Parmer Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the 7700 Parmer Whole Loan will be applied to the 7700 Parmer Mortgage Loan and the 7700 Parmer Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder with respect to the 7700 Parmer Whole Loan will be the directing certificateholder or such other party specified in the JPMCC 2015-JP1 Pooling and Servicing Agreement (such party, the “7700 Parmer Directing Certificateholder”). Certain decisions to be made with respect to the 7700 Parmer Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report with respect to the 7700 Parmer Whole Loan or any related REO Property, prior to the occurrence and continuance of a control termination event under the JPMCC 2015-JP1 Pooling and Servicing Agreement, will require the approval of the 7700 Parmer Directing Certificateholder.

Pursuant to the terms of the 7700 Parmer Intercreditor Agreement, the Directing Certificateholder (the “7700 Parmer Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the JPMCC 2015-JP1 Master Servicer or the JPMCC 2015-JP1 Special Servicer, as applicable, is required to provide to the 7700 Parmer Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the 7700 Parmer Directing Certificateholder (but without regard to whether or not the JPMCC 2015-JP1 Directing Certificateholder actually has lost any rights to receive such information as a result of a control termination event or a consultation termination event under the JPMCC 2015-JP1 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the 7700 Parmer Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the 7700 Parmer Non-Controlling Note Holder. The consultation right of the 7700 Parmer Non-Controlling Note Holder will expire 10 business days after the delivery of notice and information relating to the matter subject to

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consultation, whether or not the 7700 Parmer Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the 7700 Parmer Non-Controlling Note Holder’s consultation rights described above, the JPMCC 2015-JP1 Master Servicer or JPMCC 2015-JP1 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 7700 Parmer Mortgage Loan and the 7700 Parmer Companion Loans. In no event will the JPMCC 2015-JP1 Master Servicer or JPMCC 2015-JP1 Special Servicer be obligated to follow or take any alternative actions recommended by the 7700 Parmer Non-Controlling Note Holder.

Notwithstanding the foregoing consultation rights, no direction or objection by the 7700 Parmer Non-Controlling Note Holder may require or cause the JPMCC 2015-JP1 Master Servicer or the JPMCC 2015-JP1 Special Servicer, as applicable, to violate any provision of any related Mortgage Loan documents, the 7700 Parmer Intercreditor Agreement, applicable law, the JPMCC 2015-JP1 Pooling and Servicing Agreement or the REMIC provisions, including, without limitation, the JPMCC 2015-JP1 Master Servicer’s or the JPMCC 2015-JP1 Special Servicer’s obligation to act in accordance with the applicable servicing standard, or expose the JPMCC 2015-JP1 Master Servicer, JPMCC 2015-JP1 Special Servicer or the applicable certificate administrator, senior trust advisor, trust fund or the trustee to liability, or materially expand the scope of the JPMCC 2015-JP1 Master Servicer’s or JPMCC 2015-JP1 Special Servicer’s responsibilities under the JPMCC 2015-JP1 Pooling and Servicing Agreement.

In addition to the consultation rights of the 7700 Parmer Non-Controlling Note Holder described above, the 7700 Parmer Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the JPMCC 2015-JP1 Master Servicer or JPMCC 2015-JP1 Special Servicer, as applicable) with the JPMCC 2015-JP1 Master Servicer or JPMCC 2015-JP1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2015-JP1 Master Servicer or JPMCC 2015-JP1 Special Servicer, as applicable, in which servicing issues related to the 7700 Parmer Whole Loan are discussed.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the 7700 Parmer Intercreditor Agreement, if the 7700 Parmer Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the JPMCC 2015-JP1 Pooling and Servicing Agreement, the JPMCC 2015-JP1 Special Servicer will be required to sell the 7700 Parmer Mortgage Loan together with the 7700 Parmer Companion Loans as a single whole loan. The 7700 Parmer Whole Loan is required to be sold at a price established in accordance with the process described by the 7700 Parmer Intercreditor Agreement.

Appointment of Special Servicer. The 7700 Parmer Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the JPMCC 2015-JP1 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the JPMCC 2015-JP1 Special Servicer for the 7700 Parmer Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the 7700 Parmer Non-Controlling Note Holders as long as such replacement special servicer satisfies certain conditions set forth in the JPMCC 2015-JP1 Pooling and Servicing Agreement.

Columbus Park Crossing Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Columbus Park Crossing, representing approximately 3.7% of the Initial Pool Balance, with a Cut-off Date Balance of $30,500,000 (the “Columbus Park Crossing Mortgage Loan”), is part of a whole loan comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Columbus Park Crossing Mortgaged Property”). The Columbus Park Crossing Mortgage Loan is evidenced by promissory Note A-2. The portion of the Columbus Park Crossing Whole Loan (as defined below) evidenced by promissory Note A-1, with a Cut-off Date Balance of $40,000,000, which is included in the COMM 2016-DC2 Mortgage Trust is referred to in this prospectus as the “Columbus Park Crossing Companion Loan” and is pari passu in right of

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payment with the Columbus Park Crossing Mortgage Loan. The Columbus Park Crossing Mortgage Loan and the Columbus Park Crossing Companion Loan are collectively referred to in this prospectus as the “Columbus Park Crossing Whole Loan.” The Columbus Park Crossing Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Columbus Park Crossing Whole Loan (the “Columbus Park Crossing Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Columbus Park Crossing Noteholder (the “Columbus Park Crossing Intercreditor Agreement”).

Servicing. The Columbus Park Crossing Whole Loan is being serviced by Wells Fargo Bank, National Association, as master servicer (the “COMM 2016-DC2 Master Servicer”) and specially serviced by CWCapital Asset Management LLC, as special servicer (the “COMM 2016-DC2 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the COMM 2016-DC2 Master Servicer, the COMM 2016-DC2 Special Servicer, Wilmington Trust, National Association, as trustee (the “COMM 2016-DC2 Trustee”), Deutsche Bank Trust Company Americas, as certificate administrator and custodian (the “COMM 2016-DC2 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “COMM 2016-DC2 Operating Advisor”), in connection with the COMM 2016-DC2 Mortgage Trust (into which the Columbus Park Crossing Companion Loan designated as Note A-1 has been deposited)(the “COMM 2016-DC2 Pooling and Servicing Agreement”), and, subject to the terms of the Columbus Park Crossing Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Columbus Park Crossing Noteholder will be effected in accordance with the COMM 2016-DC2 Pooling and Servicing Agreement and the Columbus Park Crossing Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Columbus Park Crossing Mortgage Loan (but not on the Columbus Park Crossing Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2016-DC2 Master Servicer or the COMM 2016-DC2 Trustee, as applicable, will be obligated to make servicing advances with respect to the Columbus Park Crossing Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2016-DC2 Pooling and Servicing Agreement.

Distributions. The Columbus Park Crossing Intercreditor Agreement sets forth the respective rights of each of the Columbus Park Crossing Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Columbus Park Crossing Whole Loan will be applied to the Columbus Park Crossing Mortgage Loan and the Columbus Park Crossing Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Columbus Park Crossing Intercreditor Agreement with respect to the Columbus Park Crossing Whole Loan will be the controlling class representative or such other party specified in the COMM 2016-DC2 Pooling and Servicing Agreement (such party, the “COMM 2016-DC2 Directing Certificateholder”). Certain decisions to be made with respect to the Columbus Park Crossing Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement, will require the approval of the COMM 2016-DC2 Directing Certificateholder.

Pursuant to the terms of the Columbus Park Crossing Intercreditor Agreement, the controlling class representative (the “Columbus Park Crossing Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the COMM 2016-DC2 Special Servicer is required to provide to the COMM 2016-DC2 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the COMM 2016-DC2 Directing

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Certificateholder (but without regard to whether or not the COMM 2016-DC2 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the COMM 2016-DC2 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Columbus Park Crossing Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Columbus Park Crossing Non-Controlling Note Holder will expire 10 business days after the delivery by the COMM 2016-DC2 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Columbus Park Crossing Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Columbus Park Crossing Non-Controlling Note Holder’s consultation rights described above, the COMM 2016-DC2 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Columbus Park Crossing Mortgage Loan and the Columbus Park Crossing Companion Loan.

In addition to the consultation rights of the Columbus Park Crossing Non-Controlling Note Holder described above, the Columbus Park Crossing Non-Controlling Note Holder will have the right to annual conference calls with the COMM 2016-DC2 Master Servicer or COMM 2016-DC2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the COMM 2016-DC2 Master Servicer or COMM 2016-DC2 Special Servicer, as applicable, in which servicing issues related to the Columbus Park Crossing Whole Loan are discussed.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Columbus Park Crossing Intercreditor Agreement, if the Columbus Park Crossing Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the COMM 2016-DC2 Pooling and Servicing Agreement, the COMM 2016-DC2 Special Servicer will be required to sell the Columbus Park Crossing Mortgage Loan together with the Columbus Park Crossing Companion Loan as a single whole loan.

Appointment of Special Servicer. The COMM 2016-DC2 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement, will have the right, only for cause, to replace the COMM 2016-DC2 Special Servicer for the Columbus Park Crossing Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Columbus Park Crossing Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Columbus Park Crossing Intercreditor Agreement) and satisfies the other conditions set forth in the COMM 2016-DC2 Pooling and Servicing Agreement.

Hagerstown Premium Outlets Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hagerstown Premium Outlets, representing approximately 3.7% of the Initial Pool Balance, with a Cut-off Date Balance of $30,000,000 (the “Hagerstown Premium Outlets Mortgage Loan”), is part of a whole loan comprised of four promissory notes, each of which is secured by the same mortgage instruments on the same underlying Mortgaged Property (the “Hagerstown Premium Outlets Mortgaged Property”). The Hagerstown Premium Outlets Mortgage Loan is evidenced by promissory Note A-1, with an aggregate Cut-off Date Balance of $30,000,000. The portions of the Hagerstown Premium Outlets Whole Loan (as defined below) evidenced by promissory Note A-2, promissory Note A-3 and promissory Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $47,000,000, which (subject to any applicable financing arrangement) are currently being held by GACC (or an affiliate), is referred to in this prospectus as the “Hagerstown Premium Outlets Companion Loan” and are pari passu in right of payment with the Hagerstown Premium Outlets Mortgage Loan. The Hagerstown Premium Outlets Mortgage Loan and the Hagerstown Premium Outlets Companion Loan are collectively referred to in this prospectus as the “Hagerstown Premium Outlets Whole Loan.” The Hagerstown Premium Outlets Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

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Servicing. Pursuant to the terms of the Hagerstown Premium Outlets Intercreditor Agreement, the Hagerstown Premium Outlets Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the master servicer and the special servicer, as the case may be, according to the Servicing Standard until the date on which the Hagerstown Premium Outlets Note A-2 Companion Loan is securitized (the “Hagerstown Premium Outlets Control Note Securitization Date”), after which the Hagerstown Premium Outlets Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “Hagerstown Premium Outlets Pooling and Servicing Agreement”) entered into in connection with such other securitization and the Hagerstown Premium Outlets Intercreditor Agreement. The Hagerstown Premium Outlets Intercreditor Agreement provides that expenses, losses and shortfalls relating to the Hagerstown Premium Outlets Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof.

Advancing. Until the Hagerstown Premium Outlets Control Note Securitization Date, the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Hagerstown Premium Outlets Mortgage Loan (but not any advances of principal and/or interest on the Hagerstown Premium Outlets Companion Loans) pursuant to the terms of the PSA and the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required Servicing Advances with respect to the Hagerstown Premium Outlets Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Hagerstown Premium Outlets Mortgage Loan (in the case of a P&I Advance) or the Hagerstown Premium Outlets Whole Loan (in the case of a Servicing Advance).

On and after the Hagerstown Premium Outlets Control Note Securitization Date, (i) the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Hagerstown Premium Outlets Mortgage Loan (but not any advances of principal and/or interest on the Hagerstown Premium Outlets Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Hagerstown Premium Outlets Mortgage Loan and (ii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the Hagerstown Premium Outlets Note A-2 Companion Loan as required under the terms of the Hagerstown Premium Outlets Pooling and Servicing Agreement (but not on the Hagerstown Premium Outlets Mortgage Loan, the Hagerstown Premium Outlets Note A-3 Companion Loan or the Hagerstown Premium Outlets Note A-4 Companion Loan) and (B) any required property protection advances with respect to the Hagerstown Premium Outlets Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the Hagerstown Premium Outlets Pooling and Servicing Agreement.

Distributions. The Hagerstown Premium Outlets Intercreditor Agreement sets forth the respective rights of each of the Hagerstown Premium Outlets Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Hagerstown Premium Outlets Whole Loan will be applied to the Hagerstown Premium Outlets Mortgage Loan and the Hagerstown Premium Outlets Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing holder under the Hagerstown Premium Outlets Intercreditor Agreement with respect to the Hagerstown Premium Outlets Whole Loan (such party, the “Hagerstown Premium Outlets Directing Holder”) will initially be the holder of the Hagerstown Premium Outlets Note A-2 Companion Loan, and from and after the Hagerstown Premium Outlets Control Note Securitization Date, will be the controlling class representative or such other party specified in the Hagerstown Premium Outlets Pooling and Servicing Agreement. Certain decisions to be made with respect to the Hagerstown Premium Outlets Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Hagerstown Premium Outlets

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Whole Loan or any related REO Property pursuant to the PSA or the Hagerstown Premium Outlets Pooling and Servicing Agreement, as applicable, will require the approval of the Hagerstown Premium Outlets Directing Holder.

Pursuant to the terms of the Hagerstown Premium Outlets Intercreditor Agreement, each Hagerstown Premium Outlets Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer or, from and after the Hagerstown Premium Outlets Control Note Securitization Date, the Hagerstown Premium Outlets Special Servicer is required to provide to the Hagerstown Premium Outlets Directing Holder within the same time frame it is required to provide such notices, information and reports to the Hagerstown Premium Outlets Directing Holder (but without regard to whether or not the Hagerstown Premium Outlets Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the Hagerstown Premium Outlets Whole Loan as set forth in the Hagerstown Premium Outlets Intercreditor Agreement and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Hagerstown Premium Outlets Whole. The consultation right of a Hagerstown Premium Outlets Non-Controlling Note Holder will expire 10 business days after the delivery by such special servicer of notice and information relating to the matter subject to consultation, whether or not such Hagerstown Premium Outlets Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding each Hagerstown Premium Outlets Non-Controlling Note Holder’s consultation rights described above, the special servicer or the Hagerstown Premium Outlets Special Servicer, as applicable, is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the Hagerstown Premium Outlets Mortgaged Property before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hagerstown Premium Outlets Mortgage Loan and the Hagerstown Premium Outlets Companion Loans.

Notwithstanding the foregoing consultation rights, no direction or objection by a Hagerstown Premium Outlets Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, or, from and after the Hagerstown Premium Outlets Control Note Securitization Date, the Hagerstown Premium Outlets Master Servicer or the Hagerstown Premium Outlets Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA or the Hagerstown Premium Outlets Pooling and Servicing Agreement, as applicable, the Hagerstown Premium Outlets Intercreditor Agreement or the REMIC provisions, including without limitation the applicable master servicer’s or special servicer’s obligation to act in accordance with the applicable servicing standard, or expose the applicable master servicer or special servicer to liability, or materially expand the scope of such master servicer’s or special servicer’s responsibilities under the PSA or the Hagerstown Premium Outlets Pooling and Servicing Agreement, as applicable.

In addition to the consultation rights of each Hagerstown Premium Outlets Non-Controlling Note Holder described above, each Hagerstown Premium Outlets Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer or, from and after the Hagerstown Premium Outlets Control Note Securitization Date, the Hagerstown Premium Outlets Master Servicer or the Hagerstown Premium Outlets Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer or, from and after the Hagerstown Premium Outlets Control Note Securitization Date, the Hagerstown Premium Outlets Master Servicer or the Hagerstown Premium Outlets Special Servicer, as applicable, in which servicing issues related to the Hagerstown Premium Outlets Whole Loan are discussed.

The “Hagerstown Premium Outlets Non-Controlling Note Holder” means, with respect to the Hagerstown Premium Outlets Whole Loan, the Directing Certificateholder (for so long as it is permitted under the PSA), and with respect to the Hagerstown Premium Outlets Companion Loans designated as Note A-3 and Note A-4, the holder of such Notes or the party entitled under a future pooling and servicing agreement to exercise the rights granted to the holders of such Notes under the Hagerstown Premium Outlets Intercreditor Agreement.

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Sale of Defaulted Hagerstown Premium Outlets Whole Loan. Pursuant to the terms of the Hagerstown Premium Outlets Intercreditor Agreement, if the Hagerstown Premium Outlets Mortgage Loan becomes a Defaulted Loan, and if the special servicer (or, after the Hagerstown Premium Outlets Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA or the Hagerstown Premium Outlets Pooling and Servicing Agreement, as the case may be, and the Hagerstown Premium Outlets Intercreditor Agreement to pursue a sale of the Hagerstown Premium Outlets Mortgage Loan (or the Hagerstown Premium Outlets Companion Loans, as the case may be), the special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the Hagerstown Premium Outlets Mortgage Loan together with the Hagerstown Premium Outlets Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the Hagerstown Premium Outlets Pooling and Servicing Agreement), as applicable, obligation to review whether any offer from an Interested Person received for the Hagerstown Premium Outlets Mortgage Loan and the Hagerstown Premium Outlets Companion Loans constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, on and after the Hagerstown Premium Outlets Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the Hagerstown Premium Outlets Mortgage Loan together with the Hagerstown Premium Outlets Companion Loans if the loan becomes a defaulted whole loan without the written consent of the holder of the Hagerstown Premium Outlets Mortgage Loan (provided that such consent is not required if the holder of the Hagerstown Premium Outlets Mortgage Loan is the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the holder of the Hagerstown Premium Outlets Mortgage Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hagerstown Premium Outlets Whole Loan, and any documents in the servicing file reasonably requested by the holder of the Hagerstown Premium Outlets Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Hagerstown Premium Outlets Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale. Subject to the terms of the PSA, the holder of the Hagerstown Premium Outlets Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Prior to the Hagerstown Premium Outlets Control Note Securitization Date, in the event of the sale by the special servicer of the Hagerstown Premium Outlets Whole Loan, the special servicer will be required to provide the same information to, and consult with, the holders of the Hagerstown Premium Outlets Companion Loans as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights. The directing holder (which will be, prior to the Hagerstown Premium Outlets Control Note Securitization Date, the holder of the Hagerstown Premium Outlets Note A-2 Companion Loan, and from and after the Hagerstown Premium Outlets Companion Note Securitization Date, the controlling class representative or such other party specified in the Hagerstown Premium Outlets Pooling and Servicing Agreement) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Hagerstown Premium Outlets Whole Loan and appoint a replacement special servicer without the consent of the holder of the Hagerstown Premium Outlets Mortgage Loan as long as such replacement special servicer is a “qualified servicer” (as described in the Hagerstown Premium Outlets Intercreditor Agreement) and satisfies other conditions set forth in the Hagerstown Premium Outlets Pooling and Servicing Agreement.

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Hall Office Park A1/G1/G3 Whole Loan

General. The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Hall Office Park A1/G1/G3, representing approximately 3.4% of the Initial Pool Balance, with a Cut-off Date Balance of $28,000,000 (the “Hall Office Park A1/G1/G3 Mortgage Loan”), is part of a Whole Loan comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties (the “Hall Office Park A1/G1/G3 Mortgaged Properties”). The Hall Office Park A1/G1/G3 Mortgage Loan is evidenced by promissory Note A-1. The portion of the Hall Office Park A1/G1/G3 Whole Loan (as defined below) evidenced by promissory Note A-2, with an outstanding principal balance as of the Cut-off Date of $27,900,000, which (subject to any applicable financing arrangement) is currently being held by GACC (or an affiliate) (the “Hall Office Park A1/G1/G3 Companion Loan”), is pari passu in right of payment with the Hall Office Park A1/G1/G3 Mortgage Loan. The Hall Office Park A1/G1/G3 Mortgage Loan and the Hall Office Park A1/G1/G3 Companion Loan are collectively referred to as the “Hall Office Park A1/G1/G3 Whole Loan” in this prospectus. The Hall Office Park A1/G1/G3 Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the Hall Office Park A1/G1/G3 Whole Loan (the “Hall Office Park A1/G1/G3 Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Hall Office Park A1/G1/G3 Noteholder (the “Hall Office Park A1/G1/G3 Intercreditor Agreement”).

Servicing. The Hall Office Park A1/G1/G3 Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the Hall Office Park A1/G1/G3 Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Hall Office Park A1/G1/G3 Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on any Hall Office Park A1/G1/G3 Mortgage Loan (but not on the Hall Office Park A1/G1/G3 Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the Hall Office Park A1/G1/G3 Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The Hall Office Park A1/G1/G3 Intercreditor Agreement sets forth the respective rights of each of the Hall Office Park A1/G1/G3 Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Hall Office Park A1/G1/G3 Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the Hall Office Park A1/G1/G3 Mortgage Loan and the Hall Office Park A1/G1/G3 Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Hall Office Park A1/G1/G3 Intercreditor Agreement with respect to the Hall Office Park A1/G1/G3 Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the Hall Office Park A1/G1/G3 Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists.

Pursuant to the terms of the Hall Office Park A1/G1/G3 Intercreditor Agreement, the Hall Office Park A1/G1/G3 Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) consult on a

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strictly non-binding basis with respect to certain major decisions as set forth in the Hall Office Park A1/G1/G3 Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Hall Office Park A1/G1/G3 Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such Hall Office Park A1/G1/G3 Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Hall Office Park A1/G1/G3 Non-Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hall Office Park A1/G1/G3 Mortgage Loan and the Hall Office Park A1/G1/G3 Companion Loan.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the Hall Office Park A1/G1/G3 Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the Hall Office Park A1/G1/G3 Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the Hall Office Park A1/G1/G3 Non-Controlling Note Holder described above, the Hall Office Park A1/G1/G3 Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Hall Office Park A1/G1/G3 Whole Loan are discussed.

The “Hall Office Park A1/G1/G3 Non-Controlling Note Holder” means, with respect to the Hall Office Park A1/G1/G3 Companion Loan, (i) until the Hall Office Park A1/G1/G3 Companion Loan is included in a securitization, the of the Hall Office Park A1/G1/G3 Companion Loan and (ii) if the Hall Office Park A1/G1/G3 Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holder of the Hall Office Park A1/G1/G3 Companion Loan under the Hall Office Park A1/G1/G3 Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Hall Office Park A1/G1/G3 Intercreditor Agreement, if the Hall Office Park A1/G1/G3 Whole Loan becomes a Defaulted Mortgage Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the Hall Office Park A1/G1/G3 Intercreditor Agreement to pursue a sale of the Hall Office Park A1/G1/G3 Mortgage Loan, the special servicer will be required to sell the Hall Office Park A1/G1/G3 Mortgage Loan together with the Hall Office Park A1/G1/G3 Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the Hall Office Park A1/G1/G3 Intercreditor Agreement; provided that the special servicer will not be permitted to sell the Hall Office Park A1/G1/G3 Whole Loan without the consent of each Hall Office Park A1/G1/G3 Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the Hall Office Park A1/G1/G3 Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the Hall Office Park A1/G1/G3 Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

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Renaissance Providence Downtown Hotel Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Renaissance Providence Downtown Hotel, representing approximately 3.1% of the Initial Pool Balance, with a Cut-off Date Balance of $24,973,433 (the “Renaissance Providence Downtown Hotel Mortgage Loan”), is part of a Whole Loan comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Renaissance Providence Downtown Hotel Mortgaged Property”). The Renaissance Providence Downtown Hotel Mortgage Loan is evidenced by promissory Note A-1. The portion of the Renaissance Providence Downtown Hotel Whole Loan (as defined below) evidenced by promissory Note A-2, with an outstanding principal balance as of the Cut-off Date of $19,978,747, which (subject to any applicable financing arrangement) is currently being held by JPMCB (or an affiliate) (collectively, the “Renaissance Providence Downtown Hotel Companion Loan”), is pari passu in right of payment with the Renaissance Providence Downtown Hotel Mortgage Loan. The Renaissance Providence Downtown Hotel Mortgage Loan and the Renaissance Providence Downtown Hotel Companion Loan are collectively referred to as the “Renaissance Providence Downtown Hotel Whole Loan” in this prospectus. The Renaissance Providence Downtown Hotel Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the Renaissance Providence Downtown Hotel Whole Loan (the “Renaissance Providence Downtown Hotel Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Renaissance Providence Downtown Hotel Noteholder (the “Renaissance Providence Downtown Hotel Intercreditor Agreement”).

Servicing. The Renaissance Providence Downtown Hotel Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the Renaissance Providence Downtown Hotel Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Renaissance Providence Downtown Hotel Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on any Renaissance Providence Downtown Hotel Mortgage Loan (but not on the Renaissance Providence Downtown Hotel Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the Renaissance Providence Downtown Hotel Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The Renaissance Providence Downtown Hotel Intercreditor Agreement sets forth the respective rights of each of the Renaissance Providence Downtown Hotel Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Renaissance Providence Downtown Hotel Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the Renaissance Providence Downtown Hotel Mortgage Loan and the Renaissance Providence Downtown Hotel Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Renaissance Providence Downtown Hotel Intercreditor Agreement with respect to the Renaissance Providence Downtown Hotel Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the Renaissance Providence Downtown Hotel Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists.

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Pursuant to the terms of the Renaissance Providence Downtown Hotel Intercreditor Agreement, the Renaissance Providence Downtown Hotel Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Renaissance Providence Downtown Hotel Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the Renaissance Providence Downtown Hotel Non-Controlling Note Holder. The consultation right of the Renaissance Providence Downtown Hotel Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such Renaissance Providence Downtown Hotel Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Renaissance Providence Downtown Hotel Non-Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Renaissance Providence Downtown Hotel Mortgage Loan and the Renaissance Providence Downtown Hotel Companion Loan. In no event will the master servicer or special servicer be obligated to follow or take any alternative actions recommended by the Renaissance Providence Downtown Hotel Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the Renaissance Providence Downtown Hotel Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the Renaissance Providence Downtown Hotel Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the Renaissance Providence Downtown Hotel Non-Controlling Note Holder described above, the Renaissance Providence Downtown Hotel Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the master servicer or special servicer, as applicable) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Renaissance Providence Downtown Hotel Whole Loan are discussed.

The “Renaissance Providence Downtown Hotel Non-Controlling Note Holder” means, with respect to the Renaissance Providence Downtown Hotel Companion Loan, (i) until the Renaissance Providence Downtown Hotel Companion Loan is included in a securitization, the holder of the Renaissance Providence Downtown Hotel Companion Loan and (ii) if the Renaissance Providence Downtown Hotel Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holder of the Renaissance Providence Downtown Hotel Companion Loan under the Renaissance Providence Downtown Hotel Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Renaissance Providence Downtown Hotel Intercreditor Agreement, if the Renaissance Providence Downtown Hotel Whole Loan becomes a Defaulted Mortgage Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the Renaissance Providence Downtown Hotel Intercreditor Agreement to pursue

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a sale of the Renaissance Providence Downtown Hotel Mortgage Loan, the special servicer will be required to sell the Renaissance Providence Downtown Hotel Mortgage Loan together with the Renaissance Providence Downtown Hotel Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the Renaissance Providence Downtown Hotel Intercreditor Agreement; provided that the special servicer will not be permitted to sell the Renaissance Providence Downtown Hotel Whole Loan without the consent of each Renaissance Providence Downtown Hotel Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The Renaissance Providence Downtown Hotel Whole Loan is required to be sold at a price established in accordance with the process described by the Renaissance Providence Downtown Hotel Intercreditor Agreement.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the Renaissance Providence Downtown Hotel Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the Renaissance Providence Downtown Hotel Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 20 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

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Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to the 225 Liberty Street Whole Loan, which was co-originated by GACC, Citigroup Global Markets Realty Corp. and Wells Fargo Bank, National Association, GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation and GACC is an affiliate of the Depositor and Deutsche Bank Securities Inc., an Underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. In addition, it is expected that GACC will, as of the date of the initial issuance of the certificates, hold the 787 Seventh Avenue Companion Loan designated as Note A-8, the Williamsburg Premium Outlets Companion Loans designated as Note A-2 and Note A-5, the 600 Broadway Companion Loan designated as Note A-6, the Hagerstown Premium Outlets Companion Loans designated as Note A-2, Note A-3 and Note A-4 and the Hall Office Park A1/G1/G3 Companion Loan designated as Note A-2.

GACC is engaged in the origination of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination into a commercial mortgage backed securities primary issuance securitization or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

GACC originates loans and aggregates and warehouses the loans pending sale via a commercial mortgage backed securities (“CMBS”) securitization.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 13 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 45.7% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 4 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 2.7% of the Initial Pool Balance.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC was the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

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GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 15, 2016 is approximately $46.485 billion.

Generally, GACC has not purchased significant amounts of mortgage loans for securitization; however it has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the GACC during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent

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rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

•	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Review of GACC Mortgage Loans—Data Tape”;

•	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by GACC, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with originating counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex C.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by GACC, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—GACC’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—GACC’s Underwriting Guidelines and Processes—Exceptions” below.

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Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated in accordance with GACC’s origination procedures and underwriting criteria, except as described below under “—GACC’s Underwriting Guidelines and Processes—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

GACC’s Underwriting Guidelines and Processes.

General. GACC originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by GACC generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, GACC conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the GACC underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. GACC reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by GACC and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service

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coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, GACC obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, GACC may also obtain a value on an “as-stabilized” basis reflecting leases that have been executed but tenants have not commenced paying rent and may also obtain a value based on an “as complete”, “as-stabilized” or “as-hypothetical” basis that assumes that certain events will occur with respect to re-tenancy, construction, restoration or repairs at the Mortgaged Property. GACC then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value set forth in the appraisal.

Evaluation of Borrower. GACC evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. GACC evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, GACC either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, GACC reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, GACC either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, GACC obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. GACC reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, GACC generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or

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replacements within not more than twelve months. In certain instances, GACC may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and GACC reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and GACC reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as GACC may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. GACC may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, GACC may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by GACC. The typical required escrows for mortgage loans originated by GACC are as follows:

•	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide GACC with sufficient funds to satisfy all taxes and assessments. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or GACC may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide GACC with sufficient funds to pay all insurance premiums. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant)

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and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

•	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

GACC may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) GACC’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) GACC has structured springing escrows that arise for identified risks, (v) GACC has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) GACC believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—GACC’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from,

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or may not comply with, GACC’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, GACC may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as West Valley Corporate Center, representing approximately 4.3% of the Initial Pool Balance, the borrower is required to make replacement reserve deposits of $0.19 per square foot annually, compared to the replacement reserve deposit of $0.20 per square foot provided for in GACC’s underwriting guidelines for office properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgage Loan being structured with an approximate $13.0 million upfront reserve in connection with the build out of the space associated with a newly executed lease for the largest tenant, NLACRC Services LLC (36.1% of NRA). Additionally, the replacement reserve deposits is just $0.01 short of the $0.20 per square foot provided for in GACC’s underwriting guidelines for office properties, and the Mortgage Loan has strong credit metrics including a Cut-off Date LTV ratio of 64.2%, in comparison to an LTV of 70.0% provided for in GACC’s underwriting guidelines for office properties, UW NCF DSCR of 1.44x based on 30 year amortization in comparison to an UW NCF DSCR of 1.25x provided for in GACC’s underwriting guidelines for office properties, and U/W NOI Debt Yield of 10.9%.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Columbus Park Crossing, representing approximately 3.7% of the Initial Pool Balance, the UW NCF DSCR (After IO Period) is 1.22x in comparison to an U/W NCF DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the UW NCF DSCR (Current) of 1.59x during the initial 24-month interest only period. Additionally, the Columbus Park Crossing Property is 100.0% leased to a broad mix of approximately 48 national and local tenants as of November 9, 2015, and the occupancy at the property has ranged 91.6% to 100.0%, averaging 98.6% since 2007.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Zanker Road, representing approximately 2.3% of the Initial Pool Balance, the borrower is not required to make monthly replacement reserve deposits unless the amount in the reserve account falls below $90,000. GACC’s decision to include the Mortgage Loan in the transaction was based on the U/W NCF DSCR of 3.37x for the loan, compared to a DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. Additionally, the LTV at Cut-off of 32.6% compared to an LTV at Cut-off of 75.0% provided for in GACC’s underwriting guidelines for retail properties.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Shopko Madison, representing approximately 1.0% of the Initial Pool Balance, the U/W NCF DSCR (After the interest only period) is 1.27x in comparison to an U/W NCF DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the UW NCF DSCR (Current) of 1.64x during the initial 36-month interest only period. Additionally, the Shopko Madison Mortgaged Property is 100% leased to Shopko, under a 23-year lease which expires in December 2038. The tenant does not have any termination rights under the lease, other than in the event of casualty or condemnation, and will have approximately 13 years remaining after the loan maturity.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Independence Town Center, representing approximately 0.6% of the Initial Pool Balance, the U/W NCF DSCR is 1.27x in comparison to an U/W NCF DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the loan being structured on a 25-year amortization schedule, whereas the LTV Ratio at the Maturity Date is expected to be 55.7% and the NOI Debt Yield at Maturity is projected to be 13.2%.

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Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 11, 2016. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2013 to and including December 31, 2015, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

JPMorgan Chase Bank, National Association

General. JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2015, of JPMorgan Chase & Co., the 2015 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

It is expected that JPMCB will, as of the date of the initial issuance of the certificates, hold the Naples Grande Beach Resort Companion Loan designated as Note A-3, the SLS South Beach Companion Loan designated as Note A-2 and the Renaissance Providence Downtown Hotel Companion Loan designated as Note A-2.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2014, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $97.6 billion. Of that amount, approximately $85.5 billion has been securitized by the depositor. In its fiscal year ended December 31, 2014, JPMCB originated approximately $13.1 billion of commercial mortgage loans, of which approximately $10.5 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount,

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approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the Depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The

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JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

•	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

•	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the

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Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be

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reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-hypothetical”, “as complete” and “as-is” values. The “as stabilized”, “as hypothetical” or “as complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would

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require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

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Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

•	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred

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maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

•	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. The JPMCB Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 10, 2016. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2016. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including January 1, 2013 to and including December 31, 2015, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization. Neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that JPMCB or an affiliate will retain $75,000,000 of the Class A-3B certificates and

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100% of the Class R certificates. However, JPMCB or its affiliates may own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending March 15, 2016, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $92.068 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, DBJPM 2016-C1 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

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The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2015, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $125 billion, of which approximately 147 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $95 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information concerning the trustee has been provided by WTNA. WTNA does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer, any special servicer or the certificate administrator of any funds paid to the master servicer, any special servicer or the certificate administrator in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the collection account or any other account by or on behalf of the master servicer, any special servicer or the certificate administrator.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this

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prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator, tax administrator, certificate registrar, the 17g-5 information provider and custodian under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.7 trillion in assets and approximately 265,000 employees as of September 30, 2015, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the Sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the Mortgage Loan Sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2015, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2015, Wells Fargo Bank was acting as custodian of more than 173,000 commercial mortgage files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required

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recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error. The distributions were made to investors the following day.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a Sponsor or an affiliate of a Sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 residential mortgage-backed securities (“RMBS”) trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, The Bank of New York Mellon and U.S. Bank) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank, N.A. alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank, N.A. and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. On January 19, 2016, an order was entered in connection with the complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the complaint, the District Court also allowed all plaintiffs to file amended complaints if they so choose and three amended complaints have been filed.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Except as set forth in this prospectus with respect to Wells Fargo Bank as master servicer, neither Wells Fargo Bank nor any of its affiliates will retain any economic interest in this securitization, including without limitation any Certificates issued by the issuing entity. However, Wells Fargo Bank or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator, custodian, 17g-5 information provider and certificate registrar under the PSA, (ii) the master servicer and special servicer under the COMM 2016-787S Trust and Servicing Agreement (iii) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the JPMBB 2016-C1 Pooling and Servicing Agreement, (iv) the master servicer under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, (v) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the JPMCC 2015-JP1 Pooling and Servicing Agreement, (vi) the master servicer under the COMM 2016-DC2 Pooling and Servicing Agreement, (vii) expected to be the master servicer under the pooling and servicing agreement for the CGCMT 2016-P3 transaction, pursuant to which the 600 Broadway Whole Loan is expected to be initially serviced prior to the Closing Date and (viii) an affiliate of Wells Fargo Securities, LLC, one of the initial purchasers. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015
By Approximate Number:	35,189	33,354	33,590	32,701
By Approximate Aggregate Unpaid Principal Balance (in billions):	$428.52	$434.37	$474.38	$501.54

Within this portfolio, as of December 31, 2015, are approximately 24,010 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $410.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of December 31, 2015, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands

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and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2012	$331,765,453,800	$2,133,375,220	0.64%
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term deposits of Wells Fargo are rated “AA-” by S&P, “Aa1” by Moody’s and “AA” by Fitch. The short-term deposits of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the master servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

•	provision of Strategy and Strategy CS software;

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•	tracking and reporting of flood zone changes;

•	abstracting of leasing consent requirements contained in loan documents;

•	legal representation;

•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as master servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the GACC Mortgage Loans.

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Pursuant to certain interim servicing agreements between Wells Fargo and JPMCB or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by JPMCB or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the JPMCB Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.0025% with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information concerning information under this heading “—The Master Servicer” has been provided by Wells Fargo.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “—Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans, the Serviced Companion Loans. On occasion, the master servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent master servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans

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(other than any Excluded Special Servicer Loans) and any related REO Properties, and in certain circumstances, will review, evaluate and/or provide or withhold consent as to certain major decisions and other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services, Moody’s Investors Service, Inc., Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC. Midland has received the highest rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from Standard & Poor’s Rating Services, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC. For each category, Standard & Poor’s Rating Services ranks Midland as “Strong”, Fitch Ratings, Inc. ranks Midland as “CMS1” as a master servicer, and “CSS1” as a special servicer, and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2015, Midland was master and/or primary servicing approximately 29,242 commercial and multifamily mortgage loans with a principal balance of approximately $374 billion. The

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collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 10,376 of such loans, with a total principal balance of approximately $149 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2013 to 2015.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)

	2013	2014	2015
CMBS	$141	$157	$149
Other	$167	$179	$255
Total	$308	$336	$404

As of December 31, 2015, Midland was named the special servicer in approximately 215 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $110 billion. With respect to such transactions as of such date, Midland was administering approximately 86 assets with an outstanding principal balance of approximately $766 million.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans and leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2013 to 2015.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)

	2013	2014	2015
Total	$70	$85	$110

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity.

Midland assisted Eightfold Real Estate Capital Fund IV, L.P., or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

Under the JPMBB 2016-C1 Pooling and Servicing Agreement, Midland is also the JPMBB 2016-C1 Special Servicer and, accordingly, is responsible for special servicing of the Naples Grande Beach Resort Whole Loan.

Under the JPMCC 2015-JP1 Pooling and Servicing Agreement, Midland is also the JPMCC 2015-JP1 Special Servicer and, accordingly, is responsible for special servicing of the 7700 Parmer Whole Loan.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its

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affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan) and Serviced Whole Loan (other than the Servicing Shift Whole Loan). Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 41 Watchung Plaza, Suite 250, Montclair, New Jersey 07042 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2015, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $73.8 billion issued in 68 transactions.

Park Bridge Lender Services is currently acting as asset representations reviewer for six CMBS transactions with an approximate aggregate initial principal balance of $5.1 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does

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Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “—The Operating Advisor” and “—The Asset Representations Reviewer”, as applicable.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C1 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates (collectively, with the Class A-M certificates, the “Class A Certificates”), the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F (collectively, the “Class X Certificates”), Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class R certificates.

The Class A Certificates (other than the Class A-M certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-4, Class X-A, Class A-M, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

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Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$28,858,000
A-2	$35,000,000
A-SB	$46,052,000
A-3A	$140,000,000
A-4	$247,714,000
X-A	$637,044,000
A-M	$64,420,000
B	$50,105,000
C	$35,789,000

Non-Offered Certificates
A-3B	$75,000,000
X-B	$85,894,000
X-C	$38,856,000
X-D	$17,384,000
X-E	$16,360,000
X-F	$22,496,828
D	$38,856,000
E	$17,384,000
F	$8,180,000
G	$8,180,000
H	$22,496,828
R	N/A

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $637,044,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $85,894,000. The Notional Amount of the Class X-C certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-C certificates will be approximately $38,856,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class E certificates. The initial Notional Amount of the Class X-D certificates will be approximately $17,384,000. The Notional Amount of the Class X-E certificates will equal the aggregate of the Certificate Balances of the Class F and Class G certificates. The initial Notional Amount of the Class X-E certificates will be approximately $16,360,000. The Notional Amount of

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the Class X-F certificates will equal the Certificate Balance of the Class H certificates. The initial Notional Amount of the Class X-F certificates will be approximately $22,496,828.

The Mortgage Loans will be held by the Lower-Tier REMIC. The certificates will be issued by the Upper-Tier REMIC (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the sixth day of each calendar month (or, if the sixth calendar day of that month is not a business day, then the next business day) commencing in May 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

•	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding interest relating to periods prior to, but due after, the Cut-off Date;

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•	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

•	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

•	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

•	all yield maintenance charges and prepayment premiums;

•	all amounts deposited in the Collection Account in error; and

•	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

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First, to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.    to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2.    then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.    then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.    then, to the Class A-3A and Class A-3B certificates, pro rata, in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of each of the Class A-3A and Class A-3B certificates has been reduced to zero;

5.    then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB, Class A-3A and Class A-3B certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero; and

6.    then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

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Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

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Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh to the Class H certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to 1.676%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 2.691%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to 3.038%.

The Pass-Through Rate for the Class A-3A certificates will be a per annum rate equal to 3.015%.

The Pass-Through Rate for the Class A-3B certificates will be a per annum rate equal to 3.015%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to 3.276%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to 3.539%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.195%.

The Pass-Through Rate for the Class C certificates will equal (i) the WAC Rate that corresponds to the related interest accrual period minus (ii) 1.250%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class D certificates will equal (i) the WAC Rate that corresponds to the related interest accrual period minus (ii) 1.250%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to 3.250%.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to 3.250%.

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The Pass-Through Rate for the Class G certificates will be a per annum rate equal to 3.250%.

The Pass-Through Rate for the Class H certificates will be a per annum rate equal to 3.250%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 and Class A-M certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-C certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for such Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class E certificates for such Distribution Date.

The Pass-Through Rate for the Class X-E certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class F and Class G certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class H certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

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“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

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The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans), as the case may be, that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance

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indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s)

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pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

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provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

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Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of the Class A-1 through Class D Certificates in the following manner: such holders will receive the product of (a) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates on such Distribution Date; (b) the Base Interest Fraction for the related principal prepayment and such class of certificates and (c) the aggregate amount of the prepayment premiums or the yield maintenance charges, as applicable, collected on such principal prepayment during the related Collection Period.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)   second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(c)   third, to the Class X-C certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class D certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(d)   fourth, to the Class X-D certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class E certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(e)   fifth, to the Class X-E certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class F and Class G certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(f)    sixth, to the Class X-F certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A, Class X-B, Class X-C, Class X-D and Class X-E certificates described in (a) through (e) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment;

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provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	March 2021
Class A-2	March 2021
Class A-SB	December 2025
Class A-3A	January 2026
Class A-4	February 2026
Class X-A	February 2026
Class A-M	February 2026
Class B	March 2026
Class C	March 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in May 2049. See “Ratings”.

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Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage

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Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to Excluded Loans or the Servicing Shift Whole Loan), the Directing Certificateholder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates that are still outstanding, pro rata, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination

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afforded to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

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A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)     a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification and corrected loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

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(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file; and

(15)   a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

•	a CREFC® property file;

•	a CREFC® financial file;

•	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only); and

•	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or applicable special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

•	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2016, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer

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(with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

•	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2016, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

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“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder.  For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv)  such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

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A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the

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Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

•	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

•	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

•	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports prepared by the operating advisor;

•	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

•	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

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○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	the “Investor Q&A Forum”; and

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

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Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties and (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c)  the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator,

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the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that

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requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)     2% in the case of the Class X-A, Class X-B, Class X-C, Class X-D, Class X-E and Class X-F certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)     in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking,

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société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

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The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to

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others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

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Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—DBJPM 2016-C1

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, DBJPM 2016-C1 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

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Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to the Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)	(A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)	the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)	an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an Assignment of Mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)	(A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)	(A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably

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acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)	the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)	the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)	(A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(ix)	the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)	copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)	if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)	if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)	if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

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(xiv)	originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)	the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)	the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)	with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of the related Non-Lead PSA;

(xviii)	with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)	the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)	the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the Trust and the Companion Noteholders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)	with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) the Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

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“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a) A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)	the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)	assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)	any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)	an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)	the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)	an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

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(xiii)	any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)	any related mezzanine intercreditor agreement;

(xviii)	all related environmental reports;

(xix)	all related environmental insurance policies;

(b) a copy of any engineering reports or property condition reports;

(c) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d) for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e) copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f) copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g) a copy of the appraisal for the related Mortgaged Property(ies);

(h) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i) a copy of the applicable mortgage loan seller’s asset summary;

(j) copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k) copies of any zoning reports;

(l) copies of financial statements of the related mortgagor;

(m) copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n) copies of all UCC searches;

(o) copies of all litigation searches;

(p) copies of all bankruptcy searches;

(q) a copy of the origination settlement statement;

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(r) a copy of the insurance consultant report;

(s) copies of the organizational documents of the related mortgagor and any guarantor;

(t) copies of the escrow statements;

(u) a copy of any closure letter (environmental);

(v) a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w) a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the Mortgage Loan Seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x) such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)     cure such Material Defect in all material respects, at its own expense,

(2)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)     substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a

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shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” as described in this section. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of

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Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan)(which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

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(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Certificateholder;

(o)   prohibit Defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate and the Operating Advisor Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular

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action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

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Pooling and Servicing Agreement

General

The servicing and administration of each Mortgage Loan (other than the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—Williamsburg Premium Outlets Whole Loan”, “—600 Broadway Whole Loan”, “—SLS South Beach Whole Loan”, “—Hall Office Park A1/G1/G3 Whole Loan” and “—Renaissance Providence Downtown Hotel Whole Loan”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan”, “—Hagerstown Premium Outlets Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Others”, on and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for certain matters as to which the consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent as to certain major decisions and other transactions relating to the Mortgage Loans (other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

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The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)     the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)     the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer,

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as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender)(and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

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In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that(i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the

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related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To

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the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan” and “—Hagerstown Premium Outlets Whole Loan”.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition,

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any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer will be entitled to reimbursement first, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable

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Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds, all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any

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party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account),  plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the

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issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)	to pay to the master servicer and the applicable special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)	to pay itself any Net Prepayment Interest Excess;

(v)	to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)	to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)	to reimburse the trustee, the applicable special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)	to reimburse the master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)	to reimburse the master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)	to pay for any unpaid costs and expenses incurred by the issuing entity;

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(xi)	to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)	to recoup any amounts deposited in the Collection Account in error;

(xiii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiv)	to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)	to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)	to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)	to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)	to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

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The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

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The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment

Fees

Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.

Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.

Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.

Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.

Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

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Type/Recipient	Amount	Frequency	Source of Payment

Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.

Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described, under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.

Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.

	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.

Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

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Type/Recipient	Amount	Frequency	Source of Payment

Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (other than any Non-Serviced Mortgage Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.

Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.

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Type/Recipient	Amount	Frequency	Source of Payment

CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Expenses

Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

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Type/Recipient	Amount	Frequency	Source of Payment

Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

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Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation for the Mortgage Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”)(i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) to the extent permitted by applicable law and the related Mortgage Loan documents, 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Master Servicer Decisions, provided that the consent of the special servicer is not required to take such actions, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or decisions that are not Master Servicer Decisions, provided that the consent of the special servicer is required to take such actions, 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, provided that the consent of the special servicer is required to take such actions, 100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, 100% of assumption application fees

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with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon

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payments and payments at maturity, but excluding late payment charges and default interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to a Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the Agreement, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) and (2) $1,000,000; provided the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing

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compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

•	the purchase of any defaulted Mortgage Loan by the special servicer or the Directing Certificateholder or any Companion Loan Holder or any of their affiliates if within 90 days after the transfer of the defaulted Mortgage Loan to special servicing,

•	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

•	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

•	with respect to any Mortgage Loan that is subject to mezzanine indebtedness the purchase of such Mortgage Loan by the holder of the related mezzanine loan within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

•	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

•	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

•	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA, and

•	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within three (3) months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer resigns or is terminated, and prior or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing

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Certificateholder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

•	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

•	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or decisions that are not Master Servicer Decisions, provided that the consent of the special servicer is required to take such actions,

•	100% of any assumption fees on Specially Serviced Loans,

•	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, provided that the consent of the special servicer is required to take such actions,

•	100% of assumption application fees on Specially Serviced Loans,

•	100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on Specially Serviced Loans,

•	any interest or other income earned on deposits in the REO Accounts, and

•	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on

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the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances of the Notional Amounts of the Class X-A, Class X-B and Class X-C certificates and the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class A-M, Class B, Class C and Class D certificates have been reduced to zero; provided, further, that if the Certificateholders of the Class X-D, Class X-E and Class X-F certificates have assigned all of the Voting Rights of the Class X-D, Class X-E and Class X-F certificates to the Holder of 100% of the then-outstanding Class E, Class F, Class G and Class H certificates, then “Sole Certificateholder” means the Certificateholder of 100% of the Class E, Class F, Class G and Class H certificates.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer.

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“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan and any purchaser of any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.0073% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (excluding the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.0032% with respect to all Mortgage Loans (except the Williamsburg Premium Outlets Mortgage Loan, the 600 Broadway Mortgage Loan, the SLS South Beach Mortgage Loan, the Hall Office Park A1/G1/G3 Mortgage Loan and the Renaissance Providence Downtown Hotel Mortgage Loan); (ii) 0.0061% with respect to the Williamsburg Premium Outlets Mortgage Loan; (iii) 0.0082% with respect to the 600 Broadway Mortgage Loan; (iv) 0.0089% with respect to the SLS South Beach Mortgage Loan; (v) 0.0103% with respect to the Hall Office Park A1/G1/G3 Mortgage Loan and (vi) 0.0112% with respect to the Renaissance Providence Downtown Hotel Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating

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advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset

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representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)	the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)	the 90th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)	receipt of notice that the related borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day after the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)	the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)	a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the

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directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of:

(1)   the sum of:

•	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

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•	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

•	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(2)   the sum as of the Due Date occurring in the month of the date of determination of:

•	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate;

•	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

•	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

•	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, order an appraisal or conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”), within 60 days of the occurrence of an Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within thirty (30) days of the Appraisal Reduction Event)(other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (ii) of the definition of Appraisal Reduction Event above, within 30 days), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the

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special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 9 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

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If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of,

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the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer) , plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class H certificates, second, to the Class G certificates, third, to the Class F certificates, and fourth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

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In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan”, “—Hagerstown Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

In the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable (but excluding any Mortgage Loan as to which the related Mortgaged Property has become an REO Property and any Non-Serviced Mortgage Loan), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)	the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are

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available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)	if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)	the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)	except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Certificateholder” and “—The Operating Advisor” below in this prospectus);

(v)	to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)	any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the special servicer with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the special servicer will be required to promptly notify the master servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or if no Control Termination Event has occurred and is continuing, the Directing Certificateholder), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

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If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan noteholders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the special servicer has determined, in accordance with the Servicing Standard and, unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder, that either (i) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided that the

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Directing Certificateholder will not have more than 30 days to respond to the special servicer’s request for such consent; provided, further, that upon the special servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the special servicer to consult with the Directing Certificateholder, the special servicer will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans, the master servicer (subject to the special servicer’s consent, if such action constitutes a Major Decision or other consent or action which is not a Master Servicer Decision) or (b) with respect to any Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Certificateholder, and, in the case of the special servicer, after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder.

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The consent of the special servicer is required to any modification, waiver, amendment, consent or action that is a Major Decision or is not a Master Servicer Decision with regard to any Mortgage Loan

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(other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan, and the special servicer will also be required to obtain the consent of the Directing Certificateholder, if such waiver, modification, amendment, consent or other action is a Major Decision and will be required to consult with the operating advisor in connection with any such modification, waiver, amendment, consent or other action, to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor”.

The special servicer is also required to obtain the consent of the Directing Certificateholder, and will be required to consult with the operating advisor in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor” in this prospectus. When the special servicer’s consent is required and the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to promptly provide the special servicer with written notice of any request for modification, waiver, amendment or other action or consent that is a Major Decision or is not a Master Servicer Decision accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Major Decision or modification, waiver, amendment, consent or other action that is not a Master Servicer Decision together with such other information reasonably required by the special servicer and reasonably available to the master servicer. With respect to all Specially Serviced Loans and non-Specially Serviced Loans, the special servicer will be required to obtain, prior to consenting to such a proposed action of the master servicer, and prior to itself taking such a Major Decision, the written consent of the Directing Certificateholder, which consent will be deemed given 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt (unless earlier objected to) by the Directing Certificateholder of the master servicer’s and/or special servicer’s, as applicable, written analysis and recommendation with respect to such waiver together with such other information reasonably requested by the Directing Certificateholder.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Certificateholder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if a Control Termination Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

For any performing Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, and subject to the rights of the special servicer, the Directing Certificateholder (as described under “—The Directing Certificateholder”), the master servicer, without the consent of the special servicer, the Directing Certificateholder or the operating advisor, as applicable, and without Rating Agency Confirmation will be responsible to determine whether to consent to or approve any of the following requests by the related borrower (each, a “Master Servicer Decision”):

(a)   approving routine leasing activity for customary leases of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes, including the granting of subordination and non-disturbance and attornment agreements and consenting to modification, waiver, amendment, execution, termination or renewal of any lease that (1) does not involve a ground lease or lease of an outparcel, (2) affects an area less than the lesser of (i) 20,000 square feet and (ii) 20% of the net rentable area of the related Mortgaged Property and (3) does not involve a lease for a tenant or

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space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity;

(b)   approving any immaterial waiver affecting the timing of receipt of financial statements from any borrower; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(c)   approving annual operating budgets for the related Mortgaged Property; provided that no such budget (i) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (ii) provides for the payment of any material expenses to any affiliate of the borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

(d)   subject to other restrictions in this prospectus regarding principal prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a principal prepayment;

(e)   approving defeasances subject to the terms of the PSA and any non-material modifications, consents or waivers (other than modifications, consents or waivers specifically prohibited under this “—Modifications, Waivers and Amendments” section) in connection with a defeasance permitted by the terms of the PSA that do not materially and adversely impact certificateholders, and subject to certain conditions, including in certain cases, delivery of an opinion of counsel (which opinion of counsel will be an expense of the borrower) to the effect that such modification, waiver or consent would not cause either Trust REMIC to fail to qualify as a REMIC under the Code or result in a “prohibited transaction” under the REMIC provisions of the Code for federal income tax purposes, other than a modification, consent or waiver with respect to (i) a waiver of a mortgage loan event of default, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)    approving consents with respect to non-material rights of way and non-material easements and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such non-material rights of way or easements; provided that the master servicer has determined in accordance with the Servicing Standard that such right-of-way or easement does not materially affect with the then-current use or value of the related Mortgaged Property, the security intended to be provided by the related Mortgage and the mortgagor’s ability to make payments with respect to the related Mortgage Loan or Serviced Whole Loan;

(g)   granting waivers of minor covenant defaults (other than financial covenants);

(h)   as permitted under the related Mortgage Loan Documents, payment from any escrow, reserve or letter of credit except releases of any amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows or earn-out escrows or reserves unless required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan Documents that do not include any other approval);

(i)    approving a change of the property manager at the request of the related borrower so long as (i) the successor property manager is not affiliated with the borrower and is a nationally or regionally recognized manager of similar properties, and (ii) the subject Mortgage Loan or Serviced Whole Loan does not have an outstanding principal balance in excess of the lesser of $2,500,000 or 2% of the then aggregate principal balance of the Mortgage Loans and Serviced Whole Loans;

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(j)    for all Mortgage Loans and Serviced Whole Loans, subject to the satisfaction of any conditions precedent set forth in the related Mortgage Loan Documents, approving disbursements of any holdback amounts in accordance with the related Mortgage Loan Documents, provided that such disbursements are required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan Documents that do not include any other approval);

(k)   consent to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan or Companion Loan as and when due; provided such releases are required by the related Mortgage Loan documents and there is no lender discretion permitted under the Mortgage Loan documents; and

(l)    any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (a) through (k) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan.

See also “—The Directing Certificateholder” and “—The Operating Advisor” for a description of the Directing Certificateholder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer, with respect to each Mortgage Loan that is not a Specially Serviced Loan with the consent of the special servicer, and the special servicer, with respect to each Specially Serviced Loan, will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights prior to the occurrence and continuance of any Control Termination Event, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan with a “due-on-encumbrance” clause, the master servicer, with respect to each Mortgage Loan that is not a Specially Serviced Loan with the consent of the special servicer, and the special servicer, with respect to each Specially Serviced Loan, will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its

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consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights prior to the occurrence and continuance of a Control Termination Event, the special servicer has obtained the consent of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, has consulted with the Directing Certificateholder) and (ii) the master servicer or the special servicer, as the case may be, has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2017) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

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Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2016 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)	either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor, the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing), within 30 days after the default), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, a Servicing Transfer Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents, the PSA and any related Intercreditor Agreement; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly delivered a copy to the special servicer, the operating advisor, the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(ii)	any Monthly Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

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(iii)	the master servicer or the special servicer (and, in the case of a determination by the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder, and, with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders to the extent provided for in the related intercreditor agreement) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)	the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)	the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)	the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)	a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer (and, in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder, and with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)	the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage

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Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 30 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

•	the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing);

•	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

•	the operating advisor (but only after the occurrence and during the continuance of a Control Termination Event);

•	the master servicer; and

•	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

•	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

•	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies

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and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

•	the most current rent roll and income or operating statement available for the related Mortgaged Property;

•	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

•	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

•	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

•	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

•	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

•	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

•	such other information as the special servicer deems relevant in light of the Servicing Standard.

If no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

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If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within ten (10) business days following the later of (i) receipt of such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, in the case of the Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event or a Consultation Termination Event has occurred) may exercise the rights of the Directing Certificateholder described in this “—Asset Status Report” section, and neither the Directing Certificateholder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Co-Lender Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing certificateholder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See
“—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged

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Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

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In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion

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Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) if the offer is equal to or greater than the applicable Purchase Price, then the offer is the highest offer received, or (ii) if the offer is less than the applicable Purchase Price, then (a) the offer is the highest offer received and (b) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance

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of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—Williamsburg Premium Outlets Whole Loan”, “—600 Broadway Whole Loan”, “—SLS South Beach Whole Loan”, “—Hall Office Park A1/G1/G3 Whole Loan” and “—Renaissance Providence Downtown Hotel Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan” and “—Hagerstown Premium Outlets Whole Loan”.

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In addition, with respect to the Servicing Shift Mortgage Loan, if the Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan or the Servicing Shift Mortgage Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan or the Servicing Shift Mortgage Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan), upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)     absent that selection, or

(2)     until a Directing Certificateholder is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA.

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The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Eightfold Real Estate Capital Fund IV, L.P., or its affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class H certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class H certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Directing Certificateholder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly provide the name of the then-current Directing Certificateholder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Directing Certificateholder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Directing Certificateholder, then the certificate administrator will be required to promptly (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Directing Certificateholder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Certificateholder (or controlling class representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the controlling class representative and (ii) the requesting party has not been notified of the identity of the Directing Certificateholder (or controlling class representative) or reasonably believes that the identity of the Directing Certificateholder (or controlling class representative) has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Directing Certificateholder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

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In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer and (b) prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing within ten business days (or thirty (30) days with respect to clause (j) below) after receipt of the written recommendation and analysis together with such other information reasonably requested by the Directing Certificateholder (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action)(each of the following, a “Major Decision”):

(a)   any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(b)   any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding the timing or acceptance related to late payment charges or default interest) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan;

(c)   any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(d)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(e)   any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than as required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(f)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the

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Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(g)   any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) with a Stated Principal Balance greater than $2,500,000 or (ii) where the successor property manager is affiliated with the related borrower) or franchise changes for which the lender is required to consent or approve under the Mortgage Loan Documents;

(h)   releases of any amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance or earn-out escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(i)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(j)    any determination of an Acceptable Insurance Default;

(k)   the determination of the special servicer pursuant to clause (iii) or clause (vii) of the definition of “Specially Serviced Loan”;

(l)    any acceleration of a Mortgage Loan or Serviced Whole Loan following a default or an event of default with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or such Serviced Whole Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(m)  any consent to the incurrence of additional debt or mezzanine debt to the extent lender consent or approval is required under the loan documents;

(n)   any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan or such Serviced Whole Loan, or an action to enforce rights with respect thereto other than any non-material modification, waiver or amendment of a non-monetary term to cure an ambiguity or correct scrivener’s errors;

(o)   any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(p)   consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (a) such lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 20% of leasable space or (ii) 20,000 square feet, (b) such lease involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity, (c) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes or (d) such transaction relates to a Specially Serviced Loan; and

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(q)   approving easements or rights of way that materially affect the use or value of a Mortgaged Property, the security intended to be provided by the related Mortgage or the borrower’s ability to make payments with respect to the related Mortgage Loans;

provided, further, that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the special servicer has made a reasonable effort to contact the Directing Certificateholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response.

With respect to any borrower request or other action on a non-Specially Serviced Loan including matters that are Major Decisions and that are otherwise not Master Servicer Decisions, the master servicer will not agree to such modification, waiver, amendment, consent, request or other action without the prior written consent of the special servicer. In connection with such consent, the master servicer will promptly provide the special servicer with written notice of any request for such modification, waiver, amendment, consent, request or other action, along with the master servicer’s written recommendation and analysis, to the extent the master servicer is recommending approval, and all information in the master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights); provided that in the event that the special servicer does not respond within 10 business days after receipt of such written notice and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a Companion Holder under a related Intercreditor Agreement, the special servicer’s consent to such modification, waiver, amendment, consent, request or other action will be deemed granted.

Asset Status Report

The Loan-Specific Directing Holder (with respect to the Servicing Shift Whole Loan only) or, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 days following its written request for input on any required consultation, the

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special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be selected by a vote of the Certificateholders, and if such Excluded Special Servicer has not been so appointed within 30 days of receipt of notice of the resigning special servicer’s resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that prior to the Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of

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that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that prior to the Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E certificates, the successor Class E Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

“Loan-Specific Directing Holder” means, with respect to the Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the Servicing Shift Securitization Date, the “directing holder” with respect to the Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the Servicing Shift Whole Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is

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necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and the Servicing Shift Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the directing certificateholder under the related Non-Serviced PSA or the Loan-Specific Directing Holder (in the case of the Servicing Shift Mortgage Loan, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or the Servicing Shift Whole Loan, as applicable, and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, that has become a Defaulted Loan under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan”, “—Hagerstown Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—Williamsburg Premium Outlets Whole Loan”, “—600 Broadway Whole Loan”, “—SLS South Beach Whole Loan”, “—Hall Office Park A1/G1/G3 Whole Loan” and “—Renaissance Providence Downtown Hotel Whole Loan”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

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Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights under the PSA for this transaction with respect to any Non-Serviced Whole Loan, the Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties. However, Park Bridge Lender Services is also the operating advisor under the COMM 2016-DC2 Pooling and Servicing Agreement and, in that capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

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Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)   reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease changes and other similar actions that the special servicer may perform under the PSA and will have no obligations with respect to any Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan.

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, so long as a Control Termination Event has not occurred and is not continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(i)	the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(ii)	the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

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(iii)	the operating advisor will be required to prepare an annual report (if any Mortgage Loan other than the Non-Serviced Mortgage Loan, any Serviced Whole Loan (other than the Servicing Shift Whole Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(iv)	the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (iv) above:

(1)     after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(2)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)     if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the master servicer or the special servicer, as applicable, and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than the Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, the mortgage loan seller, the depositor, the servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, or any of their affiliates.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage (other than the Servicing Shift Mortgage Loan) were Specially Serviced

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Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

Notwithstanding anything in this prospectus to the contrary (i) the operating advisor’s assessment of the special servicer’s performance will be based on the provisions of the PSA and (ii) so long as Midland Loan Services, a Division of PNC Bank, National Association is acting as special servicer then the special servicer, upon reasonable written request, will provide the operating advisor with electronic access (reasonably acceptable to the special servicer and the operating advisor) to the special servicer’s stated policies and procedures to permit the Operating Advisor to review such policies and procedures. The operating advisor will be permitted to review such policies and procedures but will not be permitted to retain hard copies. The operating advisor will keep all information contained in the policies and procedures strictly confidential, except (A) the operating advisor may disclose such information if (i) such information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the operating advisor, or (ii) such disclosure is required by applicable law, rule, order or regulation (as demonstrated by evidence reasonably satisfactory to the special servicer) and (B) the operating advisor may disclose a particular portion of the policies and procedures solely when necessary to support specific conclusions (i) in the Operating Advisor Annual Report, or (ii) in connection with a recommendation by the operating advisor to replace Midland Loan Services, a Division of PNC Bank, National Association as the special servicer pursuant to the provisions of the PSA. Notwithstanding the foregoing, the operating advisor will be permitted to share such information with its Affiliates and any subcontractors of the operating advisor to the extent reasonably necessary to perform the operating advisor’s obligations under the PSA. The operating advisor’s assessment may not take into account the fact that Midland Loan Services, a Division of PNC Bank, National Association limited the operating advisor’s access to the special servicer’s written policies and procedures pursuant to the provisions of the PSA. Nothing set forth herein will limit or affect the scope of the operating advisor’s platform level review

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in connection with its preparation of the Operating Advisor Annual Report, provided that the operating advisor’s access to or reliance upon the special servicer’s written policies and procedures will be subject to the terms of this paragraph. Subject to the terms and conditions in the PSA related to Privileged Information, the operating advisor agrees that it will use information received from the special servicer pursuant to the terms of the PSA solely for purposes of complying with its duties and obligations under the PSA.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause” and “―Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)	that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”) (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)	that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)	that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates; and

(iv)	that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

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The operating advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder (other than with respect to an Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

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(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders. Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of

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such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after any date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

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The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Certificateholder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Certificateholder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 58 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and December 31, 2015 was approximately 28.07%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 19.58%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 15.98% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 5.10%.

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This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 3 largest Mortgage Loans in the Mortgage Pool represent approximately 25.7% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 2 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

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An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vi)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”) by delivering such Review Materials to the certificate administrator for posting to the secure data room or the certificate administrator’s website, as applicable:

(i)	a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any such Asset Review, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request (in writing in accordance with the PSA) the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

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The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith sole discretion to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed of that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, or (ii) Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in its preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the

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Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not

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performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

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Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)	any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)	any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)	any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)	the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets

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and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)	the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within

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30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Certificateholder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates on an aggregate basis.

“Non-Reduced Certificates” means any Class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to

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such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer, the certificate administrator will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator obtains a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA) and the certificate administrator receives the requisite amount of affirmative votes within 180 days of the posting of notice of such vote to the certificate administrator's website, the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

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In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Directing Certificateholder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the Excluded Special Servicer will be appointed as described in the following paragraph.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then, at the expense of the issuing entity, the certificate administrator will be required to promptly provide written notice of such resignation to all Certificateholders by posting such notice on its internet website and the Excluded Special Servicer will be appointed upon the written direction of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 20% of the Voting Rights of the certificates exercise their right to vote). If such Excluded Special Servicer has not been appointed pursuant to the preceding sentence within 30 days after the special servicer has provided its written notice of resignation, the certificate administrator will be required to provide written notice to the resigning special servicer that such Excluded Special Servicer has not been appointed and such resigning special servicer will be required to use reasonable efforts to appoint such Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

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With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan”, “—Naples Grande Beach Resort Whole Loan”, “—225 Liberty Street Whole Loan”, “—7700 Parmer Whole Loan”, “—Columbus Park Crossing Whole Loan”,
“—Hagerstown Premium Outlets Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for two business days, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

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(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    (A) Moody’s (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action or (B) DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action;

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)   so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (h)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, or (3) the Depositor (with respect to clause (g) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as

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special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan noteholders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan noteholders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Certificateholder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency

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Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any Class affected thereby evidencing percentage interests of at least 25% of such Class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event, except (a) a Servicer Termination Event under clause (g) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the

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Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval in each case will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator

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has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

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The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

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Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, the master servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

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Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results to the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller

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with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the

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Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder, provided that a Consultation Termination Event has not occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential

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damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

Each Non-Serviced Mortgage Loan and any related REO Properties are being serviced and administered under the applicable Non-Serviced PSA. Accordingly, as to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or, if it fails to do so, the related Non-Serviced Trustee) will (and, in certain urgent or emergency situations, the related Non-Serviced Special Servicer may) generally make servicing advances, unless it is determined in accordance with the related Non-Serviced PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to a Non-Serviced Mortgage Loan. The related Non-Serviced Master Servicer will generally also remit collections on the related Non-Serviced Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on a Non-Serviced Mortgage Loan, and,

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to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of a Non-Serviced Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to a Non-Serviced Mortgage Loan, subject to any non-recoverability determination.

Each Non-Serviced PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the Mortgaged Properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of each Non-Serviced Whole Loan is a rated commercial mortgage-backed securitization transaction that is rated by one or more nationally recognized statistical rating organizations. Nonetheless, the servicing arrangements under the Non-Serviced PSAs differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the Non-Serviced PSAs and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, circumstances under which the consent of the special servicer must be obtained by the master servicer or the consent of a directing holder must be obtained by the master servicer or special servicer, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements.

In addition, pursuant to the PSA, with respect to each Non-Serviced Mortgage Loan:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, or any of the trustee, certificate administrator or operating advisor under a Non-Serviced PSA or (b) make Servicing Advances with respect to any Non-Serviced Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to a Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer.

•	The master servicer for this securitization will be required to make P&I Advances with respect to the Non-Serviced Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the Non-Serviced Mortgage Loan.

Servicing of the 787 Seventh Avenue Mortgage Loan

The 787 Seventh Avenue Mortgage Loan, the 787 Seventh Avenue Companion Loans and any related REO Property are being serviced and administered under the COMM 2016-787S Trust and Servicing Agreement. While the COMM 2016-787S Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the COMM 2016-787S Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the COMM 2016-787S Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The COMM 2016-787S Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00125% per annum with respect to the 787 Seventh Avenue Mortgage Loan.

•	Any P&I Advance made by the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee or the master servicer or the trustee for the securitization of the other 787 Seventh

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Avenue Pari Passu Non-Standalone Companion Loan in respect of a monthly payment on the 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan, or, as and to the extent permitted under the COMM 2016-787S Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the other 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

•	The COMM 2016-787S Master Servicer will earn a special servicing fee of 0.125% per annum with respect to the 787 Seventh Avenue Mortgage Loan.

•	Pursuant to the COMM 2016-787S Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.25% and are not subject to any cap.

•	The COMM 2016-787S Master Servicer is obligated to make servicing advances with respect to the 787 Seventh Avenue Whole Loan in accordance with the servicing standard under the COMM 2016-787S Trust and Servicing Agreement. If the COMM 2016-787S Master Servicer determines that a servicing advance it made with respect to the 787 Seventh Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the 787 Seventh Avenue Whole Loan allocable to the 787 Seventh Avenue Subordinate Companion Loan, then, from collections on, and proceeds of, the 787 Seventh Avenue Whole Loan allocable to the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the COMM 2016-787S Securitization Trust, the securitization trust related to the other 787 Seventh Avenue Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

•	With respect to the 787 Seventh Avenue Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2016-787S Trust and Servicing Agreement, the COMM 2016-787S Directing Holder will have the right to terminate the COMM 2016-787S Special Servicer, with or without cause, and appoint the successor COMM 2016-787S Special Servicer that meets the requirements of the COMM 2016-787S Trust and Servicing Agreement.

•	With respect to the 787 Seventh Avenue Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2016-787S Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the COMM 2016-787S Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the COMM 2016-787S Certificate Administrator is required to conduct a vote to terminate the COMM 2016-787S Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the COMM 2016-787S Trustee will be required to terminate the COMM 2016-787S Special Servicer and appoint a successor COMM 2016-787S Special Servicer.

•	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the COMM 2016-787S Mortgage Trust.

•	If the 787 Seventh Avenue Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the COMM 2016-787S Directing Holder and the consultation rights of the holders of the 787 Seventh Avenue Pari Passu Companion Loans) the COMM 2016-787S Special Servicer will be required to take one of the

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following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the 787 Seventh Avenue Whole Loan in its entirety. If the COMM 2016-787S Special Servicer determines to sell the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans, then the COMM 2016-787S Special Servicer will have the right and the obligation to sell the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2016-787S Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The 787 Seventh Avenue Whole Loan—Sale of Defaulted 787 Seventh Avenue Whole Loan”.

•	With respect to the 787 Seventh Avenue Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The COMM 2016-787S Master Servicer and COMM 2016-787S Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the COMM 2016-787S Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the COMM 2016-787S Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—787 Seventh Avenue Whole Loan” in this prospectus.

Servicing of the Naples Grande Beach Resort Mortgage Loan

The Naples Grande Beach Resort Mortgage Loan, the Naples Grande Beach Resort Pari Passu Companion Loans and any related REO Property are being serviced and administered under the JPMBB 2016-C1 Pooling and Servicing Agreement. While the JPMBB 2016-C1 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the JPMBB 2016-C1 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the JPMBB 2016-C1 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The JPMBB 2016-C1 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.0125% per annum with respect to the Naples Grande Beach Resort Mortgage Loan.

•	Any P&I Advance made by the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Trustee or the master servicer or the trustee for the securitization of the other Naples Grande Beach Resort Pari Passu Companion Loan in respect of a monthly payment on the Naples Grande Beach Resort Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Naples Grande Beach Resort Pari Passu Companion Loan, or, as and to the extent permitted under the JPMBB 2016-C1 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Naples Grande Beach Resort Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the JPMBB 2016-C1 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Naples Grande Beach Resort Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee are not subject to a $1,000,000 aggregate cap, and

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the JPMBB 2016-C1 Pooling and Servicing Agreement provides that the JPMBB 2016-C1 Special Servicer will be entitled to a minimum workout fee and liquidation fee of $25,000.

•	The JPMBB 2016-C1 Master Servicer is obligated to make servicing advances with respect to the Naples Grande Beach Resort Whole Loan in accordance with the servicing standard under the JPMBB 2016-C1 Pooling and Servicing Agreement. If the JPMBB 2016-C1 Master Servicer determines that a servicing advance it made with respect to the Naples Grande Beach Resort Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the JPMBB 2016-C1 Securitization Trust, the securitization trust related to the other Naples Grande Beach Resort Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

•	With respect to the Naples Grande Beach Resort Mortgage Loan, prior to the occurrence and continuance of any control termination event under the JPMBB 2016-C1 Pooling and Servicing Agreement, the JPMBB 2016-C1 Directing Certificateholder will have the right to terminate the JPMBB 2016-C1 Special Servicer, with or without cause, and appoint the successor JPMBB 2016-C1 Special Servicer that meets the requirements of the JPMBB 2016-C1 Pooling and Servicing Agreement.

•	With respect to the Naples Grande Beach Resort Mortgage Loan, after the occurrence and during the continuance of any control termination event under the JPMBB 2016-C1 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the JPMBB 2016-C1 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the JPMBB 2016-C1 Certificate Administrator is required to conduct a vote to terminate the JPMBB 2016-C1 Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote, the JPMBB 2016-C1 Trustee will be required to terminate the JPMBB 2016-C1 Special Servicer and appoint a successor JPMBB 2016-C1 Special Servicer.

•	With respect to the Naples Grande Beach Resort Mortgage Loan, following the occurrence of a consultation termination event under the JPMBB 2016-C1 Pooling and Servicing Agreement, if the JPMBB 2016-C1 Operating Advisor determines that the JPMBB 2016-C1 Special Servicer is not performing its duties under the JPMBB 2016-C1 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the JPMBB 2016-C1 Operating Advisor will have the right to recommend the replacement of the JPMBB 2016-C1 Special Servicer.

•	If the Naples Grande Beach Resort Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the JPMBB 2016-C1 Directing Certificateholder and the consultation rights of the holders of the Naples Grande Beach Resort Pari Passu Companion Loans) the JPMBB 2016-C1 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Naples Grande Beach Resort Whole Loan in its entirety. The issuing entity, as the holder of the Naples Grande Beach Resort Mortgage Loan, will have the right to consent to a sale of a defaulted loan in the event that the JPMBB 2016-C1 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Naples Grande Beach Resort Whole Loan—Sale of Defaulted Loan”.

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•	With respect to the Naples Grande Beach Resort Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA, except that inspection obligations commence in the year 2016.

•	The JPMBB 2016-C1 Master Servicer and JPMBB 2016-C1 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the JPMBB 2016-C1 Pooling and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the JPMBB 2016-C1 Pooling and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Naples Grande Beach Resort Whole Loan” in this prospectus.

Servicing of the 225 Liberty Street Mortgage Loan

The 225 Liberty Street Mortgage Loan, the 225 Liberty Street Companion Loans and any related REO Property are being serviced and administered under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement. While the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The 225 Liberty Street Trust 2016-225L Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.0025% per annum with respect to the 225 Liberty Street Mortgage Loan.

•	Any P&I Advance made by the 225 Liberty Street Trust 2016-225L Master Servicer or the 225 Liberty Street Trust 2016-225L Trustee or the master servicer or the trustee for the securitization of the other 225 Liberty Street Companion Loans in respect of a monthly payment on the 225 Liberty Street Companion Loans may only be reimbursed out of future payments and collections on the related 225 Liberty Street Companion Loans, or, as and to the extent permitted under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the other 225 Liberty Street Companion Loans, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loan.

•	Pursuant to the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, the special servicing fee with respect to the 225 Liberty Street Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

•	Pursuant to the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.50% and are not subject to any cap.

•	The 225 Liberty Street Trust 2016-225L Master Servicer is obligated to make servicing advances with respect to the 225 Liberty Street Whole Loan in accordance with the servicing standard under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement. If the 225 Liberty Street Trust 2016-225L Master Servicer determines that a servicing advance it made with respect to the 225 Liberty Street Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the 225 Liberty Street

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Whole Loan allocable to the 225 Liberty Street Subordinate Companion Loans, then, from collections on, and proceeds of, the 225 Liberty Street Whole Loan allocable to the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the 225 Liberty Street Trust 2016-225L Securitization Trust, the securitization trust related to the other 225 Liberty Street Pari Passu Companion Loans and the Collection Account, on a pro rata basis.

•	With respect to the 225 Liberty Street Mortgage Loan, during a Control Period under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, the 225 Liberty Street Trust 2016-225L Majority Controlling Class Certificateholder will have the right to terminate the 225 Liberty Street Trust 2016-225L Special Servicer, with or without cause, and appoint the successor 225 Liberty Street Trust 2016-225L Special Servicer that meets the requirements of the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement.

•	With respect to the 225 Liberty Street Mortgage Loan, after the occurrence and during the continuance of any Consultation Period under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, at the written direction of holders of principal balance certificates under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the 225 Liberty Street Trust 2016-225L Certificate Administrator is required to conduct a vote to terminate the 225 Liberty Street Trust 2016-225L Special Servicer. At the written direction of certificate holders representing 66-2/3% of the applicable certificateholder quorum required for this vote, the 225 Liberty Street Trust 2016-225L Trustee will be required to terminate the 225 Liberty Street Trust 2016-225L Special Servicer and appoint a successor 225 Liberty Street Trust 2016-225L Special Servicer.

•	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the 225 Liberty Street Trust 2016-225L Mortgage Trust.

•	If the 225 Liberty Street Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the 225 Liberty Street Trust 2016-225L Majority Controlling Class Certificateholder and the consultation rights of the holders of the 225 Liberty Street Pari Passu Companion Loans) the 225 Liberty Street Trust 2016-225L Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the 225 Liberty Street Whole Loan in its entirety. If the 225 Liberty Street Trust 2016-225L Special Servicer determines to sell the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Companion Loans, then the 225 Liberty Street Trust 2016-225L Special Servicer will have the right and the obligation to sell the 225 Liberty Street Mortgage Loan and the 225 Liberty Street Companion Loans as notes evidencing one whole loan in accordance with the terms of the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The 225 Liberty Street Whole Loan—Sale of Defaulted 225 Liberty Street Whole Loan”.

•	With respect to the 225 Liberty Street Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The 225 Liberty Street Trust 2016-225L Master Servicer and 225 Liberty Street Trust 2016-225L Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

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•	The rating agencies rating the securities issued under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—225 Liberty Street Whole Loan” in this prospectus.

Servicing of the 7700 Parmer Mortgage Loan

The 7700 Parmer Mortgage Loan, the 7700 Parmer Pari Passu Companion Loans and any related REO Property are being serviced and administered under the JPMCC 2015-JP1 Pooling and Servicing Agreement. While the JPMCC 2015-JP1 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the JPMCC 2015-JP1 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the JPMCC 2015-JP1 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The JPMCC 2015-JP1 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00750% per annum with respect to the 7700 Parmer Mortgage Loan.

•	Any P&I Advance made by the JPMCC 2015-JP1 Master Servicer, the JPMCC 2015-JP1 Trustee, the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Trustee, as applicable, in respect of a monthly payment on the related 7700 Parmer Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related 7700 Parmer Pari Passu Companion Loan, or, as and to the extent permitted under the JPMCC 2015-JP1 Pooling and Servicing Agreement or the JPMBB 2016-C1 Pooling and Servicing Agreement, on other loans included in the JPMCC 2015-JP1 Securitization Trust or JPMBB 2016-C1 Securitization Trust, respectively, but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the JPMCC 2015-JP1 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 7700 Parmer Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee are not subject to a $1,000,000 aggregate cap, and the JPMBB 2016-C1 PSA provides that the JPMBB 2016-C1 Special Servicer will be entitled to a minimum workout fee and liquidation fee of $25,000.

•	The JPMCC 2015-JP1 Master Servicer is obligated to make servicing advances with respect to the 7700 Parmer Whole Loan in accordance with the servicing standard under the JPMCC 2015-JP1 Pooling and Servicing Agreement. If the JPMCC 2015-JP1 Master Servicer determines that a servicing advance it made with respect to the 7700 Parmer Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the 7700 Parmer Mortgage Loan and the related 7700 Parmer Pari Passu Companion Loans, on a pro rata basis, and then from general collections on the mortgage loans in the JPMCC 2015-JP1 Securitization Trust, the JPMBB 2016-C1 Securitization Trust and the Collection Account, on a pro rata basis.

•	With respect to the 7700 Parmer Mortgage Loan, prior to the occurrence and continuance of any control termination event under the JPMCC 2015-JP1 Pooling and Servicing Agreement, the JPMCC 2015-JP1 Directing Certificateholder will have the right to terminate the JPMCC 2015-JP1 Special Servicer, with or without cause, and appoint the successor JPMCC 2015-JP1 Special Servicer that meets the requirements of the JPMCC 2015-JP1 Pooling and Servicing Agreement.

•	In addition, with respect to the 7700 Parmer Mortgage Loan, after the occurrence and during the continuance of any control termination event under the JPMCC 2015-JP1 Pooling and Servicing

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Agreement, at the written direction of holders of principal balance certificates under the JPMCC 2015-JP1 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the JPMCC 2015-JP1 Certificate Administrator is required to conduct a vote to terminate the JPMCC 2015-JP1 Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote, the JPMCC 2015-JP1 Trustee will be required to terminate the JPMCC 2015-JP1 Special Servicer and appoint a successor JPMCC 2015-JP1 Special Servicer.

•	In addition, with respect to the 7700 Parmer Mortgage Loan, following the occurrence of a consultation termination event under the JPMCC 2015-JP1 Pooling and Servicing Agreement, if the JPMCC 2015-JP1 Operating Advisor determines that the JPMCC 2015-JP1 Special Servicer is not performing its duties under the JPMCC 2015-JP1 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the JPMCC 2015-JP1 Operating Advisor will have the right to recommend the replacement of the JPMCC 2015-JP1 Special Servicer.

•	If the 7700 Parmer Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the JPMCC 2015-JP1 Directing Certificateholder and the consultation rights of the holders of the 7700 Parmer Pari Passu Companion Loans) the JPMCC 2015-JP1 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower; or (iii) sell the 7700 Parmer Whole Loan in its entirety. The issuing entity, as the holder of the 7700 Parmer Mortgage Loan, will have the right to consent to a sale of a defaulted loan in the event that the JPMCC 2015-JP1 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The 7700 Parmer Whole Loan—Sale of Defaulted Loan”.

•	With respect to the 7700 Parmer Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA, except that inspection obligations commence in the year 2016.

•	The JPMCC 2015-JP1 Master Servicer and JPMCC 2015-JP1 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—7700 Parmer Whole Loan” in this prospectus.

Servicing of the Columbus Park Crossing Mortgage Loan

The Columbus Park Crossing Mortgage Loan, the Columbus Park Crossing Pari Passu Companion Loans and any related REO Property are being serviced and administered under the COMM 2016-DC2 Pooling and Servicing Agreement. While the COMM 2016-DC2 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the COMM 2016-DC2 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the COMM 2016-DC2 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The COMM 2016-DC2 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.0125% per annum with respect to the Columbus Park Crossing Mortgage Loan.

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•	Any P&I Advance made by the COMM 2016-DC2 Master Servicer or the COMM 2016-DC2 Trustee or the master servicer or the trustee for the securitization of the other Columbus Park Crossing Pari Passu Companion Loan in respect of a monthly payment on the Columbus Park Crossing Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Columbus Park Crossing Pari Passu Companion Loan, or, as and to the extent permitted under the COMM 2016-DC2 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Columbus Park Crossing Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Columbus Park Crossing Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

•	The COMM 2016-DC2 Master Servicer is obligated to make servicing advances with respect to the Columbus Park Crossing Whole Loan in accordance with the servicing standard under the COMM 2016-DC2 Pooling and Servicing Agreement. If the COMM 2016-DC2 Master Servicer determines that a servicing advance it made with respect to the Columbus Park Crossing Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Columbus Park Crossing Mortgage Loan and the Columbus Park Crossing Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the COMM 2016-DC2 Securitization Trust, the securitization trust related to the other Columbus Park Crossing Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

•	With respect to the Columbus Park Crossing Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2016-DC2 Pooling and Servicing Agreement, the COMM 2016-DC2 Directing Certificateholder will have the right to terminate the COMM 2016-DC2 Special Servicer, with or without cause, and appoint the successor COMM 2016-DC2 Special Servicer that meets the requirements of the COMM 2016-DC2 Pooling and Servicing Agreement.

•	With respect to the Columbus Park Crossing Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2016-DC2 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the COMM 2016-DC2 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the COMM 2016-DC2 Certificate Administrator is required to conduct a vote to terminate the COMM 2016-DC2 Special Servicer. At the written direction of certificate holders representing at least 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the COMM 2016-DC2 Trustee will be required to terminate the COMM 2016-DC2 Special Servicer and appoint a successor COMM 2016-DC2 Special Servicer.

•	With respect to the Columbus Park Crossing Mortgage Loan, following the occurrence of a consultation termination event under the COMM 2016-DC2 Pooling and Servicing Agreement, if the COMM 2016-DC2 Operating Advisor determines that the COMM 2016-DC2 Special Servicer is not performing its duties under the COMM 2016-DC2 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the COMM 2016-DC2 Operating Advisor will have the right to recommend the replacement of the COMM 2016-DC2 Special Servicer.

•	If the Columbus Park Crossing Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the COMM 2016-DC2 Directing Certificateholder and the consultation rights of the holders of the Columbus Park

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Crossing Pari Passu Companion Loans) the COMM 2016-DC2 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Columbus Park Crossing Whole Loan in its entirety. If the Columbus Park Crossing Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the COMM 2016-DC2 Pooling and Servicing Agreement, the COMM 2016-DC2 Special Servicer will be required to sell the Columbus Park Crossing Mortgage Loan together with the Columbus Park Crossing Companion Loan as a single whole loan. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Columbus Park Crossing Whole Loan—Sale of Defaulted Loan”.

•	With respect to the Columbus Park Crossing Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA, except that inspection obligations commence in the year 2016.

•	The COMM 2016-DC2 Master Servicer and COMM 2016-DC2 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the COMM 2016-DC2 Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the COMM 2016-DC2 Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Columbus Park Crossing Whole Loan” in this prospectus.

Servicing of the Servicing Shift Whole Loan

The servicing of the Hagerstown Premium Outlets Whole Loan, the Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the related Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—Hagerstown Premium Outlets”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

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If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i)(A) the applicable replacement master servicer or special servicer has been appointed as a master servicer or special servicer, as applicable, on a transaction-level basis on the closing date of a commercial mortgage loan securitization and, as of the date of such determination, is the master servicer or special servicer, as applicable, of such securitization, with respect to which Moody’s rated one or more classes of certificates and one or more classes of such certificates are still outstanding and rated by Moody’s and (B) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s, Fitch and DBRS.

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written

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Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the

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operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

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It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the

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holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a) to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b) to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d) to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, either Trust REMIC that would be a claim against the issuing entity, Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e) to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f) to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material

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respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g) to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h) to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i) to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; and

(j) to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of

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the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $50,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “A2” by Moody’s, “A” by Fitch and “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) it has a rating on its short-term debt obligations of at least “P-2” by Moody’s, “F1” by Fitch and “R-1(low)” by DBRS, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS; provided, further, that if any such institution is not rated by DBRS, such institution maintains an equivalent (or higher) rating by any two other NRSROs or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is

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acceptable to the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

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Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Texas

Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within

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two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Florida

Loans involving real property in Florida are secured by mortgages, and foreclosures are accomplished by judicial foreclosure. There is no power of sale in Florida. After an action for foreclosure is commenced and the lender secures a final judgment, such judgment will provide that the property be sold at a public sale at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled sale. Fla Statute 45.031 requires that foreclosure sale be held no earlier than 20 (but not more than 35) days after the judgment is entered. However, given the backlog of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two (2) consecutive weeks in the county in which the property is located. There is no right of redemption after the filing of the clerk’s certificate at the conclusion of the foreclosure sale. However, a certificate of title transferring title to the foreclosed property is not issued until 10 days after the foreclosure sale, and challenges to the foreclosure sale are

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permitted within that 10-day period. Issuance of a certificate of title is sometimes delayed beyond the 10-day period due to a backlog of foreclosure cases. Florida does not have a “one action rule” or “anti-deficiency legislation,” and deficiency judgments are permitted to the extent not prohibited by the applicable loan documents. Subsequent to a foreclosure sale, however, a lender is generally required to prove the value of the property as of the date of foreclosure sale in order to recover a deficiency. Further, Florida law limits any deficiency judgment (if otherwise permitted) against a borrower following a judicial sale to the excess of the final judgment amount (which generally equals the amount of outstanding debt plus attorneys’ fees and other collection costs) over the fair market value of the property at the time of the judicial sale. In limited circumstances, the lender may have a receiver appointed during the pendency of the foreclosure action.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

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In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a

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referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy

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code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which

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to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans

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secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of

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reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s

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exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for

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cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from

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recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state

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bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did

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not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

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Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is

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prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of

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credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

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Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, and GACC, a mortgage loan seller and a sponsor. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller and a sponsor.

GACC currently holds one of the 787 Seventh Avenue Companion Loans, certain of the Williamsburg Premium Outlets Companion Loans, one of the 600 Broadway Companion Loans, the Hagerstown Premium Outlets Companion Loans and the Hall Office Park A1/G1/G3 Companion Loan. However, GACC intends to sell such Companion Loans in connection with one or more future securitizations or, in the case of one of the 600 Broadway Companion Loans, intends to sell such Companion Loan to BNYM (who intends to sell such Companion Loan in connection with one or more future securizations). JPMCB currently holds one of the Naples Grande Beach Resort Companion Loans, the SLS South Beach Companion Loan and the Renaissance Providence Downtown Hotel Companion Loan. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

Wells Fargo Bank, National Association, the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider, is also (i) an affiliate of Wells Fargo Securities, LLC, one of the initial purchasers, (ii) the master servicer and special servicer under the COMM 2016-787S Trust and Servicing Agreement (iii) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the JPMBB 2016-C1 Pooling and Servicing Agreement, (iv) the master servicer under the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement, (v) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the JPMCC 2015-JP1 Pooling and Servicing Agreement, (vi) the master servicer under the COMM 2016-DC2 Pooling and Servicing Agreement and (vii) expected to be the master servicer under the pooling and servicing agreement for the CGCMT 2016-P3 transaction, pursuant to which the 600 Broadway Whole Loan is expected to be initially serviced prior to the Closing Date.

Midland Loan Services, a Division of PNC Bank, National Association, the special servicer is also (i) the special servicer under the JPMBB 2016-C1 Pooling and Servicing Agreement, pursuant to which the Naples Grande Beach Resort Whole Loan is serviced and (ii) the special servicer under the JPMCC 2015-JP1 Pooling and Servicing Agreement, pursuant to which the 7700 Parmer Whole Loan is serviced.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 13 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 45.7% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 4 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 2.7% of the Initial Pool Balance.

JPMCB has provided certain affiliates of the borrower sponsor for the Mortgage Loan identified on Annex A-1 to this prospectus as Naples Grande Beach Resort, representing approximately 7.3% of the Initial Pool Balance, with a $200 million line of credit facility, which matures in November 2016.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their

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inclusion in the issuing entity, 2 of the Mortgage Loans to be contributed to this securitization by JPMCB, representing approximately 11.2% of the Initial Pool Balance.

Midland Loan Services, a Division of PNC Bank, National Association assisted Eightfold Real Estate Capital Fund IV, L.P., or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

Wilmington Trust, National Association, the trustee, is also the trustee under (i) the COMM 2016-787S Trust and Servicing Agreement with respect to the 787 Seventh Avenue Whole Loan, (ii) the JPMBB 2016-C1 Pooling and Servicing Agreement with respect to the Naples Grande Beach Resort Whole Loan, (iii) the 225 Liberty Street Trust 2016-225L Trust and Servicing Agreement with respect to the 225 Liberty Street Whole Loan, (iv) the JPMCC 2015-JP1 Pooling and Servicing Agreement with respect to the 7700 Parmer Whole Loan and (v) the COMM 2016-DC2 Pooling and Servicing Agreement with respect to the Columbus Park Crossing Whole Loan.

Park Bridge Lender Services LLC is also the operating advisor under the COMM 2016-DC2 Pooling and Servicing Agreement with respect to the Columbus Park Crossing Whole Loan.

Park Bridge Lender Services LLC is also the asset representations reviewer under the COMM 2016-DC2 Pooling and Servicing Agreement with respect to the Columbus Park Crossing Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

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Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3A, Class A-3B and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3A, Class A-3B and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn

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distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$637,044,000	Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class A-M
Class X-B	$85,894,000	Class B, Class C
Class X-C	$38,856,000	Class D
Class X-D	$17,384,000	Class E
Class X-E	$16,360,000	Class F, Class G
Class X-F	$22,496,828	Class H

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

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Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

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Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$637,044,000	Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4 and Class A-M
Class X-B	$85,894,000	Class B and Class C
Class X-C	$38,856,000	Class D
Class X-D	$17,384,000	Class E
Class X-E	$16,360,000	Class F and Class G
Class X-F	$22,496,828	Class H

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan during such Mortgage Loan’s lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPR, and we make no representation that the Mortgage Loans will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

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The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

•	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 10th day of the related month, beginning in May 2016;

•	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;

•	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

•	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

•	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

•	the Closing Date occurs on April 19, 2016;

•	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

•	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

•	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

•	no additional trust fund expenses are incurred;

•	no property releases (or related re-amortizations) occur;

•	the optional termination is not exercised; and

•	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and

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are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2017	89%	89%	89%	89%	89%
April 2018	75%	75%	75%	75%	75%
April 2019	52%	52%	52%	52%	52%
April 2020	25%	25%	25%	25%	25%
April 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.93	2.93	2.93	2.93	2.93

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2017	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.89	4.89	4.88	4.87	4.73

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

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Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2017	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	99%	99%	99%	99%	99%
April 2022	79%	79%	79%	79%	79%
April 2023	59%	59%	59%	59%	59%
April 2024	38%	38%	38%	38%	38%
April 2025	15%	15%	15%	15%	15%
April 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.40	7.40	7.40	7.40	7.40

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A- SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A- SB certificates.

Percent of the Initial Certificate Balance
of the Class A-3A Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2017	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.70	9.64	9.57	9.49	9.32

(1)	The weighted average life of the Class A-3A certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3A certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3A certificates.

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Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2017	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.78	9.76	9.74	9.70	9.42

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2017	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.81	9.81	9.81	9.78	9.53

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-M certificates.

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Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2017	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.89	9.86	9.83	9.81	9.56

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2017	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.89	9.89	9.89	9.87	9.61

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from April 1, 2016 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of

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certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.5000%	1.8443%	1.8446%	1.8447%	1.8447%	1.8447%
99.7500%	1.7555%	1.7557%	1.7557%	1.7557%	1.7557%
100.0000%	1.6670%	1.6670%	1.6670%	1.6670%	1.6670%
100.2500%	1.5789%	1.5787%	1.5786%	1.5786%	1.5786%
100.5000%	1.4910%	1.4907%	1.4906%	1.4906%	1.4906%
Weighted Average Life (years)	2.93	2.93	2.93	2.93	2.93

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.1473%	2.1471%	2.1464%	2.1451%	2.1295%
102.7500%	2.0938%	2.0935%	2.0928%	2.0913%	2.0743%
103.0000%	2.0404%	2.0401%	2.0393%	2.0377%	2.0191%
103.2500%	1.9871%	1.9868%	1.9860%	1.9842%	1.9642%
103.5000%	1.9340%	1.9337%	1.9328%	1.9309%	1.9094%
Weighted Average Life (years)	4.89	4.89	4.88	4.87	4.73

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.6679%	2.6679%	2.6679%	2.6679%	2.6677%
102.7500%	2.6307%	2.6307%	2.6307%	2.6307%	2.6305%
103.0000%	2.5937%	2.5937%	2.5937%	2.5937%	2.5934%
103.2500%	2.5567%	2.5567%	2.5567%	2.5567%	2.5564%
103.5000%	2.5198%	2.5198%	2.5198%	2.5198%	2.5195%
Weighted Average Life (years)	7.40	7.40	7.40	7.40	7.40

Pre-Tax Yield to Maturity for the Class A-3A Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.5000%	2.9648%	2.9645%	2.9640%	2.9635%	2.9624%
100.7500%	2.9349%	2.9344%	2.9338%	2.9331%	2.9315%
101.0000%	2.9051%	2.9045%	2.9036%	2.9027%	2.9006%
101.2500%	2.8754%	2.8746%	2.8736%	2.8724%	2.8698%
101.5000%	2.8458%	2.8448%	2.8436%	2.8422%	2.8392%
Weighted Average Life (years)	9.70	9.64	9.57	9.49	9.32

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Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.9899%	2.9895%	2.9890%	2.9877%	2.9800%
102.7500%	2.9605%	2.9600%	2.9595%	2.9581%	2.9496%
103.0000%	2.9312%	2.9307%	2.9301%	2.9286%	2.9194%
103.2500%	2.9020%	2.9014%	2.9008%	2.8992%	2.8892%
103.5000%	2.8728%	2.8722%	2.8715%	2.8698%	2.8591%
Weighted Average Life (years)	9.78	9.76	9.74	9.70	9.42

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
10.7250%	5.1798%	5.1313%	5.0685%	4.9782%	4.5691%
10.7375%	5.1517%	5.1032%	5.0403%	4.9500%	4.5406%
10.7500%	5.1237%	5.0751%	5.0122%	4.9218%	4.5121%
10.7625%	5.0958%	5.0471%	4.9841%	4.8937%	4.4836%
10.7750%	5.0679%	5.0191%	4.9561%	4.8656%	4.4552%
Weighted Average Life (years)	9.00	8.98	8.95	8.90	8.70

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	3.2525%	3.2525%	3.2525%	3.2518%	3.2448%
102.7500%	3.2228%	3.2228%	3.2228%	3.2221%	3.2144%
103.0000%	3.1932%	3.1932%	3.1932%	3.1924%	3.1840%
103.2500%	3.1637%	3.1637%	3.1637%	3.1628%	3.1537%
103.5000%	3.1342%	3.1342%	3.1342%	3.1332%	3.1236%
Weighted Average Life (years)	9.81	9.81	9.81	9.78	9.53

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	3.9088%	3.9082%	3.9075%	3.9067%	3.8999%
102.7500%	3.8784%	3.8777%	3.8768%	3.8761%	3.8685%
103.0000%	3.8480%	3.8472%	3.8463%	3.8455%	3.8373%
103.2500%	3.8177%	3.8169%	3.8159%	3.8150%	3.8061%
103.5000%	3.7875%	3.7866%	3.7855%	3.7846%	3.7751%
Weighted Average Life (years)	9.89	9.86	9.83	9.81	9.56

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
87.0000%	5.1268%	5.1272%	5.1278%	5.1309%	5.1715%
87.2500%	5.0913%	5.0917%	5.0923%	5.0953%	5.1351%
87.5000%	5.0559%	5.0563%	5.0569%	5.0598%	5.0988%
87.7500%	5.0206%	5.0210%	5.0216%	5.0244%	5.0627%
88.0000%	4.9855%	4.9859%	4.9865%	4.9892%	5.0267%
Weighted Average Life (years)	9.89	9.89	9.89	9.87	9.61

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Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

One or more separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class X-A, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain

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conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) Regular Interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of Regular Interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A Regular Interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a Regular Interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a Regular

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Interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a Regular Interest even if payments of principal with respect to such interest are subordinated to payments on other Regular Interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a Regular Interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 3 of the Mortgaged Properties securing 3 Mortgage Loans representing 5.5% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. The Regular Interest will represent newly originated debt instruments for federal income tax purposes. Regular Interest Holders must use the accrual method of accounting with regard to

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the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class C certificates will be issued with original issue discount for federal income tax purposes.

In addition, it is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest

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rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions

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of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

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Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-4, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest

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Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class X-A, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class X-A, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-SB, Class A-3A, Class A-3B, Class A-4, Class X-A, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that

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would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

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In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015 President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the REMIC and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the regular interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the regular interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the regular interest; and Form W-8IMY, with supporting documentation as specified in the

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Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a regular interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the regular interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a regular interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against

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the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the regular interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own regular interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

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It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
Class A-1	$ 28,858,000	$ 0
Class A-2	$ 35,000,000	$ 0
Class A-SB	$ 41,750,000	$ 4,302,000
Class A-3A	$ 140,000,000	$ 0
Class A-4	$ 247,714,000	$ 0
Class X-A	$ 637,044,000	$ 0
Class A-M	$ 64,420,000	$ 0
Class B	$ 50,105,000	$ 0
Class C	$ 35,789,000	$ 0

Class	Academy Securities, Inc.	Sandler O’Neill & Partners, L.P.
Class A-1	$ 0	$ 0
Class A-2	$ 0	$ 0
Class A-SB	$ 0	$ 0
Class A-3A	$ 0	$ 0
Class A-4	$ 0	$ 0
Class X-A	$ 0	$ 0
Class A-M	$ 0	$ 0
Class B	$ 0	$ 0
Class C	$ 0	$ 0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be

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approximately 112.145148868626% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from April 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $4,975,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC and (ii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

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Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705)(the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

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Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then

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any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E, as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to

421

satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and

422

Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

Prospective investors should note that California Public Employees’ Retirement System (“CalPERS“), which is a governmental plan, owns an indirect equity interest in the Borrower under the 787 Seventh Avenue Mortgage Loan. Persons who have an ongoing relationship with CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness

423

standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in May 2049. See “Yield and

424

Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

425

Index of Defined Terms

17g-5 Information Provider	254
1986 Act	407
1996 Act	388
2015 Budget Act	414
225 Liberty Street Companion Loans	180
225 Liberty Street Intercreditor Agreement	180
225 Liberty Street Majority Controlling Class Certificateholder	183
225 Liberty Street Mortgage Loan	179
225 Liberty Street Mortgaged Property	179
225 Liberty Street Noteholders	180
225 Liberty Street Pari Passu Companion Loans	180
225 Liberty Street Subordinate Companion Loans	180
225 Liberty Street Trust 2016-225L Certificate Administrator	180
225 Liberty Street Trust 2016-225L Consultation Period	183
225 Liberty Street Trust 2016-225L Control Period	183
225 Liberty Street Trust 2016-225L Controlling Class	183
225 Liberty Street Trust 2016-225L Master Servicer	180
225 Liberty Street Trust 2016-225L Special Servicer	180
225 Liberty Street Trust 2016-225L Trust and Servicing Agreement	180
225 Liberty Street Whole Loan	180
401(c) Regulations	423
600 Broadway Companion Loans	184
600 Broadway Intercreditor Agreement	185
600 Broadway Mortgage Loan	184
600 Broadway Mortgaged Property	184
600 Broadway Non-Controlling Note Holders	186
600 Broadway Noteholders	185
600 Broadway Whole Loan	184
7700 Parmer Companion Loans	188
7700 Parmer Intercreditor Agreement	188
7700 Parmer Mortgage Loan	188
7700 Parmer Mortgaged Property	188
7700 Parmer Non-Controlling Note Holder	189
7700 Parmer Noteholders	188
7700 Parmer Whole Loan	188
787 Seventh Avenue Companion Loans	167
787 Seventh Avenue Intercreditor Agreement	167
787 Seventh Avenue Mortgage Loan	167
787 Seventh Avenue Mortgaged Property	167
787 Seventh Avenue Non-Standalone Pari Passu Companion Loan	167
787 Seventh Avenue Noteholders	167
787 Seventh Avenue Pari Passu Companion Loans	167
787 Seventh Avenue Standalone Companion Loans	167
787 Seventh Avenue Standalone Pari Passu Companion Loans	167
787 Seventh Avenue Subordinate Companion Loan	167
787 Seventh Avenue Subordinate Companion Loan Holder	168
787 Seventh Avenue Whole Loan	167
A-1 Note	183
A-2 Note	183
AB Modified Loan	299
Acceptable Insurance Default	303
Acting General Counsel’s Letter	116
Actual/360 Basis	151
Actual/360 Loans	278
ADA	390
Administrative Cost Rate	236
ADR	119
Advances	274
Affirmative Asset Review Vote	335
Allocated Loan Amount	119
Annual Debt Service	119
Appraisal Reduction Amount	296
Appraisal Reduction Event	295
Appraised Value	119
Appraised-Out Class	300
Assessment of Compliance	369
Asset Representations Reviewer Asset Review Fee	294
Asset Representations Reviewer Cap	294
Asset Representations Reviewer Termination Event	340
Asset Review	337
Asset Review Notice	336
Asset Review Quorum	336
Asset Review Report	338
Asset Review Report Summary	338
Asset Review Standard	337
Asset Review Trigger	334
Asset Review Vote Election	335
Asset Status Report	311
Assumed Final Distribution Date	242
Assumed Scheduled Payment	237

426

Attestation Report	369
Available Funds	230
Balloon Balance	120
Balloon LTV	121
Base Interest Fraction	241
Benefit Plan Investors	420
BNYM	184
Borrower Party	249
Borrower Party Affiliate	249
BPCA	133, 149
Breach Notice	265
BSCMI	209
C(WUMP)O	16
CalPERS	423
CERCLA	387
Certificate Administrator/Trustee Fee	293
Certificate Administrator/Trustee Fee Rate	293
Certificate Balance	229
Certificate Owners	257
Certificateholder	250
Certificateholder Quorum	342
Certificateholder Repurchase Request	352
Certifying Certificateholder	258
Class A Certificates	228
Class A-SB Planned Principal Balance	237
Class X Certificates	228
Clearstream	256
Clearstream Participants	257
Closing Date	119
CMBS	49, 201
Code	405
Collateral Deficiency Amount	299
Collection Account	277
Collection Period	231
Columbus Development Authority	133
Columbus Park Authority Lease	150
Columbus Park Crossing Companion Loan	190
Columbus Park Crossing Intercreditor Agreement	191
Columbus Park Crossing Mortgage Loan	190
Columbus Park Crossing Mortgaged Property	190
Columbus Park Crossing Non-Controlling Note Holder	191
Columbus Park Crossing Noteholders	191
Columbus Park Crossing Whole Loan	191
Columbus Park Ground Lease	133
COMM 2016-787S Certificate Administrator	167
COMM 2016-787S Controlling Class	173
COMM 2016-787S Controlling Class Certificateholder	173
COMM 2016-787S Controlling Class Representative	173
COMM 2016-787S Master Servicer	167
COMM 2016-787S Special Servicer	167
COMM 2016-787S Subordinate Consultation Period	172
COMM 2016-787S Subordinate Control Period	172
COMM 2016-787S Trust and Servicing Agreement	167
COMM 2016-787S Trustee	167
COMM 2016-DC2 Certificate Administrator	191
COMM 2016-DC2 Directing Certificateholder	191
COMM 2016-DC2 Master Servicer	191
COMM 2016-DC2 Operating Advisor	191
COMM 2016-DC2 Pooling and Servicing Agreement	191
COMM 2016-DC2 Special Servicer	191
COMM 2016-DC2 Trustee	191
Communication Request	259
Companion Loan	118
Companion Loan Holder	163
Compensating Interest Payment	243
Complaint	220
Constant Prepayment Rate	397
Consultation Termination Event	323
Control Eligible Certificates	319
Control Termination Event	323
Controlling Class	319
Controlling Class Certificateholder	319
Controlling Companion Loan	163
Corrected Loan	311
CPR	397
CREFC®	246
CREFC® Intellectual Property Royalty License Fee	295
CREFC® Intellectual Property Royalty License Fee Rate	295
CREFC® Reports	246
Crossover Date	234
CRR	103
Cumulative Appraisal Reduction Amount	299, 300
Cure Event	174
Cure Payment	174
Cure/Contest Period	337
Current LTV	120
Custodian	219
Cut-off Date	118
Cut-off Date Balance	120
Cut-off Date LTV Ratio	120
Cut-off Date UW NCF	123
Daily Portions	409
DBRS	330

427

Debt Service Coverage Ratio	123
Defaulted Loan	316
Defeasance Deposit	156
Defeasance Loans	155
Defeasance Lock-Out Period	155
Defeasance Option	155
Definitive Certificate	255
Delinquent Loan	335
Depositaries	256
Depositor	217
Determination Date	230
Diligence File	263
Directing Certificateholder	318
Disclosable Special Servicer Fees	293
Discount Rate	152
Dispute Resolution Consultation	354
Dispute Resolution Cut-off Date	354
Distribution Accounts	278
Distribution Date	230
District Court	220
DMARC	201
Dodd-Frank Act	103
DOL	420
DSCR	123
DTC	255
DTC Participants	256
DTC Rules	257
Due Date	151, 231
Due Diligence Requirement	103
EDGAR	419
EEA	103
Eligible Asset Representations Reviewer	338
Eligible Operating Advisor	330
Enforcing Party	352
Enforcing Servicer	352
ESA	134, 205, 213
Escrow/Reserve Mitigating Circumstances	207, 216
Euroclear	256
Euroclear Operator	258
Euroclear Participants	258
Excess Prepayment Interest Shortfall	244
Exchange Act	200, 209
Excluded Controlling Class Holder	248
Excluded Controlling Class Loan	249
Excluded Information	249
Excluded Loan	249
Excluded Plan	422
Excluded Special Servicer	344
Excluded Special Servicer Mortgage Loan	344
Exemption	421
Exemption Rating Agency	421
FATCA	415
FDIA	115
FDIC	116
FETL	17
FIEL	18
Final Asset Status Report	327
Final Dispute Resolution Election Notice	354
Financial Promotion Order	14
FIRREA	117, 205, 213
Fitch	330
FPO Persons	15
FSCMA	17
FSMA	15
GACC	201
GACC Data Tape	202
GACC Deal Team	202
GACC Mortgage Loans	202
Gain-on-Sale Reserve Account	278
Garn Act	389
Grace Period	151
Ground Lease Parcel	133
Hagerstown Premium Outlets Companion Loan	192
Hagerstown Premium Outlets Control Note Securitization Date	193
Hagerstown Premium Outlets Directing Holder	193
Hagerstown Premium Outlets Mortgage Loan	192
Hagerstown Premium Outlets Mortgaged Property	192
Hagerstown Premium Outlets Non-Controlling Note Holder	194
Hagerstown Premium Outlets Pooling and Servicing Agreement	193
Hagerstown Premium Outlets Whole Loan	192
Hall Office Park A1/G1/G3 Companion Loan	196
Hall Office Park A1/G1/G3 Intercreditor Agreement	196
Hall Office Park A1/G1/G3 Mortgage Loan	196
Hall Office Park A1/G1/G3 Mortgaged Property	196
Hall Office Park A1/G1/G3 Non-Controlling Note Holder	197
Hall Office Park A1/G1/G3 Noteholders	196
Hall Office Park A1/G1/G3 Whole Loan	196
Hard Lockbox	120
HCL Expansion Space	144
High Net Worth Companies, Unincorporated Associations, Etc.	14
Home Federal	138
ICIP	150
Indirect Participants	256
Initial Pool Balance	118

428

Initial Requesting Certificateholder	352
In-Place Cash Management	120
Insurance and Condemnation Proceeds	277
Intercreditor Agreement	163
Interest Accrual Amount	236
Interest Accrual Period	236
Interest Distribution Amount	236
Interest Payment Differential	153
Interest Reserve Account	278
Interest Shortfall	236
Interested Person	317
Intermediary	415
Investment Company Act	1
Investor Certification	249
Investor Q&A Forum	253
Investor Registry	254
IO Group YM Distribution Amount	241
JPMBB 2016-C1 Asset Representations Reviewer	177
JPMBB 2016-C1 Certificate Administrator	177
JPMBB 2016-C1 Directing Certificateholder	178
JPMBB 2016-C1 Master Servicer	177
JPMBB 2016-C1 Operating Advisor	177
JPMBB 2016-C1 Pooling and Servicing Agreement	178
JPMBB 2016-C1 Special Servicer	177
JPMBB 2016-C1 Trustee	177
JPMCB	209
JPMCB Data Tape	210
JPMCB Deal Team	210
JPMCB Mortgage Loans	210
JPMCB’s Qualification Criteria	212
JPMCC 2015-JP1 Asset Representations Reviewer	189
JPMCC 2015-JP1 Certificate Administrator	189
JPMCC 2015-JP1 Directing Certificateholder	189
JPMCC 2015-JP1 Master Servicer	189
JPMCC 2015-JP1 Operating Advisor	189
JPMCC 2015-JP1 Pooling and Servicing Agreement	189
JPMCC 2015-JP1 Special Servicer	189
JPMCC 2015-JP1 Trustee	189
Largest Tenant	120
Lease Expiration	120
Liquidation Fee	289
Liquidation Proceeds	277, 289
Loan Per Net Rentable Area	120
Loan-Specific Directing Holder	324
Loan-Specific REMIC Distribution Account	278
Loan-to-Value Ratio	120
Loan-to-Value Ratio at Maturity or ARD	121
Loss of Value Payment	266
Lower-Tier Regular Interests	405
Lower-Tier REMIC	45
Lower-Tier REMIC Distribution Account	278
Lower-Tier REMICs	405
LTV Ratio	120
LTV Ratio at Maturity or ARD	121
LUST	135
MAI	267
Major Decision	320
Market Discount	410
MAS	16
Master Servicer	221
Master Servicer Decision	305
Master Servicer Remittance Date	273
Master Servicing Fee	287
Master Servicing Fee Rate	287
Material Defect	265
Maturity Date LTV Ratio	121
MDEQ	135
Midland	224
MLPA	260
Modeling Assumptions	398
Modification Fees	291
Modified Mortgage Loan	296
Moody’s	330
Mortgage	118
Mortgage File	260
Mortgage Loan Seller	201
Mortgage Loans	118
Mortgage Note	118
Mortgage Pool	118
Mortgage Rate	236
Mortgaged Property	118
Most Recent NOI	121
MSA	121
Naples Grande Beach Resort Companion Loans	177
Naples Grande Beach Resort Intercreditor Agreement	177
Naples Grande Beach Resort Mortgage Loan	177
Naples Grande Beach Resort Mortgaged Properties	177
Naples Grande Beach Resort Non-Controlling Note Holder	178
Naples Grande Beach Resort Noteholders	177
Naples Grande Beach Resort Whole Loan	177
Net Default Interest	287
Net Mortgage Rate	235
Net Operating Income	121
Net Prepayment Interest Excess	243
NI 33-105	18

429

NOI	121
NOI Date	121
non-qualified intermediary	415
Nonrecoverable Advance	275
Non-Reduced Certificates	342
Non-Serviced Certificate Administrator	163
Non-Serviced Companion Loan	164
Non-Serviced Master Servicer	164
Non-Serviced Mortgage Loan	165
Non-Serviced PSA	164
Non-Serviced Securitization Trust	165
Non-Serviced Special Servicer	164
Non-Serviced Trustee	164
Non-Serviced Whole Loan	165
Non-U.S. Person	415
Note A	172
Note A-7	167
Notice of Foreclosure/DIL	174
Notional Amount	229
NRA	121
NRSRO	423
NRSRO	248, 347
NRSRO Certification	250
Occupancy	122
Occupancy Date	122
Offered Certificates	228
Offsetting Modification Fees	292
OID Regulations	408
OLA	116
Operating Advisor Consulting Fee	293
Operating Advisor Fee	293
Operating Advisor Fee Rate	293
Operating Advisor Standard	328
Operating Advisor Termination Event	331
Original Balance	122
P&I Advance	273
padep	134
PAR	205, 214
Pari Passu Companion Loan	118
Park Bridge Financial	227
Park Bridge Lender Services	227
Participants	256
Parties in Interest	420
Pass-Through Rate	234
Patriot Act	391
PCIS Persons	15
Periodic Payments	230
Permitted Investments	230, 279
Permitted Special Servicer/Affiliate Fees	292
PILOT	149
PIPs	70, 135
Plans	420
PRC	15
Preliminary Dispute Resolution Election Notice	354
Prepayment Assumption	409
Prepayment Interest Excess	243
Prepayment Interest Shortfall	243
Prepayment Provision	122
Prime Rate	277
Principal Balance Certificates	228
Principal Distribution Amount	236
Principal Shortfall	237
Privileged Information	330
Privileged Information Exception	331
Privileged Person	248
Program	134
Prohibited Prepayment	243
Promotion of Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	353
Proposed Course of Action Notice	353
Prospectus Directive	14
PSA	228
PSA Party Repurchase Request	352
PTCE	422
Purchase Price	267
Qualified Intermediary	415
Qualified Replacement Special Servicer	343
Qualified Substitute Mortgage Loan	267
RAC No-Response Scenario	366
Rated Final Distribution Date	242
Rating Agencies	367
Rating Agency Confirmation	367
REA	56
Realized Loss	245
Record Date	230
Registration Statement	419
Regular Certificates	228
Regular Interest Holder	407
Regular Interests	405
Regulation AB	369
Reimbursement Rate	277
Reinvestment Yield	152
Related Group	122
Related Proceeds	276
Release Amount	157
Release Date	155
Relevant Member State	13
Relevant Persons	15
Relief Act	390
REMIC	405
REMIC Regulations	405
Renaissance Providence Downtown Hotel Companion Loan	198
Renaissance Providence Downtown Hotel Intercreditor Agreement	198
Renaissance Providence Downtown Hotel Mortgage Loan	198

430

Renaissance Providence Downtown Hotel Mortgaged Property	198
Renaissance Providence Downtown Hotel Non-Controlling Note Holder	199
Renaissance Providence Downtown Hotel Noteholders	198
Renaissance Providence Downtown Hotel Whole Loan	198
REO Account	278
REO Loan	238
REO Property	310
Repurchase Election Notice	174
Repurchase Option Notice	174
Repurchase Request	352
Requesting Certificateholder	354
Requesting Holders	300
Requesting Investor	259
Requesting Party	366
Requirements	391
Residual Certificates	228
Resolution Failure	353
Resolved	353
Restricted Group	421
Restricted Mezzanine Holder	249
Restricted Party	331
Retail Master Tenant	133, 149
Retention Requirement	103
Review Materials	336
RevPAR	122
RMBS	220
Rooms	125
RTC	138
Rule 15Ga-1	216
Rule 17g-5	250
Sahadi	138
Scheduled Principal Distribution Amount	237
SEC	200, 209
Securities Act	369
Securitization Accounts	278
SEMI	136, 163
Senior Certificates	228
Serviced Companion Loan	165
Serviced Pari Passu Companion Loan	165
Serviced Whole Loan	165
Serviced Whole Loan Custodial Account	277
Servicer Termination Even	345
Servicing Advances	274
Servicing Compensation	287
Servicing Fee	287
Servicing Fee Rate	287
Servicing Shift Mortgage Loan	166
Servicing Shift PSA	166
Servicing Shift Securitization Date	166
Servicing Shift Whole Loan	166
Servicing Standard	272
Servicing Transfer Event	310
SF	123
SFA	16
SFO	16
Similar Law	420
Similar Requirements	103
Simon L.P.	149
SLS South Beach Companion Loan	186
SLS South Beach Intercreditor Agreement	186
SLS South Beach Mortgage Loan	186
SLS South Beach Mortgaged Property	186
SLS South Beach Non-Controlling Note Holder	188
SLS South Beach Noteholders	186
SLS South Beach Whole Loan	186
Small Loan Appraisal Estimate	297
SMMEA	423
Soft Lockbox	122
Soft Springing Hard Lockbox	122
Sole Certificateholder	292
Special Servicing Fee	288
Specially Serviced Loans	309
Sponsor	201
Springing Cash Management	122
Springing Lockbox	122
Sq. Ft.	123
Square Feet	123
Startup Day	405
Stated Principal Balance	238
Stifel	143
Subject Loans	294
Subordinate Certificates	228
Subordinate Companion Loan	118, 166
Sub-Servicing Agreement	273
Sub-Servicing Entity	346
T-12	123
TCEQ	134
Term to Maturity	123
Terms and Conditions	258
Tests	337
Title V	390
TMPs	414
Trailing 12 NOI	121
TRIPRA	76
Trust REMIC	45
Trust REMICs	230, 405
TTM	123
U.S. Obligations	152
U.S. Person	415
UBS	143
UCC	378
Underwriter Entities	94
Underwriting Agreement	417
Underwritten EGI	125

431

Underwritten Expenses	123
Underwritten NCF	123
Underwritten NCF Debt Yield	123
Underwritten NCF DSCR	123
Underwritten Net Cash Flow	123
Underwritten Net Cash Flow DSCR	123
Underwritten Net Operating Income	124
Underwritten Net Operating Income DSCR	125
Underwritten NOI	124
Underwritten NOI Debt Yield	123
Underwritten NOI DSCR	125
Underwritten Revenues	125
Units	125
Unscheduled Principal Distribution Amount	237
Unsolicited Information	337
Updated Appraisal	298
Upper-Tier REMIC	45, 405
Upper-Tier REMIC Distribution Account	278
UW EGI	125
UW Expenses	123
UW NCF	123
UW NCF Debt Yield	123
UW NCF DSCR	123
UW NOI	124
UW NOI Debt Yield	123
UW NOI DSCR	125
Volcker Rule	104
Voting Rights	255
WAC Rate	235
Wachovia	221
Weighted Average Mortgage Rate	125
Wells Fargo	221
Wells Fargo Bank	219
Whole Loan	118, 163
Williamsburg Premium Outlets Companion Loans	175
Williamsburg Premium Outlets Intercreditor Agreement	175
Williamsburg Premium Outlets Mortgage Loan	175
Williamsburg Premium Outlets Mortgaged Property	175
Williamsburg Premium Outlets Non-Controlling Note Holder	176
Williamsburg Premium Outlets Noteholders	175
Williamsburg Premium Outlets Whole Loan	175
Withheld Amounts	278
Workout Fee	288
Workout-Delayed Reimbursement Amount	277
WTNA	218

432

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original
Property			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to
Flag	ID	Property Name	Balance	Properties	Seller (1)	Balance($) (2)(3)	Balance($) (2)(3)	Balance($)	Type (5)	Type	Rate	Fee Rate (6)	Basis	Maturity
Loan	1	787 Seventh Avenue (34)(35)	9.8%	1	GACC	80,000,000	80,000,000	80,000,000	Office	CBD	3.83718%	0.01155%	Actual/360	120
Loan	2	Williamsburg Premium Outlets (34)	8.6%	1	GACC	70,000,000	70,000,000	70,000,000	Retail	Anchored	4.2290%	0.0189%	Actual/360	120
Loan	3	Naples Grande Beach Resort (34)(36)	7.3%	1	JPMCB	60,000,000	60,000,000	51,845,975	Hospitality	Full Service	4.9500%	0.0228%	Actual/360	120
Loan	4	Sheraton North Houston	5.0%	1	GACC	40,800,000	40,754,577	33,323,881	Hospitality	Full Service	4.8000%	0.0160%	Actual/360	120
Loan	5	225 Liberty Street (34)(36)	5.0%	1	GACC	40,500,000	40,500,000	40,500,000	Office	CBD	4.6570%	0.0128%	Actual/360	120
Loan	6	600 Broadway (34)	4.9%	1	GACC	40,000,000	40,000,000	40,000,000	Retail	Anchored	4.6900%	0.0210%	Actual/360	120
Loan	7	SLS South Beach (34)	4.3%	1	JPMCB	35,000,000	35,000,000	35,000,000	Hospitality	Full Service	4.9400%	0.0217%	Actual/360	60
Loan	8	West Valley Corporate Center	4.3%	1	GACC	35,000,000	35,000,000	32,170,250	Office	Suburban	4.7800%	0.0160%	Actual/360	120
Loan	9	7700 Parmer (34)(36)	3.9%	1	JPMCB	32,000,000	32,000,000	32,000,000	Office	Suburban	4.5930%	0.0178%	Actual/360	120
Loan	10	Northridge Summit	3.9%	1	GACC	31,500,000	31,500,000	27,119,393	Office	Suburban	4.8000%	0.0535%	Actual/360	120
Loan	11	Columbus Park Crossing (34)	3.7%	1	GACC	30,500,000	30,500,000	26,214,316	Retail	Anchored	4.7400%	0.0228%	Actual/360	120
Loan	12	Hagerstown Premium Outlets (34)	3.7%	1	GACC	30,000,000	30,000,000	25,452,560	Retail	Anchored	4.2590%	0.0128%	Actual/360	120
Loan	13	Hall Office Park A1/G1/G3 (34)	3.4%	3	GACC	28,000,000	28,000,000	24,036,081	Office	Suburban	4.6950%	0.0231%	Actual/360	120
Property	13.01	Hall Office Park G3	1.2%	1	GACC	9,967,800	9,967,800		Office	Suburban
Property	13.02	Hall Office Park G1	1.2%	1	GACC	9,617,174	9,617,174		Office	Suburban
Property	13.03	Hall Office Park A1	1.0%	1	GACC	8,415,027	8,415,027		Office	Suburban
Loan	14	UA Sheepshead Bay Theater	3.3%	1	GACC	26,600,000	26,600,000	22,038,101	Retail	Single Tenant	5.2400%	0.0160%	Actual/360	120
Loan	15	Renaissance Providence Downtown Hotel (34)	3.1%	1	JPMCB	25,000,000	24,973,433	20,554,369	Hospitality	Full Service	5.0000%	0.0340%	Actual/360	120
Loan	16	East Hills Industrial Portfolio	2.9%	9	GACC	23,500,000	23,417,063	19,277,098	Various	Various	4.9300%	0.0160%	Actual/360	120
Property	16.01	210 Industrial Park Road	1.1%	1	GACC	9,171,000	9,138,633		Industrial	Flex
Property	16.02	401 Broad Street	0.6%	1	GACC	4,863,000	4,845,837		Industrial	Flex
Property	16.03	423 Walters Avenue	0.4%	1	GACC	3,561,000	3,548,432		Industrial	Flex
Property	16.04	303 Industrial Park Road	0.2%	1	GACC	1,802,000	1,795,640		Industrial	Flex
Property	16.05	136 Jaycee Drive	0.2%	1	GACC	1,633,000	1,627,237		Industrial	Flex
Property	16.06	395 Industrial Park Road	0.1%	1	GACC	1,168,000	1,163,878		Industrial	Flex
Property	16.07	934 Franklin Street	0.1%	1	GACC	472,000	470,334		Other	Parking
Property	16.08	124 Donald Lane	0.1%	1	GACC	422,000	420,511		Industrial	Flex
Property	16.09	388 Industrial Park Road	0.0%	1	GACC	408,000	406,560		Industrial	Flex
Loan	17	Riceland Pavilion	2.7%	1	GACC	22,000,000	22,000,000	18,875,369	Retail	Anchored	4.6700%	0.0635%	Actual/360	120
Loan	18	Los Arcos Apartments	2.5%	1	GACC	20,850,000	20,773,899	17,007,035	Multifamily	Garden	4.7600%	0.0160%	Actual/360	120
Loan	19	Burlington Crossing	2.4%	1	GACC	19,950,000	19,950,000	16,145,157	Retail	Anchored	4.5300%	0.0160%	Actual/360	120
Loan	20	Jade Corporate Center	2.3%	1	GACC	18,600,000	18,600,000	16,282,080	Office	Suburban	4.5000%	0.0160%	Actual/360	120
Loan	21	Zanker Road	2.3%	1	GACC	18,500,000	18,500,000	18,500,000	Mixed Use	Office/Industrial	4.4300%	0.0935%	Actual/360	120
Loan	22	Legends at Mount Pleasant	2.2%	1	GACC	17,737,500	17,737,500	15,643,048	Multifamily	Garden	4.8300%	0.0160%	Actual/360	120
Loan	23	Danville Manor Shopping Center	1.4%	1	GACC	11,250,000	11,208,696	9,167,229	Retail	Anchored	4.7300%	0.0160%	Actual/360	120
Loan	24	Sugarcreek Plaza II	1.1%	1	GACC	9,250,000	9,239,583	7,542,421	Retail	Anchored	4.7500%	0.0160%	Actual/360	120
Loan	25	Comfort Inn Chula Vista	1.0%	1	GACC	8,000,000	7,979,528	6,505,292	Hospitality	Limited Service	4.6700%	0.0160%	Actual/360	120
Loan	26	Shopko Madison	1.0%	1	GACC	7,900,000	7,900,000	6,969,488	Retail	Single Tenant	4.8450%	0.0160%	Actual/360	120
Loan	27	Mableton Village Apartments	0.8%	1	GACC	6,600,000	6,576,288	5,397,906	Multifamily	Garden	4.8400%	0.0635%	Actual/360	120
Loan	28	Long Northville Portfolio	0.8%	3	GACC	6,300,000	6,276,915	5,135,372	Mixed Use	Retail/Office	4.7400%	0.0160%	Actual/360	120
Property	28.01	120 West Main Street	0.3%	1	GACC	2,587,500	2,578,019		Mixed Use	Retail/Office
Property	28.02	180 East Main Street	0.3%	1	GACC	2,062,500	2,054,942		Mixed Use	Retail/Office
Property	28.03	190 East Main Street	0.2%	1	GACC	1,650,000	1,643,954		Mixed Use	Retail/Office
Loan	29	Citrus Falls Commons	0.7%	1	GACC	5,900,000	5,878,508	4,814,153	Retail	Unanchored	4.7700%	0.0160%	Actual/360	120
Loan	30	Independence Town Center	0.6%	1	GACC	5,100,000	5,074,107	3,785,413	Retail	Shadow Anchored	4.8000%	0.0160%	Actual/360	120
Loan	31	Holiday Inn Express Venice FL	0.6%	1	GACC	4,850,000	4,838,403	3,992,493	Hospitality	Limited Service	5.0400%	0.0160%	Actual/360	120
Loan	32	Scott Oaks Plaza	0.5%	1	GACC	4,102,500	4,102,500	3,629,101	Retail	Anchored	4.9700%	0.0160%	Actual/360	120
Loan	33	Walgreens - Apple Valley	0.4%	1	GACC	3,170,000	3,153,830	2,350,278	Retail	Single Tenant	4.7700%	0.0160%	Actual/360	120

A-1-1

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

													Pari Passu	Pari Passu
			Remaining	Original	Remaining		First				Monthly	Annual	Companion Loan	Companion Loan	Remaining
Property			Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only
Flag	ID	Property Name	Maturity	Term	Term	Date	Date	Date	(Yes/No)	Maturity Date	Service($) (7)	Service($) (7)	Service($)	Service($)	Period
Loan	1	787 Seventh Avenue (34)(35)	118	0	0	01/27/2016	03/06/2016	02/06/2026	No	02/06/2026	259,365	3,112,379	1,575,642	18,907,704	118
Loan	2	Williamsburg Premium Outlets (34)	118	0	0	01/07/2016	03/06/2016	02/06/2026	No	02/06/2026	250,118	3,001,415	410,908	4,930,896	118
Loan	3	Naples Grande Beach Resort (34)(36)	117	360	360	12/18/2015	02/01/2016	01/01/2026	No	01/01/2026	320,262	3,843,144	560,459	6,725,502	21
Loan	4	Sheraton North Houston	119	360	359	02/10/2016	04/06/2016	03/06/2026	No	03/06/2026	214,063	2,568,762
Loan	5	225 Liberty Street (34)(36)	118	0	0	01/22/2016	03/06/2016	02/06/2026	No	02/06/2026	159,357	1,912,281	1,646,686	19,760,233	118
Loan	6	600 Broadway (34)	117	0	0	12/18/2015	02/06/2016	01/06/2026	No	01/06/2026	158,505	1,902,056	317,009	3,804,111	117
Loan	7	SLS South Beach (34)	59	0	0	02/08/2016	04/01/2016	03/01/2021	No	03/01/2021	146,084	1,753,014	140,867	1,690,406	59
Loan	8	West Valley Corporate Center	120	360	360	03/16/2016	05/06/2016	04/06/2026	No	04/06/2026	183,210	2,198,520			60
Loan	9	7700 Parmer (34)(36)	116	0	0	11/30/2015	01/01/2016	12/01/2025	No	12/01/2025	124,181	1,490,173	562,696	6,752,348	116
Loan	10	Northridge Summit	119	360	360	02/11/2016	04/06/2016	03/06/2026	No	03/06/2026	165,270	1,983,235			23
Loan	11	Columbus Park Crossing (34)	116	360	360	11/13/2015	01/01/2016	12/01/2025	No	12/01/2025	158,919	1,907,024	208,418	2,501,015	20
Loan	12	Hagerstown Premium Outlets (34)	118	360	360	01/07/2016	03/06/2016	02/06/2026	No	02/06/2026	147,740	1,772,881	231,459	2,777,513	22
Loan	13	Hall Office Park A1/G1/G3 (34)	117	360	360	12/31/2015	02/01/2016	01/01/2026	No	01/01/2026	145,134	1,741,613	144,616	1,735,393	21
Property	13.01	Hall Office Park G3
Property	13.02	Hall Office Park G1
Property	13.03	Hall Office Park A1
Loan	14	UA Sheepshead Bay Theater	120	360	360	03/10/2016	05/06/2016	04/06/2026	No	04/06/2026	146,721	1,760,658
Loan	15	Renaissance Providence Downtown Hotel (34)	119	360	359	02/09/2016	04/01/2016	03/01/2026	No	03/01/2026	134,205	1,610,465	107,364	1,288,372
Loan	16	East Hills Industrial Portfolio	117	360	357	12/15/2015	02/06/2016	01/06/2026	No	01/06/2026	125,150	1,501,796
Property	16.01	210 Industrial Park Road
Property	16.02	401 Broad Street
Property	16.03	423 Walters Avenue
Property	16.04	303 Industrial Park Road
Property	16.05	136 Jaycee Drive
Property	16.06	395 Industrial Park Road
Property	16.07	934 Franklin Street
Property	16.08	124 Donald Lane
Property	16.09	388 Industrial Park Road
Loan	17	Riceland Pavilion	120	360	360	03/08/2016	05/06/2016	04/06/2026	No	04/06/2026	113,704	1,364,448			24
Loan	18	Los Arcos Apartments	117	360	357	12/30/2015	02/06/2016	01/06/2026	No	01/06/2026	108,889	1,306,670
Loan	19	Burlington Crossing	120	360	360	03/11/2016	05/06/2016	04/06/2026	No	04/06/2026	101,440	1,217,276
Loan	20	Jade Corporate Center	116	360	360	11/20/2015	01/06/2016	12/06/2025	No	12/06/2025	94,243	1,130,922			32
Loan	21	Zanker Road	117	0	0	12/30/2015	02/06/2016	01/06/2026	No	01/06/2026	69,244	830,933			117
Loan	22	Legends at Mount Pleasant	117	360	360	12/30/2015	02/06/2016	01/06/2026	No	01/06/2026	93,384	1,120,613			33
Loan	23	Danville Manor Shopping Center	117	360	357	01/05/2016	02/06/2016	01/06/2026	No	01/06/2026	58,550	702,597
Loan	24	Sugarcreek Plaza II	119	360	359	02/26/2016	04/01/2016	03/01/2026	No	03/01/2026	48,252	579,029
Loan	25	Comfort Inn Chula Vista	118	360	358	02/05/2016	03/06/2016	02/06/2026	No	02/06/2026	41,347	496,163
Loan	26	Shopko Madison	117	360	360	12/23/2015	02/06/2016	01/06/2026	No	01/06/2026	41,664	499,965			33
Loan	27	Mableton Village Apartments	117	360	357	12/29/2015	02/06/2016	01/06/2026	No	01/06/2026	34,788	417,452
Loan	28	Long Northville Portfolio	117	360	357	12/30/2015	02/06/2016	01/06/2026	No	01/06/2026	32,826	393,910
Property	28.01	120 West Main Street
Property	28.02	180 East Main Street
Property	28.03	190 East Main Street
Loan	29	Citrus Falls Commons	117	360	357	01/04/2016	02/06/2016	01/06/2026	No	01/06/2026	30,848	370,180
Loan	30	Independence Town Center	117	300	297	12/31/2015	02/06/2016	01/06/2026	No	01/06/2026	29,223	350,674
Loan	31	Holiday Inn Express Venice FL	118	360	358	01/26/2016	03/06/2016	02/06/2026	No	02/06/2026	26,155	313,854
Loan	32	Scott Oaks Plaza	118	360	360	01/29/2016	03/06/2016	02/06/2026	No	02/06/2026	21,948	263,375			34
Loan	33	Walgreens - Apple Valley	117	300	297	12/23/2015	02/06/2016	01/06/2026	No	01/06/2026	18,109	217,311

A-1-2

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Crossed								FIRREA	Cut-off
Property				Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV
Flag	ID	Property Name	Lockbox (8)	Management (9)	Other Loans	Borrower	NOI DSCR (7)(10)(11)	NCF DSCR (7)(10)(11)	Period (12)	Date	Value ($)(13)	As-of Date	(Yes/No)	Ratio (10)(11)(13)
Loan	1	787 Seventh Avenue (34)(35)	Hard	Springing	No		3.75x	3.53x	0	6	1,935,000,000	01/01/2016	Yes	29.3%
Loan	2	Williamsburg Premium Outlets (34)	Hard	Springing	No	Yes - A	2.66x	2.52x	0	6	337,800,000	12/03/2015	Yes	54.8%
Loan	3	Naples Grande Beach Resort (34)(36)	Hard	In Place	No		1.63x	1.63x	0	1	263,750,000	11/13/2015	Yes	62.6%
Loan	4	Sheraton North Houston	Hard	Springing	No		2.71x	2.38x	0	6	68,000,000	01/05/2016	Yes	59.9%
Loan	5	225 Liberty Street (34)(36)	Hard	Springing	No		3.39x	3.13x	0	6	1,400,000,000	10/20/2015	Yes	32.8%
Loan	6	600 Broadway (34)	Hard	Springing	No		1.67x	1.61x	0	6	220,000,000	12/14/2015	Yes	54.5%
Loan	7	SLS South Beach (34)	Soft Springing Hard	Springing	No		2.10x	2.10x	0	1	125,000,000	01/01/2016	Yes	55.0%
Loan	8	West Valley Corporate Center	Hard	Springing	No	Yes - B	1.73x	1.44x	0	6	54,500,000	11/01/2016	Yes	64.2%
Loan	9	7700 Parmer (34)(36)	Hard	In Place	No		2.04x	1.84x	0	1	272,250,000	11/30/2015	Yes	65.0%
Loan	10	Northridge Summit	Springing Hard	Springing	No		1.49x	1.32x	0	6	42,500,000	01/11/2016	Yes	74.1%
Loan	11	Columbus Park Crossing (34)	Hard	Springing	No		1.34x	1.22x	0	1	94,000,000	07/29/2015	Yes	75.0%
Loan	12	Hagerstown Premium Outlets (34)	Hard	Springing	No	Yes - A	2.47x	2.31x	0	6	150,000,000	11/30/2015	Yes	51.3%
Loan	13	Hall Office Park A1/G1/G3 (34)	Hard	Springing	No		1.48x	1.41x	5	1	75,700,000	12/14/2015	Yes	73.8%
Property	13.01	Hall Office Park G3									27,000,000	12/14/2015	Yes
Property	13.02	Hall Office Park G1									26,200,000	12/14/2015	Yes
Property	13.03	Hall Office Park A1									22,500,000	12/14/2015	Yes
Loan	14	UA Sheepshead Bay Theater	Hard	In Place	No		1.63x	1.58x	0	6	49,000,000	12/14/2015	Yes	54.3%
Loan	15	Renaissance Providence Downtown Hotel (34)	Hard	Springing	No		1.43x	1.43x	0	1	73,000,000	12/01/2016	Yes	61.6%
Loan	16	East Hills Industrial Portfolio	Hard	In Place	No		1.60x	1.43x	0	6	33,390,000	08/26/2015	Yes	70.1%
Property	16.01	210 Industrial Park Road									13,030,000	08/26/2015	Yes
Property	16.02	401 Broad Street									6,910,000	08/26/2015	Yes
Property	16.03	423 Walters Avenue									5,060,000	08/26/2015	Yes
Property	16.04	303 Industrial Park Road									2,560,000	08/26/2015	Yes
Property	16.05	136 Jaycee Drive									2,320,000	08/26/2015	Yes
Property	16.06	395 Industrial Park Road									1,660,000	08/26/2015	Yes
Property	16.07	934 Franklin Street									670,000	08/26/2015	Yes
Property	16.08	124 Donald Lane									600,000	08/26/2015	Yes
Property	16.09	388 Industrial Park Road									580,000	08/26/2015	Yes
Loan	17	Riceland Pavilion	Hard	Springing	No		1.62x	1.55x	0	6	31,600,000	12/12/2015	Yes	69.6%
Loan	18	Los Arcos Apartments	Springing Soft	Springing	No		1.54x	1.42x	0	6	27,800,000	12/07/2015	Yes	74.7%
Loan	19	Burlington Crossing	Hard	Springing	No		2.05x	1.91x	0	6	39,250,000	12/27/2015	Yes	50.8%
Loan	20	Jade Corporate Center	Hard	Springing	No	Yes - B	1.72x	1.49x	0	6	24,800,000	08/13/2015	Yes	75.0%
Loan	21	Zanker Road	Springing Hard	Springing	No		3.74x	3.37x	0	6	56,750,000	12/11/2015	Yes	32.6%
Loan	22	Legends at Mount Pleasant	Soft	Springing	No		1.30x	1.27x	0	6	23,900,000	11/05/2015	Yes	74.2%
Loan	23	Danville Manor Shopping Center	Springing Hard	Springing	No		1.79x	1.68x	0	6	15,000,000	11/20/2015	Yes	74.7%
Loan	24	Sugarcreek Plaza II	Springing Hard	Springing	No		2.24x	2.13x	5	1	17,300,000	12/10/2015	Yes	53.4%
Loan	25	Comfort Inn Chula Vista	Hard	Springing	No		2.42x	2.14x	0	6	13,000,000	12/14/2015	Yes	61.4%
Loan	26	Shopko Madison	Hard	Springing	No		1.46x	1.27x	0	6	11,300,000	10/29/2015	Yes	69.9%
Loan	27	Mableton Village Apartments	Springing Soft	Springing	No		1.70x	1.58x	0	6	8,800,000	12/10/2015	Yes	74.7%
Loan	28	Long Northville Portfolio	Springing Hard	Springing	No		1.67x	1.55x	0	6	8,400,000	11/16/2015	Yes	74.7%
Property	28.01	120 West Main Street									3,450,000	11/16/2015	Yes
Property	28.02	180 East Main Street									2,750,000	11/16/2015	Yes
Property	28.03	190 East Main Street									2,200,000	11/16/2015	Yes
Loan	29	Citrus Falls Commons	Hard	Springing	No		1.60x	1.51x	0	6	8,000,000	12/01/2015	Yes	73.5%
Loan	30	Independence Town Center	Springing Hard	Springing	No		1.43x	1.27x	0	6	6,800,000	07/17/2015	Yes	74.6%
Loan	31	Holiday Inn Express Venice FL	Springing Hard	Springing	No		2.24x	2.00x	0	6	7,300,000	11/03/2016	Yes	66.3%
Loan	32	Scott Oaks Plaza	Springing Hard	Springing	No		1.83x	1.59x	0	6	5,470,000	12/02/2015	Yes	75.0%
Loan	33	Walgreens - Apple Valley	Springing Hard	Springing	No		1.33x	1.33x	0	6	5,250,000	09/22/2015	Yes	60.1%

A-1-3

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Net
											Rentable Area
Property			LTV Ratio at						Year	Year	(SF/Units/
Flag	ID	Property Name	Maturity (10)(11)(13)	Address	City	County	State	Zip Code	Built	Renovated	Rooms) (4)
Loan	1	787 Seventh Avenue (34)(35)	29.3%	787 Seventh Avenue	New York	New York	NY	10019	1985	2007-2015	1,706,007
Loan	2	Williamsburg Premium Outlets (34)	54.8%	5715-62A Richmond Road	Williamsburg	James City	VA	23188	1987	2005	522,133
Loan	3	Naples Grande Beach Resort (34)(36)	54.1%	475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway	Naples	Collier	FL	34103 & 34105	1986	2014-2015	474
Loan	4	Sheraton North Houston	49.0%	15700 John F. Kennedy Boulevard	Houston	Harris	TX	77032	1982	2013-2015	419
Loan	5	225 Liberty Street (34)(36)	32.8%	225 Liberty Street	New York	New York	NY	10281	1987	2015	2,427,515
Loan	6	600 Broadway (34)	54.5%	600 Broadway	New York	New York	NY	10012	1900	2008	77,280
Loan	7	SLS South Beach (34)	55.0%	1701 Collins Avenue	Miami Beach	Miami-Dade	FL	33139	1939, 2012	2012	140
Loan	8	West Valley Corporate Center	59.0%	9200 Oakdale Avenue	Chatsworth	Los Angeles	CA	91311	1992	2012-2015	258,467
Loan	9	7700 Parmer (34)(36)	65.0%	7700 West Parmer Lane	Austin	Williamson	TX	78729	1998-2000	NAP	911,579
Loan	10	Northridge Summit	63.8%	12220 Scripps Summit Drive	San Diego	San Diego	CA	92131	2000	2012	129,916
Loan	11	Columbus Park Crossing (34)	64.5%	5555 Whittlesey Boulevard	Columbus	Muscogee	GA	31909	2003	2014-2015	638,028
Loan	12	Hagerstown Premium Outlets (34)	43.6%	495 Premium Outlets Boulevard	Hagerstown	Washington	MD	21740	1988-2000	NAP	484,994
Loan	13	Hall Office Park A1/G1/G3 (34)	63.4%	Various	Frisco	Collin	TX	75034	Various	NAP	328,743
Property	13.01	Hall Office Park G3		2811 Internet Boulevard	Frisco	Collin	TX	75034	2002	NAP	115,856
Property	13.02	Hall Office Park G1		2401 Internet Boulevard	Frisco	Collin	TX	75034	2000	NAP	115,712
Property	13.03	Hall Office Park A1		2595 Dallas Parkway	Frisco	Collin	TX	75034	1998	NAP	97,175
Loan	14	UA Sheepshead Bay Theater	45.0%	3907 Shore Parkway	Brooklyn	Kings	NY	11235	1987	2001	78,324
Loan	15	Renaissance Providence Downtown Hotel (34)	50.7%	5 Avenue of the Arts	Providence	Providence	RI	02903	2007	2014-2016	272
Loan	16	East Hills Industrial Portfolio	57.7%	Various	Various	Cambria	PA	Various	Various	Various	589,847
Property	16.01	210 Industrial Park Road		210 Industrial Park Road	Johnstown	Cambria	PA	15904	1974	2008	245,000
Property	16.02	401 Broad Street		401 Broad Street	Johnstown	Cambria	PA	15906	1964	2008	80,000
Property	16.03	423 Walters Avenue		423 Walters Avenue	Johnstown	Cambria	PA	15904	1950	2014	58,276
Property	16.04	303 Industrial Park Road		303 Industrial Park Road	Johnstown	Cambria	PA	15904	1975	2008	66,000
Property	16.05	136 Jaycee Drive		136 Jaycee Drive	Johnstown	Cambria	PA	15904	1988	2005	35,962
Property	16.06	395 Industrial Park Road		395 Industrial Park Road	Johnstown	Cambria	PA	15904	1972	2009	47,671
Property	16.07	934 Franklin Street		934 Franklin Street	Johnstown	Cambria	PA	15905	NAP	NAP	36,638
Property	16.08	124 Donald Lane		124 Donald Lane	Johnstown	Cambria	PA	15904	1970	2012	11,900
Property	16.09	388 Industrial Park Road		388 Industrial Park Road	Ebensburg	Cambria	PA	15931	1998	2009	8,400
Loan	17	Riceland Pavilion	59.7%	4561-4665 Garth Road	Baytown	Harris	TX	77521	1996-2002, 2008, 2012	NAP	148,030
Loan	18	Los Arcos Apartments	61.2%	11315 Fondren Road	Houston	Harris	TX	77035	1978	2005-2015	516
Loan	19	Burlington Crossing	41.1%	1915 Marketplace Drive	Burlington	Skagit	WA	98233	2004-2007	NAP	162,187
Loan	20	Jade Corporate Center	65.7%	15515, 15501, 15455 & 15451 San Fernando Mission Boulevard	Los Angeles	Los Angeles	CA	91345	1981	2011-2013	131,345
Loan	21	Zanker Road	32.6%	3061 & 3081 Zanker Road	San Jose	Santa Clara	CA	95134	1985	2000, 2012	180,000
Loan	22	Legends at Mount Pleasant	65.5%	1100 Legends Club Drive	Mount Pleasant	Charleston	SC	29466	2000	NAP	142
Loan	23	Danville Manor Shopping Center	61.1%	1560 Hustonville Road	Danville	Boyle	KY	40422	1974	2004	206,761
Loan	24	Sugarcreek Plaza II	43.6%	6244 Wilmington Pike	Sugarcreek Township	Greene	OH	45459	1990	2005	252,976
Loan	25	Comfort Inn Chula Vista	50.0%	91 East Bonita Road	Chula Vista	San Diego	CA	91910	1978	2014	100
Loan	26	Shopko Madison	61.7%	7401 Mineral Point Road	Madison	Dane	WI	53717	1979	2004	99,101
Loan	27	Mableton Village Apartments	61.3%	1306 Old Powder Springs Road Southwest	Mableton	Cobb	GA	30126	1966, 1970	2010-2015	174
Loan	28	Long Northville Portfolio	61.1%	Various	Northville	Wayne	MI	48167	Various	Various	44,484
Property	28.01	120 West Main Street		120 West Main Street	Northville	Wayne	MI	48167	2005	NAP	18,602
Property	28.02	180 East Main Street		180 East Main Street	Northville	Wayne	MI	48167	2000	NAP	14,355
Property	28.03	190 East Main Street		190 East Main Street	Northville	Wayne	MI	48167	1974	2001	11,527
Loan	29	Citrus Falls Commons	60.2%	11901 Sheldon Road	Tampa	Hillsborough	FL	33626	2005	NAP	30,442
Loan	30	Independence Town Center	55.7%	6465 Sashabaw Road	Clarkston	Oakland	MI	48346	1991	NAP	60,454
Loan	31	Holiday Inn Express Venice FL	54.7%	380 Commercial Court	Venice	Sarasota	FL	34292	2006	NAP	73
Loan	32	Scott Oaks Plaza	66.3%	5525 Cameron Street	Scott	Lafayette	LA	70583	1985	NAP	70,405
Loan	33	Walgreens - Apple Valley	44.8%	14020 Pilot Knob Road	Apple Valley	Dakota	MN	55124	2005	NAP	14,500

A-1-4

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Loan per Net
			Units	Rentable Area						Second Most	Second	Second	Second
Property			of	(SF/Units/Rooms/	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent
Flag	ID	Property Name	Measure	Pads) ($) (10)(11)	(# of payments) (15)(16)(17)	Statements Date	EGI ($)	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)
Loan	1	787 Seventh Avenue (34)(35)	Sq. Ft.	332	L(26), DorYM1(87), O(7)	12/31/2015	140,794,576	60,207,958	80,586,618	12/31/2014	126,921,995	55,469,720	71,452,276
Loan	2	Williamsburg Premium Outlets (34)	Sq. Ft.	354	L(26), D(87), O(7)	T-12 7/31/2015	26,756,277	5,595,402	21,160,875	12/31/2014	26,560,402	5,848,491	20,711,911
Loan	3	Naples Grande Beach Resort (34)(36)	Rooms	348,101	L(25), YM1(92), O(3)	12/31/2015	60,893,816	42,567,976	18,325,840	12/31/2014	52,430,565	41,714,506	10,716,059
Loan	4	Sheraton North Houston	Rooms	97,266	L(23), YM5(92), O(5)	12/31/2015	20,710,982	13,713,221	6,997,760	12/31/2014	18,215,381	12,826,274	5,389,107
Loan	5	225 Liberty Street (34)(36)	Sq. Ft.	189	L(26), D(88), O(6)
Loan	6	600 Broadway (34)	Sq. Ft.	1,553	L(27), D(88), O(5)	T-12 10/31/2015	13,124,281	2,988,576	10,135,705	12/31/2014	12,219,294	2,458,284	9,761,011
Loan	7	SLS South Beach (34)	Rooms	491,071	L(25), D(32), O(3)	12/31/2015	48,981,847	41,985,629	6,996,218	12/31/2014	51,456,649	43,896,348	7,560,301
Loan	8	West Valley Corporate Center	Sq. Ft.	135	L(24), D(91), O(5)	12/31/2015	3,987,516	1,850,817	2,136,699	12/31/2014	4,908,156	2,128,752	2,779,404
Loan	9	7700 Parmer (34)(36)	Sq. Ft.	194	L(25), YM1(92), O(3)	12/31/2015	16,735,177	9,936,600	6,798,577	12/31/2014	22,848,182	8,586,688	14,261,495
Loan	10	Northridge Summit	Sq. Ft.	242	L(25), D(88), O(7)	12/31/2015	3,170,874	1,271,286	1,899,588	12/31/2014	1,914,028	886,623	1,027,405
Loan	11	Columbus Park Crossing (34)	Sq. Ft.	110	L(28), D(88), O(4)	T-12 10/31/2015	8,567,990	1,929,103	6,638,887	12/31/2014	8,338,831	1,873,135	6,465,696
Loan	12	Hagerstown Premium Outlets (34)	Sq. Ft.	159	L(26), D(87), O(7)	T-12 6/30/2015	15,989,637	4,749,215	11,240,422	12/31/2014	15,977,634	4,932,414	11,045,220
Loan	13	Hall Office Park A1/G1/G3 (34)	Sq. Ft.	170	L(35), D(80), O(5)	T-12 10/31/2015	6,295,260	2,982,491	3,312,769	12/31/2014	5,452,963	2,913,872	2,539,091
Property	13.01	Hall Office Park G3	Sq. Ft.	172
Property	13.02	Hall Office Park G1	Sq. Ft.	166
Property	13.03	Hall Office Park A1	Sq. Ft.	173
Loan	14	UA Sheepshead Bay Theater	Sq. Ft.	340	L(24), D(92), O(4)	12/31/2014	3,009,502	85,687	2,923,815	12/31/2013	3,186,331	113,669	3,072,662
Loan	15	Renaissance Providence Downtown Hotel (34)	Rooms	165,265	L(25), YM1(91), O(4)	T-12 1/31/2016	15,471,224	10,947,356	4,523,868	12/31/2014	15,145,356	10,731,925	4,413,431
Loan	16	East Hills Industrial Portfolio	Sq. Ft.	40	L(27), D(89), O(4)	T-12 8/31/2015	3,549,659	954,074	2,595,585	12/31/2014	3,313,058	924,673	2,388,386
Property	16.01	210 Industrial Park Road	Sq. Ft.	37		T-12 8/31/2015	1,355,940	323,051	1,032,889	12/31/2014	1,170,916	301,441	869,475
Property	16.02	401 Broad Street	Sq. Ft.	61		T-12 8/31/2015	701,407	269,682	431,725	12/31/2014	688,142	269,783	418,359
Property	16.03	423 Walters Avenue	Sq. Ft.	61		T-12 8/31/2015	503,093	33,997	469,096	12/31/2014	417,658	31,982	385,676
Property	16.04	303 Industrial Park Road	Sq. Ft.	27		T-12 8/31/2015	345,086	91,370	253,716	12/31/2014	326,781	93,915	232,866
Property	16.05	136 Jaycee Drive	Sq. Ft.	45		T-12 8/31/2015	257,474	87,802	169,672	12/31/2014	293,393	79,147	214,246
Property	16.06	395 Industrial Park Road	Sq. Ft.	24		T-12 8/31/2015	197,868	108,304	89,564	12/31/2014	227,791	110,103	117,688
Property	16.07	934 Franklin Street	Sq. Ft.	13		T-12 8/31/2015	63,154	20,642	42,512	12/31/2014	61,540	19,986	41,554
Property	16.08	124 Donald Lane	Sq. Ft.	35		T-12 8/31/2015	60,000	9,057	50,943	12/31/2014	60,000	9,080	50,920
Property	16.09	388 Industrial Park Road	Sq. Ft.	48		T-12 8/31/2015	65,637	10,168	55,469	12/31/2014	66,837	9,236	57,601
Loan	17	Riceland Pavilion	Sq. Ft.	149	L(24), D(92), O(4)	T-12 11/30/2015	2,820,756	673,856	2,146,900	12/31/2014	2,754,419	605,010	2,149,409
Loan	18	Los Arcos Apartments	Units	40,259	L(27), D(89), O(4)	T-12 10/31/2015	4,197,445	2,050,228	2,147,217	12/31/2014	3,871,171	1,963,861	1,907,310
Loan	19	Burlington Crossing	Sq. Ft.	123	L(24), D(91), O(5)	12/31/2015	3,355,420	739,226	2,616,194	12/31/2014	3,193,412	785,904	2,407,508
Loan	20	Jade Corporate Center	Sq. Ft.	142	L(28), D(87), O(5)	T-12 9/30/2015	3,017,237	1,091,175	1,926,062	12/31/2014	2,199,352	1,113,707	1,085,645
Loan	21	Zanker Road	Sq. Ft.	103	L(23), YM1(92), O(5)	T-12 10/31/2015	4,695,180	813,614	3,881,566	12/31/2014	4,150,298	827,369	3,322,929
Loan	22	Legends at Mount Pleasant	Units	124,912	L(27), D(89), O(4)	T-12 10/31/2015	2,026,130	627,847	1,398,283	12/31/2014	1,911,157	605,316	1,305,841
Loan	23	Danville Manor Shopping Center	Sq. Ft.	54	L(27), D(89), O(4)	12/31/2015	1,407,022	389,037	1,017,985	12/31/2014	1,428,798	320,327	1,108,471
Loan	24	Sugarcreek Plaza II	Sq. Ft.	37	L(25), D(91), O(4)	T-12 11/30/2015	1,636,812	282,022	1,354,790	12/31/2014	1,879,646	569,463	1,310,183
Loan	25	Comfort Inn Chula Vista	Rooms	79,795	L(26), D(90), O(4)	T-12 11/30/2015	2,735,707	1,519,880	1,215,827
Loan	26	Shopko Madison	Sq. Ft.	80	L(27), D(89), O(4)
Loan	27	Mableton Village Apartments	Units	37,795	L(27), D(89), O(4)	T-12 9/30/2015	1,287,455	502,715	784,740	12/31/2014	1,199,508	531,138	668,370
Loan	28	Long Northville Portfolio	Sq. Ft.	141	L(24), YM1(92), O(4)	T-12 10/31/2015	835,233	174,957	660,276	12/31/2014	731,930	282,420	449,510
Property	28.01	120 West Main Street	Sq. Ft.	139
Property	28.02	180 East Main Street	Sq. Ft.	143
Property	28.03	190 East Main Street	Sq. Ft.	143
Loan	29	Citrus Falls Commons	Sq. Ft.	193	L(27), D(89), O(4)	T-12 11/30/2015	852,408	166,935	685,473	12/31/2014	780,050	233,321	546,729
Loan	30	Independence Town Center	Sq. Ft.	84	L(24), YM1(92), O(4)	T-12 10/31/2015	826,621	286,809	539,812	12/31/2014	775,236	342,237	432,999
Loan	31	Holiday Inn Express Venice FL	Rooms	66,279	L(26), D(90), O(4)	T-12 9/30/2015	1,915,279	1,200,327	714,952	12/31/2014	1,698,272	1,088,112	610,159
Loan	32	Scott Oaks Plaza	Sq. Ft.	58	L(26), D(90), O(4)	T-12 10/31/2015	692,637	174,448	518,189	12/31/2014	637,577	151,628	485,949
Loan	33	Walgreens - Apple Valley	Sq. Ft.	218	L(27), D(90), O(3)	T-12 8/31/2015	289,000	10,015	278,985	12/31/2014	289,000	9,722	279,278

A-1-5

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Third Most	Third	Third	Third
Property			Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten
Flag	ID	Property Name	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield (10)(11)	Debt Yield (10)(11)	Revenue($)	EGI($) (4)	Expenses($) (14)	NOI ($)(14)	Reserves($)
Loan	1	787 Seventh Avenue (34)(35)	12/31/2013	127,304,104	52,020,584	75,283,519	14.6%	13.7%	121,102,304	143,136,494	60,522,553	82,613,941	477,682
Loan	2	Williamsburg Premium Outlets (34)	12/31/2013	24,802,246	5,159,412	19,642,834	11.4%	10.8%	20,728,072	27,001,994	5,877,418	21,124,575	156,640
Loan	3	Naples Grande Beach Resort (34)(36)	12/31/2013	52,247,854	40,680,144	11,567,710	10.4%	10.4%	30,136,150	59,695,441	42,496,139	17,199,302
Loan	4	Sheraton North Houston	12/31/2013	13,381,949	10,915,755	2,466,194	17.0%	15.0%	15,809,076	20,663,633	13,715,042	6,948,591	826,545
Loan	5	225 Liberty Street (34)(36)					16.0%	14.8%	141,894,863	132,184,800	58,709,263	73,475,537	484,503
Loan	6	600 Broadway (34)	12/31/2013	11,109,963	1,915,512	9,194,451	8.0%	7.7%	10,202,372	13,259,893	3,709,744	9,550,149	11,592
Loan	7	SLS South Beach (34)	12/31/2013	47,446,809	41,155,688	6,291,121	10.5%	10.5%	15,387,785	46,943,000	39,707,650	7,235,350
Loan	8	West Valley Corporate Center	12/31/2013	4,404,970	2,317,001	2,087,969	10.9%	9.1%	6,740,822	5,885,882	2,074,642	3,811,240	51,693
Loan	9	7700 Parmer (34)(36)	12/31/2013	19,000,264	8,279,224	10,721,040	9.5%	8.6%	19,107,241	27,421,192	10,574,988	16,846,204	182,316
Loan	10	Northridge Summit	12/31/2013	1,415,235	735,240	679,995	9.4%	8.3%	3,350,918	4,495,135	1,548,368	2,946,767	32,479
Loan	11	Columbus Park Crossing (34)	12/31/2013	8,299,438	1,850,652	6,448,786	8.4%	7.6%	6,493,559	7,992,695	2,088,813	5,903,883	127,606
Loan	12	Hagerstown Premium Outlets (34)	12/31/2013	15,029,875	4,737,140	10,292,735	14.6%	13.6%	10,996,701	16,239,680	5,010,438	11,229,242	121,249
Loan	13	Hall Office Park A1/G1/G3 (34)	12/31/2013	6,755,490	2,800,131	3,955,359	9.2%	8.7%	8,271,680	8,350,308	3,219,401	5,130,907	82,146
Property	13.01	Hall Office Park G3
Property	13.02	Hall Office Park G1
Property	13.03	Hall Office Park A1
Loan	14	UA Sheepshead Bay Theater	12/31/2012	3,379,849	86,362	3,293,487	10.8%	10.5%	3,234,002	3,983,615	1,109,057	2,874,558	15,665
Loan	15	Renaissance Providence Downtown Hotel (34)	12/31/2013	14,083,687	10,293,062	3,790,625	9.3%	9.3%	12,969,015	15,471,224	11,312,864	4,158,360
Loan	16	East Hills Industrial Portfolio	12/31/2013	3,478,086	873,478	2,604,608	10.2%	9.2%	3,488,661	3,493,477	1,097,723	2,395,754	78,789
Property	16.01	210 Industrial Park Road	12/31/2013	1,531,568	269,760	1,261,808			1,222,194	1,330,089	381,830	948,259	36,890
Property	16.02	401 Broad Street	12/31/2013	685,773	275,660	410,113			762,193	698,017	301,479	396,538	9,600
Property	16.03	423 Walters Avenue	12/31/2013	271,891	32,897	238,994			475,775	475,405	52,408	422,997	11,072
Property	16.04	303 Industrial Park Road	12/31/2013	310,413	87,694	222,719			323,688	317,131	104,085	213,046	8,580
Property	16.05	136 Jaycee Drive	12/31/2013	238,090	70,945	167,145			289,217	223,463	97,681	125,782	2,159
Property	16.06	395 Industrial Park Road	12/31/2013	261,674	100,182	161,492			240,352	258,221	120,038	138,183	7,555
Property	16.07	934 Franklin Street	12/31/2013	61,540	17,773	43,767			57,672	62,522	16,303	46,219
Property	16.08	124 Donald Lane	12/31/2013	50,000	9,351	40,649			60,000	65,870	11,972	53,898	2,261
Property	16.09	388 Industrial Park Road	12/31/2013	67,137	9,216	57,921			57,570	62,760	11,927	50,833	672
Loan	17	Riceland Pavilion	12/31/2013	2,524,428	533,233	1,991,195	10.1%	9.6%	2,375,226	2,981,819	768,918	2,212,901	22,205
Loan	18	Los Arcos Apartments	12/31/2013	3,403,409	1,799,540	1,603,869	9.7%	8.9%	4,486,704	4,328,422	2,317,979	2,010,443	154,800
Loan	19	Burlington Crossing	12/31/2013	3,349,287	784,939	2,564,348	12.5%	11.7%	2,879,924	3,383,616	887,050	2,496,566	32,437
Loan	20	Jade Corporate Center	12/31/2013	1,991,968	1,106,311	885,657	10.5%	9.1%	3,346,429	3,207,635	1,263,563	1,944,072	26,269
Loan	21	Zanker Road	12/31/2013	4,444,053	805,374	3,638,680	16.8%	15.1%	3,882,442	3,683,238	577,414	3,105,824	36,000
Loan	22	Legends at Mount Pleasant	12/31/2013	1,837,110	603,419	1,233,691	8.2%	8.0%	2,130,360	2,090,672	632,955	1,457,717	35,500
Loan	23	Danville Manor Shopping Center	12/31/2013	1,303,001	309,067	993,934	11.2%	10.5%	1,503,368	1,595,839	339,002	1,256,837	31,014
Loan	24	Sugarcreek Plaza II	12/31/2013	1,917,724	504,455	1,413,269	14.1%	13.3%	1,471,785	2,000,072	701,203	1,298,869	37,946
Loan	25	Comfort Inn Chula Vista					15.0%	13.3%	2,688,030	2,735,707	1,535,998	1,199,709	136,785
Loan	26	Shopko Madison					9.3%	8.1%	780,000	754,476	22,634	731,842	9,970
Loan	27	Mableton Village Apartments	12/31/2013	1,177,857	501,413	676,444	10.8%	10.0%	1,276,613	1,262,397	551,263	711,134	52,200
Loan	28	Long Northville Portfolio	12/31/2013	859,493	482,736	376,757	10.5%	9.7%	1,033,721	1,002,196	343,074	659,122	7,562
Property	28.01	120 West Main Street
Property	28.02	180 East Main Street
Property	28.03	190 East Main Street
Loan	29	Citrus Falls Commons	12/31/2013	761,707	221,576	540,131	10.1%	9.5%	759,392	839,723	246,101	593,622	6,089
Loan	30	Independence Town Center	12/31/2013	687,138	290,299	396,839	9.9%	8.8%	775,430	825,836	325,497	500,339	16,927
Loan	31	Holiday Inn Express Venice FL	12/31/2013	1,612,315	1,005,217	607,098	14.6%	13.0%	1,903,361	1,915,279	1,210,942	704,337	76,611
Loan	32	Scott Oaks Plaza	12/31/2013	587,953	164,728	423,225	11.8%	10.2%	524,508	655,150	172,139	483,012	14,081
Loan	33	Walgreens - Apple Valley	12/31/2013	289,000	10,138	278,862	9.1%	9.1%	289,000	289,000	1,052	287,948

A-1-6

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property			Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease			Lease
Flag	ID	Property Name	TI/LC($)	NCF($)(14)	Interest (18)	Expiration (19)	Extension Terms (19)	Largest Tenant (20)(21)(22)(23)(24)(25)	SF	Expiration	2nd Largest Tenant (21)(22)(24)(25)	SF	Expiration
Loan	1	787 Seventh Avenue (34)(35)	4,323,091	77,813,168	Fee Simple			BNP Paribas	453,706	12/31/2022	Sidley Austin LLP	342,838	05/15/2022
Loan	2	Williamsburg Premium Outlets (34)	991,557	19,976,379	Fee Simple			Food Lion	29,000	04/20/2020	Nike Factory Store	13,852	09/30/2020
Loan	3	Naples Grande Beach Resort (34)(36)		17,199,302	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	4	Sheraton North Houston		6,122,046	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	5	225 Liberty Street (34)(36)	5,143,565	67,846,470	Leasehold	06/17/2069	None	Time Inc.	699,142	12/31/2032	Bank of America	330,755	09/30/2020
Loan	6	600 Broadway (34)	338,687	9,199,870	Fee Simple			Hollister Co.	30,509	05/31/2028	24 Hour Fitness	30,279	12/17/2023
Loan	7	SLS South Beach (34)		7,235,350	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	8	West Valley Corporate Center	590,641	3,168,905	Fee Simple			NLACRC Services LLC	93,315	03/31/2027	CRC Services LLC	42,051	06/30/2022
Loan	9	7700 Parmer (34)(36)	1,521,178	15,142,710	Fee Simple			eBay	214,691	09/01/2017	Oracle	179,903	09/01/2020
Loan	10	Northridge Summit	299,713	2,614,575	Fee Simple			Intel	95,093	10/31/2022	Turtle Beach	34,823	09/30/2020
Loan	11	Columbus Park Crossing (34)	399,517	5,376,761	Fee Simple/Leasehold	06/17/2036	Eight, 5-year options	Sears (Ground Lease)	141,333	04/30/2018	Carmike Cinemas (Ground Lease)	84,156	09/30/2023
Loan	12	Hagerstown Premium Outlets (34)	598,695	10,509,299	Fee Simple			Wolf Furniture and Outlet	66,829	05/31/2019	Nike Factory Store	13,425	07/31/2019
Loan	13	Hall Office Park A1/G1/G3 (34)	160,729	4,888,032	Fee Simple
Property	13.01	Hall Office Park G3			Fee Simple			Amerisource Bergen	79,795	12/01/2021	University of North Texas	36,061	06/30/2021
Property	13.02	Hall Office Park G1			Fee Simple			HCL	51,114	01/01/2022	Gateway One Lending	12,586	03/01/2020
Property	13.03	Hall Office Park A1			Fee Simple			Brown and Gay Engineers	18,344	01/01/2021	Nexius	15,884	01/01/2019
Loan	14	UA Sheepshead Bay Theater	77,541	2,781,353	Fee Simple			Regal Cinemas, Inc.	78,324	05/21/2017	NAP	NAP	NAP
Loan	15	Renaissance Providence Downtown Hotel (34)		4,158,360	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	16	East Hills Industrial Portfolio	170,168	2,146,797	Fee Simple
Property	16.01	210 Industrial Park Road	75,295	836,074	Fee Simple			Kongsberg Defense	201,330	01/31/2023	DRS Laurel Technologies	19,559	MTM
Property	16.02	401 Broad Street	20,894	366,044	Fee Simple			Community Action (Head Start Program)	35,793	06/30/2028	Senior Life	23,914	07/12/2020
Property	16.03	423 Walters Avenue	18,797	393,128	Fee Simple			Martin Baker America	58,276	04/30/2024	NAP	NAP	NAP
Property	16.04	303 Industrial Park Road	18,504	185,962	Fee Simple			Lockheed Martin	34,000	01/31/2017	Harvey’s Supply	32,000	02/28/2021
Property	16.05	136 Jaycee Drive	11,486	112,136	Fee Simple			Mihalko’s General Contracting	7,965	05/31/2020	Skills of Central PA	5,292	12/31/2019
Property	16.06	395 Industrial Park Road	14,766	115,862	Fee Simple			Verizon	18,894	06/30/2019	Johnston Controls, Inc	15,346	11/30/2025
Property	16.07	934 Franklin Street		46,219	Fee Simple			Conemaugh Valley Hospital	36,638	04/14/2025	NAP	NAP	NAP
Property	16.08	124 Donald Lane	5,928	45,709	Fee Simple			Johnstown Construction Services	11,900	12/31/2017	NAP	NAP	NAP
Property	16.09	388 Industrial Park Road	4,497	45,664	Fee Simple			Applied Industrial Tech, LLC	8,400	10/31/2019	NAP	NAP	NAP
Loan	17	Riceland Pavilion	80,780	2,109,916	Fee Simple			Office Depot	25,000	12/31/2019	Old Navy	15,000	10/31/2021
Loan	18	Los Arcos Apartments		1,855,643	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	19	Burlington Crossing	136,802	2,327,326	Fee Simple			Ross	30,187	01/31/2021	Bed, Bath & Beyond	27,203	01/31/2021
Loan	20	Jade Corporate Center	230,209	1,687,594	Fee Simple			Facey Medical Foundation	38,797	06/30/2021	Jay Nolan Community Services, Inc.	12,762	12/31/2017
Loan	21	Zanker Road	269,727	2,800,097	Fee Simple			Advantest	116,000	07/14/2022	SEMI	64,000	05/31/2017
Loan	22	Legends at Mount Pleasant		1,422,217	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	23	Danville Manor Shopping Center	48,370	1,177,454	Fee Simple			Burkes Outlet	35,000	01/31/2018	Goody’s	29,925	04/28/2020
Loan	24	Sugarcreek Plaza II	27,852	1,233,071	Fee Simple			Wal-Mart	203,735	06/14/2020	Dollar Tree	8,500	02/28/2018
Loan	25	Comfort Inn Chula Vista		1,062,924	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	26	Shopko Madison	85,517	636,354	Fee Simple			Shopko	99,101	12/31/2038	NAP	NAP	NAP
Loan	27	Mableton Village Apartments		658,934	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	28	Long Northville Portfolio	42,106	609,454	Fee Simple
Property	28.01	120 West Main Street			Fee Simple			Up2Go International LLC	3,075	02/28/2021	The CFO Group	1,705	MTM
Property	28.02	180 East Main Street			Fee Simple			Raymond James & Associates, Inc.	2,820	09/30/2016	Wells Fargo Home Mortgage	2,470	12/31/2017
Property	28.03	190 East Main Street			Fee Simple			Long Mechanical	10,267	12/16/2027	Michael E. Behan, PhD.	780	07/31/2016
Loan	29	Citrus Falls Commons	30,174	557,359	Fee Simple			Grille 54 Sheldon, LLC	5,964	03/31/2021	Mellow Mushroom	5,035	08/13/2025
Loan	30	Independence Town Center	37,372	446,041	Fee Simple			Powerhouse Gym	11,476	04/30/2024	Saganos Japanese Steakhouse	10,656	04/30/2018
Loan	31	Holiday Inn Express Venice FL		627,726	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	32	Scott Oaks Plaza	51,105	417,826	Fee Simple			Piggly Wiggly	36,000	10/31/2020	Anytime Fitness	8,640	06/30/2018
Loan	33	Walgreens - Apple Valley		287,948	Fee Simple			Walgreens	14,500	03/01/2031	NAP	NAP	NAP

A-1-7

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property					Lease			Lease			Lease		Occupancy
Flag	ID	Property Name	3rd Largest Tenant (22)(24)(25)	SF	Expiration	4th Largest Tenant (21)(24)(25)	SF	Expiration	5th Largest Tenant (22)(24)(25)	SF	Expiration	Occupancy (4)	As-of Date
Loan	1	787 Seventh Avenue (34)(35)	Willkie Farr & Gallagher LLP	324,133	08/31/2027	Stifel Nicolaus & Company, Incorporated	214,706	11/30/2026	UBS AG, New York Branch	152,084	12/31/2025	98.3%	01/31/2016
Loan	2	Williamsburg Premium Outlets (34)	Polo Ralph Lauren	12,538	08/31/2018	Coach	10,000	01/31/2024	The North Face	9,492	11/30/2022	95.2%	12/10/2015
Loan	3	Naples Grande Beach Resort (34)(36)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	70.6%	12/31/2015
Loan	4	Sheraton North Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	80.8%	12/31/2015
Loan	5	225 Liberty Street (34)(36)	The Bank of New York Mellon	324,818	12/31/2034	OFI Global Asset Management	291,129	09/30/2028	Hudson’s Bay Company	232,950	12/31/2032	93.5%	01/31/2016
Loan	6	600 Broadway (34)	Abercrombie	8,246	05/31/2028	Gilly Hicks	8,246	05/31/2028	Omnipoint	NAP	12/31/2018	100.0%	12/01/2015
Loan	7	SLS South Beach (34)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	72.6%	12/31/2015
Loan	8	West Valley Corporate Center	JP Morgan Chase Bank	37,187	04/30/2017	Ace American Insurance Company	27,184	05/31/2018	Mandarich Law Group LLP	15,233	MTM	87.8%	12/31/2015
Loan	9	7700 Parmer (34)(36)	Electronic Arts Inc.	175,468	08/01/2026	Google	123,802	08/01/2022	Polycom, Inc.	88,787	08/01/2021	94.0%	12/01/2015
Loan	10	Northridge Summit	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/04/2016
Loan	11	Columbus Park Crossing (34)	Toys-R-Us (Ground Lease)	49,000	01/31/2018	Haverty’s	32,899	09/30/2020	Ross Dress for Less	30,125	01/31/2018	100.0%	11/09/2015
Loan	12	Hagerstown Premium Outlets (34)	Reebok Outlet	9,911	07/31/2018	Under Armour	9,532	07/31/2023	Dress Barn	8,978	12/31/2018	89.7%	07/31/2015
Loan	13	Hall Office Park A1/G1/G3 (34)										91.1%	01/05/2016
Property	13.01	Hall Office Park G3	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2016
Property	13.02	Hall Office Park G1	Hall Fitness Facility	8,056	04/01/2018	E & J Gallo Winery	6,917	04/01/2017	XPO Energy	4,322	01/01/2018	86.7%	01/05/2016
Property	13.03	Hall Office Park A1	HOP Executive Suites	9,923	01/31/2023	Novus Health Services	9,537	05/01/2019	Greatbatch	9,241	11/01/2017	85.8%	01/05/2016
Loan	14	UA Sheepshead Bay Theater	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	04/06/2016
Loan	15	Renaissance Providence Downtown Hotel (34)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	72.5%	01/31/2016
Loan	16	East Hills Industrial Portfolio										90.8%	Various
Property	16.01	210 Industrial Park Road	Gallagher and Company	8,536	10/31/2028	Cambria Rowe Business College	7,337	09/01/2024	NAP	NAP	NAP	96.6%	12/15/2015
Property	16.02	401 Broad Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	74.6%	12/15/2015
Property	16.03	423 Walters Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	04/06/2016
Property	16.04	303 Industrial Park Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/15/2015
Property	16.05	136 Jaycee Drive	Richland Academy	4,720	07/31/2018	Lighthouse Medical	4,429	04/15/2016	Area 56	2,580	MTM	74.5%	12/15/2015
Property	16.06	395 Industrial Park Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	71.8%	12/15/2015
Property	16.07	934 Franklin Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	16.08	124 Donald Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	04/06/2016
Property	16.09	388 Industrial Park Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	04/06/2016
Loan	17	Riceland Pavilion	Petco	15,000	11/30/2018	Specs Liquor	9,000	06/30/2025	Hibbett Sporting Goods, Inc	7,254	10/31/2023	100.0%	01/13/2016
Loan	18	Los Arcos Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	98.6%	12/16/2015
Loan	19	Burlington Crossing	Petsmart	22,693	01/31/2020	Best Buy	20,048	01/31/2020	Old Navy	14,845	02/29/2020	96.7%	03/08/2016
Loan	20	Jade Corporate Center	Champion Medical Solutions Inc.	9,086	11/30/2019	XYTech Systems Corporation	9,068	08/31/2017	State of California (DMV)	3,657	05/31/2017	86.9%	10/28/2015
Loan	21	Zanker Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/16/2015
Loan	22	Legends at Mount Pleasant	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	97.2%	12/22/2015
Loan	23	Danville Manor Shopping Center	J.C. Penney	24,393	11/30/2017	Eastern Kentucky University	18,950	06/30/2016	Planet Fitness	15,315	12/31/2025	96.7%	01/01/2016
Loan	24	Sugarcreek Plaza II	Buffalo Wild Wings	6,300	11/30/2020	Jack’s Aquarium	5,088	12/31/2018	Murphy’s Irish Pub and Grille	4,058	09/30/2021	98.8%	01/31/2016
Loan	25	Comfort Inn Chula Vista	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	75.6%	11/30/2015
Loan	26	Shopko Madison	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	04/06/2016
Loan	27	Mableton Village Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	99.4%	12/16/2015
Loan	28	Long Northville Portfolio										95.1%	12/16/2015
Property	28.01	120 West Main Street	Starring the Gallery	1,700	11/30/2017	Stefana Boutique, LLC	1,350	04/30/2016	Nicolette Interiors, LLC	1,250	08/31/2020	100.0%	12/16/2015
Property	28.02	180 East Main Street	Michael P. Berman, P.C.	2,325	06/30/2018	Golden Pair, Inc.	2,280	04/30/2016	The Arbor Consulting Group	2,260	05/31/2016	84.7%	12/16/2015
Property	28.03	190 East Main Street	Wolter & Associates	480	MTM	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/16/2015
Loan	29	Citrus Falls Commons	Jem’s Natural Living (Jems Movement Inc)	2,400	06/30/2016	Tan Utopia (Mary Jane Porter)	2,206	MTM	V&T Pharmacy (LE VT Inc)	1,775	01/31/2019	100.0%	12/29/2015
Loan	30	Independence Town Center	Dollar Tree	8,555	07/31/2018	Chamberlain Auction	5,000	01/31/2020	Hamlin Pub	4,000	02/28/2017	95.6%	12/28/2015
Loan	31	Holiday Inn Express Venice FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	70.0%	09/30/2015
Loan	32	Scott Oaks Plaza	Rightway Home Furnishings	7,500	06/30/2017	Azul Tequila Mexican Restaurant	3,000	04/30/2018	Rachelle Bumpus	3,000	08/31/2018	100.0%	12/28/2015
Loan	33	Walgreens - Apple Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	04/06/2016

A-1-8

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly
Property			Replacement	Replacement
Flag	ID	Property Name	Reserves ($)(27)	Reserves ($)(28)(29)
Loan	1	787 Seventh Avenue (34)(35)		Springing
Loan	2	Williamsburg Premium Outlets (34)		Springing
Loan	3	Naples Grande Beach Resort (34)(36)		4.0% of gross revenues for the calendar month which occurred two months prior
Loan	4	Sheraton North Houston		The greater of (i) 4.0% of prior month’s rent, (ii) the then-current amount required by the management agreement and (iii) the then-current amount required by the franchise agreement
Loan	5	225 Liberty Street (34)(36)		Springing
Loan	6	600 Broadway (34)		1,093
Loan	7	SLS South Beach (34)		Springing
Loan	8	West Valley Corporate Center		4,092
Loan	9	7700 Parmer (34)(36)	15,193	15,193
Loan	10	Northridge Summit	300,000	2,707
Loan	11	Columbus Park Crossing (34)		10,634
Loan	12	Hagerstown Premium Outlets (34)		Springing
Loan	13	Hall Office Park A1/G1/G3 (34)		6,845
Property	13.01	Hall Office Park G3
Property	13.02	Hall Office Park G1
Property	13.03	Hall Office Park A1
Loan	14	UA Sheepshead Bay Theater		Springing
Loan	15	Renaissance Providence Downtown Hotel (34)		4.0% of gross revenues for the calendar month which occurred two months prior
Loan	16	East Hills Industrial Portfolio		6,566
Property	16.01	210 Industrial Park Road
Property	16.02	401 Broad Street
Property	16.03	423 Walters Avenue
Property	16.04	303 Industrial Park Road
Property	16.05	136 Jaycee Drive
Property	16.06	395 Industrial Park Road
Property	16.07	934 Franklin Street
Property	16.08	124 Donald Lane
Property	16.09	388 Industrial Park Road
Loan	17	Riceland Pavilion		2,467
Loan	18	Los Arcos Apartments	500,000	12,900
Loan	19	Burlington Crossing		2,703
Loan	20	Jade Corporate Center		2,189
Loan	21	Zanker Road		Springing
Loan	22	Legends at Mount Pleasant	2,958	2,958
Loan	23	Danville Manor Shopping Center		3,446
Loan	24	Sugarcreek Plaza II		3,162
Loan	25	Comfort Inn Chula Vista		The greater of (i) 4.0% of prior month’s gross revenues, 5.0% of prior month’s gross revenues from and after year six of the loan term, (ii) any amount required under Management Agreement or Franchise Agreement for FF&E Work
Loan	26	Shopko Madison
Loan	27	Mableton Village Apartments	100,000	4,350
Loan	28	Long Northville Portfolio		630
Property	28.01	120 West Main Street
Property	28.02	180 East Main Street
Property	28.03	190 East Main Street
Loan	29	Citrus Falls Commons		507
Loan	30	Independence Town Center		1,411
Loan	31	Holiday Inn Express Venice FL		The greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under Management Agreement or Franchise Agreement for FF&E Work
Loan	32	Scott Oaks Plaza		1,173
Loan	33	Walgreens - Apple Valley		Springing

A-1-9

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Upfront	Monthly
Property			TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering	Other	Other
Flag	ID	Property Name	Reserves ($)(27)	Reserves ($)(28)(29)	Reserves ($)(27)	Reserves ($)(28)(29)	Reserves ($)(27)	Reserves ($)(28)(29)	Reserve ($)(27)	Reserves ($)(27)	Reserves ($)(28)(29)(30)(31)
Loan	1	787 Seventh Avenue (34)(35)	19,542,565	Springing		Springing		Springing		30,565,388	Springing
Loan	2	Williamsburg Premium Outlets (34)		Springing		Springing		Springing
Loan	3	Naples Grande Beach Resort (34)(36)			182,282	94,939	12,758	4,253			Springing
Loan	4	Sheraton North Houston			233,976	77,992		Springing			Springing
Loan	5	225 Liberty Street (34)(36)				Springing		Springing		80,810,295	Springing
Loan	6	600 Broadway (34)		7,288	259,197	259,197		Springing		5,000,000	Springing
Loan	7	SLS South Beach (34)				Springing	35,585	1,947
Loan	8	West Valley Corporate Center		49,220	103,353	34,451		Springing	28,175	13,293,037	Springing
Loan	9	7700 Parmer (34)(36)	151,930	151,930	460,700	460,699		14,761		23,584,004	Springing
Loan	10	Northridge Summit	570,558	13,533		21,735		Springing		160,673	Springing
Loan	11	Columbus Park Crossing (34)		26,585	95,633	47,816		Springing		58,590	Springing
Loan	12	Hagerstown Premium Outlets (34)		Springing		Springing		Springing
Loan	13	Hall Office Park A1/G1/G3 (34)	1,355,177	34,227		97,337		Springing		2,842,374	Springing
Property	13.01	Hall Office Park G3
Property	13.02	Hall Office Park G1
Property	13.03	Hall Office Park A1
Loan	14	UA Sheepshead Bay Theater		6,520		Springing		Springing		190,648	Springing
Loan	15	Renaissance Providence Downtown Hotel (34)			88,149	35,081		Springing		730,504	Springing
Loan	16	East Hills Industrial Portfolio		17,598	192,003	38,401	18,641	9,321	94,713	40,000	Springing
Property	16.01	210 Industrial Park Road
Property	16.02	401 Broad Street
Property	16.03	423 Walters Avenue
Property	16.04	303 Industrial Park Road
Property	16.05	136 Jaycee Drive
Property	16.06	395 Industrial Park Road
Property	16.07	934 Franklin Street
Property	16.08	124 Donald Lane
Property	16.09	388 Industrial Park Road
Loan	17	Riceland Pavilion	900,000	Springing	93,819	31,273	16,602	8,301	9,625
Loan	18	Los Arcos Apartments				30,320		Springing	11,813
Loan	19	Burlington Crossing		10,812		28,124	70,000	7,900			Springing
Loan	20	Jade Corporate Center	335,338	19,140	56,957	18,986		Springing		76,823	Springing
Loan	21	Zanker Road		Springing	88,266	22,066	52,884	7,555	18,750	670,000	20,000
Loan	22	Legends at Mount Pleasant			14,967	14,967	5,359	487	1,400	87,984	25,466
Loan	23	Danville Manor Shopping Center	400,000	7,083	12,810	6,405		Springing	26,400	376,367	Springing
Loan	24	Sugarcreek Plaza II	800,000	4,167	144,838	33,785	12,629	501	51,966		Springing
Loan	25	Comfort Inn Chula Vista			4,747	4,747	2,628	1,314	625		Springing
Loan	26	Shopko Madison				Springing		Springing	134,275		Springing
Loan	27	Mableton Village Apartments			16,682	4,171	13,664	3,416	35,875
Loan	28	Long Northville Portfolio	125,000	3,707	28,403	12,803		Springing		113,420
Property	28.01	120 West Main Street
Property	28.02	180 East Main Street
Property	28.03	190 East Main Street
Loan	29	Citrus Falls Commons	330,930	Springing	16,867	8,434	10,860	3,414	6,250	21,005
Loan	30	Independence Town Center		3,114	38,012	8,856		Springing	18,750	625	Springing
Loan	31	Holiday Inn Express Venice FL			20,534	5,134	7,844	3,922		1,205,000	Springing
Loan	32	Scott Oaks Plaza	4,259	4,259	4,954	2,477		Springing	8,750		Springing
Loan	33	Walgreens - Apple Valley				Springing		Springing			Springing

A-1-10

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Other	Environmental
Property			Reserves	Report	Engineering
Flag	ID	Property Name	Description (29)(30)(31)	Date (32)	Report Date
Loan	1	787 Seventh Avenue (34)(35)	Prepaid Rent Reserve (Upfront: 29,427,304); Rent Support Reserve (Upfront: 1,138,085); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	12/02/2015	01/13/2016
Loan	2	Williamsburg Premium Outlets (34)		12/11/2015	12/11/2015
Loan	3	Naples Grande Beach Resort (34)(36)	Seasonality Reserve (Springing Monthly: Excess Cash Flow)	11/19/2015	11/20/2015
Loan	4	Sheraton North Houston	Window Expenditure Reserve (Monthly: Springing); PIP Reserve (Monthly: Springing)	12/10/2015	12/09/2015
Loan	5	225 Liberty Street (34)(36)	Free Rent Reserve (Upfront: 80,810,295); Master Retail Lease Reserve (Monthly: Springing); Ground Rent (Monthly: Springing)	10/26/2015	10/21/2015
Loan	6	600 Broadway (34)	A&F Credit Reserve (Upfront: 5,000,000); A&F Leasing Reserve (Springing: 3,500,000)	09/17/2015	09/14/2015
Loan	7	SLS South Beach (34)		01/11/2016	02/05/2016
Loan	8	West Valley Corporate Center	NLACRC Lease Reserve (Upfront: 13,021,316); Chase Rent Overage Reserve (Upfront: 178,599); Free Rent Reserve (Upfront: 93,122); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	02/16/2016	02/16/2016
Loan	9	7700 Parmer (34)(36)	Outstanding TI Reserve (Upfront: 19,803,193); Free Rent Reserve (Upfront: 3,780,811); eBay Reserve (Monthly: Excess Cash Flow, Future one-time deposit: Termination Deposit)	11/27/2015	11/19/2015
Loan	10	Northridge Summit	Free Rent Reserve (Upfront: 160,673); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	12/30/2015	01/06/2016
Loan	11	Columbus Park Crossing (34)	Ground Rent Reserve (Upfront: 58,590; Springing Monthly: Ground Rent Funds)	07/31/2015	07/31/2015
Loan	12	Hagerstown Premium Outlets (34)		12/11/2015	12/11/2015
Loan	13	Hall Office Park A1/G1/G3 (34)	HCL Expansion Holdback (Upfront: 2,500,000); Free Rent Reserve (Upfront: 342,374); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Property	13.01	Hall Office Park G3		12/21/2015	12/21/2015
Property	13.02	Hall Office Park G1		12/21/2015	12/21/2015
Property	13.03	Hall Office Park A1		12/21/2015	12/21/2015
Loan	14	UA Sheepshead Bay Theater	Prepaid Rent Reserve (Upfront: 190,648); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow); Go-Dark Reserve (Future one-time deposit: Springing)	12/14/2015	12/11/2015
Loan	15	Renaissance Providence Downtown Hotel (34)	PIP Reserve (Upfront: 705,504, Monthly: Springing); Environmental Reserve (Upfront: 25,000)	01/04/2016	12/31/2015
Loan	16	East Hills Industrial Portfolio	Environmental Reserve (Upfront: 40,000); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Property	16.01	210 Industrial Park Road		08/27/2015	08/27/2015
Property	16.02	401 Broad Street		08/27/2015	08/27/2015
Property	16.03	423 Walters Avenue		08/25/2015	08/27/2015
Property	16.04	303 Industrial Park Road		08/27/2015	08/31/2015
Property	16.05	136 Jaycee Drive		08/24/2015	08/27/2015
Property	16.06	395 Industrial Park Road		08/27/2015	08/27/2015
Property	16.07	934 Franklin Street		08/27/2015	NAP
Property	16.08	124 Donald Lane		08/27/2015	08/27/2015
Property	16.09	388 Industrial Park Road		08/27/2015	08/27/2015
Loan	17	Riceland Pavilion		10/16/2015	10/16/2015
Loan	18	Los Arcos Apartments		01/15/2016	01/15/2016
Loan	19	Burlington Crossing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	01/13/2016	01/13/2016
Loan	20	Jade Corporate Center	Free Rent Reserve (Upfront: 76,823); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/24/2015	08/24/2015
Loan	21	Zanker Road	SEMI Note Reserve (Upfront: 650,000); SEMI Required Renovation Reserve (Upfront: 20,000, Monthly: 20,000); Special Lease Rollover Reserve (Monthly: Springing)	08/07/2015	12/21/2015
Loan	22	Legends at Mount Pleasant	Common Charges (Upfront: 87,984; Monthly: 25,466)	11/09/2015	11/09/2015
Loan	23	Danville Manor Shopping Center	Free Rent Reserve (Upfront: 102,100); Lease Sweep Lease Reserve (Monthly Springing: Excess Cash Flow); Supplemental Rollover Reserve (Upfront: 274,267)	12/11/2015	12/11/2015
Loan	24	Sugarcreek Plaza II	Roof & Repair Capital Expenditure Reserve (Monthly: Springing); Lease Sweep Reserve (Monthly Springing: Excess Cash Flow)	01/04/2016	12/23/2015
Loan	25	Comfort Inn Chula Vista	PIP Reserve (Monthly: Springing)	01/21/2016	12/28/2015
Loan	26	Shopko Madison	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	11/06/2015	11/03/2015
Loan	27	Mableton Village Apartments		11/20/2015	11/19/2015
Loan	28	Long Northville Portfolio	Environmental Reserve (Upfront: 113,420)
Property	28.01	120 West Main Street		11/23/2015	11/23/2015
Property	28.02	180 East Main Street		11/23/2015	11/23/2015
Property	28.03	190 East Main Street		11/23/2015	11/23/2015
Loan	29	Citrus Falls Commons	Free Rent Reserve (Upfront: 21,005)	12/11/2015	12/11/2015
Loan	30	Independence Town Center	Environmental Reserve (Upfront: 625); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/03/2015	07/31/2015
Loan	31	Holiday Inn Express Venice FL	PIP Reserve (Upfront: 1,100,000, Monthly: Springing); Seasonal Working Capital Reserve (Upfront: 105,000; Monthly: Springing)	11/16/2015	11/16/2015
Loan	32	Scott Oaks Plaza	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	12/08/2015	12/08/2015
Loan	33	Walgreens - Apple Valley	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	09/30/2015	09/30/2015

A-1-11

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property			Loan
Flag	ID	Property Name	Purpose	Sponsor (26)
Loan	1	787 Seventh Avenue (34)(35)	Acquisition	Fifth Street Properties, LLC
Loan	2	Williamsburg Premium Outlets (34)	Refinance	Simon Property Group, L.P.
Loan	3	Naples Grande Beach Resort (34)(36)	Refinance	Northwood Real Estate Partners LP; Northwood Real Estate Co-Investors LP; Northwood Real Estate Partners TE (Hotel AIV) LP; Northwood Real Estate Co-Investors TE (Hotel AIV) LP
Loan	4	Sheraton North Houston	Acquisition	National Hotel Investor, LLC
Loan	5	225 Liberty Street (34)(36)	Refinance	Brookfield Financial Properties, L.P.
Loan	6	600 Broadway (34)	Refinance	Stanley Cayre; Stanley Chera; Harry Adjmi
Loan	7	SLS South Beach (34)	Acquisition	GoldenPeaks Capital
Loan	8	West Valley Corporate Center	Refinance	Benjamin Nazarian; Neil Kadisha
Loan	9	7700 Parmer (34)(36)	Acquisition	Accesso Partners, LLC
Loan	10	Northridge Summit	Acquisition	JNT REIF, LLC; Paul G. Kerr
Loan	11	Columbus Park Crossing (34)	Refinance	Allan V. Rose
Loan	12	Hagerstown Premium Outlets (34)	Refinance	Simon Property Group, L.P.
Loan	13	Hall Office Park A1/G1/G3 (34)	Refinance	Hall Phoenix/Inwood Ltd.
Property	13.01	Hall Office Park G3
Property	13.02	Hall Office Park G1
Property	13.03	Hall Office Park A1
Loan	14	UA Sheepshead Bay Theater	Refinance	Joseph Nakash
Loan	15	Renaissance Providence Downtown Hotel (34)	Refinance	TH Investment Holdings II, LLC
Loan	16	East Hills Industrial Portfolio	Refinance	James Brumbaugh; Louis Mihalko
Property	16.01	210 Industrial Park Road
Property	16.02	401 Broad Street
Property	16.03	423 Walters Avenue
Property	16.04	303 Industrial Park Road
Property	16.05	136 Jaycee Drive
Property	16.06	395 Industrial Park Road
Property	16.07	934 Franklin Street
Property	16.08	124 Donald Lane
Property	16.09	388 Industrial Park Road
Loan	17	Riceland Pavilion	Acquisition	Mordecai Schireson
Loan	18	Los Arcos Apartments	Refinance	Shyam H. Hingorani
Loan	19	Burlington Crossing	Refinance	Paul C. Lester
Loan	20	Jade Corporate Center	Refinance	Benjamin Nazarian; Neil Kadisha
Loan	21	Zanker Road	Refinance	Stephen B. Sahadi
Loan	22	Legends at Mount Pleasant	Acquisition	Drake Capital, LLC; William M. McClatchey, Jr.
Loan	23	Danville Manor Shopping Center	Refinance	Brian C. Wood
Loan	24	Sugarcreek Plaza II	Refinance	Janet Tuttle; Alexander Hurley; Tatiana Papock Hamrick
Loan	25	Comfort Inn Chula Vista	Refinance	Suresh Patel
Loan	26	Shopko Madison	Acquisition	Michael K. Federman
Loan	27	Mableton Village Apartments	Refinance	Humphrey Garland
Loan	28	Long Northville Portfolio	Refinance	James R. Long; Allison Long
Property	28.01	120 West Main Street
Property	28.02	180 East Main Street
Property	28.03	190 East Main Street
Loan	29	Citrus Falls Commons	Refinance	John Doyle
Loan	30	Independence Town Center	Refinance	Arkan Jonna; Laith Jonna; Namer Jonna
Loan	31	Holiday Inn Express Venice FL	Acquisition	Dipak K. Patidar
Loan	32	Scott Oaks Plaza	Acquisition	Hardam S. Azad; Harmeet Bains
Loan	33	Walgreens - Apple Valley	Refinance	Michael D. Gorge

A-1-12

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property
Flag	ID	Property Name	Guarantor (33)	Previous Securitization
Loan	1	787 Seventh Avenue (34)(35)	Fifth Street Properties, LLC
Loan	2	Williamsburg Premium Outlets (34)	Simon Property Group, L.P.	WBCMT 2006-C26; WBCMT 2006-C27; RREF 2007-1A
Loan	3	Naples Grande Beach Resort (34)(36)	Northwood Real Estate Partners LP; Northwood Real Estate Co-Investors LP; Northwood Real Estate Partners TE (Hotel AIV) LP; Northwood Real Estate Co-Investors TE (Hotel AIV) LP	WBCMT 2006-WL7A
Loan	4	Sheraton North Houston	National Hotel Investor, LLC
Loan	5	225 Liberty Street (34)(36)	Brookfield Financial Properties, L.P.
Loan	6	600 Broadway (34)	Stanley Cayre; Stanley Chera; Harry Adjmi
Loan	7	SLS South Beach (34)	NAP
Loan	8	West Valley Corporate Center	Benjamin Nazarian; Neil Kadisha
Loan	9	7700 Parmer (34)(36)	Accesso Investment Properties V (US), LLLP; Accesso Investment Properties V, LLLP
Loan	10	Northridge Summit	JNT REIF, LLC; Paul G. Kerr
Loan	11	Columbus Park Crossing (34)	Allan V. Rose	BACM 2007-4
Loan	12	Hagerstown Premium Outlets (34)	Simon Property Group, L.P.	WBCMT 2006-C26; WBCMT 2006-C27; RREF 2007-1A
Loan	13	Hall Office Park A1/G1/G3 (34)	Hall Phoenix/Inwood Ltd.
Property	13.01	Hall Office Park G3
Property	13.02	Hall Office Park G1
Property	13.03	Hall Office Park A1
Loan	14	UA Sheepshead Bay Theater	Joseph Nakash	CSMC 2006-C3
Loan	15	Renaissance Providence Downtown Hotel (34)	TH Investment Holdings II, LLC	JPMCC 2014-FL5
Loan	16	East Hills Industrial Portfolio	James Brumbaugh; Louis Mihalko
Property	16.01	210 Industrial Park Road
Property	16.02	401 Broad Street
Property	16.03	423 Walters Avenue
Property	16.04	303 Industrial Park Road
Property	16.05	136 Jaycee Drive
Property	16.06	395 Industrial Park Road
Property	16.07	934 Franklin Street
Property	16.08	124 Donald Lane
Property	16.09	388 Industrial Park Road
Loan	17	Riceland Pavilion	Mordecai Schireson
Loan	18	Los Arcos Apartments	Shyam H. Hingorani
Loan	19	Burlington Crossing	Paul C. Lester
Loan	20	Jade Corporate Center	Benjamin Nazarian; Neil Kadisha
Loan	21	Zanker Road	Stephen B. Sahadi
Loan	22	Legends at Mount Pleasant	Drake Capital, LLC; William M. McClatchey, Jr.
Loan	23	Danville Manor Shopping Center	Brian C. Wood	JPMCC 2006-LDP6
Loan	24	Sugarcreek Plaza II	Janet Tuttle; Alexander Hurley; Tatiana Papock Hamrick
Loan	25	Comfort Inn Chula Vista	Suresh Patel
Loan	26	Shopko Madison	Michael K. Federman	CWCI 2006-C1; CD 2006-CD3; CGCMT 2006-C4
Loan	27	Mableton Village Apartments	Humphrey Garland
Loan	28	Long Northville Portfolio	James R. Long; Allison Long
Property	28.01	120 West Main Street
Property	28.02	180 East Main Street
Property	28.03	190 East Main Street
Loan	29	Citrus Falls Commons	John Doyle	CSMC 2006-C2
Loan	30	Independence Town Center	Arkan Jonna; Laith Jonna; Namer Jonna
Loan	31	Holiday Inn Express Venice FL	Dipak K. Patidar
Loan	32	Scott Oaks Plaza	Hardam S. Azad; Harmeet Bains
Loan	33	Walgreens - Apple Valley	Michael D. Gorge	JPMCC 2006-LDP7

A-1-13

DBJPM 2016-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Existing		Future Debt
Property			Additional Debt		Permitted
Flag	ID	Property Name	Amount	Existing Additional Debt Description	Type
Loan	1	787 Seventh Avenue (34)(35)	920,000,000	$486,000,000 Pari Passu Debt; $214,000,000 Subordinate Secured Debt; $220,000,000 Mezzanine Debt	NAP
Loan	2	Williamsburg Premium Outlets (34)	115,000,000	Pari Passu Debt	NAP
Loan	3	Naples Grande Beach Resort (34)(36)	105,000,000	Pari Passu Debt	Mezzanine
Loan	4	Sheraton North Houston		None	NAP
Loan	5	225 Liberty Street (34)(36)	859,500,000	$418,500,000 Pari Passu Debt; $441,000,000 Subordinate Secured Debt	Mezzanine
Loan	6	600 Broadway (34)	80,000,000	Pari Passu Debt	NAP
Loan	7	SLS South Beach (34)	33,750,000	Pari Passu Debt	NAP
Loan	8	West Valley Corporate Center		None	Unsecured Subordinate Debt
Loan	9	7700 Parmer (34)(36)	145,000,000	Pari Passu Debt	Mezzanine
Loan	10	Northridge Summit		None	NAP
Loan	11	Columbus Park Crossing (34)	40,000,000	Pari Passu Debt	NAP
Loan	12	Hagerstown Premium Outlets (34)	47,000,000	Pari Passu Debt	NAP
Loan	13	Hall Office Park A1/G1/G3 (34)	27,900,000	Pari Passu Debt	NAP
Property	13.01	Hall Office Park G3
Property	13.02	Hall Office Park G1
Property	13.03	Hall Office Park A1
Loan	14	UA Sheepshead Bay Theater		None	NAP
Loan	15	Renaissance Providence Downtown Hotel (34)	19,978,747	Pari Passu Debt	NAP
Loan	16	East Hills Industrial Portfolio		None	NAP
Property	16.01	210 Industrial Park Road
Property	16.02	401 Broad Street
Property	16.03	423 Walters Avenue
Property	16.04	303 Industrial Park Road
Property	16.05	136 Jaycee Drive
Property	16.06	395 Industrial Park Road
Property	16.07	934 Franklin Street
Property	16.08	124 Donald Lane
Property	16.09	388 Industrial Park Road
Loan	17	Riceland Pavilion		None	NAP
Loan	18	Los Arcos Apartments		None	NAP
Loan	19	Burlington Crossing		None	NAP
Loan	20	Jade Corporate Center		None	Unsecured Subordinate Debt
Loan	21	Zanker Road		None	NAP
Loan	22	Legends at Mount Pleasant		None	NAP
Loan	23	Danville Manor Shopping Center		None	NAP
Loan	24	Sugarcreek Plaza II		None	NAP
Loan	25	Comfort Inn Chula Vista		None	NAP
Loan	26	Shopko Madison		None	NAP
Loan	27	Mableton Village Apartments		None	NAP
Loan	28	Long Northville Portfolio		None	NAP
Property	28.01	120 West Main Street
Property	28.02	180 East Main Street
Property	28.03	190 East Main Street
Loan	29	Citrus Falls Commons		None	NAP
Loan	30	Independence Town Center		None	NAP
Loan	31	Holiday Inn Express Venice FL		None	NAP
Loan	32	Scott Oaks Plaza		None	NAP
Loan	33	Walgreens - Apple Valley		None	NAP

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FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates.

(2)	Loan No. 1 – 787 Seventh Avenue – The Original Balance ($) and Cut-off Date Balance ($) of $80.0 million represent the non-controlling Note A-7 of a $780.0 million whole loan evidenced by eight senior pari passu notes and one junior note. The pari passu companion loans are the senior controlling Note A-1, senior non-controlling Note A-2, senior non-controlling Note A-3, senior non-controlling Note A-4, senior non-controlling Note A-5 and senior non-controlling Note A-6, in the aggregate original principal amount of $426.0 million, which together with the non-controlling junior Note B with an original principal balance of $214.0 million, were included in the COMM 2016-787S mortgage trust, and the senior non-controlling Note A-8 in the original principal amount of $60.0 million, which is currently held by GACC or an affiliate.

Loan No. 2 – Williamsburg Premium Outlets – The Original Balance ($) and Cut-off Date Balance ($) of $70.0 million represent the aggregate balance of the controlling Note A-1 in the original principal amount of $40.0 million and the non-controlling Note A-6 in the original principal amount of $30.0 million of a $185.0 million whole loan evidenced by six pari passu notes. The pari passu companion loans are the non-controlling Note A-3 in the original principal amount of $25.0 million, the non-controlling Note A-4 in the original principal amount of $25.0 million, which were included in the COMM 2016-DC2 mortgage trust, the non-controlling Note A-2 in the original principal amount of $40.0 million and the non-controlling Note A-5 in the original principal amount of $25.0 million, which are held by GACC or an affiliate.

Loan No. 3 – Naples Grande Beach Resort – The Original Balance ($) and Cut-off Date Balance ($) of $60.0 million represent the non-controlling Note A-2 of a $165.0 million whole loan evidenced by three pari passu notes. The pari passu companion loans are the controlling Note A-1 in the original principal amount of $70.0 million, which was included in the JPMBB 2016-C1 securitization, and the non-controlling Note A-3 in the original principal amount of $35.0 million, which is currently held by JPMCB.

Loan No. 5 – 225 Liberty Street – The Original Balance ($) and Cut-off Date Balance ($) of $40.5 million represent the non-controlling Note A-1E of a $900.0 million whole loan evidenced by six pari passu notes and three subordinate companion notes. The pari passu companion loans are the controlling Note A-1A in the original principal amount of $143.1 million, the non-controlling Note A-1B in the original principal amount of $97.2 million, and the non-controlling Note A-1C in the original principal amount of $97.2 million along with the non-controlling junior Note A-2A in the original principal amount of $176.4 million, the non-controlling junior Note A-2B in the original principal amount of $132.3 million, and the non-controlling junior Note A-2C in the original principal amount of $132.3 million which were included in the 225 Liberty Street Trust 2016-225L mortgage trust, the non-controlling Note A-1D in the original principal amount of $40.5 million, which is held by Citigroup Global Markets Realty Corp. or an affiliate and is expected to be contributed to the CGCMT 2016-P3 mortgage trust, and the non-controlling Note A-1F in the original principal amount of $40.5 million, which was included in the WFCM 2016-C33 mortgage trust.

Loan No. 6 – 600 Broadway – The Original Balance ($) and Cut-off Date Balance ($) of $40.0 million represent the aggregate original principal balance of the controlling Note A-4 in the original principal amount of $20.0 million, the non-controlling Note A-5-1 in the original principal amount of $10.0 million, and the non-controlling Note A-5-2 in the original principal amount of $10.0 million, of a $120.0 million whole loan evidenced by eight pari passu notes. The pari passu companion loans are the non-controlling Note A-1 in the original principal amount of $20.0 million, the non-controlling Note A-2-1 in the original principal amount of $10.0 million and the non-controlling Note A-3, in the original principal amount of $20.0 million, which are expected to be included in

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the CGCMT 2016-P3 mortgage trust, and the non-controlling Note A-2-2 in the original principal amount of $10.0 million which is held by The Bank of New York Mellon or an affiliate and the non-controlling Note A-6 in the original principal amount of $20.0 million, which is held by GACC or an affiliate (and may be sold to The Bank of New York Mellon or an affiliate).

Loan No. 7 – SLS South Beach – The Original Balance ($) and Cut-off Date Balance ($) of $35.0 million represent the controlling Note A-1 of a $68.75 million whole loan evidenced by two pari passu notes. The pari passu companion loan is the non-controlling Note A-2 in the original principal amount of $33.75 million, which is currently held by JPMCB.

Loan No. 9 – 7700 Parmer – The Original Balance ($) and Cut-off Date Balance ($) of $32.0 million represent the non-controlling Note A-3 of a $177.0 million whole loan evidenced by three pari passu notes. The pari passu companion loans are the controlling Note A-1 in the original principal amount of $75.0 million, which was included in the JPMCC 2015-JP1 securitization, and the non-controlling Note A-2 in the original principal amount of $70.0 million, which was included in the JPMBB 2016-C1 securitization.

Loan No. 11 – Columbus Park Crossing – The Original Balance ($) and Cut-off Date Balance ($) of $30.5 million represent the non-controlling Note A-2 of a $70.5 million whole loan evidenced by two pari passu notes. The pari passu companion loan is the controlling Note A-1 in the original principal amount of $40.0 million, which was included in the COMM 2016-DC2 securitization.

Loan No. 12 – Hagerstown Premium Outlets – The Original Balance ($) and Cut-off Date Balance ($) of $30.0 million represent the non-controlling Note A-1 of a $77.0 million whole loan evidenced by four pari passu notes. The pari passu companion loans are the controlling Note A-2 in the original principal amount of $15.0 million and the non-controlling Note A-3 in the original principal amount of $20.0 million and non-controlling Note A-4 in the original principal amount of $12.0 million, which are all currently held by GACC or an affiliate.

Loan No. 13 – Hall Office Park A1/G1/G3 – The Original Balance ($) and Cut-off Date Balance ($) of $28.0 million represents the controlling Note A-1 of a $55.9 million whole loan evidenced by two pari passu notes. The pari passu companion loan is the non-controlling Note A-2 in the original principal amount of $27.9 million, which is currently held by GACC or an affiliate.

Loan No. 15 – Renaissance Providence Downtown Hotel – The Original Balance ($) of $25.0 million and Cut-off Date Balance ($) of approximately $24.97 million represents the controlling Note A-1 of a $45.0 million whole loan evidenced by two pari passu notes. The pari passu companion loan is the non-controlling Note A-2 in the original principal amount of $20.0 million, which is currently held by JPMCB.

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)	Loan No. 3 – Naples Grande Beach Resort – The Mortgaged Property includes a private 18-hole golf course. Revenues from the golf course are included as “Golf Revenue” in the historical and underwritten financial information shown in this prospectus, and Golf Revenue accounts for approximately 10.1% of the total Underwritten EGI ($). In addition, approximately 32.1% of total Underwritten EGI ($) for the Mortgage Loan is attributable to the seven food and beverage amenities at the Mortgaged Property.

Loan No. 7 – SLS South Beach – Approximately 62.5% of total Underwritten EGI ($) for the Mortgage Loan is attributable to the five food and beverage amenities at the Mortgaged Property.

Loan No. 15 – Renaissance Providence Downtown Hotel – Occupancy represents the trailing 12 months ending January 31, 2016. Occupancy was adjusted for the months of June, August and

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December 2015, which were impacted by room displacement as a result of guestroom work performed during those months as part of the property improvement plan required by the related franchise agreement. The months of June, August and December 2015 were supplemented with 2014 performance for those calendar months in the adjusted analysis.

Loan No. 16 – East Hills Industrial Portfolio – The 934 Franklin Street Mortgaged Property is a surface parking lot containing 89 spaces.

Loan No. 28 – Long Northville Portfolio – The Occupancy is based on the weighted average occupancy of the following components: (i) 28,073 sq. ft. of office space which is 92.2% leased and (ii) 16,411 sq. ft. of retail space which is 100.0% leased.

(5)	Loan No. 3 – Naples Grande Beach Resort – The condominium documents related to the Mortgaged Property require that the units be used for hotel use and related commercial and/or recreational activities.

Loan No. 15 – Renaissance Providence Downtown Hotel – A portion of the improvements at the Mortgaged Property located next to the main hotel tower consists of one unit in a two-unit condominium. The condominium documents provide that the unit included as part of the Mortgaged Property is required to be used for operation of a hotel ballroom and meeting space appurtenant to the operation of a hotel and related commercial and recreational activities.

Loan No. 22 – Legends at Mount Pleasant – The Mortgaged Property is subject to a horizontal property regime pursuant to the terms of a certain Master Deed of The Legends Horizontal Property Regime, which master deed requires that the residential units be used for residential purposes only and the commercial unit located in the clubhouse be used as real estate office or for other commercial purposes subject to certain restrictions.

(6)	The Administrative Fee Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. The Pari Passu Loan Primary Servicing Fee Rate for the 787 Seventh Avenue Loan will be 0.00125%.The Pari Passu Loan Primary Servicing Fee Rate for the Naples Grande Beach Resort Loan will be 0.01250%. The Pari Passu Loan Primary Servicing Fee Rate for the 225 Liberty Street Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the 7700 Parmer Loan will be 0.00750%. The Pari Passu Loan Primary Servicing Fee Rate for the Columbus Park Crossing Loan will be 0.01250%.

(7)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(8)	“Hard” generally means each tenant is required to transfer its rent directly to the lender-controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over-the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under

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lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender-controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox.

Loan No. 7 – SLS South Beach – The requirement for a separate lockbox account under the SLS South Beach Whole Loan documents is waived to the extent that (i) the management agreement is in full force and effect and (ii) the property manager is depositing all amounts payable to the borrowers under the management agreement directly into the cash management account. If the conditions set forth in the prior sentence are not satisfied, the SLS South Beach Whole Loan documents require that (i) the borrowers establish a lender controlled lockbox account and (ii) all revenues be deposited directly by credit card companies and tenants into the lockbox account.

(9)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

(10)	Loan No. 1 – 787 Seventh Avenue – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the related subordinate companion loan and mezzanine loan.

Loan No. 2 – Williamsburg Premium Outlets – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 3 – Naples Grande Beach Resort – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 5 – 225 Liberty Street – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the related subordinate companion loans.

Loan No. 6 – 600 Broadway – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt

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Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 7 – SLS South Beach – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loan in the aggregate.

Loan No. 9 – 7700 Parmer – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 11 – Columbus Park Crossing – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loan in the aggregate.

Loan No. 12 – Hagerstown Premium Outlets – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 13 – Hall Office Park A1/G1/G3 – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loan in the aggregate.

Loan No. 15 – Renaissance Providence Downtown Hotel – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loan in the aggregate.

(11)	Loan No. 1 – 787 Seventh Avenue – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the 787 Seventh Avenue subordinate companion loan and the mezzanine loan.

Loan No. 5 – 225 Liberty Street – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the 225 Liberty Street subordinate companion loans.

(12)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this prospectus.

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Loan No. 1 – 787 Seventh Avenue – The late payment fee will be waived if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five business days following the date on which it is due.

Loan No. 13 – Hall Office Park A1/G1/G3 – The late payment fee will be waived if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five business days following the date on which it is due.

Loan No. 24 – Sugarcreek Plaza II – The late payment fee will be waived if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five business days following the date on which it is due.

Loan No. 27 – Mableton Village Apartments – The late payment fee will be waived if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five business days following the date on which it is due. The borrower is only permitted to use such five day extension period once per calendar year.

(13)	Loan No. 3 – Naples Grande Beach Resort – The Appraised Value ($) represents the aggregate “as-is” value of the resort property and the golf course and excludes the $1.75 million appraised value of the tennis court parcel, which was released on February 11, 2016, without the payment of any release price or yield maintenance premium in accordance with the Mortgage Loan documents.

Loan No. 8 – West Valley Corporate Center – The Cut-off Date LTV Ratio, LTV Ratio at Maturity and Appraised Value ($) are based on the “As Complete” appraised value of $54.5 million as of November 1, 2016. The value assumes the completion of the NLACRC Services LLC (“NLACRC”) space and in-place occupancy of the tenant. The loan is structured with an approximate $13.0 million upfront NLACRC Lease reserve, which consists of (i) $250,000 for required landlord work to be performed by the borrower under the NLACRC lease, (ii) $5,132,325 for tenant improvements in connection with the NLACRC lease, (iii) $552,188 for leasing commission in connection with the NLACRC lease, (iv) $1,567,692 for gap rent prior to lease commencement of the NLACRC lease, (v) $1,644,111 for free rent for NLACRC and (vi) $3,875,000 as additional collateral to be released to the borrower upon evidence satisfactory to the lender that NLACRC is occupying the space and is paying full unabated rent. Based on the “As-is” appraised value of $46.5 million as of February 2, 2016, the Cut-off Date LTV and LTV Ratio at Maturity are 75.3% and 69.2%, respectively.

Loan No. 9 – 7700 Parmer – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity reflect the “hypothetical as-is value” of $272,250,000, which assumes that all outstanding tenant improvements, leasing commissions and rent abatements/free rent have been paid. At origination, the borrower was required to reserve $19,803,193 for outstanding tenant improvements and $3,780,811 for outstanding rent abatements/free rent. Based on the “as-is” appraised value as of $249,000,000, the Cut-off Date LTV Ratio and LTV Ratio at Maturity are 71.1% and 71.1%, respectively.

Loan No. 15 – Renaissance Providence Downtown Hotel – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity reflect the “As Complete” value of $73,000,000, which assumes that the remaining work to complete a property improvement plan in accordance with the franchise agreement has been completed. At origination, the borrower was required to reserve $705,504 for the remaining renovations under the property improvement plan. Based on

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the “as-is” appraised value as of $70,000,000, the Cut-off Date LTV Ratio and LTV Ratio at Maturity are 64.2% and 52.9%, respectively.

Loan No. 31 – Holiday Inn Express Venice FL – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the “As Complete” value of $7.3 million which assumes the completion of a property improvement plan as of November 3, 2016. The value assumes planned renovations are completed. The loan is structured with an upfront PIP reserve in the amount of approximately $1.1 million. Based on the “As-is” appraised value of $6.1 million as of November 3, 2015, the Cut-off Date LTV Ratio and LTV Ratio at Maturity are 79.3% and 65.5%, respectively.

(14)	Loan No. 15 – Renaissance Providence Downtown Hotel – The Mortgaged Property is subject to a tax stabilization agreement with the City of Providence. The agreement provides that the Mortgaged Property will be assessed for the value of the land only during the first five years of the agreement (which commenced in 2006). For years six through 14 under the agreement, the Mortgaged Property is assessed for the value of the land plus a percentage of the value of the improvements, which was 10% starting in year six and is phased in by 10% each year. For the final five years of the agreement, which expires in December 2025, the full value of the land and improvements are used to calculate the assessed value of the Mortgaged Property at an increasing rate. Taxes were underwritten based on the 10 year average tax amount due over the term of the Mortgage Loan.

(15)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

“YM5(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 5% of the amount prepaid.

“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Property Releases” in this prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Voluntary Prepayments” in this prospectus.

(16)	Loan No. 1 – 787 Seventh Avenue – The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Defeasance of the full $780.0 million 787 Seventh Avenue Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) January 27, 2019. The assumed lockout period of 26 payments is

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based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

Loan No. 2 – Williamsburg Premium Outlets – The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Defeasance of the full $185.0 million Williamsburg Premium Outlets Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 6, 2019. The assumed lockout period of 26 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

Loan No. 5 – 225 Liberty Street – The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Defeasance of the full $900.0 million 225 Liberty Street Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized, and (ii) January 22, 2019. The assumed lockout period of 26 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

Loan No. 6 – 600 Broadway – The lockout period will be at least 27 payment dates beginning with and including the first payment date of February 6, 2016. Defeasance of the full $120.0 million 600 Broadway Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 18, 2018. The assumed lockout period of 27 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

Loan No. 7 – SLS South Beach – The lockout period will be at least 25 payment dates beginning with and including the first payment date of April 1, 2016. Defeasance of the full $68.75 million SLS South Beach Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

Loan No. 12 – Hagerstown Premium Outlets – The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Defeasance of the full $77.0 million Hagerstown Premium Outlets Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 6, 2019. The assumed lockout period of 26 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

Loan No. 13 – Hall Office Park A1/G1/G3 – The lockout period will be at least 35 payment dates beginning with and including the first payment date of February 1, 2016. Defeasance of the full $55.9 million Hall Office Park A1/G1/G3 Whole Loan is permitted after the date that is the later of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 31, 2018. The assumed lockout period of 35 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

(17)	Loan No. 3 – Naples Grande Beach Resort – On any date after the expiration of the lockout period, the borrowers may obtain the release of 50 bungalow suites at the Mortgaged Property provided, among other things, (i) no event of default has occurred or is continuing, (ii) the borrower pays to the lender $17,365,000 plus the yield maintenance premium, (iii) the LTV for the remaining portion of the Mortgaged Property will not exceed the LTV of the Mortgaged Property as of the origination date and (iv) the DSCR for the remaining portion of the Mortgaged Property

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will be greater than the greater of (a) the DSCR of the Mortgaged Property immediately prior to the release, based on the trailing 12 month period and (b) the DSCR for the Mortgaged Property as of the origination date, as adjusted for previously applied release premiums.

Loan No. 13 – Hall Office Park A1/G1/G3 – Any time after the expiration of the lockout period, the borrowers may obtain the release of an individual property upon a refinancing or a bona fide third-party sale of such individual Mortgaged Property, provided, among other things, (i) the borrowers partially defease the loan in an amount equal to either (x) 115% of the allocated loan amount for the released property upon a bona fide third-party sale or (y) 125% of the allocated loan amount for the released property upon a refinancing, (ii) after such sale or refinancing, as applicable, and defeasance, (A) the DSCR for the remaining properties is not less than the greater of the DSCR immediately preceding such release and 1.30x, (B) the LTV for the remaining Mortgaged Properties will not exceed the lesser of the LTV immediately preceding such release and 73.8% and (C) the ratio of unpaid principal balance of the LTV of the Mortgaged Properties is not greater than 125%.

Loan No. 16 – East Hills Industrial Portfolio – Any time after the expiration of the lockout period the borrower may obtain the release of an individual property upon a bona fide third-party sale provided, among other things, (i) after such sale and defeasance, (A) the LTV for the remaining Mortgaged Properties will not exceed the lesser of the LTV immediately preceding such release and 70.4% and (B) the DSCR for the remaining properties is not less than the greater of the DSCR immediately preceding the partial release and 1.36x, and (ii) borrower partially defeases the Mortgage Loan in an amount (such amount, the “Release Amount”) equal to the greater of 125% of the allocated loan amount for the released Mortgaged Property or 100% of the net sales proceeds from the released Mortgaged Property, which in no event may be less than 94% of the gross sale price of such released Mortgaged Property. In addition, in the event that the sole tenant of the 934 Franklin Street Mortgaged Property exercises its option to purchase such Mortgaged Property and the purchase is made before the expiration of the lockout period, the borrower may obtain the release of such Mortgaged Property, provided, among other things, the borrower prepays a portion of the outstanding principal balance of the Mortgage Loan in an amount equal to the Release Amount together with the applicable prepayment fee.

Loan No. 28 – Long Northville Portfolio – Any date after the expiration of the lockout period, the borrower may obtain the release of the 120 West Main Street property upon a bona fide third-party sale provided, among other things, (i) after such sale and defeasance, (A) the LTV for the remaining Mortgaged Properties will not exceed the lesser of the LTV immediately preceding such release and 75.0%, (B) the DSCR for the remaining Mortgaged Properties is not less than the greater of the DSCR immediately preceding the partial release and 1.45x, (ii) the borrower pays to lender the greater of 125% of the allocated loan amount for the released Mortgaged Property or 100% of the net sales proceeds from the released property, (iii) the ratio of unpaid principal balance of the LTV of the properties is not greater than 125% and (iv) payment of the yield maintenance premium, if applicable.

(18)	Loan No. 7 – SLS South Beach – In addition to the fee simple interest in the Mortgaged Property, the borrowers have pledged the operating lease between the borrowers as collateral for the Mortgage Loan.

(19)	The following Mortgaged Properties consist, in whole or in part, of the respective borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

Loan No. 5 – 225 Liberty Street -- The 225 Liberty Street Property is subject to a long-term ground lease with the Battery Park City Authority through June 2069 (the “Ground Lease”). Pursuant to the Ground Lease, there are four principal components to the annual ground rent payment: (i) a fixed $5.1 million annual payment with no scheduled increases, subject to certain conditions set forth in the Ground Lease (the “Base Rent”), (ii) an annual retail rent for the Retail

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Component (based on the greater of a fixed and percentage retail rent) which rent, so long as the borrower does not have its own retail space that is not leased to the Retail Master Tenant pursuant to the Master Retail Lease, is the responsibility of the Retail Master Tenant and is currently estimated to be approximately $1.2 million for the calendar year 2016, (iii) an amount (the “Other Rent”) equal to the greater of (a) $0.75 per rentable sq. ft. of space at the Brookfield Square Complex which is rented for purposes other than office or retail and (b) 10.0% of the annual gross income from such space, which rent is the responsibility of the Retail Master Tenant, and (iv) the PILOT payments.

The borrower is entitled, subject to certain conditions, to a 10-year rent abatement in ground rent in the amount of $1.0 million per annum. If and to the extent received by the borrower, pursuant to the terms of The Bank of New York Mellon lease, up to the entire $1.0 million ground rent abatement will be passed through to The Bank of New York Mellon as a credit against rent in equal monthly installments. At the expiration of the rent abatement, The Bank of New York Mellon will no longer receive the up to $1.0 million annual rent credit and the annual ground rent payable by the borrower will remain flat at $5.1 million.

Loan No. 11 – Columbus Park Crossing – A portion, 54.3 of the 75.1 acres, of the Columbus Park Crossing Mortgaged Property is subject to a ground lease with an expiration date of June 17, 2036 and eight, five-year extension options. The base rent under the ground lease is $234,361 per annum (subject to 10% increases every five years as provided in the ground lease). The ground lease is structured with a purchase option in favor of the ground lessee thereunder which states that the ground lessee has the right to purchase the ground leased premises by giving written notice to the ground lessor during the period which begins on the date that is 180 days prior to the expiration of the 25th lease year (June 2026) and ends on the date that is 180 days prior to the expiration of the 30th lease year (June 2031) by giving the ground lessor 180 days’ prior written notice. The purchase price is derived by applying an 8.50% cap rate to the then in-place annual ground rent in effect during the 26th through 30th lease years.

(20)	Loan No. 16 – East Hills Industrial Portfolio – The Largest Tenant at the 136 Jaycee Drive Mortgaged Property, Mihalko’s General Contracting (22.1% of NRA), which is wholly-owned by the sponsor and makes up 1.4% of the aggregate portfolio net rentable area.

Loan No. 28 – Long Northville Portfolio – The Largest Tenant at the 190 East Main Street Mortgaged Property, Long Mechanical (89.1% of NRA), which is a wholly-owned subsidiary of the sponsor and makes up 23.1% of the aggregate portfolio net rentable area.

(21)	Loan No. 9 – 7700 Parmer – The Largest Tenant, eBay, directly leases multiple spaces with two different expiration dates. The expiration date with respect to 149,226 sq. ft. (16.4% of the NRA) is September 1, 2017 and the expiration date with respect to 65,465 sq. ft. (7.2% of the NRA) is September 1, 2018. In addition, the 2nd Largest Tenant, Oracle, leases multiple spaces under two different expiration dates. The expiration date with respect to 123,569 sq. ft. (13.6% of the NRA) is September 1, 2020 and the expiration date with respect to 56,334 sq. ft. (6.2% of the NRA) is May 1, 2024.

Loan No. 12 – Hagerstown Premium Outlets – The 4th Largest Tenant, Under Armour, occupies two spaces representing 2.0% of the NRA with various lease expirations. One space of 8,107 sq. ft. expires in July 2023 and the other space of 1,425 sq. ft. expires in October 2019.

(22)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with tenant’s use of access or parking, upon casualty or

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condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely. In addition to the foregoing, the following are non-contingent early termination options for those tenants listed in Annex A-1:

Loan No. 1 – 787 Seventh Avenue – The Largest Tenant, BNP Paribas, has the one-time right to terminate its lease effective December 31, 2019, provided the tenant has given landlord notice not later than June 30, 2018 and subject to payment of a termination fee.

Loan No. 5 – 225 Liberty Street – The Largest Tenant, Time Inc., has a one-time option to reduce space effective December 31, 2027, subject to delivery of written notice on or before June 30, 2026. The 3rd Largest Tenant, The Bank of New York Mellon, has an option, with 18 months prior notice and payment of a termination fee, to reduce space on either its lowest or highest floor (currently the 17th or 22nd floors, each totaling approximately 54,000 sq. ft.), effective as of December 31, 2024 and December 31, 2029.

Loan No. 8 – West Valley Corporate Center – The Largest Tenant, NLACRC Services LLC, has a one-time option to terminate its lease on the 96th month of the term (anticipated to be October 31, 2024), subject to written notice no less than 330 days prior and payment of a termination fee equal to the sum of (i) the unamortized portion of the leasing costs, plus interest compounding at 6.0% per annum beginning on the lease commencement date, plus (ii) an amount equal to one month rent, plus (iii) any monetary obligation owed to the borrower that accrued prior to the date of delivery of the termination fee. The 2nd Largest Tenant, CRC Services LLC, has a one-time option to terminate its lease on November 30, 2020, subject to written notice no less than 270 days prior and payment of a termination fee equal to the sum of (i) the unamortized portion of the leasing costs, plus interest compounding at 9.0% per annum beginning on March 1, 2015, plus (ii) an amount equal to 4 months’ rent payable as of the termination date, plus (iii) any monetary obligation owed to the borrower that accrued prior to the date of delivery of the termination fee. The 5th Largest Tenant, Mandarich Law Group LLP, is currently on a month-to-month lease, and the tenant has the right terminate its lease at any time, with 120 days’ written notice.

Loan No. 9 – 7700 Parmer – The 3rd Largest Tenant, Electronic Arts Inc., has the right to terminate its lease as of August 31, 2023, with 12-months’ notice and the payment of a termination fee.

Loan No. 13 – Hall Office Park A1/G1/G3 – The Largest Tenant at the Hall Office Park G1 Mortgaged Property, HCL, has the option to terminate its lease as of March 31, 2020. The tenant must provide notice on or before December 31, 2018 and must pay a termination fee equal to two monthly installments of base rent equal to $289,977 and all base rental amounts which would have been payable by the tenant during the abatement period equal to $396,130 plus any unamortized costs.

Loan No. 16 – East Hills Industrial Portfolio – The Largest Tenant at the 210 Industrial Park Road Mortgaged Property, Kongsberg Defense, has a right at any time to terminate its lease at any time with 6 months’ written notice in the event that the tenant experiences or expects a reduction in production, volume or other economic factors or business circumstances that reduce its requirement for manufacturing and/or office space within the leased premises, without the payment of a termination fee. The Largest Tenant at the 423 Walters Avenue Mortgaged Property, Martin Baker America, has the option to terminate its lease on September 30, 2017. The tenant must provide written notice 180 days prior to September 30, 2017 and must pay a termination fee equal to 12 months’ rent, calculated using the monthly rent from the month

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immediately prior to September 30, 2017. The Largest Tenant at the 303 Industrial Park Road Mortgaged Property, Lockheed Martin, has an ongoing right to terminate its lease by providing three months’ prior written notice and paying a termination fee equal to the unamortized portion of all commissions paid by the landlord in connection with the Lockheed Martin lease.

Loan No. 20 – Jade Corporate Center – The 5th Largest Tenant, State of California (DMV), has the option to terminate its lease at any time which can be exercised with 30 days’ notice.

Loan No. 28 – Long Northville Portfolio – The 2nd Largest Tenant at the 180 East Main Street Mortgaged Property, Wells Fargo Home Mortgage, has a one-time option to terminate its lease on July 1, 2016, subject to no less than 90 days prior notice and payment of a termination fee equal to the unamortized tenant improvement costs and broker’s commission.

Loan No. 33 – Walgreens – Apple Valley – The sole tenant, Walgreens, has the right to terminate its lease effective March 1, 2031, and every five years thereafter with twelve months’ notice. The sole tenant lease expiration date reflects the date of the termination option.

(23)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 1 – 787 Seventh Avenue – The Largest Tenant, BNP Paribas, is subleasing approximately 65,234 sq. ft. from Morgan Stanley Smith Barney Financing LLC (“MSSB”). When the MSSB lease expires in June 20, 2016, the sub-leased premises will be subject to the BNP Paribas lease that expires December 31, 2022.

(24)	The following major tenants shown on Annex A-1 have abated, free or prepaid rent:

Loan No. 1 – 787 Seventh Avenue – At origination, the borrower deposited $7,054,094 into a free rent reserve account, $2,860,974 of which relates to a rent abatement period through June 2016 for the space of the 4th Largest Tenant, Stifel Nicolaus & Company, Incorporated (“Stifel”), on the 11th floor and free rent for Stifel’s space on the 12th floor from July 2016 through March 2017, $1,452,027 of which relates to free rent for the space of the 5th Largest Tenant, UBS AG, New York Branch (“UBS”), on the 13th floor from July 2016 through March 2017, and the remaining portion of the reserve relates to free rent periods for two other tenants. In addition, notwithstanding rent increases required under the leases for the Largest Tenant, BNP Paribas, Stifel and UBS in January 2016, each such tenant is permitted under its respective lease, to pay the amount of rent due in December 2015 through and including June 2016 and the borrower reserved $885,243 at origination of the Mortgage Loan to cover the reduced rent for such tenants from January 2016 through June 2016.

Loan No. 5 – 225 Liberty Street – At origination, the borrower deposited $80,810,295 into a free rent reserve account, $66,322,369 of which relates to a free rent period for the Largest Tenant, Time Inc., $14,029,414 of which relates to free rent for the 5th Largest Tenant, Hudson’s Bay Company, and the remaining portion of the reserve relates to free rent periods for one other smaller tenant.

Loan No. 8 – West Valley Corporate Center – At origination, the borrower deposited $1,644,111 of the NLACRC Lease reserve for free rent for the Largest Tenant, NLACRC Services LLC, lease for existing rent abatement amounts for monthly payments starting December 2016 through November 2018. In addition, at origination, the borrower deposited $93,122 was deposited into a free rent reserve for the July 2016 and August 2016 months of free rent for the 2nd Largest Tenant, CRC Services LLC.

Loan No. 9 – 7700 Parmer – At origination, the borrowers deposited $3,780,711 for free rent abatements associated with four tenants. The abated rent periods for the tenants expire in (i) April 2016 with respect to the 4th Largest Tenant, Google, (ii) July 2016 with respect to the 6th

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largest tenant by net rentable area, The Dun & Bradstreet Corporation and (iii) September 2016 with respect to the 3rd Largest Tenant, Electronic Arts, Inc. The free rent period for the 2nd Largest Tenant, Oracle, has already expired.

Loan No. 10 – Northridge Summit – At origination, the borrowers deposited $160,673 into a free rent reserve for existing rent abatement amounts for monthly payments with respect to the 2nd Largest Tenant, Turtle Beach, starting in April 2016 through June 2016.

Loan No. 13 – Hall Office Park A1/G1/G3 – At origination, the borrowers deposited $342,374 into a free rent reserve, $311,109 of which is for the 2nd Largest Tenant at the Hall Office Park G3 Mortgaged Property, University of North Texas, for existing rent abatement amounts for monthly payments starting in January 2016 through April 2016.

Loan No. 23 – Danville Manor Shopping Center - At origination, the borrower deposited $102,100 into a free rent reserve for existing rent abatement amounts for the 5th Largest Tenant, Planet Fitness.

Loan No. 29 – Citrus Falls Commons – At origination, the borrower deposited $21,005 into a free rent reserve for existing rent abatement amounts related to the Fast Track Walk In lease expansion for monthly payments starting January 2016 through July 2016.

(25)	The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 1 – 787 Seventh Avenue – The 4th Largest Tenant, Stifel Nicolaus & Company, Incorporated (“Stifel”), currently occupies approximately 178,583 sq. ft. at the Mortgaged Property, has entered into a lease to occupy an additional approximately 36,123 square feet on the 12th floor by the later of (x) July 1, 2016 and (y) the date on which the premises are delivered to Stifel, and to commence paying rent with respect to such expansion space 236 days after occupation. In addition, the 5th Largest Tenant, UBS AG, New York Branch (“UBS”), currently occupies approximately 120,687 square feet at the Mortgaged Property, has entered into a lease to occupy an additional approximately 31,397 square feet on the 13th floor by the later of (x) July 1, 2016 and (y) the date on which the premises are delivered to UBS, and to commence paying rent with respect to such expansion space 248 days after occupation.

Loan No. 8 – West Valley Corporate Center – The Largest Tenant, NLACRC Services LLC, executed a lease on 36.1% of the NRA at the West Valley Corporate Center Mortgaged Property, and has not yet taken occupancy. The anticipated lease commencement date is November 1, 2016 and the tenant is expected to take occupancy of its space at that time. At origination, the borrower deposited approximately $13.0 million into a NLACRC Lease reserve for future landlord work, tenant improvements, gap rent prior to lease commencement and free rent periods.

Loan No. 9 – 7700 Parmer – Occupancy and Underwritten Revenue ($) include two tenants which have signed leases but not taken occupancy of all of their respective spaces and/or commenced paying rent, including the 3rd Largest Tenant, Electronic Arts Inc., and the sixth largest tenant by net rentable area, The Dun & Bradstreet Corporation. In addition, Underwritten Revenue ($) includes the average rent over the term of each lease for four tenants which have investment grade ratings, including the Largest Tenant, eBay, the 2nd Largest Tenant, Oracle, and the 3rd Largest Tenant, Electronic Arts Inc.

Loan No. 13 – Hall Office Park A1/G1/G3 – The Largest Tenant at the Hall Office Park G1 Mortgaged Property, HCL, has executed a lease for 11,024 sq. ft. of expansion space at the Hall Office Park A1/G1/G3 Mortgaged Properties. At origination, the borrower deposited approximately $2.5 million into a HCL Expansion Holdback reserve. The HCL Expansion Holdback reserve will be released to the borrower provided, among other things, (i) debt yield is equal to or greater than 8.0%, (ii) the completion of the expansion premises and (iii) HCL’s lease

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has commenced and the HCL tenant is in occupancy of the expanded premises paying unabated rent.

(26)	Loan No. 10 – Northridge Summit – The borrowers, Northridge Summit TIC – 16, LLC and OF 16 Northridge Summit, LLC are structured as tenants-in-common and are each a single-purpose California limited liability company structured to be bankruptcy-remote, each with one independent director in its organizational structure. The sponsors of the borrowers and non-recourse carve-out guarantors are JNT REIF, LLC and Paul G. Kerr, jointly and severally.

Loan No. 32 – Scott Oaks Plaza – The borrowers, Scott Oaks Plaza, LP and Bains LLC, are structured as tenants-in-common and are a Texas limited partnership and a Delaware limited liability company, respectively, each a single purpose entity structured to be bankruptcy-remote, with no independent directors in its organizational structure. The sponsors of the borrowers and non-recourse carve-out guarantors are Hardam S. Azad and Harmeet Bains, jointly and severally.

(27)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(28)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

(29)	Loan Nos. 3 and 7 – Naples Grande Beach Resort and SLS South Beach – The Monthly Insurance Reserves ($) represents 1/12 of the annual estimated insurance premium for flood coverage. The Mortgage Loan documents generally provide that the monthly reserve for insurance premiums is waived, provided that there is no event of default and the borrowers insure the related Mortgaged Property pursuant to a blanket insurance policy in accordance with the Mortgage Loan documents, but the flood coverage is not included as part of the blanket policy.

Loan No. 4 – Sheraton North Houston – If at any time the franchisor requires the borrower to implement a PIP, the lender may require that all available excess cash be deposited into a PIP reserve account. Such reserve deposits will cease upon the lender’s determination that sufficient funds have been deposited into the PIP reserve account to pay all PIP costs in accordance with the franchise agreement. In addition, the borrower will be required to deposit $20,000 on a monthly basis into a window expenditure reserve account commencing on February 10, 2019, if, as of such date, the lender has not received satisfactory evidence that all of the windows at the Sheraton North Houston Mortgaged Property requiring repair or replacement have been fully repaired or replaced. Such reserve deposits will continue until (i) the lender receives evidence that the windows requiring repair or replacement have been repaired or replaced in a manner satisfactory to lender or (ii) the window expenditure reserve account equals or exceeds $600,000.

Loan No. 7 – SLS South Beach – The Monthly Tax Reserves ($) are waived to the extent no event of default has occurred and the borrower provides evidence reasonably satisfactory to the lender that the property manager is paying all taxes. Additionally, the Monthly Replacement Reserves ($) are waived to the extent the borrowers have deposited funds for such purpose with the property manager. If the property manager reserves an amount less than 3.0% of gross income from operations for the calendar month that is two months prior to the applicable payment date, the Mortgage Loan documents require that the borrower reserve the difference between the property manager reserve and the required monthly reserve under the Mortgage Loan documents.

Loan No. 9 – 7700 Parmer – The Mortgage Loan documents require the borrower to reserve all excess cash flow after payment of debt service and required reserves (and, during the existence of a cash sweep event under the Mortgage Loan documents, operating expenses) plus any lease termination fees received by the borrower into the Monthly Other Reserves ($), to be used in case of any future re-tenanting of the space currently leased by the Largest Tenant, eBay.

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Loan No. 15 – Renaissance Providence Downtown Hotel – The borrower is required to deposit any amount required to complete any future property improvement plan required by a franchisor, as estimated by the lender, into the Monthly Replacement Reserve ($) for FF&E.

Loan No. 21 – Zanker Road – The borrower reserved $20,000 at origination of the Mortgage Loan and is required to make monthly reserve payments of $20,000 from the payment date in February 2016 through and including the payment date in October 2016, and $64,286 from the payment date in November 2016 through and including the payment date in May 2017 into the SEMI Required Renovation reserve to be applied to the cost of restoring the premises of the 2nd Largest Tenant, Semiconductor Equipment and Materials International, Inc. (“SEMI”) at the end of the lease term. In the event that the cost of required renovations exceeds $1,300,000, the borrower will deposit on each monthly payment date remaining prior to the date under the SEMI lease that the borrower is required to pay the landlord’s contribution to the tenant, an amount equal to the quotient of (x) 25% of the amount of such excess, divided by (y) the number of monthly payment dates then remaining prior to the date that such payment is due to the tenant under the SEMI lease.

(30)	Loan No. 3 – Naples Grande Beach Resort – At any time that the debt yield (as calculated in accordance with the Mortgage Loan documents) is below 12.0% on the payment dates occurring in each December, January, February, March, April and May, the borrower is required to deposit into the Monthly Other Reserves ($) all excess cash flow on such payment dates for a seasonality reserve. The seasonality reserve is subject to a $3.0 million cap.

Loan No. 31 – Holiday Inn Express Venice FL – The borrower reserved $105,000 at origination of the Mortgage Loan into a seasonal working capital reserve. If the amount on deposit in the seasonal reserve falls below $51,000, the borrower will be required to replenish the seasonality reserve (i) if a Trigger Period (as defined in the loan agreement) is continuing, with available cash flow after debt service until such time as the aggregate amount on deposit equals or exceeds $105,000, or (ii) if no Trigger Period is continuing, in the amount of $12,750 on each monthly payment date occurring in January, February, March, April, June, July, November and December, until such time as the aggregate amount on deposit equals or exceeds $105,000.

(31)	Loan No. 1 – 787 Seventh Avenue – The borrower is permitted to post one or more letter of credit acceptable to the lender in lieu of cash reserves for the Rollover Reserve and Capital Expenditure Reserve, subject to compliance with rating agency requirements.

Loan No. 4 – Sheraton North Houston – The borrower may deliver, at any time, a letter of credit or, subject to the lender’s consent, a guaranty in lieu of the required deposits into the PIP reserve account, in an amount equal to the full amount required to complete any and all PIP work.

Loan No. 5 – 225 Liberty Street – The 225 Liberty Street Loan documents provide for a guaranty from Brookfield Office Properties Inc., a Canadian corporation (the “Reserve Guarantor”) for the full amount of the allowances for tenant improvements in the aggregate amount of $72,789,685 (the “Rollover Guaranty”). If at any time while the Rollover Guaranty remains in effect, the Reserve Guarantor fails to maintain a corporate credit rating/issuer credit rating (long-term local and foreign) from S&P of at least “BBB-” (which will not be dependent on the rating “outlook” or “trend”), the borrower will be required, within ten days of such failure, to either (i) provide a replacement rollover guaranty in substantially the same form as the Rollover Guaranty from an approved replacement reserve guarantor, which guarantees the same amount as the Rollover Guaranty being replaced, and obtain a rating agency confirmation in connection therewith, or (ii) deposit cash into the rollover account, or deliver to the lender a letter of credit, in either case in an amount equal to the sum of all amounts then guaranteed by the Rollover Guaranty.

Loan No. 15 – Renaissance Providence Downtown Hotel – In the event any franchise agreement requires a property improvement plan, the borrower may post a letter of credit for the same

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amount as the applicable deposit required by the Mortgage Loan documents. In addition, the Mortgage Loan documents permit the borrower to cure a cash sweep period caused by a DSCR trigger event by delivering cash or a letter of credit in an amount, which if applied to the principal balance of the Mortgage Loan, would result in the achievement of a DSCR of 1.30x for two consecutive quarters. The lender is required to hold such cash or letter of credit in the Monthly Other Reserve as a DSCR cure reserve fund, which may be released when the Mortgaged Property achieves a DSCR sufficient to cure the cash sweep event without taking into consideration the cash or letter of credit delivered by the borrower.

Loan No. 30 – Independence Town Center – The borrower may prevent the commencement of a Lease Sweep Period prior to commencement by delivering a letter of credit, in accordance with the loan documents, in an amount equal to $150,000.

(32)	Loan No. 16 – East Hills Industrial Portfolio – The Phase I environmental reports for the 395 Industrial Park Road Mortgaged Property and the 210 Industrial Park Road Mortgaged Property recommended that a Phase II report be completed to identify the location of on-site USTs and former tankholds to assess the potential contamination of the soil and groundwater as a result of the previously identified REC’s. The Phase II investigations, completed on November 9, 2015, consisting of soil and ground water sampling, found no evidence of a significant release of petroleum product in the soil or groundwater, and concluded no further action is required, other than that the related borrower (i) close out the open environmental cases with the Pennsylvania Department of Environmental Protection (“PADEP”) (the 395 Industrial Park Road Mortgaged Property is listed as a PA Archive UST site facility and Environmental Cleanup Brownfields Program and the 210 Industrial Park Road Mortgaged Property is listed as a LUST site) and (ii) close the related monitoring well on each Mortgaged Property. The borrower reserved $40,000 at origination of the Mortgage Loan, which is to be released by the lender in increments of $20,000 upon delivery of satisfactory evidence of such closing out of the open environmental cases with the PADEP. The Phase I environmental report for the 401 Broad Street Mortgaged Property recommended that a Phase II report be completed to assess the potential contamination of the soil and groundwater as a result of the previously identified REC’s. The Phase II investigation was completed on December 9, 2015 and recommended no further investigation be taken at the 401 Broad Street Mortgaged Property.

Loan No. 24 – Sugarcreek Plaza II – The Phase I environmental report for the Sugarcreek Plaza II Mortgaged Property recommended that a Phase II report be completed to assess whether subsurface soil and/or groundwater have been significantly impacted by the historical use of an on-site dry cleaner. The Phase II investigation was completed on January 27, 2016 and recommended no further investigation be taken at this time.

Loan No. 30 – Independence Town Center – The Phase I environmental report for the Independence Town Center Mortgaged Property recommended that a Phase II report be completed to assess whether subsurface soil and/or groundwater have been significantly impacted by the historical use of an on-site dry cleaner. The Phase II investigation was completed on September 9, 2015, determined that the detected contaminants did not exceed the Michigan Department of Environmental Quality soil vapor screening criteria, and recommended that the dry cleaner obtain proper secondary containment for dry cleaning solvent and filter waste drum.

Loan No. 32 – Scott Oaks Plaza – The Phase I environmental report for the Scott Oaks Plaza Mortgaged Property recommended that a Phase II report be completed to assess whether subsurface soil and/or groundwater have been significantly impacted by the historical use of an on-site dry cleaner. The Phase II investigation was completed on January 12, 2016 and recommended no further investigation be taken at this time.

(33)	Loan No. 7 – SLS South Beach – There is no separate non-recourse carveout guarantor, and the borrowers are the sole parties responsible for any breaches or violations of the non-recourse carveout provisions in the Mortgage Loan documents or the environmental indemnity.

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(34)	Summary of Existing Pari Passu Debt

							Whole Loan
		Mortgage	Pari Passu		Whole	Whole	Cut-off
		Loan Cut-	Companion	Whole Loan	Loan	Loan Cut-	Date U/W
		off Date	Loan Cut-off	Cut-off Date	U/W NCF	off Date	NOI Debt
Loan No.	Mortgage Loan	Balance	Date Balance	Balance	DSCR	LTV Ratio	Yield
1	787 Seventh Avenue(1)	$80,000,000	$486,000,000	$566,000,000	3.53x	29.3%	14.6%
2	Williamsburg Premium Outlets	$70,000,000	$115,000,000	$185,000,000	2.52x	54.8%	11.4%
3	Naples Grande Beach Resort	$60,000,000	$105,000,000	$165,000,000	1.63x	62.6%	10.4%
5	225 Liberty Street(2)	$40,500,000	$418,500,000	$459,000,000	3.13x	32.8%	16.0%
6	600 Broadway	$40,000,000	$80,000,000	$120,000,000	1.61x	54.5%	8.0%
7	SLS South Beach	$35,000,000	$33,750,000	$68,750,000	2.10x	55.0%	10.5%
9	7700 Parmer	$32,000,000	$145,000,000	$177,000,000	1.84x	65.0%	9.5%
11	Columbus Park Crossing	$30,500,000	$40,000,000	$70,500,000	1.22x	75.0%	8.4%
12	Hagerstown Premium Outlets	$30,000,000	$47,000,000	$77,000,000	2.31x	51.3%	14.6%
13	Hall Office Park A1/G1/G3	$28,000,000	$27,900,000	$55,900,000	1.41x	73.8%	9.2%
15	Renaissance Providence Downtown Hotel	$24,973,433	$19,978,747	$44,952,180	1.43x	61.6%	9.3%

(1)	The Whole Loan Cut-off Date Balance excludes one subordinate companion note in the original principal amount of $214.0 million as well as one mezzanine loan in the original principal balance of $220.0 million.
(2)	The Whole Loan Cut-off Date Balance excludes three subordinate companion notes in the aggregate original principal amount of $441.0 million.

A-1-31

(35)	Summary of Existing Mezzanine Debt

								Total		Total
		Mortgage			Annual			Debt	Total	Debt
		Loan	% of Initial		Interest	Mezzanine		Cut-off	Debt	U/W
		Cut-off	Outstanding	Mezzanine	Rate on	Loan		Date	U/W	NOI
		Date	Pool	Debt Cut-off	Mezzanine	Maturity	Intercreditor	LTV	NCF	Debt
Loan No.	Mortgage Loan	Balance	Balance	Date Balance	Loan	Date	Agreement	Ratio	DSCR	Yield
1	787 Seventh Avenue(1)	$80,000,000	9.8%	$220,000,000	4.8500%	2/6/2026	Yes	51.7%	1.89x	8.3%

(1)	The Total Debt U/W NCF DSCR, Total Debt Cut-off Date LTV Ratio and Total Debt U/W NOI Debt Yield were calculated based on the total debt amount of $1.0 billion, which includes the 787 Seventh Avenue Mortgage Loan and seven senior pari passu companion loans in an aggregate original amount of $486.0 million, one subordinate companion loan with an original amount of $214.0 million and one mezzanine loan with an original amount of $220.0 million.

(36)	Summary of Future Mezzanine Debt(1)

		Mortgage
		Loan Cut-	% of Initial	Intercreditor	Combined	Combined	Combined
		off Date	Outstanding	Agreement	Minimum	Maximum	Minimum Debt
Loan No.	Mortgage Loan	Balance	Pool Balance	Required	DSCR	LTV	Yield
3	Naples Grande Beach Resort(2)	$60,000,000	7.3%	Yes	1.63x	62.6%	NAP
5	225 Liberty Street(3)	$40,500,000	5.0%	Yes	1.705x	57.76%	8.063%
9	7700 Parmer(4)	$32,000,000	3.9%	Yes	1.80x	65.0%	NAP

(1)	The chart above does not include the West Valley Corporate Center Mortgage Loan or the Jade Corporate Center Mortgage Loan, each of which permit the related borrower to obtain one or more subordinate unsecured loans from an affiliate, which loans may be evidenced by a note, provided, among other things (i) the aggregate of such subordinate debt does not at any time exceed 2.0% of the original principal balance of the related Mortgage Loan, and (ii) the subordinate lender enters into a subordination and standstill agreement with the lender.

(2)	The Mortgage Loan documents provide that the Combined Maximum LTV Ratio and Combined Minimum DSCR may not exceed the loan-to-value ratio and debt service coverage ratio (based on principal and interest payments) as of the origination date of the Whole Loan, which are shown in the table above.

(3)	The Mortgage Loan documents provide that an affiliate of the borrower is permitted to incur future mezzanine debt in an amount equal to the lesser of (i) $150,000,000 and (ii) the highest amount which would result in a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and a combined minimum debt yield which are shown in the table above.

(4)	Future mezzanine debt is allowed only in connection with a bona fide sale of the related Mortgaged Property and assumption of the related Mortgage Loan in accordance with the related Mortgage Loan documents.

A-1-32

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

Distribution of Cut-off Date Balances(1)

Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
$3,153,830	-	$7,499,999	7	$35,900,550	4.4%	4.8411%	117	1.56x	72.1%	58.5%
$7,500,000	-	$14,999,999	4	$36,327,806	4.4%	4.7469%	118	1.81x	65.3%	54.3%
$15,000,000	-	$24,999,999	8	$165,951,896	20.3%	4.7221%	118	1.71x	63.8%	54.3%
$25,000,000	-	$49,999,999	11	$369,854,577	45.2%	4.7408%	112	1.89x	59.1%	53.6%
$50,000,000	-	$74,999,999	2	$130,000,000	15.9%	4.5618%	118	2.11x	58.4%	54.5%
$75,000,000	-	$80,000,000	1	$80,000,000	9.8%	3.8372%	118	3.53x	29.3%	29.3%
Total/Weighted Average			33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

Distribution of Mortgage Rates(1)

Range of Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
3.8372%	-	4.4999%	4	$198,500,000	24.3%	4.0944%	118	2.97x	41.9%	40.8%
4.5000%	-	4.7499%	11	$257,015,138	31.4%	4.6537%	117	1.84x	61.0%	55.1%
4.7500%	-	5.2400%	18	$362,519,690	44.3%	4.8949%	113	1.65x	64.4%	55.4%
Total/Weighted Average			33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

Property Type Distribution(1)(3)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Number of Rooms/Units/ NRA	Weighted Averages
					Cut-off Date Balance per Room/Unit/NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
Retail	14	$285,607,223	34.9%	2,845,615	$399	4.5919%	118	97.3%	1.88x	59.6%	53.4%
Anchored(4)	13	$279,728,715	34.2%	2,815,173	$403	4.5881%	118	97.2%	1.88x	59.3%	53.2%
Unanchored	1	$5,878,508	0.7%	30,442	$193	4.7700%	117	100.0%	1.51x	73.5%	60.2%
Office	9	$265,600,000	32.5%	5,893,572	$227	4.4285%	118	94.3%	2.36x	51.9%	48.3%
Suburban	7	$145,100,000	17.7%	1,760,050	$179	4.6908%	118	92.3%	1.50x	69.8%	63.1%
CBD	2	$120,500,000	14.7%	4,133,522	$284	4.1127%	118	96.7%	3.40x	30.5%	30.5%
Hospitality	6	$173,545,941	21.2%	1,478	$271,526	4.9096%	106	73.9%	1.91x	60.3%	52.4%
Full Service	4	$160,728,010	19.6%	1,305	$287,223	4.9176%	105	73.9%	1.89x	60.1%	52.5%
Limited Service	2	$12,817,931	1.6%	173	$74,693	4.8097%	118	73.5%	2.09x	63.2%	51.8%
Multifamily	3	$45,087,687	5.5%	832	$73,202	4.7992%	117	98.2%	1.38x	74.5%	62.9%
Garden	3	$45,087,687	5.5%	832	$73,202	4.7992%	117	98.2%	1.38x	74.5%	62.9%
Mixed Use	4	$24,776,915	3.0%	224,484	$113	4.5085%	117	98.7%	2.91x	43.3%	39.8%
Office/Industrial	1	$18,500,000	2.3%	180,000	$103	4.4300%	117	100.0%	3.37x	32.6%	32.6%
Retail/Office	3	$6,276,915	0.8%	44,484	$141	4.7400%	117	95.0%	1.55x	74.7%	61.1%
Industrial	8	$22,946,728	2.8%	553,209	$45	4.9300%	117	90.0%	1.43x	70.1%	57.7%
Other	1	$470,334	0.1%	36,638	$13	4.9300%	117	NAP	1.43x	70.1%	57.7%
Total/Weighted Average	45	$818,034,828	100.0%			4.6248%	115	91.2%	2.03x	57.9%	51.8%

A-2-1

Geographic Distribution(1)(3)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
New York	4	$187,100,000	22.9%	4.3964%	118	2.76x	39.0%	37.7%
Texas	7	$143,528,476	17.5%	4.7076%	118	1.80x	67.4%	58.8%
California	5	$111,579,528	13.6%	4.6731%	118	1.78x	63.4%	56.5%
Southern(5)	4	$93,079,528	11.4%	4.7214%	119	1.47x	69.5%	61.2%
Northern(5)	1	$18,500,000	2.3%	4.4300%	117	3.37x	32.6%	32.6%
Florida	4	$105,716,911	12.9%	4.9408%	98	1.80x	60.9%	54.8%
Virginia	1	$70,000,000	8.6%	4.2290%	118	2.52x	54.8%	54.8%
Georgia	2	$37,076,288	4.5%	4.7577%	116	1.28x	74.9%	63.9%
Maryland	1	$30,000,000	3.7%	4.2590%	118	2.31x	51.3%	43.6%
Rhode Island	1	$24,973,433	3.1%	5.0000%	119	1.43x	61.6%	50.7%
Pennsylvania	9	$23,417,063	2.9%	4.9300%	117	1.43x	70.1%	57.7%
Washington	1	$19,950,000	2.4%	4.5300%	120	1.91x	50.8%	41.1%
South Carolina	1	$17,737,500	2.2%	4.8300%	117	1.27x	74.2%	65.5%
Michigan	4	$11,351,022	1.4%	4.7668%	117	1.42x	74.7%	58.7%
Kentucky	1	$11,208,696	1.4%	4.7300%	117	1.68x	74.7%	61.1%
Ohio	1	$9,239,583	1.1%	4.7500%	119	2.13x	53.4%	43.6%
Wisconsin	1	$7,900,000	1.0%	4.8450%	117	1.27x	69.9%	61.7%
Louisiana	1	$4,102,500	0.5%	4.9700%	118	1.59x	75.0%	66.3%
Minnesota	1	$3,153,830	0.4%	4.7700%	117	1.33x	60.1%	44.8%
Total/Weighted Average	45	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

Distribution of Cut-off Date LTV Ratios(1)(2)

Range of Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
29.3%	-	54.9%	9	$334,789,583	40.9%	4.3687%	118	2.63x	44.2%	41.9%
55.0%	-	59.9%	2	$75,754,577	9.3%	4.8647%	91	2.25x	57.6%	51.8%
60.0%	-	64.9%	5	$131,106,791	16.0%	4.8928%	118	1.57x	62.7%	54.3%
65.0%	-	69.9%	4	$66,738,403	8.2%	4.6806%	118	1.69x	67.2%	62.1%
70.0%	-	74.9%	10	$156,442,975	19.1%	4.7919%	117	1.41x	73.6%	61.9%
75.0%	-	75.0%	3	$53,202,500	6.5%	4.6738%	116	1.34x	75.0%	65.1%
Total/Weighted Average			33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

Distribution of LTV Ratios at Maturity(1)(2)

Range of LTV Ratios at Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
29.3%	-	49.9%	9	$268,697,989	32.8%	4.4273%	118	2.76x	42.4%	37.7%
50.0%	-	54.9%	6	$207,791,364	25.4%	4.6544%	118	1.93x	58.3%	53.9%
55.0%	-	59.9%	5	$120,491,170	14.7%	4.8364%	102	1.64x	64.1%	57.6%
60.0%	-	64.9%	9	$148,614,306	18.2%	4.7575%	117	1.38x	74.2%	62.8%
65.0%	-	66.3%	4	$72,440,000	8.9%	4.6485%	116	1.60x	70.4%	65.4%
Total/Weighted Average			33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)

Range of Underwritten NCF Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
1.22x	-	1.39x	6	$95,865,437	11.7%	4.7892%	117	1.27x	73.6%	63.1%
1.40x	-	1.44x	5	$132,164,396	16.2%	4.8270%	118	1.43x	68.4%	58.5%
1.45x	-	1.54x	2	$24,478,508	3.0%	4.5648%	116	1.49x	74.6%	64.4%
1.55x	-	1.99x	10	$228,714,398	28.0%	4.8054%	118	1.66x	61.7%	55.0%
2.00x	-	2.49x	6	$127,812,090	15.6%	4.7087%	102	2.24x	56.4%	49.3%
2.50x	-	2.87x	1	$70,000,000	8.6%	4.2290%	118	2.52x	54.8%	54.8%
2.88x	-	3.53x	3	$139,000,000	17.0%	4.1549%	118	3.39x	30.8%	30.8%
Total/Weighted Average			33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

A-2-2

Original Terms to Maturity (1)

Original Terms to Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
				Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
60	1	$35,000,000	4.3%	4.9400%	59	2.10x	55.0%	55.0%
120	32	$783,034,828	95.7%	4.6107%	118	2.03x	58.0%	51.6%
Total/Weighted Average	33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

Distribution of Remaining Terms to Maturity(1)

Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
59	-	59	1	$35,000,000	4.3%	4.9400%	59	2.10x	55.0%	55.0%
116	-	117	17	$335,596,805	41.0%	4.7485%	117	1.61x	66.2%	58.4%
118	-	120	15	$447,438,023	54.7%	4.5074%	119	2.34x	51.9%	46.5%
Total/Weighted Average			33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

Distribution of Underwritten NOI Debt Yields(1)

Range of Underwritten NOI Debt Yields			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
8.0%	-	8.9%	3	$88,237,500	10.8%	4.7354%	117	1.41x	65.5%	60.2%
9.0%	-	9.9%	8	$153,375,270	18.7%	4.7665%	118	1.47x	69.7%	60.7%
10.0%	-	12.4%	13	$324,659,969	39.7%	4.7358%	112	1.82x	62.6%	56.2%
12.5%	-	14.9%	5	$144,027,986	17.6%	4.1200%	118	2.91x	39.6%	35.7%
15.0%	-	17.0%	4	$107,734,104	13.2%	4.6731%	118	2.81x	45.1%	40.2%
Total/Weighted Average			33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
				Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity(2)
Interest Only	7	$316,000,000	38.6%	4.3704%	111	2.67x	45.2%	45.2%
Interest Only, then Amortizing	11	$285,340,000	34.9%	4.7315%	118	1.53x	67.8%	59.0%
Amortizing Balloon	15	$216,694,828	26.5%	4.8555%	118	1.76x	63.4%	51.8%
Total/Weighted Average	33	$818,034,828	100.0%	4.6248%	115	2.03x	57.9%	51.8%

A-2-3

FOOTNOTES TO ANNEX A-2

(1)	With respect to the 787 Seventh Avenue Mortgage Loan, Williamsburg Premium Outlets Mortgage Loan, Naples Grande Beach Resort Mortgage Loan, 225 Liberty Street Mortgage Loan, 600 Broadway Mortgage Loan, SLS South Beach Mortgage Loan, 7700 Parmer Mortgage Loan, Columbus Park Crossing Mortgage Loan, Hagerstown Premium Outlets Mortgage Loan, Hall Office Park A1/G1/G3 Mortgage Loan and Renaissance Providence Downtown Hotel Mortgage Loan, the Cut-off Date LTV Ratio, Underwritten NCF DSCR, Underwritten NOI Debt Yield and Cut-off Date Balance per Room/Unit/NRA calculations include the related pari passu companion loan(s) and exclude any subordinate companion loan(s) and any related mezzanine loan(s), as applicable.

(2)	With respect to four mortgage loans, representing 11.8% of the Initial Outstanding Pool Balance, the Cut-off Date LTV Ratio and LTV Ratio at Maturity Date have been calculated based on the “As Complete” or “Hypothetical As Is” appraised value. For additional information, see the Footnotes to Annex A-1.

(3)	Because this table presents information relating to the Mortgaged Properties and not the Mortgage Loans, the information for Mortgaged Properties that relate to Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts.

(4)	Includes anchored, shadow anchored and single tenant properties.

(5)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

A-3-2

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	Fifth Street Properties, LLC
Borrower:	FSP 787 Seventh, LLC
Original Balance(1):	$80,000,000
Cut-off Date Balance(1):	$80,000,000
% by Initial UPB:	9.8%
Interest Rate:	3.83718%
Payment Date:	6th of each month
First Payment Date:	March 6, 2016
Maturity Date:	February 6, 2026
Amortization:	Interest Only
Additional Debt(1)(2):	$486,000,000 Pari Passu Debt; $214,000,000 Subordinate Secured Debt; $220,000,000 Mezzanine Debt
Call Protection(3):	L(26), DorYM1(87), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$19,542,565	Springing
Prepaid Rent:	$29,427,304	$0
Rent Support:	$1,138,085	$0
Lease Sweep:	$0	Springing

Financial Information
	Senior Notes(5)	Whole Loan(6)	Total Debt(7)
Cut-off Date Balance / Sq. Ft.:	$332	$457	$586
Balloon Balance / Sq. Ft.:	$332	$457	$586
Cut-off Date LTV:	29.3%	40.3%	51.7%
Balloon LTV:	29.3%	40.3%	51.7%
Underwritten NOI DSCR:	3.75x	2.72x	2.01x
Underwritten NCF DSCR:	3.53x	2.56x	1.89x
Underwritten NOI Debt Yield:	14.6%	10.6%	8.3%
Underwritten NCF Debt Yield:	13.7%	10.0%	7.8%
Underwritten NOI Debt Yield at Balloon:	14.6%	10.6%	8.3%
Underwritten NCF Debt Yield at Balloon:	13.7%	10.0%	7.8%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1985 / 2007-2015
Total Sq. Ft.(8):	1,706,007
Property Management:	Commonwealth Partners Management Services, L.P.
Underwritten NOI:	$82,613,941
Underwritten NCF:	$77,813,168
Appraised Value:	$1,935,000,000
Appraisal Date:	January 1, 2016

Historical NOI
Most Recent NOI(9):	$80,586,618 (December 31, 2015)
2014 NOI:	$71,452,276 (December 31, 2014)
2013 NOI:	$75,283,519 (December 31, 2013)
2012 NOI:	$79,385,084 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy:	98.3% (January 31, 2016)
2014 Occupancy:	97.2% (December 31, 2014)
2013 Occupancy:	97.8% (December 31, 2013)
2012 Occupancy:	97.3% (December 31, 2012)
(1)	The Original Balance and Cut-off Date Balance of $80.0 million represents the senior non-controlling Note A-7 which, together with the remaining pari passu Senior Notes with an aggregate original principal balance of $486.0 million and the Junior Note with an original principal balance of $214.0 million, comprises the 787 Seventh Avenue Whole Loan with an aggregate original principal balance of $780.0 million. For additional information regarding the pari passu Senior Notes and Junior Note, see “The Loan” and “Current Mezzanine or Subordinate Indebtedness” herein.

(2)	See “Current Mezzanine or Subordinate Indebtdness” herein.

(3)	The borrower has the option of prepayment in full together with the greater of 1% or yield maintenance or defeasance in full. The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Prepayment with yield maintenance or defeasance of the full $780.0 million 787 Seventh Avenue Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) January 27, 2019. The assumed lockout period of 26 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Senior Notes only, which have an aggregate principal balance of $566.0 million.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Whole Loan only, which has an aggregate principal balance of $780.0 million, which includes a $214.0 million Junior Note.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Total Debt in the aggregate amount of $1.0 billion, which includes a $214.0 million Junior Note and a $220.0 million mezzanine loan.

(8)	Excludes management office occupying 2,286 sq. ft.

(9)	The increase in Most Recent NOI is attributed to recent leasing at the 787 Seventh Avenue Property. Since July 2014, the borrower has completed 836,814 sq. ft. of major office leasing through new leases, expansions and renewals at the 787 Seventh Avenue Property.

A-3-3

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)(2)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
BNP Paribas(3)	NR/A1/A+	453,706	26.6%	$69.33	27.8%	12/31/2022
Sidley Austin LLP(4)	NR/NR/NR	342,838	20.1%	$80.48	24.4%	5/15/2022
Willkie Farr & Gallagher LLP	NR/NR/NR	324,133	19.0%	$56.10	16.1%	8/31/2027
Stifel Nicolaus & Company, Incorporated(5)	BBB/NR/BBB-	214,706	12.6%	$69.92	13.3%	11/30/2026
UBS AG, New York Branch(6)	NR/NR/BBB+	152,084	8.9%	$64.85	8.7%	12/31/2025
Subtotal / Wtd. Avg.		1,487,467	87.2%	$68.64	90.3%
Other		189,863	11.1%	$57.94	9.7%
Total / Wtd. Avg. Occupied		1,677,330	98.3%	$67.43	100.0%
Vacant		28,677	1.7%
Total / Wtd. Avg.		1,706,007(7)	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Based on the U/W rent roll. All tenant spaces are subject to re-measurement when leases expire.

(3)	Includes 65,234 sq. ft. of space that BNP Paribas currently subleases from Morgan Stanley Smith Barney Financing LLC (“MSSB”). BNP Paribas has amended its lease to directly lease the 65,234 sq. ft. on the 32nd and 33rd floor beginning in July 2016. BNP Paribas has one, 10-year extension option for at least 80% of BNP Paribas’ net rentable area (“NRA”) upon written notice at least 18 months prior to the lease expiration date of December 31, 2022 at 100% of fair market value. BNP Paribas has a one-time right to terminate its lease for its entire leased space effective as of December 31, 2019, subject to providing notice on or before June 30, 2018 and payment of a termination fee.

(4)	Sidley Austin LLP (“Sidley Austin”) has one, 10-year extension option upon written notice at least 21 months prior to the expiration date at the fair market rent. Sidley Austin has no termination options.

(5)	Includes 36,123 sq. ft. on the 12th floor that is currently leased to MSSB. Stifel Nicolaus & Company, Incorporated (“Stifel”) has signed a direct lease for the 36,123 sq. ft. beginning in July 2016. The tenant has two, five-year extension options upon at least 18 months prior to the expiration date of the then current term at 100% of the fair market rent. The tenant has no termination options.

(6)	Includes 31,397 sq. ft. on the 13th floor that is currently leased to MSSB. UBS AG, New York Branch (“UBS”) has signed a direct lease for the 31,397 sq. ft. beginning in July 2016.

(7)	Excludes a management office occupying 2,286 sq. ft.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	1	250	0.0%	250	0.0%	$100.00	0.0%	0.0%
2017	2	32,540	1.9%	32,790	1.9%	$18.24	0.5%	0.5%
2018	2	36,755	2.2%	69,545	4.1%	$26.54	0.9%	1.4%
2019	1	13,684	0.8%	83,229	4.9%	$41.78	0.5%	1.9%
2020	0	0	0.0%	83,229	4.9%	$0.00	0.0%	1.9%
2021	1	900	0.1%	84,129	4.9%	$156.00	0.1%	2.0%
2022	2	796,544	46.7%	880,673	51.6%	$74.13	52.2%	54.2%
2023	1	26,479	1.6%	907,152	53.2%	$100.00	2.3%	56.6%
2024	0	0	0.0%	907,152	53.2%	$0.00	0.0%	56.6%
2025	1	152,084	8.9%	1,059,236	62.1%	$64.85	8.7%	65.3%
2026	2	227,763	13.4%	1,286,999	75.4%	$68.80	13.9%	79.2%
Thereafter	5	390,331	22.9%	1,677,330	98.3%	$60.39	20.8%	100.0%
Vacant	NAP	28,677	1.7%	1,706,007	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	18	1,706,007(3)	100.0%			$67.43	100.0%

(1)	Based on the underwritten rent roll. All tenant spaces are subject to re-measurement when leases expire.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Excludes a management office occupying 2,286 sq. ft.

A-3-4

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

The Loan.    The 787 Seventh Avenue loan (the “787 Seventh Avenue Loan”) is a fixed rate loan secured by the borrowers’ fee simple interests in a 50-story Class A office building consisting of 1,706,007 sq. ft. and located at 787 Seventh Avenue in New York, New York (the “787 Seventh Avenue Property”) with an original principal balance of $80.0 million. The 787 Seventh Avenue Loan is evidenced by the non-controlling Note A-7 and is a part of a $780.0 million whole loan that is evidenced by nine promissory notes: eight senior notes with an aggregate original principal balance of $566.0 million (the “Senior Notes”) and one junior note with an original principal balance of $214.0 million (the “Junior Note” and, together with the Senior Notes, the “787 Seventh Avenue Whole Loan”). Only the 787 Seventh Avenue Loan will be included in the DBJPM 2016-C1 mortgage trust. Six of the Senior Notes with an aggregate original principal balance of $426.0 million along with the Junior Note have been contributed to the COMM 2016-787S mortgage trust. One Senior Note with an original principal balance of $60.0 million is expected to be held by GACC or an affiliate and contributed to one or more future securitizations.

The relationship between the holders of the Senior Notes and the Junior Notes are governed by a co-lender agreement as described under “Description of the Mortgage Pool–Whole Loans–The 787 Seventh Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-7	$80,000,000	$80,000,000	DBJPM 2016-C1	No
A-1, A-2, A-3, A-4, A-5, A-6	$426,000,000	$426,000,000	COMM 2016-787S	Yes
B	$214,000,000	$214,000,000	COMM 2016-787S	Yes
A-8	$60,000,000	$60,000,000	GACC	No
Total	$780,000,000	$780,000,000

The 787 Seventh Avenue Loan has a 10-year term and pays interest only for the term of the loan. The 787 Seventh Loan accrues interest at a fixed rate equal to 3.83718% and has a Cut-off Date Balance of $80.0 million. The 787 Seventh Avenue Whole Loan proceeds, in addition to approximately $974.9 billion of cash equity from the sponsor, were used to purchase the 787 Seventh Avenue Property for approximately $1.9 billion, fund approximately $46.3 million in upfront reserves and pay transaction costs of approximately $37.4 million. Based on the appraised value of $1.935 billion as of January 1, 2016, the Cut-off Date LTV for the Senior Notes is 29.3%. The most recent prior financing of the 787 Seventh Avenue Property was not included a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$780,000,000	39.5%	Net Purchase Price(1)	$1,891,288,932	95.8%
First Mezzanine Loan	$220,000,000	11.1%	Prepaid Rent Reserve(2)	$25,606,347	1.3%
Sponsor Equity	$974,943,123	49.4%	Outstanding TI/LC Obligations(3)(4)	$10,414,362	0.5%
			Free Rent Obligations(4)(5)	$7,054,094	0.4%
			Rent Support Reserve(6)	$1,138,085	0.1%
			Outstanding Capital Work(4)(7)	$2,074,110	0.1%
			Closing Costs	$37,367,194	1.9%
Total Sources	$1,974,943,123	100.0%	Total Uses	$1,974,943,123	100.0%
(1)	Gross purchase price equals $1,950,000,000 with approximately $58,711,068 of seller credits, resulting in a net purchase price of $1,891,288,932. The seller credits include the upfront reserves totaling $46,286,997 and an additional income support credit of $12,424,072.

(2)	The Prepaid Rent Reserve is a credit for tenants who have prepaid rent and taxes. On the origination date of the 787 Seventh Avenue Whole Loan, $29,427,304 was reserved. Subsequently, $3,820,957 was released to the borrower for tenant reimbursements associated with prepaid real estate taxes through June 30, 2016.

(3)	The Outstanding TI/LC Obligations consist of improvement allowances and leasing commissions contractually owed to Stifel, UBS, New Mountain Capital, Willkie Farr & Gallagher LLP (“Willkie Farr”) and BNP Paribas.

(4)	The Outstanding TI/LC Obligations, Free Rent Obligations and Outstanding Capital Work, totaling $19,542,565, are all included in the rollover reserve.

(5)	Free Rent Obligations are contractually owed to Stifel, UBS, BNP Paribas and New Mountain Capital within the first 4 years of the loan term.

(6)	The Rent Support Reserve is for the New Mountain Capital renewal space on the 49th floor, the UBS expansion space on the 13th floor, the Stifel expansion space on the 12th floor and the BNP Paribas expansion on the 32nd and 33rd floors.

(7)	The Outstanding Capital Work reserve is for the Willkie Farr restroom space and 12th floor demolition.

A-3-5

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

The Borrower / Sponsor.    The borrower, FSP 787 Seventh, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the non-recourse carve-out guarantor is Fifth Street Properties, LLC, a joint venture controlled by California Public Employees’ Retirement System (“CalPERS”) and CommonWealth Pacific, LLC (“CommonWealth”). The joint venture is split approximately 99.7% CalPERS and 0.3% CommonWealth, and as of June 2015 has approximately $3.4 billion in assets and $2.2 billion of net worth, excluding the 787 Seventh Avenue Property.

CalPERS, with approximately $274 billion in assets as of February 9, 2016 (including $26.9 billion of real estate), is a public pension fund and administers retirement benefits for more than 1.8 million active and retired State, public school, and local public agency employees and their families.

CommonWealth is a privately held, vertically integrated real estate investment, development and management firm based in Los Angeles, with offices across the United States. CommonWealth currently holds assets throughout the United States including Washington D.C., Boston, Seattle, San Francisco, Palo Alto, Sunnyvale, and Los Angeles. With the acquisition of 787 Seventh Avenue, CommonWealth will have $7.1 billion of assets under management. Including the 787 Seventh Avenue Property, CommonWealth has executed approximately $10 billion of transactions in partnerships with CalPERS and is an investor on behalf of the pension fund.

The Property. The 787 Seventh Avenue Property is a 50-story, 1,706,007 sq. ft., Class A office building located on the east side of Seventh Avenue between West 51st and West 52nd Streets that includes approximately 1.6 million sq. ft. of office space, 53,000 sq. ft. of retail space, 45,000 sq. ft. of concourse/storage space, and 23,000 sq. ft. of auditorium space. The 787 Seventh Avenue Property features a lobby, which is available to tenants for evening and weekend corporate events, featuring artwork by Roy Lichtenstein and a 40 foot semi-circular marble settee designed by Scott Burton. The 787 Seventh Avenue Property is also home to restaurants including Le Bernardin and Bobby Flay’s Bar Americain, as well as an on-site Athletic & Swim Club.

Originally known as the “Equitable Life Building,” the 787 Seventh Avenue Property has been owned and operated since its development in 1985 as the headquarters for The Equitable Life Assurance Society of the United States (the predecessor company to AXA Financial). The 787 Seventh Avenue Property is located in the West Side submarket and features access to the B, D, F and M subway lines which provide connections from the Upper East Side and Grand Central to Union Square, Downtown and Brooklyn. Additionally, the 787 Seventh Avenue Property is within walking distance of certain Midtown Manhattan destinations including Central Park, Grand Central Terminal and the Plaza District, as well as both the 49th Street subway station (N, Q, R subway lines) and the Seventh Avenue subway station (B, D, E subway lines).

The 787 Seventh Avenue Property has undergone approximately $20.7 million in capital improvements since 2007 in an effort to modernize and upgrade building attributes. Major renovations include an approximately $5.9 million ice plant installation between 2009 and 2011, an approximately $3.2 million bathroom renovation in 2015 and a ground level retail upgrade of approximately $1.7 million between 2010 and 2011. Moreover, since July 2013, the owner of the 787 Seventh Avenue Property has completed 863,293 sq. ft. of major office leasing through new leases, expansion and renewals at the 787 Seventh Avenue Property. The recent leasing includes a renewal and expansion signed with New Mountain Capital, LLC, totaling 49,670 sq. ft. at a weighted average rent of $92.38 PSF, an expansion signed with Stifel totaling 36,123 sq. ft. at a weighted average rent of $73.50 PSF and an expansion signed with UBS totaling 31,397 sq. ft. at a weighted average rent of $68.00 PSF.

As of January 31, 2016, the 787 Seventh Avenue Property is approximately 98.3% occupied. The 787 Seventh Avenue Property’s five largest tenants are BNP Paribas (NR/A1/A+ by Fitch/Moody’s/S&P, 26.6% of NRA, lease expiration date: 12/31/22), Sidley Austin (2015 AMLaw Top 200: #9 ranking, 20.1% of NRA, lease expiration date: 5/15/22), Willkie Farr (2015 AMLaw Top 200: #55, 19.0% of NRA, lease expiration date: 8/31/27), Stifel (BBB/NR/BBB- by Fitch/Moody’s/S&P, 12.6% of NRA, lease expiration date: 11/30/26), and UBS (NR/NR/BBB+ by Fitch/Moody’s/S&P, 8.9% of NRA, lease expiration date: 12/31/25). These institutional tenants represent approximately 87.2% of NRA and 91.0% of the underwritten gross rent.

Environmental Matters. The Phase I environmental report dated December 2, 2015 recommended no further action at the 787 Seventh Avenue Property.

Major Tenants.

BNP Paribas (453,706 sq. ft.; 26.6% of NRA; 27.8% of U/W Base Rent; NR/A1/A+ by Fitch/Moody’s/S&P) BNP Paribas, a European Bank, operates 7,150 branches in more than 75 countries across Europe, North America, Africa and Asia. The company and its subsidiaries specialize in retail banking, corporate and investment banking and investment services. The company also owns Belgium’s BNP Paribas Fortis, which operates more than 1,000 branches in Europe and the United States. In the western United States, the company owns BancWest, the parent of Bank of the West and First Hawaiian Bank. The tenant uses the 787 Seventh Avenue Property as its United States headquarters.

A-3-6

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

The tenant recently expanded onto the 36th floor and amended its lease to include the 32nd and the 33rd floors, which the tenant is currently subleasing from MSSB. Additionally, BNP Paribas has recently secured signage rights around the entrances of the 787 Seventh Avenue Property. BNP Paribas has one, 10-year extension option for at least 80% of BNP Paribas’s NRA upon written notice at least 18 months prior to the lease expiration date of December 31, 2022 at 100% of fair market value. BNP Paribas has a one-time right to terminate its lease on December 31, 2019 which right must be exercised on or before June 30, 2018.

Sidley Austin LLP (342,838 sq. ft.; 20.1% of NRA; 24.4% of U/W Base Rent) Sidley Austin, a law firm, focuses on business transactions and litigation. Sidley Austin’s clients are in the agribusiness, energy, financial services, insurance, investment fund, life sciences, and technology sectors. Notable clients include Toys “R” Us, China Horizon Investments, Wanxiang America, UBS, GlaxoSmithKline, and Flextronics International. The tenant uses the 787 Seventh Avenue Property as its Northeast United States headquarters. Sidley Austin has one, 10-year extension option upon written notice at least 21 months prior to the expiration date at the fair market rent. The tenant has no termination options.

Willkie Farr & Gallagher LLP (324,133 sq. ft.; 19.0% of NRA; 16.1% of U/W Base Rent) Willkie Farr, a law firm, specializes in mergers and acquisitions, bankruptcy, and intellectual property. The law firm recently represented AT&T in gaining FCC approval for the acquisition of MediaOne Group. It employs approximately 600 attorneys. Willkie Farr has United States offices in New York and Washington, D.C. as well as international offices in Brussels, Frankfurt, London, Milan, Paris, and Rome. The firm also has a strategic partnership with Dickson Minto in the United Kingdom. The firm’s clients have included Hudsons Bay Company, KKR, Lehman Brothers, Macquarie Group, Men’s Wearhouse, and Spectrum Pharmaceuticals. The 787 Seventh Avenue Property serves as the firm’s global headquarters. The tenant exercised both of its options to extend its lease at the 787 Seventh Avenue Property for a total of 10 years through August 2027. The first renewal term will commence on September 1, 2017. The tenant has no renewal or termination options remaining.

The Market. The 787 Seventh Avenue Property is located in Midtown Manhattan in the West Side submarket within the Midtown West Office District. The Midtown West Office District is the area bounded by 30th Street and 42nd Street west of Avenue of the Americas to the Hudson River and by 42nd Street to 72nd Street west of Seventh Avenue, to the Hudson River. The Midtown West Office District is comprised of three submarkets: West Side, Times Square South and Penn Station. According to the appraisal, the Midtown West Office District totals approximately 38.1 million sq. ft. of Class A office space across 53 buildings as of the third quarter of 2015.

According to the appraisal, the Midtown Manhattan overall office vacancy rate rose 0.4% to 9.3% during third quarter of 2015, ending seven consecutive quarters of declining vacancy. This is largely due to the completion of 7 Bryant Park and 34 East 51st Street. The overall weighted average asking rent for space in the Midtown West Office District rose by $0.59 PSF during the third quarter of 2015, increasing from $76.45 PSF during the last quarter to $77.04 PSF. It was the first time since early 2009 where overall asking rents surpassed $76.00 PSF. Midtown West Office District Class A asking rents were $83.74 as of the third quarter of 2015, approximately 8.7% higher than the overall asking rent in the Midtown West Office District office market.

According to the appraisal, the Midtown West Side office submarket features an overall vacancy of 10.8% as of the third quarter of 2015 across all office space, which is slightly below the overall vacancy rate of 11.0% in the second quarter of 2015. The Class A vacancy rate was slightly higher at 11.8%. Overall asking rents remained flat from the second quarter, decreasing slightly from $75.95 PSF to $75.82 PSF as of the third quarter. Direct asking rents remained flat between quarters at $79.26 PSF. Class A leasing activity through the first three quarters of 2015 was 968,906 sq. ft., accounting for over 91.3% of all leasing activity in the Midtown West Side office submarket.

The appraiser identified 40 competitive properties totaling approximately 47.0 million sq. ft. that exhibited a rental range of $54.00 to $150.00 PSF and a weighted average occupancy rate of approximately 93.6% for direct space. Of the 40 competitive buildings, nine are considered directly competitive with the 787 Seventh Avenue Property in terms of building classification, asking rents, rentable office area and quality. The weighted average direct occupancy for the directly competitive buildings is approximately 96.0%, compared to approximately 93.6% for the full competitive set and approximately 92.2% for the Class A Midtown submarket as a whole. The following chart summarizes the nine properties considered to be direct comparables within the Midtown office submarket:

A-3-7

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

Directly Competitive Buildings(1)
Property	Office Area (NRA)	Available Sq. Ft. (Direct)	Available Sq. Ft. (Sublease)	Direct Occupancy	Total Occupancy	Direct Asking Rent (Low)	Direct Asking Rent (High)
745 Seventh Avenue	1,036,741	0	0	100.0%	100.0%	N/A	N/A
888 Seventh Avenue	790,000	58,500	11,160	92.6%	91.2%	$115.00	$115.00
1095 Avenue of the Americas	1,300,000	40,806	0	96.9%	96.9%	$130.00	$150.00
1114 Avenue of the Americas	1,310,000	81,220	4,480	93.8%	93.5%	$80.00	$105.00
1251 Avenue of the Americas	1,893,652	129,611	0	93.2%	93.2%	$70.00	$105.00
1285 Avenue of the Americas	1,473,950	0	0	100.0%	100.0%	N/A	N/A
1290 Avenue of the Americas	1,987,328	5,736	12,656	99.7%	99.1%	$75.00	$80.00
1301 Avenue of the Americas	1,764,411	171,178	92,300	90.3%	85.1%	$90.00	$90.00
1345 Avenue of the Americas	1,640,000	42,250	0	97.4%	97.4%	$95.00	$95.00
Total / Wtd. Avg.	13,196,082	529,301	120,596	96.0%	95.1%	$70.00	$150.00
(1)	Source: Appraisal.

The appraiser’s market rent conclusions demonstrate that gross rents for office space at the 787 Seventh Avenue Property are approximately 7.0% below market. The following table details the appraiser’s rent conclusions by type and location:

Office Market Rents
Type	Average Floorplate (Sq. Ft.)(1)	Market Rent PSF(1)	In Place Annual Gross Rent PSF(2)	% Above (Below) Market
Office Annex	11,573	$65.00	$59.71	-8.1%
Office Floors 2-8	51,803	$70.00	$69.68	-0.5%
Office Floors 9-15	34,731	$75.00	$73.56	-1.9%
Office Floors 16-26	31,607	$85.00	$95.88	12.8%
Office Floors 27-34	32,567	$90.00	$79.00	-12.2%
Office Floors 35-43	25,126	$100.00	$78.67	-21.3%
Office Floors 44-49	26,046	$110.00	$99.15	-9.9%
Office Floor 50	28,677	$125.00	N/A	N/A
Total / Wtd. Avg.	33,131	$86.40	$80.37	-7.0%

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll.

A-3-8

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	Sponsor Budget (2016)	U/W	U/W PSF
Base Rent	$103,456,289	$100,707,522	$109,641,017	$114,892,357	$113,104,663	$66.30
Rent Abatements	0	0	0	0	0	0.00
Straight Line Rents(1)	0	0	0	0	4,413,016	2.59
Value of Vacant Space	0	0	0	761,126	3,584,625	2.10
Gross Potential Rent	$103,456,289	$100,707,522	$109,641,017	$115,653,483	$121,102,304	$70.99
Total Recoveries	13,227,719	14,735,739	18,615,684	17,086,311	16,204,599	9.50
Total Other Income	10,620,096	11,478,734	12,537,875	12,787,244	12,416,664	7.28
Less: Vacancy(2)	0	0	0	(761,126)	(6,587,073)	(3.86)
Less: Abatements	0	0	0	(2,509,238)	0	0.00
Effective Gross Income	$127,304,104	$126,921,995	$140,794,576	$142,256,674	$143,136,494	$83.90
Total Variable Expenses	22,154,250	23,176,706	24,570,674	23,709,389	24,597,386	14.42
Total Fixed Expenses	29,866,334	32,293,013	35,637,284	36,299,348	35,925,167	21.06
Net Operating Income	$75,283,519	$71,452,276	$80,586,618	$82,247,937	$82,613,941	$48.43
TI/LC	0	0	0	0	4,323,091	2.53
Capital Expenditures	0	0	0	0	477,682	0.28
Net Cash Flow	$75,283,519	$71,452,276	$80,586,618	$82,247,937	$77,813,168	$45.61
(1)	Straight Line Rents represent future contractual step bumps for investment grade tenants: BNP Paribas, Stifel, UBS, Willkie Farr and Sidley Austin. In addition, contractual rent steps for the remaining tenants are underwritten through January 2017.

(2)	U/W Vacancy is underwritten to a vacancy rate of 4.5% of all revenue except for parking net income, miscellaneous income, BNP Paribas’ signage income and telecom income. The 787 Seventh Avenue Property has a 10-year historical occupancy average of approximately 97.7%.

Property Management.   The 787 Seventh Avenue Property is managed by Commonwealth Partners Management Services, L.P., a borrower affiliate.

Lockbox / Cash Management.     The 787 Seventh Avenue Whole Loan is structured with a hard lockbox and springing cash management. All rents are required to be directly deposited by the tenants of the 787 Seventh Avenue Property into a clearing account controlled by the lender. In the absence of a Trigger Period, Sweep Lease Period or Reserve Trigger Period (each as defined below), the funds in the clearing account will be swept daily into an account controlled by the borrower. During a Trigger Period, Sweep Lease Period or Reserve Trigger Period, funds in the clearing account will be swept daily into a deposit account controlled by the lender and applied and disbursed in accordance with the loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) the commencement of a Low Debt Yield Trigger Period (as defined below) or (iii) the commencement of a mezzanine loan default; and will end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender (and no other event of default is then continuing), (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Yield Trigger Period has ended or (C) with respect to a Trigger Period continuing due to clause (iii), the mezzanine loan default has been cured.

A “Low Debt Yield Trigger Period” will commence if, as of the last day of any quarter, (i) the 787 Seventh Avenue Whole Loan debt yield falls below 7.05% and (ii) the aggregate debt yield (based on the balance of the 787 Seventh Avenue Whole Loan and the mezzanine loan) falls below 5.50% and will cease to exist if either (i) the 787 Seventh Avenue Whole Loan debt yield is at least 7.37% for two consecutive quarters or (ii) the aggregate debt yield (based on the balance of the 787 Seventh Avenue Whole Loan and the mezzanine loan) is at least 5.75% for two consecutive quarters.

A “Reserve Trigger Period” will commence if, as of the last day of any quarter, (i) the 787 Seventh Avenue Whole Loan debt yield falls below 8.33% or (ii) the aggregate debt yield (based on the balance of the 787 Seventh Avenue Whole Loan and the mezzanine loan) falls below 6.50% and will cease to exist if either (i) the 787 Seventh Avenue Whole Loan debt yield is at least 8.65% for two consecutive quarters or (ii) the aggregate debt yield (based on the balance of the 787 Seventh Avenue Whole Loan and the mezzanine loan) is at least 6.75% for two consecutive quarters.

The 787 Seventh Avenue Whole Loan provides that the borrower may cure a Low Debt Yield Trigger Period or a Reserve Trigger Period by paying down a portion of the 787 Seventh Avenue Whole Loan balance (together with the applicable yield maintenance premium) in order to satisfy the minimum debt yield requirement, subject to certain conditions, including a pro rata repayment of the related mezzanine loan and together with the applicable prepayment fee.

A-3-9

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

A “Sweep Lease Period” commences on the first payment date following the occurrence of any of the following: (i) the date notice of renewal or extension was required to be provided in accordance with the terms of any Sweep Lease (as defined below) if such renewal or extension has not been so exercised; (ii) the early termination, early cancellation or early surrender of a Sweep Lease or upon the borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of the applicable Sweep Lease; (iii) the date any Sweep Tenant (as defined below) has ceased operating its business at all or substantially all of the space demised to such Sweep Tenant pursuant to the applicable Sweep Lease; (iv) the occurrence of a monetary or material non-monetary default by a Sweep Tenant under a Sweep Lease beyond all applicable notice and cure periods thereunder; and (v) the filing or commencement of a bankruptcy or insolvency proceeding of a Sweep Tenant.

“Sweep Lease” means the Sidley Austin lease and BNP Paribas lease and any replacement lease covering all or substantially all the space currently demised under such lease. “Sweep Tenant” means any tenant under a Sweep Lease.

Initial Reserves.    At loan origination, the borrower deposited (i) $29,427,304 into the prepaid rent reserve account, of which $25,291,620 is prepaid rent for Sidley Austin, $3,820,957 of which was subsequently released to the borrower for tenant reimbursements for prepaid real estate taxes through June 30, 2016 resulting in a prepaid rent reserve of $25,606,347, (ii) $19,542,565 into the rollover reserve on an account for approved leasing expenses, tenant improvements, leasing commissions, capital work and free rent for various tenants and (iii) $1,138,085 into the rent support reserve to fund certain costs, expenses and free rent related to expansion space leased by existing tenants.

Ongoing Reserves.    During the continuance of a Trigger Period, Sweep Lease Period or Reserve Trigger Period, on a monthly basis the borrower is required to deposit reserves of (i) 1/12 of estimated annual taxes, (ii) provided an acceptable blanket policy is no longer in place, 1/12 of annual insurance premiums, (iii) 1/12 of $1.50 times the aggregate amount of rentable sq. ft. of the 787 Seventh Avenue Property for tenant improvements and leasing commissions (provided such amounts are not required if only a Sweep Lease Period is existing) and (iv) 1/12 of $0.30 times the aggregate amount of rentable sq. ft. of the 787 Seventh Avenue Property as described in the loan documents for capital expenditures (provided such amounts are not required if only a Sweep Lease Period is existing). During the continuance of a Sweep Lease Period (as defined below) (unless an event of default exists, in which event all amounts will be deposited into an account to be held by the lender as cash collateral for the 787 Seventh Avenue Whole Loan), all available excess cash (after payment of debt service and deposits as required under clauses (i) and (ii) above) will be swept into a reserve account (the “Lease Sweep Reserve”) and will be made available to the borrower to pay for certain tenant improvements, leasing commissions and other costs incurred by the borrower in connection with the re-tenanting of the space covered by the respective lease. In addition, at the beginning of each lease year under any lease, the borrower is required to deposit any rent paid more than one month in advance into the prepaid rent reserve.

Notwithstanding the foregoing, the reserves collected under (iii) and (iv) above (the “Rollover Reserve” and the “Capital Expenditure Reserve”, respectively), will be capped at 24 months collection and the 787 Seventh Avenue Whole Loan documents provide that amounts on deposit in the Rollover Reserve and in the Capital Expenditure Reserve in excess of 12 times the required monthly deposit can be used for capital expenditures and tenant improvements and leasing commissions, respectively. In addition, the borrower is permitted to post one or more letters of credit acceptable to the lender in lieu of cash reserves for the Rollover Reserve and Capital Expenditure Reserve, subject to compliance with rating agency requirements.

Current Mezzanine or Subordinate Indebtedness.    The 787 Seventh Avenue Whole Loan includes a Junior Note with an original principal balance of $214,000,000 that was contributed to the COMM 2016-787S transaction. In addition, a $220,000,000 mezzanine loan was funded concurrently with the origination of the 787 Seventh Avenue Whole Loan and thereafter sold to 787 Manhattan Barnes, LLC. The mezzanine loan is coterminous with the 787 Seventh Avenue Whole Loan and accrues interest at a fixed per annum rate equal to 4.85000%. An intercreditor agreement is in place with respect to the 787 Seventh Avenue Whole Loan and the related mezzanine loan.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-10

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

A-3-11

787 Seventh Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 1 787 Seventh Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 29.3% 3.53x 14.6%

Central Park
CARTIFACT
787 Seventh Avenue
787 Seventh Avenue
New York, NY 10019
MIDTOWN
NORTH
ROCKEFELLER
CENTER
THEATER
DISTRICT
W 57TH STREET
W 57th STREET
E 57TH STREET
W 42ND STREET
E 42ND STREET
Time Warner Center
Carnegie Hall
Plaza Hotel
General Motors Bldg
Museum Of Modern Art (MOMA)
CBS Building
Equitable Life Assurance Society
Radio City Music Hall
RCA Building
Saint Patrick's Cathedral
Waldorf Astoria Hotel
Met Life Building
Grand Central Terminal
Bloomingdale's
New York Hilton Hotel
Times Square
Bank of America Tower
UPPER EAST SIDE
UPPER WEST SIDE
WEST NEW YORK
ASTORIA
LONG ISLAND CITY
Metropolitan Museum of Art
Central Park
Rockefeller Center
MIDTOWN
United Nations
Empire State Building
New York
MANHATTAN
NYU
SOHO
HOBOKEN
JERSEY CITY
FINANCIAL DISTRICT
BROOKLYN

A-3-12

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A-3-13

5715-62A Richmond Road Williamsburg, VA 23188	Collateral Asset Summary – Loan No. 2 Williamsburg Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 54.8% 2.52x 11.4%

A-3-14

5715-62A Richmond Road Williamsburg, VA 23188	Collateral Asset Summary – Loan No. 2 Williamsburg Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 54.8% 2.52x 11.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Simon Property Group, L.P.
Borrowers:	Williamsburg Outlets, L.L.C.; Williamsburg Mazel, LLC
Original Balance(2):	$70,000,000
Cut-off Date Balance(2):	$70,000,000
% by Initial UPB:	8.6%
Interest Rate:	4.2290%
Payment Date:	6th of each month
First Payment Date:	March 6, 2016
Maturity Date:	February 6, 2026
Amortization:	Interest Only
Additional Debt(2):	$115,000,000 Pari Passu Debt
Call Protection(3)(4):	L(26), D(87), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing

Financial Information(6)
Cut-off Date Balance / Sq. Ft.:	$354
Balloon Balance / Sq. Ft.:	$354
Cut-off Date LTV:	54.8%
Balloon LTV:	54.8%
Underwritten NOI DSCR:	2.66x
Underwritten NCF DSCR:	2.52x
Underwritten NOI Debt Yield:	11.4%
Underwritten NCF Debt Yield:	10.8%
Underwritten NOI Debt Yield at Balloon:	11.4%
Underwritten NCF Debt Yield at Balloon:	10.8%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Williamsburg, VA
Year Built / Renovated:	1987 / 2005
Total Sq. Ft.:	522,133
Property Management:	Simon Management Associates, LLC
Underwritten NOI:	$21,124,575
Underwritten NCF:	$19,976,379
Appraised Value:	$337,800,000
Appraisal Date:	December 3, 2015

Historical NOI
Most Recent NOI:	$21,160,875 (T-12 July 31, 2015)
2014 NOI:	$20,711,911 (December 31, 2014)
2013 NOI:	$19,642,834 (December 31, 2013)
2012 NOI:	$18,424,756 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy(7):	95.2% (December 10, 2015)
2014 Occupancy:	96.9% (December 31, 2014)
2013 Occupancy:	97.5% (December 31, 2013)
2012 Occupancy:	96.7% (December 31, 2012)

(1)	The sponsor is also the sponsor of the mortgage loan identified on Annex A-1 to the Prospectus as Hagerstown Premium Outlets, which has a Cut-off Date Balance of $30.0 million.
(2)	The Williamsburg Premium Outlets Whole Loan is evidenced by six pari passu notes in the aggregate original principal amount of $185.0 million. The controlling Note A-1 with an original principal balance of $40.0 million and the non-controlling Note A-6 with an original principal balance of $30.0 million will be included in the DBJPM 2016-C1 mortgage trust. The non-controlling Note A-3 and non-controlling Note A-4, with an aggregate original principal balance of $50.0 million, were included in the COMM 2016-DC2 mortgage trust. The remaining non-controlling Note A-2 and non-controlling Note A-5, with an aggregate original principal balance of $65.0 million, will not be included in the trust and are expected to be held by GACC or an affiliate and contributed to one or more future securitizations. For additional information on the pari passu companion loans, see “The Loan” herein.
(3)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Defeasance of the full $185.0 million Williamsburg Premium Outlets Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 6, 2019. The assumed lockout period of 26 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.
(4)	The borrower may, without lender consent, transfer non-income producing portions of the Williamsburg Premium Outlets Property (through sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the borrower.
(5)	See “Initial Reserves” and “Ongoing Reserves” herein.
(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Williamsburg Premium Outlets Whole Loan.
(7)	Most Recent Occupancy includes 6,450 sq. ft. (1.2% of NRA) recently leased to Bon Worth (2,978 sq. ft.), Swarovski (1,800 sq. ft), and Pandora Outlet (1,672 sq. ft.). The tenants are expected to begin paying rent before May 2016.

A-3-15

5715-62A Richmond Road Williamsburg, VA 23188	Collateral Asset Summary – Loan No. 2 Williamsburg Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 54.8% 2.52x 11.4%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	Lease Expiration	U/W Base Rent PSF	Total Sales (000s)(2)	Sales PSF(2)	Occupancy Cost(2)

Anchor / Grocery Tenant
Food Lion	NR/Baa3/BBB	29,000	5.6%	4/20/2020	$6.50	10,652	$367	1.8%

Major Tenants (>10,000 sq. ft.)
Nike Factory Store	NR/A1/AA-	13,852	2.7%	9/30/2020	$20.00	$11,850	$855	3.5%
Polo Ralph Lauren	NR/A2/A	12,538	2.4%	8/31/2018	$25.35	$9,500	$758	3.4%
Coach	BBB/Baa2/BBB-	10,000	1.9%	1/31/2024	$85.00	$7,561	$756	13.2%
Major Tenants Subtotal / Wtd. Avg.		36,390	7.0%		$39.71	$28,911	$794	6.0%

In-line Tenants (<10,000 sq. ft.)		424,319	81.3%		$39.93	$179,034	$485	11.2%
Restaurants		7,313	1.4%		$44.60	$2,126	$317	20.8%
Total Occupied Collateral		497,022	95.2%		$38.03	$220,723	$500	10.2%
Vacant		25,111	4.8%
Total / Wtd. Avg.		522,133	100.0%

(1)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.
(2)	Total Sales (000s), Sales PSF and Occupancy Cost are provided by the borrower and represent the trailing 12 months ended July 2015 for tenants that reported sales.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	3	7,000	1.3%	7,000	1.3%	$42.58	1.6%	1.6%
2016	10	31,319	6.0%	38,319	7.3%	$32.89	5.4%	7.0%
2017	11	39,833	7.6%	78,152	15.0%	$37.20	7.8%	14.9%
2018	32	100,145	19.2%	178,297	34.1%	$43.81	23.2%	38.1%
2019	19	72,785	13.9%	251,082	48.1%	$36.94	14.2%	52.3%
2020	14	86,536	16.6%	337,618	64.7%	$23.96	11.0%	63.3%
2021	8	36,340	7.0%	373,958	71.6%	$33.96	6.5%	69.8%
2022	6	25,647	4.9%	399,605	76.5%	$31.74	4.3%	74.1%
2023	4	16,600	3.2%	416,205	79.7%	$44.57	3.9%	78.0%
2024	6	29,299	5.6%	445,504	85.3%	$52.98	8.2%	86.2%
2025	9	37,583	7.2%	483,087	92.5%	$49.21	9.8%	96.0%
2026	3	12,263	2.3%	495,350	94.9%	$49.37	3.2%	99.2%
Thereafter	1	1,672	0.3%	497,022	95.2%	$88.70	0.8%	100.0%
Vacant	NAP	25,111	4.8%	522,133	100.0%	NAP	NAP
Total / Wtd. Avg.	126	522,133	100.0%			$38.03	100.0%

(1)	A number of tenants have lease termination options related to co-tenancy provisions, exclusivity provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule or the site plan.

The Loan. The Williamsburg Premium Outlets loan (the “Williamsburg Premium Outlets Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 522,133 sq. ft., outlet center located in Williamsburg, Virginia (the “Williamsburg Premium Outlets Property”) with an Original and Cut-Off Date Balance of $70.0 million. The Williamsburg Premium Outlets Loan is evidenced by the controlling Note A-1 with an original principal balance of $40.0 million and the non-controlling Note A-6 with an original principal balance of $30.0 million, which will be included in the DBJPM 2016-C1 mortgage trust. The non-controlling Note A-3 and non-controlling Note A-4, with an aggregate original principal balance of $50.0 million were included in the COMM 2016-DC2 mortgage trust, and the non-controlling Note A-2 and non-controlling Note A-5, with an aggregate original principal balance of $65.0 million, are expected to be held by GACC or an affiliate and contributed to one or more future securitizations, are pari passu companion loans (and together with the Williamsburg Premium Outlets Loan, “the Williamsburg Premium Outlets Whole Loan”).

The relationship between the holders of the Williamsburg Premium Outlets Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–Williamsburg Premium Outlets Whole Loan” in the Prospectus.

A-3-16

5715-62A Richmond Road Williamsburg, VA 23188	Collateral Asset Summary – Loan No. 2 Williamsburg Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 54.8% 2.52x 11.4%

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$40,000,000	$40,000,000	DBJPM 2016-C1	Yes
Note A-2	$40,000,000	$40,000,000	GACC	No
Note A-3	$25,000,000	$25,000,000	COMM 2016-DC2	No
Note A-4	$25,000,000	$25,000,000	COMM 2016-DC2	No
Note A-5	$25,000,000	$25,000,000	GACC	No
Note A-6	$30,000,000	$30,000,000	DBJPM 2016-C1	No
Total	$185,000,000	$185,000,000

The Williamsburg Premium Outlets Whole Loan has a 10-year term and pays interest only for the term of the loan. The Williamsburg Premium Outlets Whole Loan accrues interest at a fixed rate equal to 4.2290%. Loan proceeds were used to refinance existing debt of approximately $98.0 million, pay closing costs of approximately $1.3 million and return approximately $85.7 million of equity to the loan sponsor. Based on the “As-is” appraised value of $337.8 million as of December 3, 2015, the Cut-Off Date LTV is 54.8%. The most recent prior financing of the Williamsburg Premium Outlets Property was included in the WBCMT 2006-C26, WBCMT 2006-C27 and RREF 2007-1A securitizations.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$185,000,000	100.0%	Loan Payoff	$98,018,872	53.0%
			Closing Costs	$1,295,278	0.7%
			Return of Equity	$85,685,850	46.3%
Total Sources	$185,000,000	100.0%	Total Uses	$185,000,000	100.0%

The Borrower / Sponsor.    The borrowers are Williamsburg Outlets, L.L.C. and Williamsburg Mazel, LLC, each a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower and carve-out guarantor is Simon Property Group, L.P., which is the operating partnership of Simon Property Group, Inc. (“Simon”). Simon (rated NR/A2/A by Fitch/Moody’s/S&P) is a publicly traded self-administered and self-managed real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon is one of the largest publicly traded owner, operator and developer of retail assets in the United States. As of September 30, 2015, Simon operated 208 income-producing properties in the United States, consisting of 109 malls, 69 outlet centers, 14 mills, three community centers, and 13 other retail properties located in 37 states and Puerto Rico. As of September 2015, Simon had approximately $30.6 billion in assets, which is up 3.8% from approximately $29.5 billion in December 2014. Consolidated net income for the nine months ended September 30, 2015 was approximately $1.5 billion, which is up 25.3% from approximately $1.2 billion for the nine months ended September 30, 2014.

The Williamsburg Premium Outlets Whole Loan will be recourse to the guarantor pursuant to standard non-recourse carve-outs, however, the guaranty (which also includes environmental indemnity provisions) provides that the guarantor’s liability may not exceed $37.0 million in the aggregate (20.0% of the original loan amount), plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.

The Property. The Williamsburg Premium Outlets Property consists of a 522,133 sq. ft. open-air outlet center situated on a 57.1 acre site located approximately 45 miles southeast of Richmond, Virginia and 4 miles north of William and Mary University. The Williamsburg Premium Outlets Property was developed in phases starting in 1987 and renovated in 2005. In 2010, the Williamsburg Premium Outlets Property was acquired by its current sponsor, Simon Property Group, L.P., for approximately $211.9 million ($406 PSF) on an allocated cost basis, as a part of its acquisition of Prime Outlets. Over the course of the ownership, the sponsor invested approximately $38.6 million ($74 PSF) in the Williamsburg Premium Outlets Property, mainly for tenant improvements and leasing commissions.

As of December 10, 2015, the Williamsburg Premium Outlets Property was 95.2% leased to a broad mix of approximately 126 national and international brand-name retailers including Nike Factory Store, Polo Ralph Lauren, Coach, Banana Republic Factory, Ann Taylor Factory Store, Nautica Factory Store, J. Crew Factory Store and Michael Kors. The center also includes a 29,000 sq. ft. Food Lion grocer and a Rite Aid pharmacy, which create an additional draw to the center. The Williamsburg Premium Outlets Property features approximately 2,961 surface parking spaces, which equates to a ratio of 5.67 spaces per 1,000 sq. ft.

For the trailing twelve month period ended July 2015, tenants at the Williamsburg Premium Outlets Property report sales and occupancy cost of approximately $500 PSF and 10.2%, respectively, with sales and occupancy cost for In-line tenants with less than 10,000 sq. ft. reported to be $485 PSF and 11.2%.

A-3-17

5715-62A Richmond Road Williamsburg, VA 23188	Collateral Asset Summary – Loan No. 2 Williamsburg Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 54.8% 2.52x 11.4%

The below table presents historical sales at the Williamsburg Premium Outlets Property.

Historical Sales PSF(1)
	2011	2012	2013	2014	Trailing 12 Month(2)

Anchor / Grocery
Food Lion	$381	$376	$357	$361	$367

Major Tenants (>10,000 sq. ft.)
Nike Factory Store	$619	$711	$771	$841	$855
Polo Ralph Lauren	$867	$902	$847	$760	$758
Coach	NAP	NAP	$909	$923	$756
Major Tenants Subtotal / Wtd. Avg.	$736	$802	$835	$835	$794

In-line Tenants (<10,000 sq. ft.)	$449	$459	$471	$481	$485
Restaurants	$486	$526	$356	$334	$317
Total/Wtd. Avg.	$464	$476	$492	$500	$500
(1)	Sales figures were provided by the borrower and represent the most recent trailing 12 months for tenants reporting sales.
(2)	The trailing 12 months represent sales through July 2015.

Environmental Matters. The Phase I environmental report dated December 11, 2015 recommended no further action at the Williamsburg Premium Outlets Property.

The Market.     The Williamsburg Premium Outlets Property is located within the Hampton Roads market (Virginia Beach-Norfolk-Newport News VA-NC MSA), along the west side of Route 60 (Richmond Road) and just south of the interchange with Route 199 (Humelsine Parkway) in Williamsburg. The outdoor shopping destination serves the nearby areas of Williamsburg, Virginia Beach, Norfolk and Richmond. There are also several attractions within a 15 mile radius that provide additional draws to the area, including Great Wolf Lodge, College of William and Mary, which has approximately 8,500 students, and Colonial Williamsburg, a living-history museum, as well as Busch Gardens Theme Park and Water Country USA water park.

The Williamsburg Premium Outlets Property is the only premium outlet center within a 70 mile radius. The primary trade area of the Williamsburg Premium Outlets Property is an approximately 15 mile radius. Within a 15-mile radius of the Williamsburg Premium Outlets Property, the 2015 average household income is $91,415 with a population of 157,271. The population is projected to increase 1.4% annually from 2015 to 2020 according to the appraisal.

According to the appraisal, as of the third quarter of 2015, the Hampton Roads retail market had approximately 102.3 million sq. ft. of retail space with a vacancy rate of approximately 6.1%. In addition, the Williamsburg Premium Outlets Property is located in the Williamsburg Retail submarket and the area is also influenced by trends in the nearby Lightfoot Retail submarket. The Williamsburg and Lightfoot Retail submarkets had a third quarter of 2015 retail supply of approximately 5.5 million sq. ft. and 2.5 million sq. ft., respectively, with an average vacancy rate of 6.8% and 4.6%, respectively. For the Williamsburg Retail submarket, the current average asking rent is $17.66 PSF, which is higher than the Hampton Roads market. For the Lightfoot Retail submarket, the current average asking rent is $11.67 PSF, which is lower than the Hampton Roads market.

The table below summarizes the Williamsburg Premium Outlets Property’s competitive set.

Competitive Set(1)
Name (Competition Type)	Williamsburg Premium Outlets Property (Subject)	New Town Shops on Main (Primary)	Patrick Henry Mall (Secondary)	City Center at Oyster Point (Secondary)	Peninsula Town Center (Secondary)
Distance from Subject	NAP	2.0 miles south	25.0 miles south	28.0 miles south	33.0 miles south
Property Type	Outlet Center	Lifestyle Center	Regional Center	Lifestyle Center	Regional Center
Year Built / Renovated	1987 / 2005	2001	1987 / 2005	2004	1977
Occupancy	95.2%(2)	100.0%	90.0%	95.0%	75.0%
Size (Sq. Ft.)	522,133(2)	253,000	715,000	215,000	865,000
Anchors / Major Tenants	Food Lion, Nike Factory Store, Polo Ralph Lauren, Coach(2)	Regal Cinemas, Barnes & Noble	Dick’s Sporting Goods, Dillard’s, JC Penney, Macy’s	Paragon City Center 12	JC Penney, Macy’s, Target

(1)	Source: Appraisal.
(2)	Based on the December 10, 2015 rent roll.

A-3-18

5715-62A Richmond Road Williamsburg, VA 23188	Collateral Asset Summary – Loan No. 2 Williamsburg Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 54.8% 2.52x 11.4%

Cash Flow Analysis.

Cash Flow Analysis
	2012	2013	2014	T-12 7/31/2015	U/W	U/W PSF
Base Rent(1)	$17,682,876	$18,632,394	$18,910,964	$18,796,944	$19,719,545	$37.77
Value of Vacant Space	0	0	0	0	1,008,526	1.93
Gross Potential Rent	$17,682,876	$18,632,394	$18,910,964	$18,796,944	$20,728,072	$39.70
Total Recoveries	4,841,371	5,264,085	6,448,250	6,710,132	6,759,030	12.95
Total Other Income	891,146	912,843	1,233,984	1,275,677	1,039,556	1.99
Less: Vacancy & Credit Loss	69,873(2)	(7,076)	(32,796)	(26,476)	(1,524,664)(3)	(2.92)
Effective Gross Income	$23,485,266	$24,802,246	$26,560,402	$26,756,277	$27,001,994	$51.71
Total Operating Expenses	5,060,510	5,159,412	5,848,491	5,595,402	5,877,418	11.26
Net Operating Income	$18,424,756	$19,642,834	$20,711,911	$21,160,875	$21,124,575	$40.46
TI/LC	0	0	0	0	991,557	1.90
Capital Expenditures	0	0	0	0	156,640	0.30
Net Cash Flow	$18,424,756	$19,642,834	$20,711,911	$21,160,875	$19,976,379	$38.26

(1)	U/W Base Rent includes $457,175 in contractual step rent through December 31, 2016.
(2)	The 2012 Credit Loss number includes an $81,797 bad debt recovery relating to a write-off that occurred prior to Simon acquisition of the Williamsburg Premium Outlets Property in 2010. The recovery is netted against the bad debt expenses for a net recovery of $69,873 in 2012.
(3)	The U/W Vacancy (exclusive of Credit Loss) represents 6.8% of gross potential rent plus total other income and is based on the submarket vacancy rate as of the third quarter of 2015 of 6.8%. Credit Loss accounts for 0.2% of gross potential rent plus total other income and is based on the expected bad debt.

Property Management.    The Williamsburg Premium Outlets Property is managed by Simon Management Associates, LLC, a borrower affiliate.

Lockbox / Cash Management.    The Williamsburg Premium Outlets Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the lockbox account controlled by the lender. Provided no Lockbox Event (as defined herein) exists, all funds in the lockbox account are swept weekly (or more frequently if required by the borrower) to the borrower’s operating account. Upon the occurrence and during the continuance of a Lockbox Event, amounts on deposit in the lockbox account are required to be swept to a cash management account established and maintained by the lender, and applied to payment of all required payments and reserves as set forth in the Williamsburg Premium Outlets Loan documents.

A “Lockbox Event” will commence upon the occurrence of (i) an event of default, (ii) a bankruptcy action by the borrower or manager, or (iii) the DSCR is less than 1.10x for two consecutive quarters based on a trailing-four quarter period and will end upon (a) with respect to (i) above, such event of default is cured, (b) with respect to (ii) above, the manager is replaced with a qualified manager within 60 days of such bankruptcy action or such bankruptcy action is discharged or dismissed within 90 days without any adverse consequences to the Williamsburg Premium Outlets Property and (c) with respect to (iii) above, the DSCR is at least 1.10x for two consecutive calendar quarters based on the trailing-four quarter period. The borrower may not cure a Lockbox Event (x) more than a total of five times in the aggregate during the term of the loan or (y) triggered by a bankruptcy action of borrower at any time during the term of the loan.

Initial Reserves.    None.

Ongoing Reserves.    During the continuance of a DSCR Reserve Trigger Event (as defined below) or an event of default, the borrower is required to deposit monthly reserves on each payment date in an amount equal to (i) 1/12 of the estimated annual real estate taxes into a tax reserve account provided that there is a failure to pay taxes before they are due or the failure to provide evidence that taxes have been paid, (ii) $13,053 into a replacement reserve account, subject to a cap of $313,280 and (iii) $82,630 into a TI/LC reserve account, subject to a cap of $1,983,114. In addition, during an event of default, or if borrower has not provided satisfactory evidence that a reasonably acceptable blanket policy is in place, borrower will be required to deposit 1/12 of the estimated annual insurance premiums into an insurance reserve account.

A “DSCR Reserve Trigger Event” will commence upon the occurrence of the DSCR based on a trailing four quarter basis falling below 1.20x for two consecutive quarters and will end upon the DSCR being at least 1.20x for two consecutive quarters, based upon the trailing-four quarter period, provided no event of default has occurred and is continuing.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-19

5715-62A Richmond Road Williamsburg, VA 23188	Collateral Asset Summary – Loan No. 2 Williamsburg Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 54.8% 2.52x 11.4%

A-3-20

5715-62A Richmond Road Williamsburg, VA 23188	Collateral Asset Summary – Loan No. 2 Williamsburg Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 54.8% 2.52x 11.4%

MAP © 2016 CARTIFACT · DATA © OSM
CARTIFACT
Williamsburg Premium Outlets
5715-62A Richmond Road
Williamsburg, VA 23188
Williamsburg
OLD STAGE RD
Stonehouse GC
64
30
RICHMOND RD W
60
ROCHAMBEAU DR
York River State Park
RIVERVIEW RD
Kiskiack GC
RICHMOND RD
Little Creek Reservoir
HICKORY FORK RD
ARK RD
BELROI RD
CENTERVILLE RD
James City County Dist Park
LONGHILL RD
199
AIRPORT RD
Waller Mill Park
CAMP PEARY NAVAL RESERVATION
York River
Olde Towne Shopping Center
Ford's Colony Golf Course
RICHMOND RD
QUEENS DR
York County Quarter Park
COLONIAL NATIONAL HISTORIC PKWY
Monticello Shopping Center
Williamsburg Shopping Center
Williamsburg Amtrak Station
MONTICELLO AVE
College of William & Mary
Windsor Meade Shopping Center
Williamsburg Natl GC
PENNIMAN RD
Water Country Water Park
JAMESTOWN RD
S HENRY ST
Golden Horseshoe GC
MERRIMAC TRL
JOHN TYLER HWY
5
Governors Green Shopping Center
Colony Square Shopping Center
31
Two Rivers CC
WILLIAMSBURG-JAMESTOWN
RINGFIELD RD
YORKTOWN NAVAL WEAPONS STATION
Kingsmill CC
TURKEY RD
Bush Gardens Williamsburg
Kingsmill Woods GC
JAMESTOWN RD
Bray Links
POCAHONTAS TRL
COLONIAL NATIONAL HISTORIC PKWY
Carters Grove Park
James River
Hog Island State Wildlife Management Area
Chippokes Plant State Park
The Pines GC
FELKER AAF
FORT EUSTIS MILITARY RES
MARYLAND
NEW JERSEY
DELAWARE
Baltimore
Washington, D.C.
VIRGINIA
Salisbury
Atlantic Ocean
Richmond
Williamsburg
Virginia Beach
Norfolk

A-3-21

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

A-3-22

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Sponsor(1):	Various
Borrower:	NWNG LLC; NWNG Golf LLC
Original Balance(2):	$60,000,000
Cut-off Date Balance(2):	$60,000,000
% by Initial UPB:	7.3%
Interest Rate:	4.9500%
Payment Date:	1st of each month
First Payment Date:	February 1, 2016
Maturity Date:	January 1, 2026
Amortization:	Interest only for first 24 months; 360
months thereafter
Additional Debt(2)(3):	$105,000,000 Pari Passu Debt;
Future Mezzanine Debt Permitted
Call Protection(4)(5):	L(25), YM1(92), O(3)
Lockbox / Cash Management:	Hard / In Place

Reserves(6)
	Initial	Monthly
Taxes:	$182,282	$94,939
Insurance:	$12,758	$4,253
FF&E:	$0	4% of gross revenues for the
		calendar month which
		occurred two months prior
Seasonality:	$0	Springing

Financial Information(7)
Cut-off Date Balance / Room:	$348,101
Balloon Balance / Room:	$300,794
Cut-off Date LTV(8):	62.6%
Balloon LTV(8):	54.1%
Underwritten NOI DSCR(9):	1.63x
Underwritten NCF DSCR(9):	1.63x
Underwritten NOI Debt Yield:	10.4%
Underwritten NCF Debt Yield:	10.4%
Underwritten NOI Debt Yield at Balloon:	12.1%
Underwritten NCF Debt Yield at Balloon:	12.1%
(1)	Northwood Real Estate Partners LP, Northwood Real Estate Co-Investors LP, Northwood Real Estate Partners TE (Hotel AIV) LP and Northwood Real Estate Co-Investors TE (Hotel AIV) LP. For a full description of the loan Sponsor, see “The Borrower / Sponsor” herein.
(2)	The Naples Grande Beach Resort Whole Loan is evidenced by three pari passu notes in the aggregate original principal balance of $165.0 million. The non-controlling Note A-2, with an original principal balance of $60.0 million, will be included in the DBJPM 2016-C1 mortgage trust. The controlling Note A-1 with an original principal balance of $70.0 million was contributed to the JPMBB 2016-C1 mortgage trust. The non-controlling Note A-3 with an original principal balance of $35.0 million will not be included in the trust and is expected to be held by JPMCB or an affiliate and contributed to one or more future securitizations. For additional information on the pari passu companion loans, see “The Loan” herein.
(3)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.
(4)	The lockout period for yield maintenance will be 25 payment dates beginning with and including the first payment date of February 1, 2016. Prepayment of the full $165.0 million Naples Grand Beach Resort Whole Loan is permitted on any business day after two years after the first payment date.
(5)	Partial release is permitted. See “Partial Release” herein.
(6)	See “Initial Reserves” and “Ongoing Reserves” herein.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type(10):	Full Service Hospitality
Collateral:	Fee Simple
Location:	Naples, FL
Year Built / Renovated(11):	1986 / 2014-2015
Total Rooms:	474
Property Management:	Northwood Hospitality LLC; Naples
Grande Club Management, LLC
Underwritten NOI:	$17,199,302
Underwritten NCF:	$17,199,302
Appraised Value(8):	$263,750,000
Appraisal Date(8):	November 13, 2015

Historical NOI
Most Recent NOI(12):	$18,325,840 (December 31, 2015)
2014 NOI(12)(13):	$10,716,059 (December 31, 2014)
2013 NOI(13)(14):	$11,567,710 (December 31, 2013)
2012 NOI(14):	$9,519,938 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy:	70.6% (December 31, 2015)
2014 Occupancy:	67.1% (December 31, 2014)
2013 Occupancy:	68.6% (December 31, 2013)
2012 Occupancy:	65.5% (December 31, 2012)
(7)	DSCR, LTV, Debt Yield and Balance / Room calculations are based on the Naples Grande Beach Resort Whole Loan.
(8)	Cut-off Date LTV and Balloon LTV are based on the “As-is” appraised value and exclude the appraised value of $1.75 million for the Tennis Court Parcel. As of November 13, 2015, the Naples Grande Beach Resort Property had an appraised value of $240.25 million, excluding both an appraised value of $1.75 million for the Tennis Court Parcel and the Golf Property, which had an appraised value of $23.5 million. Excluding the Golf Property and the Tennis Court Parcel, the Appraised Value per room equates to $506,857, which results in a Cut-off Date LTV and Maturity Date LTV of 68.7% and 59.3%, respectively. On February 11, 2016, the borrowers released the Tennis Court Parcel in accordance with the terms of the Naples Grande Beach Resort Whole Loan documents.
(9)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR for the Naples Grande Beach Resort Whole Loan are 2.08x and 2.08x, respectively.
(10)	The collateral for the Naples Grande Beach Resort Whole Loan also includes the Golf Property.
(11)	The Golf Property was built in 2000 and renovated in 2015.
(12)	The increase in Most Recent NOI from 2014 NOI was primarily driven by an increase in total revenue of approximately $6.7 million resulting from room renovations and the removal of the Hilton affiliation.
(13)	The decrease in 2014 NOI from 2013 NOI was primarily driven by room renovations.
(14)	The increase in 2013 NOI from 2012 NOI was primarily driven by increases in room, food and beverage revenues totaling approximately $3.6 million.

A-3-23

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

Historical Occupancy, ADR, RevPAR(1)
	Naples Grande Beach Resort Property(2)			Competitive Set(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013(5)	68.6%	$224.00	$153.56	73.5%	$256.31	$188.37	93.3%	87.4%	81.5%
2014(5)	67.1%	$227.80	$152.79	74.6%	$279.14	$208.24	89.9%	81.6%	73.4%
2015	70.6%	$253.60	$179.15	72.0%	$299.66	$215.77	98.1%	84.6%	83.0%
(1)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Naples Grande Beach Resort Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the Naples Grande Beach Resort Property are based on operating statements provided by the loan sponsors.
(3)	Occupancy, ADR and RevPAR for the Competitive Set are based on a travel research report.
(4)	Penetration Factor is calculated based on data provided by a travel research report for the Competitive Set and borrower-provided operating statements for the Naples Grande Beach Resort Property.
(5)	The decrease in penetration factors in 2014 from 2013 is primarily due to room renovations.

The Loan. The Naples Grande Beach Resort loan (the “Naples Grande Beach Resort Loan”) is a $60.0 million fixed rate loan secured by the borrowers’ fee simple interest in a 474-room full service hotel and 18-hole golf course located at 475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway in Naples, Florida (the “Naples Grande Beach Resort Property”). The Naples Grande Beach Resort Loan is evidenced by the non-controlling Note A-2 with an original principal balance of $60.0 million, which will be included in the DBJPM 2016-C1 mortgage trust. The pari passu controlling Note A-1 with an original principal balance of $70.0 million was contributed to the JPMBB 2016-C1 mortgage trust and the pari passu non-controlling Note A-3 with an original principal balance of $35.0 million (and, together with the Note A-1 and the Naples Grande Beach Resort Loan, the “Naples Grande Beach Resort Whole Loan”), will not be included in the trust and is expected to be held by JPMCB or an affiliate and is expected to be contributed to one or more future securitizations.

The relationship between the holders of Naples Grande Beach Resort Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–Naples Grande Beach Resort Whole Loan” in the Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$70,000,000	$70,000,000	JPMBB 2016-C1	Yes
Note A-2	$60,000,000	$60,000,000	DBJPM 2016-C1	No
Note A-3	$35,000,000	$35,000,000	JPMCB	No
Total	$165,000,000	$165,000,000

The Naples Grande Beach Resort Loan has a 10-year term and, after an initial 24-month interest only period, amortizes on a 30-year schedule. The Naples Grande Beach Resort Loan accrues interest at a fixed rate equal to 4.9500%. The Naples Grande Beach Resort Whole Loan proceeds were used to payoff approximately $118.2 million of previously existing debt, fund upfront reserves of approximately $0.2 million and pay closing costs of approximately $2.0 million. Based on the “As-is” appraised value of approximately $263.8 million as of November 13, 2015, the Cut-Off Date LTV is 62.6%. The most recent prior financing of the Naples Grande Beach Resort Property was included in the WBCMT 2006-WL7A securitization when the Naples Grande Beach Resort Property operated as the Naples Grande Resort & Club, an independent hotel.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$165,000,000	100.0%	Payoff Existing Debt	$118,194,680	71.6%
			Return of Equity	$44,655,752	27.1%
			Closing Costs	$1,954,528	1.2%
			Upfront Reserves	$195,040	0.1%
Total Sources	$165,000,000	100.0%	Total Uses	$165,000,000	100.0%

The Borrower / Sponsor. The borrowers, NWNG LLC and NWNG Golf LLC, are each single purpose Delaware limited liability companies structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsors of the borrowers and nonrecourse carve-out guarantors are Northwood Real Estate Partners LP, Northwood Real Estate Co-Investors LP, Northwood Real Estate Partners TE (Hotel AIV) LP and Northwood Real Estate Co-Investors TE (Hotel AIV) LP. Each sponsor is an entity affiliated with Northwood Investors LLC (“Northwood”).

Northwood is a privately-held real estate investment advisor that was founded in 2006 by John Kukral, the former President and CEO of Blackstone Real Estate Advisors. Northwood invests in real estate-related investments, including single property acquisitions, property development and redevelopment, multi-property portfolio acquisitions and public and private securities investments. As of August 31, 2015, Northwood had approximately $5.5 billion of assets under management including equity in hospitality-related properties such as The London West Hollywood in Los Angeles, California; The Cheeca Lodge & Spa in Islamorada, Florida; Tranquility Bay Beach Resort in Marathon, Florida; and The Four Seasons Prague in Prague, Czech Republic.

A-3-24

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

The Property. Naples Grande Beach Resort (the “Resort”) is an 18-story, 474-room, full service luxury resort hotel located in Naples, Florida. The Resort is located on a 24.0-acre site with approximately three miles of beach frontage on the Gulf of Mexico. The Resort has a history of operating as an independent hotel. The Resort was originally developed in 1986 as the Registry Resort & Club (the “Registry”) and operated as an independent hotel for a total of 23 years. In 2004, Blackstone acquired the Resort as part of its Boca Resorts portfolio acquisition and in 2005 rebranded it as The Naples Grande Resort. In 2009, the Resort was added to the Waldorf Astoria Collection of hotels and began operating as a flagged hotel for the first time as part of Hilton Worldwide. The Resort was renamed again in 2012 as The Waldorf Astoria Naples (the “Waldorf”). According to the loan sponsors, Blackstone invested approximately $58.0 million ($122,363 per room) in capital improvements from 2005 through 2011. In October 2013, the loan sponsors acquired the Resort for approximately $195.5 million. Since acquiring the Resort and the Golf Property, Northwood has invested approximately $21.0 million ($44,304 per room), which included approximately $7.5 million ($15,808 per room) for room renovations that occurred between August 2014 and January 2015, $1.7 million in common areas, including the renovation of the Resort’s main restaurant, $6.8 million in the golf clubhouse construction and the remaining in deferred maintenance and soft costs.

In connection with the room renovation, Northwood removed the Hilton affiliation and returned the Resort to an independent hotel. As a Hilton-flagged hotel property, the Waldorf was in the Hilton rewards program (“HHonors”) network of hotels. HHonors guests are able to earn rewards points for staying at Hilton-affiliated hotels and shopping at many national retailers. These rewards points can be redeemed for free or discounted room rates, room upgrades and free or discounted benefits, including dining, spa, golf and other activities at Hilton-affiliated hotels, including, at the time, the Waldorf. According to the sponsors, the Waldorf became an attractive location for members to redeem rewards points due to its desirable location and amenities. According to Northwood, the HHonors guests constituted a significant portion of the total guests staying at the Resort and had historical average daily rates approximately 40% below non-rewards guests and spent less on non-room items (e.g., food and beverage, spa and rentals). A key part of the loan sponsors’ strategy in removing the Hilton flag was to displace HHonors guests, which Northwood believed were limiting the hotel’s cash flow performance. The chart below compares the Resort’s pre-renovation versus post-renovation performance. As the chart indicates, the Resort’s year-over-year RevPAR increased and outpaced those of the competitive set.

Post Renovation Unflagged vs. Pre Renovation Flagged
	February	March	April	May	June	July	August	Total / Wtd. Avg
2015 RevPAR(1)	$322.24	$326.23	$246.07	$138.75	$113.55	$124.94	$83.12	$191.87
2014 RevPAR(1)	$290.15	$289.08	$196.20	$121.71	$123.70	$111.66	$89.14	$173.02
Subject YoY Change	11.1%	12.9%	25.4%	14.0%	(8.2%)	11.9%	(6.8%)	10.9%
Comp Set YoY Change(2)	8.3%	8.3%	3.0%	(2.4%)	1.5%	0.0%	(17.4%)	2.4%
Incremental Revenue	$425,898	$545,882	$709,151	$250,386	($144,333)	$195,136	($88,458)	$1,893,663
(1)	Source: Operating statements provided by the loan sponsors.
(2)	Source: Travel research report.

The Resort’s amenities include three heated resort-style outdoor pools; approximately 78,000 sq. ft. of meeting space; gift and sundry shops in the lobby; a business center; 7 Har-Tru tennis courts and tennis pro-shop; an 8,000 sq. ft. fitness facility on the Tower’s third floor, which features a variety of weight and cardiovascular equipment, as well as a sauna and steam room; watersports for rent including jet skis, kayaks, sailing and windsurfing; and a three-building, 16,000 sq. ft., 12-room spa complex, which features 12 treatment rooms, a spa villa with a soaking tub, a whirlpool bath, a sundeck and patio, a hair and nail salon, a spa shop and a tranquility pool. Outdoor spa features also include waterfalls and fountains, whirlpool baths, sauna and steam rooms, rain showers and a meditation space. The Resort also includes two underground parking levels and surface parking totaling 700 spaces, resulting in a parking ratio of approximately 1.48 spaces per room. Additionally, the Naples Grande Beach Resort Property features access to a private 18-hole, par 72 golf course (the “Naples Grande Golf Club” or the “Golf Property”) located approximately six miles southeast of the Resort, which also serves as collateral for the Naples Grande Whole Loan. See “The Golf Property” below for additional details.

Of the 474 guestrooms, there are 278 double-queen rooms, 78 king suites, 56 standard king rooms and 12 ADA-equipped rooms located in the main building of the Resort (the “Tower”) and 50 standalone suites (the “Bungalow Suites”) located adjacent to the Tower. All of the 346 standard guestrooms located in the Tower measure approximately 465 sq. ft. and feature views of the Gulf of Mexico from a private balcony. Additional amenities include a flat screen television, walk-in shower and soaking tub. The king suites feature approximately 1,100 sq. ft. of space, which includes a large private balcony, separate living area, dining room and one and a half baths, a whirlpool tub and two large flat screen televisions. One of the king suites, the “Grande Suite”, is located on the penthouse floor and features approximately 1,200 sq. ft. of space, which includes marble flooring throughout, a bedroom, living area, dining room and kitchenette. The bathroom features a full vanity, dual sinks, Jacuzzi tub and separate shower. The Bungalow Suites are divided into two distinct clusters. Each cluster consists of seven buildings surrounding a garden courtyard with a pool in the center. Each Bungalow Suite is approximately 700 sq. ft. in size and includes a large living room with queen-size sleeper sofa, a master bedroom with a king-size bed, a bathroom with granite countertops and stone finishes and two fully-furnished outdoor terraces. All of the Bungalow Suites were renovated by Blackstone between 2006 and 2007 for an aggregate cost of approximately $5.3 million ($106,000 per room), according to Northwood.

The Resort offers seven food and beverage venues. The Catch of the Pelican is an approximately 3,500 sq. ft. dinner-only restaurant and is the Resort’s signature dining venue. The menu offers steak and seafood with indoor and outdoor dining spaces. In late July 2013, Northwood began an approximately $250,000 renovation of the space, which had been offline at the time of the Resort’s

A-3-25

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

acquisition, and reopened it in January 2015. The renovation and reopening has led to an increase in food and beverage (“F&B”) revenue, with the restaurant contributing approximately $1.2 million in revenue for the trailing 12-month period ending November 30, 2015. Another increase in F&B revenue resulted from the Sunset Veranda, an approximately 5,500 sq. ft. space located adjacent to The Catch of the Pelican. According to the sponsors, this venue was formerly considered “dead space” and was repositioned by the loan sponsors to include a fire pit, outdoor seating, beverage and cocktail service and seasonal entertainment. Aura Restaurant is an approximately 3,700 sq. ft. restaurant located in the lobby, which offers an international breakfast and lunch menu. The Lobby Lounge offers cocktails, small dishes for lunch and dinner, seasonal live entertainment and a cigar menu. The Spressie Coffee Bar is located in the lobby and offers coffee, light lunch fare and pastries. The Gulf Coast Oasis Pool Bar & Grill is an approximately 756 sq. ft. Baja-inspired restaurant located adjacent to the hotel pool offering sandwiches, salads and drinks. Rhode’s End is an approximately 944 sq. ft. Mediterranean-inspired restaurant located on the beachfront. This venue offers lunch and dinner service as well as a full cocktail menu. Access to the beach is provided via an elevated boardwalk above a protected mangrove forest that separates the Resort from the beach. The boardwalk is leased to the Resort by Collier County, Florida. The lease commenced in October 2007 and has a 10-year term with two five-year extension options. Under the terms of the lease, the Resort is obligated to provide the public, in addition to hotel guests, with complimentary golf cart tram service, which provides for passage over the boardwalk to the beach.

Environmental Matters. The Phase I environmental report dated November 19, 2015 recommended no further action at the Naples Grande Beach Resort Property.

The Market. The Resort is located within the 2,100-acre Pelican Bay Community of the Naples area. Pelican Bay is home to approximately 85 residential properties, including a combination of midrise condominiums, town-homes and single-family homes, several parks, tennis courts, a 27-hole golf course, approximately three miles of beachfront and the Waterside Shops, an open-air mall located less than one half mile east of the Resort. The 280,000 sq. ft., open-air mall is anchored by Saks Fifth Avenue and Nordstrom. The mall also features other upscale retailers such as Burberry, Gucci, Hermes, Louis Vuitton, Apple, GAP and Tiffany & Co. Other nearby attractions include the Park Shore Plaza Shopping Center, the Naples Shopping Center, the Fifth Avenue and Third Street South boutiques, galleries and restaurants and the Village on Venetian Bay.

The primary competitive set for the Naples Grande Beach Resort Property consists of eight hotels, which range in size from 125 to 726 rooms and contain an aggregate of 2,905 rooms. The appraiser did not identify any directly competitive properties that are either proposed or under construction.

A-3-26

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

Primary Competitive Set(1)
Property	Rooms	Year Opened	YE 2014 Occupancy(2)	YE 2014 ADR(2)	YE 2014 RevPAR(2)
Naples Grande Beach Resort	474	1986	67.1%	$216.00	$144.88
Edgewater Beach Hotel	125	1985	78.0%	$360.00	$280.80
Marriott Sanibel Harbour Resort & Spa	347	1985	71.0%	$200.00	$142.00
Naples Beach Hotel & Golf Club	319	1946	67.0%	$195.00	$130.65
Ritz-Carlton Naples	450	1985	73.0%	$491.00	$355.98
La Playa Beach Resort	189	1979	77.0%	$337.00	$260.84
Ritz-Carlton Golf Lodge	295	2002	61.0%	$297.00	$181.17
Hyatt Regency Coconut Point Resort	454	2001	68.0%	$187.00	$127.91
Marriott Marco Island Resort	726	1971	81.0%	$261.00	$211.84
Total / Wtd. Avg.(3)	2,905		72.6%	$283.39	$206.83
(1)	Source: Appraisal.
(2)	YE 2014 Occupancy, YE 2014 ADR and YE 2014 RevPAR represent estimates from the appraisal. The minor variances between the underwriting, the travel research report and the above table with respect to Occupancy, ADR and RevPAR at the Naples Grande Beach Resort Property are attributable to variances in reporting methodologies and/or timing differences.
(3)	Total / Wtd. Avg. does not include the Naples Grande Beach Resort Property.

The appraiser determined demand segmentation of 55% transient and 45% meeting and group for the Naples Grande Beach Resort Property. The market demand mix is presented in the table below:

Demand Segmentation(1)
Property	Rooms	Transient	Meeting and Group
Naples Grande Beach Resort	474	55%	45%
Edgewater Beach Hotel	125	95%	5%
Marriott Sanibel Harbour Resort & Spa	347	75%	25%
Naples Beach Hotel & Golf Club	319	60%	40%
Ritz-Carlton Naples	450	40%	60%
La Playa Beach Resort	189	50%	50%
Ritz-Carlton Golf Lodge	295	50%	50%
Hyatt Regency Coconut Point Resort	454	60%	40%
Marriott Marco Island Resort	726	45%	55%
Total / Wtd. Avg.(2)	2,905	55%	45%
(1)	Source: Appraisal.
(2)	Total / Wtd. Avg. does not include the Naples Grande Beach Resort Property.

The Golf Property. The Naples Grande Golf Club is an 18-hole private golf course located in Naples, Florida, approximately six miles southeast of the Resort on an approximately 182.9-acre parcel. The Golf Property, designed by Rees Jones, was constructed in 2000 and renovated in 2015. The course has been named one of North America’s “Top 100 Resort Courses” by Golfweek Magazine and one of the “Top 50 Courses in Florida” with a 4.5 out of 5 star rating by Golf Magazine.

The Golf Property consists of seven buildings, including a 16,000 sq. ft. clubhouse with a bar and dining room and pro shop, practice putting greens, chipping green, grass driving range, a 16,000 sq. ft. maintenance building, a 6,600 sq. ft. cart building and on-course restrooms. Additionally, members have access to hotel amenities including the pools and fitness facility.

In 2011, the previous owner spent approximately $500,000 on a greens renovation project. In October 2015, the course reopened after being closed from July to October for an approximately $179,000 renovation and regrassing of the fairways. Starting in March 2015, Northwood began construction of a new clubhouse and cart barn. The Naples Grande Beach Resort Whole Loan documents require the borrowers to complete the new clubhouse construction by May 31, 2016, which may be extended for another 12 months in accordance with the Naples Grande Beach Resort Whole Loan documents. The construction of the new clubhouse and cart barn were completed in early March 2016. The new clubhouse includes a pro shop, formal and casual dining rooms, a bar and a full service restaurant, and men’s and women’s locker rooms with showers. As of October 2015, the loan sponsors have invested approximately $4.8 million in the redevelopment and anticipate investing an additional $2.1 million through its completion. Golf-related revenue represents approximately 10.7% and 10.1% of 2015 and underwritten revenue, respectively.

As of October 2015, the Naples Grande Golf Club had 525 members consisting of 215 golf members and 310 social members. Membership has ranged between 428 members and 537 members since 2010. The membership is uncapped. 2016 annual dues are $3,500 for a social membership and $8,500 for a golf membership, which entitles members to free green fees and reduced guest green fees. The initiation fee for both membership types for 2016 is $35,000. Under the prior ownership, the club sold memberships with

A-3-27

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

refundable initiation fees. According to Northwood, there are 269 memberships that were sold under this refundable program. These refundable memberships are owed a refund as they are added to the resignation list. Although the deposits must be returned to the resigning members, they are only returned upon receipt of a new deposit from a new member and on a 1:5 ratio (i.e., one membership is refunded from the resignation list for each five new joining members). Since 2008, the average annual number of refunded initiation fees is seven with an average refund of $26,818. In 2012, the Naples Grande Golf Club stopped offering refundable initiation fees.

According to the appraisal, as of 2015, the estimated population within a three-mile and five-mile radius of the Golf Property, which is approximately six miles from the Resort, was 53,551 and 143,216 people, respectively, with an estimated average household income of $86,985 and $89,230, respectively.

Competitive Golf Clubs Profile(1)
							Guest Green Fees
Property	Holes	Year Opened	Annual Dues	Initiation Fee	Golf Members	Membership Cap	In Season	Off Season	2015 Rounds (Per 18 Holes)
Naples Grande Golf Club	18	2000	$8,500	$35,000	219	None	$180	$90	29,801	(2)
Ritz Carlton Members Golf Club	18	2005	$10,800	$35,000	276	300	$220	$135	19,557
Longboat Key Golf Club	45	1960	$13,900	$50,000	1,600	None	$135	$89	22,500
Marriott Marco Island, The Rookery	18	2003	$8,450	$55,000	450	450	$219	$95	30,000
Ritz Carlton-Tiburon Golf Club	36	1998	$10,800	$70,000	350	450	$225	$85	31,000
Hyatt Regency-Raptor Bay Golf Club	18	2001	$7,200	None	45	None	$175	$79	33,500
Total(3)	135
(1)	Source: Appraisal.
(2)	The Naples Grande Golf Club was closed for approximately four months in the summer of 2015 for fairways renovation. In 2013 and 2014, the total rounds for the Golf Property were 36,069 and 35,383, respectively.
(3)	Total does not include the Naples Grande Golf Club.

A-3-28

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	U/W	U/W per Room
Occupancy	68.6%	67.1%	70.6%	69.9%
ADR	$224.00	$227.80	$253.60	$249.20
RevPAR	$153.56	$152.79	$179.15	$174.19

Room Revenue(1)	$26,566,680	$26,434,129	$30,993,938	$30,136,150	$63,578
F&B Revenue(2)	15,859,607	16,123,410	19,158,516	19,170,303	40,444
Golf Revenue	5,574,674	6,147,502	6,501,528	6,000,379	12,659
Spa Revenue	1,870,786	1,654,416	1,543,858	1,563,760	3,299
Other Revenue(3)	2,376,107	2,071,108	2,695,976	2,824,849	5,960
Total Revenue	$52,247,854	$52,430,565	$60,893,816	$59,695,441	$125,940
Room Expense	5,734,138	6,576,224	7,030,193	7,041,947	14,856
Food and Beverage Expense	9,253,995	9,294,074	10,818,994	10,830,534	22,849
Golf Expense(4)	2,441,340	4,395,489	3,909,846	3,948,868	8,331
Spa Expense	1,191,143	1,142,733	1,069,191	1,080,216	2,279
Other Departmental Expenses	1,874,673	1,715,904	2,014,224	1,921,519	4,054
Total Departmental Expenses	$20,495,289	$23,124,424	$24,842,447	$24,823,084	$52,369
Undistributed Expenses	11,890,674	11,617,185	10,863,635	10,805,107	22,796
Gross Operating Profit	$19,861,891	$17,688,956	$25,187,734	$24,067,250	$50,775
Management Fee(5)	1,512,793	2,234,229	1,676,704	1,790,863	3,778
Total Fixed Charges(6)	4,706,674	2,634,115	2,689,523	2,689,267	5,674
FF&E(7)	2,074,714	2,104,553	2,495,667	2,387,818	5,038
Net Operating Income	$11,567,710	$10,716,059	$18,325,840	$17,199,302	$36,285
Net Cash Flow	$11,567,710	$10,716,059	$18,325,840	$17,199,302	$36,285
(1)	Room Revenue includes resort fees.
(2)	The increase in F&B Revenue in 2015 from 2014 is primarily due to the reopening of The Catch of the Pelican restaurant, which contributed approximately $1.2 million in revenue, and the Sunset Veranda.
(3)	Other Revenue consists of parking, rentals, tennis, gift shop, health club, telephone income and other miscellaneous income.
(4)	Golf Expense includes the Golf Property management fee.
(5)	U/W Management Fee is 3.0% of gross revenues.
(6)	The decrease in Total Fixed Charges in 2014 from 2013 is due to the borrowers obtaining a new insurance policy after acquisition.
(7)	U/W FF&E represents 4.0% of gross revenues.

Property Management. The Naples Grande Beach Resort Property is managed by Northwood Hospitality LLC, an affiliate of the borrowers, and the Golf Property is managed by Naples Grande Club Management, LLC.

Lockbox / Cash Management. The Naples Grande Beach Resort Whole Loan is structured with a hard lockbox and in-place cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. Unless a Cash Sweep Event is ongoing, all amounts on deposit in the clearing account are required to be swept each business day into the cash management account controlled by the lender. During a Cash Sweep Event, all Excess Cash Flow on deposit in the clearing account is required to be held in the excess cash flow subaccount.

A “Cash Sweep Event” will commence upon (i) the occurrence of an event of default, (ii) the bankruptcy or insolvency action of a borrower or property manager or (iii) the debt service coverage ratio based on the trailing 12-month period is less than 1.25x. Any Cash Sweep Event will end if (a) with respect to clause (i), the event of default has been cured, (b) with respect to clause (ii), the property manager is replaced with a qualified property manager under a replacement management agreement and (c) with respect to clause (iii), (a) the debt service coverage ratio is 1.25x or greater for two consecutive calendar quarters or (b) following February 1, 2018, the borrowers make a voluntary prepayment in accordance with the Naples Grande Beach Resort Whole Loan documents in an amount such that the required debt service coverage ratio is satisfied. No cure will be available in connection with a Cash Sweep Event caused by a bankruptcy action of the borrowers.

Initial Reserves. At origination, the borrowers deposited (i) $182,282 into a tax reserve account and (ii) $12,758 into an insurance reserve account.

A-3-29

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

Ongoing Reserves. On a monthly basis, the borrowers are required to deposit monthly reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $94,939, into a tax reserve account, (ii) 1/12 of the annual insurance premiums into an insurance reserve account if an acceptable blanket insurance policy is no longer in place, (iii) 4.0% of the Naples Grande Beach Resort Property’s gross revenues from resort operations for the calendar month that occurred two months prior for FF&E work and (iv) on each payment date in December, January, February, March, April and May, to the extent the debt yield on such payment date (on a trailing 12-month basis) is below 12.0%, the borrowers are required to escrow an amount equal to all Excess Cash Flow into a seasonality reserve account, subject to a seasonality reserve cap of $3.0 million. Notwithstanding the foregoing, with respect to clause (ii) above, flood coverage is not included in the borrowers’ current blanket policy, so the borrowers have been reserving 1/12 of the estimated annual insurance premium for flood coverage, which currently equates to $4,253.

“Excess Cash Flow” means the amount remaining after payment of hotel taxes, agent fees, debt service and required reserves, or, during a Cash Sweep Event, operating expenses and during a Cash Sweep Event caused by a DSCR Trigger Event, extraordinary expenses.

“DSCR Trigger Event” means the debt service coverage ratio based on the trailing 12-month period is less than 1.25x.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. Future mezzanine debt is permitted provided, among other things, (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio does not exceed the loan-to-value ratio as of the origination date, (iii) the combined debt service coverage ratio is not less than the debt service coverage ratio as of the origination date, (iv) the maturity date of the mezzanine loan is not earlier than the maturity date of the Naples Grande Beach Resort Whole Loan and (v) the lenders enter into an intercreditor agreement acceptable to the mortgage lender.

Partial Release. At any time after the expiration of the lockout period and prior to the commencement of the open period the borrowers may release the Bungalow Suites provided, among other things, (i) no event of default has occurred and is continuing, (ii) the borrowers pay the release price of $17,365,000 plus the yield maintenance premium, (iii) after giving effect to the release, the loan-to-value ratio of the remaining portion of the Naples Grande Beach Resort Property is no greater than the loan-to-value ratio for the Naples Grande Beach Resort Property as of the origination date, (iv) after giving effect to the release, the debt service coverage ratio of the remaining portion of the Naples Grande Beach Resort Property is greater than the greater of (a) the debt service coverage ratio of the Naples Grande Beach Resort Property prior to the release based on the trailing 12 months and (b) the debt service coverage ratio of the Naples Grande Beach Resort Property as of the origination date (as adjusted for previously applied release premiums), and (v) the borrowers comply with the terms and conditions of the condominium documents. In addition, the Naples Grande Beach Resort Whole Loan documents permit the borrowers to release the Tennis Court Parcel from the lien of the mortgage at any time during the term of the Naples Grande Beach Resort Whole Loan without the payment of any release price or yield maintenance premium; provided that, among other conditions, no event of default has occurred and is continuing. For each release, if the loan-to-value ratio following the release exceeds 125%, the borrowers are required to pay down the Naples Grande Beach Resort Whole Loan as required by the Naples Grande Beach Resort Whole Loan agreement or deliver an opinion of counsel that the trust will not fail to maintain its status as a REMIC trust following the applicable release.

The “Tennis Court Parcel” means the parcel located along the north side of Seagate Drive, 500 feet west of West Boulevard, which contains eight tennis courts. The appraisal determined a land value for the Tennis Court Parcel of $1.75 million. On February 11, 2016, the borrowers released the Tennis Court Parcel in accordance with the Naples Grande Beach Resort Whole Loan documents.

Condominium. The Resort is subject to a condominium regime, which consists of the 424 rooms located in the Tower and the 50 Bungalow Suites. The borrowers currently own all of the units and control the related condominium association board of directors. Each owner of a unit is entitled to one vote for its unit(s) in elections for the board of directors and accordingly, the borrowers will retain the ability to control the board in the event that the Bungalow Suites are released. In addition, the Naples Grande Beach Resort Whole Loan documents require the borrowers to comply with the condominium declaration and related documents in the event of a release of the Bungalow Suites.

A-3-30

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

NAPLES GRANDE

BEACH RESORT

1. Entrance
2. Lobby
3. Tower
4. Naples Grande Spa
5. Catch of the Pelican Restaurant
6. Cabanas
7. Palm Terrace Pool
8. Whirlpool
9. Mangrove Pool
10. Mangrove Mountain Waterslide
11. Pool & Bar Grill
12. Kid's Club
13. Handicapped Access
14. Towel Hut
15. Glass Elevator
16. Restrooms
17. Water Sports Rentals & Shop
18. Rhodes End Beach Bar & Grill
19. Lap Pool
20. Tennis Center
21. Center Court
22. Parking Garage
23. Handicapped Access Parking Garage
24. Self Parking
25. Sunset Deck
26. Outdoor Dining
27. Garden Villa Suites
28. Tram to Beach
29. Calm Pass Park
30. Gulf of Mexico

A-3-31

475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway Naples, FL 34103 & 34105	Collateral Asset Summary – Loan No. 3 Naples Grande Beach Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 62.6% 1.63x 10.4%

A-3-32

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A-3-33

15700 John F. Kennedy Boulevard Houston, TX 77032	Collateral Asset Summary – Loan No. 4 Sheraton North Houston	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,754,577 59.9% 2.38x 17.0%

A-3-34

15700 John F. Kennedy Boulevard Houston, TX 77032	Collateral Asset Summary – Loan No. 4 Sheraton North Houston	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,754,577 59.9% 2.38x 17.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	National Hotel Investor, LLC
Borrower:	SH Airport Hotel, LLC
Original Balance:	$40,800,000
Cut-off Date Balance:	$40,754,577
% by Initial UPB:	5.0%
Interest Rate:	4.8000%
Payment Date:	6th of each month
First Payment Date:	April 6, 2016
Maturity Date:	March 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(23), YM5(92), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$233,976	$77,992
Insurance:	$0	Springing
FF&E:	$0	At least 4% of prior month’s rent
Window Expenditure:	$0	Springing
PIP:	$0	Springing

Financial Information
Cut-off Date Balance / Room:	$97,266
Balloon Balance / Room:	$79,532
Cut-off Date LTV:	59.9%
Balloon LTV:	49.0%
Underwritten NOI DSCR:	2.71x
Underwritten NCF DSCR:	2.38x
Underwritten NOI Debt Yield:	17.0%
Underwritten NCF Debt Yield:	15.0%
Underwritten NOI Debt Yield at Balloon:	20.9%
Underwritten NCF Debt Yield at Balloon:	18.4%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Houston, TX
Year Built / Renovated:	1982 / 2013-2015
Total Rooms:	419
Property Management:	Merritt Hospitality, LLC
Underwritten NOI:	$6,948,591
Underwritten NCF:	$6,122,046
“As-is” Appraised Value:	$68,000,000
“As-is” Appraisal Date:	January 5, 2016
“As Stabilized” Appraised Value(2):	$75,000,000
“As Stabilized” Appraisal Date(2):	February 1, 2018

Historical NOI
Most Recent NOI:	$6,997,760 (December 31, 2015)
2014 NOI:	$5,389,107 (December 31, 2014)
2013 NOI(3):	$2,466,194 (December 31, 2013)
2012 NOI:	$3,315,717 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy:	80.8% (December 31, 2015)
2014 Occupancy:	75.3% (December 31, 2014)
2013 Occupancy(3):	64.2% (December 31, 2013)
2012 Occupancy:	75.7% (December 31, 2012)
(1)	See “Initial Reserves” and “Ongoing Reserves” herein.
(2)	The “As Stabilized” Appraised Value assumes that the Sheraton North Houston Property achieves occupancy and ADR of 78.0% and $134.57, respectively, by February 1, 2018. Based on the “As Stabilized” Appraised Value, the Sheraton North Houston Property has an “As Stabilized” Cut-off Date LTV of 54.3% and Balloon LTV of 44.4%.
(3)	The Sheraton North Houston Property underwent significant room renovations in 2013, which displaced approximately 110 rooms per month.

A-3-35

15700 John F. Kennedy Boulevard Houston, TX 77032	Collateral Asset Summary – Loan No. 4 Sheraton North Houston	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,754,577 59.9% 2.38x 17.0%

Historical Occupancy, ADR, RevPAR(1)(2)
	Sheraton North Houston Property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	63.2%	$99.91	$63.17	77.2%	$103.86	$80.18	81.9%	96.2%	78.8%
2014	74.7%	$117.00	$87.44	79.8%	$114.41	$91.29	93.7%	102.3%	95.8%
2015	80.6%	$128.85	$103.90	73.3%	$121.05	$88.78	109.9%	106.4%	117.0%
(1)	Source: Hospitality research report.
(2)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Sheraton North Houston Property are attributable to variances in reporting methodologies and/or timing differences.

The Loan. The Sheraton North Houston loan (the “Sheraton North Houston Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 419-room full service hotel located at 15700 John F. Kennedy Boulevard in Houston, Texas (the “Sheraton North Houston Property”) with an original principal balance of $40.8 million and a Cut-Off Date principal balance of approximately $40.8 million. The Sheraton North Houston Loan has a 10-year term and amortizes on a 30-year schedule. The Sheraton North Houston Loan accrues interest at a fixed rate equal to 4.8000%. Loan proceeds, along with approximately $28.2 million in sponsor equity, were used to purchase the Sheraton North Houston Property for $68.0 million, fund reserves of approximately $0.2 million and pay closing costs of approximately $0.8 million. Based on the “As-is” appraised value of $68.0 million as of January 5, 2016, the Cut-Off Date LTV is 59.9%. Based on the “As Stabilized” appraised value of $75.0 million, the Cut-Off Date LTV is 54.3%. The most recent prior financing of the Sheraton North Houston Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$40,800,000	59.1%	Purchase Price	$68,000,000	98.5%
Sponsor Equity	$28,248,961	40.9%	Reserves	$233,976	0.3%
			Closing Costs	$814,986	1.2%
Total Sources	$69,048,961	100.0%	Total Uses	$69,048,961	100.0%

The Borrower / Sponsor. The borrower, SH Airport Hotel, LLC is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower and non-recourse carve-out guarantor is National Hotel Investor, LLC.

National Hotel Investor, LLC is owned and operated by a trust controlled by Llywd Ecclestone, a real estate developer and investor. Mr. Ecclestone is the founder and CEO of Ecclestone Organization. He developed the PGA National golf community in Palm Beach Gardens in 1976. Anchored by the headquarters of the PGA of America, PGA National features five golf courses, the 339-room PGA National Resort & Spa and a 140,000 sq. ft. retail village on PGA Boulevard. In 2007, Mr. Ecclestone sold the PGA National Resort and Spa and commercial properties associated with the development. Following the sale, Mr. Ecclestone acquired three Hilton and Double Tree branded hotels located in Houston, Texas, Anaheim, California, and Overland Park, Kansas. In 2015, he acquired the Sheraton Music City, a 410-room full-service airport hotel located in Nashville, Tennessee.

The Property. The Sheraton North Houston Property is a 419-room full service hotel located in Houston, Texas. The Sheraton North Houston Property was built in 1982 and renovated most recently between 2013 and 2015. Situated adjacent to the main entrance of the George Bush Intercontinental Airport, the Sheraton North Houston Property encompasses approximately 8.0 acres with improvements of 304,589 sq. ft. and features 349 parking spaces which equates to 0.83 spaces per room. The Sheraton North Houston Property is operated under a franchise agreement with The Sheraton LLC, which expires in February 2036.

The Sheraton North Houston Property consists of 10 stories featuring 52 suites and 367 standard rooms. Amenities at the Sheraton North Houston Property include 27,676 sq. ft. of meeting and event space, three food and beverage outlets including a coffee bar and full service restaurant, a club lounge, a fitness center, a business center, laundry service, an airport shuttle service, an outdoor swimming pool and a putting green. The Sheraton North Houston Property’s meeting 27,676 sq. ft. of meeting space is the third largest among the hotels within its competitive set. There are two ballrooms on the first floor, the Grand Ballroom, divisible into five sections and the Stephen F. Austin Ballroom, divisible into two sections, ranging from 297 sq. ft. to 8,750 sq. ft. In addition to the two ballrooms, there are two small meeting rooms on the first floor and 13 small meeting rooms on the second floor ranging from 432 sq. ft. to 1,098 sq. ft.

The Sheraton North Houston Property recently underwent a $15.1 million ($36,038 per room) renovation between 2013 and 2015 which included improvements to guestrooms and suites, corridors, the lobby, restaurant, meeting space, elevators and building systems. The table below outlines the renovations completed during 2013 – 2015:

A-3-36

15700 John F. Kennedy Boulevard Houston, TX 77032	Collateral Asset Summary – Loan No. 4 Sheraton North Houston	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,754,577 59.9% 2.38x 17.0%

PIP Renovation
Description	Amount	Per Room
Guestrooms & Suites	$5,441,311	$12,986
Corridors & Lobby	$1,690,200	$4,034
Meeting Space	$1,099,350	$2,624
Food & Beverage	$851,617	$2,032
Elevators	$1,337,646	$3,192
Building Systems	$2,144,998	$5,119
Miscellaneous	$2,538,632	$6,059
Total	$15,103,754	$36,047

Environmental Matters. The Phase I environmental report dated December 10, 2015 recommended no further action at the Sheraton North Houston Property other than the implementation of an asbestos operations and maintenance plan, which is already in place.

The Market. The Sheraton North Houston Property is located in the Houston metropolitan statistical area (“MSA”) 3.5 miles south of the George Bush Intercontinental Airport bounded by World Houston Parkway to the north and John F. Kennedy Boulevard to the west. The Sheraton North Houston Property benefits from its location and accessibility positioned approximately 18.6 miles north of the Houston central business district, approximately 17.1 miles north of the George R. Brown Convention Center and 21.0 miles north of Texas Medical Center.

According to the appraisal, the Houston MSA is the fifth largest MSA in the United States with an estimated population of 6.6 million as of 2015. The Houston MSA has relied on the success of the oil and gas industry over the years, but maintains a diversified local economy: Trade, Transportation and Utilities (20.6%), Professional and Business Services (15.6%), Government (13.1%), Education and Health Services (12.5%) and Leisure and Hospitality (10.3%). The MSA’s unemployment rate has been under 6.0% since September 2013 with the 2015 year-end unemployment rate at 4.6%, below the national unemployment rate of 4.8%.

The Sheraton North Houston benefits from its proximity to the George Bush Intercontinental Airport (“IAH”). According to the appraisal, IAH is the primary airport for the region and is the 8th busiest airport in North America offering approximately 200 domestic and international destinations through nonstop flights and more than 650 daily departures. IAH consists of 28 passenger airlines and five passenger terminals. IAH is a major hub for United Airlines with a new $244 million, 265,000 sq. ft. United Airlines terminal under construction with an estimated completion date in 2017. Total passengers YTD November 2015 for IAH were approximately 39.2 million up 4.3% over the same period in 2014.

According to a third party hospitality research report, as of December 31, 2015, the Sheraton North Houston Property was reported as having Occupancy, ADR and RevPAR of 80.6%, $128.85 and $103.90, respectively.

The primary competitive set for the Sheraton North Houston Property consists of seven hotels, which range in size from 100 to 570 rooms and contains an aggregate of 2,601 rooms as illustrated in the table below. According to the appraisal, the 2015 weighted average occupancy, ADR and RevPAR of the competitive set are 73%, $121.88 and $88.03, respectively.

Primary Competitive Set(1)
Property	Location	Rooms	Year Opened	YE 2015 Occupancy(2)	YE 2015 ADR(2)	YE 2015 RevPAR(2)
Sheraton North Houston Property	15700 John F. Kennedy Boulevard	419	1982	81%	$127.94	$103.62
Doubletree by Hilton	15747 John F. Kennedy Boulevard	313	1981	86%	$128.00	$110.08
Marriott Intercontinental Airport	18700 John F. Kennedy Boulevard	570	1982	57%	$156.00	$88.92
Marriott Houston North	255 North Sam Houston Parkway East	390	1981	82%	$122.00	$100.04
Hyatt	425 North Sam Houston Parkway East	334	1982	70%	$115.00	$79.93
Hilton	12400 Greenspoint Drive	480	1984	84%	$116.00	$97.44
Holiday Inn	15222 John F. Kennedy Boulevard	414	1971	67%	$89.00	$59.63
Best Western Plus	15615 John F. Kennedy Boulevard	100	1997	70%	$95.00	$66.50
Total / Wtd. Avg.(3)		2,601		73%	$121.88	$88.03
(1)	Source: Appraisal.
(2)	YE 2015 Occupancy, YE 2015 ADR and YE 2015 RevPAR represent estimates from the appraisal. The minor variances between the underwriting, the hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the Sheraton North Houston Property are attributable to variances in reporting methodologies and/or timing differences.
(3)	Total / Wtd. Avg. does not include the Sheraton North Houston Property.

A-3-37

15700 John F. Kennedy Boulevard Houston, TX 77032	Collateral Asset Summary – Loan No. 4 Sheraton North Houston	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,754,577 59.9% 2.38x 17.0%

The appraiser determined demand segmentation of 75% transient and 25% meeting and group for the Sheraton North Houston Property. The market demand mix is presented in the table below.

Demand Segmentation(1)
Property	Rooms	Transient	Meeting and Group	Total Meeting Space (sq. ft.)
Sheraton North Houston Property	419	75%	25%	27,676
Doubletree by Hilton	313	70%	30%	11,000
Marriott Intercontinental Airport	570	70%	30%	30,000
Marriott Houston North	390	75%	25%	15,000
Hyatt	334	70%	30%	27,000
Hilton	480	60%	40%	52,000
Holiday Inn	414	75%	25%	8,100
Best Western Plus	100	95%	5%	500
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2012	2013(1)	2014	2015	U/W	U/W per Room
Occupancy	75.7%	64.2%	75.3%	80.8%	80.8%
ADR	$87.79	$98.47	$115.05	$127.94	$127.94
RevPAR	$66.49	$63.24	$86.68	$103.37	$103.37

Room Revenue	$10,220,309	$9,671,118	$13,256,634	$15,846,807	$15,809,076	$37,730
F&B Revenue	3,589,886	3,089,851	4,146,215	4,039,549	4,029,931	9,618
Other Revenue	688,060	620,980	812,532	824,626	824,626	1,968
Total Revenue	$14,498,255	$13,381,949	$18,215,381	$20,710,982	$20,663,633	$49,317
Operating Expenses	4,886,459	5,078,514	6,133,741	6,455,213	6,440,947	15,372
Undistributed Expenses	4,799,115	4,278,560	5,172,246	5,572,679	5,559,410	13,268
Gross Operating Profit	$4,812,681	$4,024,875	$6,909,394	$8,683,090	$8,663,276	$20,676
Management Fee(2)	434,948	401,458	546,461	621,281	619,909	1,479
Total Fixed Charges	1,062,016	1,157,223	973,826	1,064,048	1,094,776	2,613
Net Operating Income	$3,315,717	$2,466,194	$5,389,107	$6,997,760	$6,948,591	$16,584
FF&E(3)	579,930	535,278	728,615	828,439	826,545	1,973
Net Cash Flow	$2,735,787	$1,930,916	$4,660,492	$6,169,321	$6,122,046	$14,611
(1)	The Sheraton North Houston Property underwent significant room renovations in 2013, which displaced approximately 110 rooms per month.
(2)	U/W Management Fee is 3.0% of gross revenues.
(3)	U/W FF&E represents 4.0% of gross revenues.

Property Management. The Sheraton North Houston Property is managed by Merritt Hospitality, LLC.

Merritt Hospitality, LLC currently manages 53 hotels (15,695 keys) that range from limited service to full service assets across 19 different states. More specifically, the company manages over 1,500 keys in Texas markets including Dallas, Fort Worth, Houston, and Austin.

Lockbox / Cash Management. The Sheraton North Houston Loan is structured with a hard lockbox and springing cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. Unless a Trigger Period is ongoing, all amounts on deposit in the clearing account are required to be swept daily into the borrower’s operating account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into an account controlled by the lender and applied to pay all monthly amounts due under the Sheraton North Houston Loan documents.

A “Trigger Period” will commence (i) upon the occurrence an event of default, (ii) if the DSCR is less than 1.20x on the last day of any calendar quarter or (iii) upon the occurrence of a PIP Sweep Period, and will end upon, (a) with respect to clause (i), such event of default is cured, (b) with respect to clause (ii), the DSCR is at least 1.25x for two consecutive calendar quarters and (c) with respect to clause (iii), sufficient funds to pay all PIP costs have been accumulated into the PIP reserve account.

Initial Reserves. At origination, the borrower deposited $233,976 into a tax reserve account.

A-3-38

15700 John F. Kennedy Boulevard Houston, TX 77032	Collateral Asset Summary – Loan No. 4 Sheraton North Houston	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,754,577 59.9% 2.38x 17.0%

Ongoing Reserves. On a monthly basis, the borrower is required to deposit monthly reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $77,992, into a tax reserve account, (ii) 1/12 of the estimated annual insurance premiums into an insurance reserve account if an acceptable blanket insurance policy is no longer in place, (iii) the greatest of (a) 4.0% of the Sheraton North Houston Property’s prior month’s rent, (b) the then-current amount required under the management agreement and (c) the then-current amount required under the franchise agreement for FF&E work and (iv) $20,000, commencing February 10, 2019, if, as of that date, the lender has not received satisfactory evidence that all of the windows at the Sheraton North Houston Property requiring repair/replacement have been fully repaired or replaced, until (i) the lender receives evidence that the windows requiring repair/replacement have been repaired or replaced or (ii) the window expenditure reserve account equals or exceeds $600,000. Additionally, at any time that the franchisor requires the borrower to implement a PIP at the Sheraton North Houston Property (such period, a “PIP Sweep Period”), the lender may require that all available excess cash be deposited into a PIP reserve account (until such time as lender determines that funds sufficient to complete the PIP have been deposited into the PIP reserve). The PIP Sweep Period will cease upon the lender’s determination that sufficient funds have been deposited into the PIP reserve account to pay all PIP costs in accordance with the franchise agreement. In lieu of making the PIP reserve deposit in cash, the borrower may (i) deliver a letter of credit with a face amount equal to the full amount required to complete the PIP work or (ii) subject to lender’s sole consent, provide the lender with guaranty in a form subject to the lender’s approval and for the full amount required to complete all PIP work.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-39

15700 John F. Kennedy Boulevard Houston, TX 77032	Collateral Asset Summary – Loan No. 4 Sheraton North Houston	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,754,577 59.9% 2.38x 17.0%

Sheraton North Houston
15700 John F. Kennedy Boulevard
Houston, TX 77032
GEORGE BUSH INTERCONTINENTAL AIRPORT
Houston
Aldine
North Harris County College
Lochinvar Golf Club
Copart Inc
Houston Police Academy
Resthaven Cemetery
Greenspoint Mall
ExxonMobil Corporation
Holloman Corporation
Dow Park
W W Thorne Stadium
Halliburton Northbelt Facility
GE Drilling System
World Houston Golf Course
Prime Source Building Products
Morales Cemetery
Crowley Park
Brookside Memorial Park Cemetery
Pep Mueller Park
YES Prep North Central
West Road Plaza
Northwood Plaza
Keith Weiss Park
Bless Oilfield Services Inc
Dow Park 2
Melrose Golf Course
Renaissance Hospital
James Driver Park
Merchants Metals
Cemetery Beautiful
Pinewood Park
Northline Park
Tidwell Park
F-M 1960 E
FARM TO MARKET 1960
E RICHEY RD
HARDY TOLL RD
RANKIN RD
GREENS RD
ALDINE BENDER
JOHN F KENNEDY BLVD
LEE RD
OLD HUMBLE RD
HENRY
ALDINE WESTFIELD RD
WEST RD
HOLLYVALE DR
LAUDER RD
ALDINE MAIL ROUTE RD
W MOUNT HOUSTON
MOUNT HOUSTON RD
E MOUNT HOUSTON RD
STUEBNER AIRLINE RD
W GULF BANK RD
AIRLINE DR
HIRSCH RD
HOMESTEAD
LITTLE YORK RD
W LITTLE YORK RD
W MONTGOMERY RD
N SHEPHERD DR
PARKER RD
45
59
8
GEORGE BUSH INTERCONTINENTAL AIRPORT
Atascocita
Jersey Village
Addicks
HARDY TOLL WAY
WESTPARK TOLLWAY
Bellaire
Sugar Land
Pasadena
WILLIAM P. HOBBY AIRPORT
Missouri City
SAM HOUSTON TOLLWAY
CARTIFACT
MAP © 2016 CARTIFACT · DATA © OSM

A-3-40

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A-3-41

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

A-3-42

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Brookfield Financial Properties, L.P.
Borrower:	WFP Tower B Co. L.P.
Original Balance(1):	$40,500,000
Cut-off Date Balance(1):	$40,500,000
% by Initial UPB:	5.0%
Interest Rate:	4.6570%
Payment Date:	6th of each month
First Payment Date:	March 6, 2016
Maturity Date:	February 6, 2026
Amortization:	Interest Only
Additional Debt(1)(2):	$418,500,000 Pari Passu Debt; $441,000,000 Subordinate Secured Debt; Future Mezzanine Debt Permitted
Call Protection(3):	L(26), D(88), O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC(5):	$0	$0
Free Rent:	$80,810,295	$0
Master Retail Lease:	$0	Springing
Ground Rent:	$0	Springing

Financial Information
	Senior Notes(6)	Total Debt(7)
Cut-off Date Balance / Sq. Ft.:	$189	$371
Balloon Balance / Sq. Ft.:	$189	$371
Cut-off Date LTV:	32.8%	64.3%
Balloon LTV:	32.8%	64.3%
Underwritten NOI DSCR:	3.39x	1.73x
Underwritten NCF DSCR:	3.13x	1.60x
Underwritten NOI Debt Yield:	16.0%	8.2%
Underwritten NCF Debt Yield:	14.8%	7.5%
Underwritten NOI Debt Yield at Balloon:	16.0%	8.2%
Underwritten NCF Debt Yield at Balloon:	14.8%	7.5%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Leasehold
Location:	New York, NY
Year Built / Renovated:	1987 / 2015
Total Sq. Ft.:	2,427,515
Property Management:	Brookfield Financial Properties, L.P.
Underwritten NOI:	$73,475,537
Underwritten NCF:	$67,846,470
Appraised Value:	$1,400,000,000
Appraisal Date:	October 20, 2015

Historical NOI(8)
Most Recent NOI:	NAV
2014 NOI:	NAV
2013 NOI:	NAV
2012 NOI:	NAV

Historical Occupancy(8)
Most Recent Occupancy:	93.5% (January 31, 2016)
2014 Occupancy:	NAV
2013 Occupancy:	NAV
2012 Occupancy:	NAV
(1)	The Original Balance and Cut-off Date Balance of $40.5 million represents the senior non-controlling Note A-1E which, together with the remaining pari passu Senior Notes with an aggregate original principal balance of $459.0 million and the Junior Notes with an aggregate original principal balance of $441.0 million, comprises the 225 Liberty Street Whole Loan with an aggregate original principal balance of $900.0 million. For additional information regarding the pari passu Senior Notes and Junior Notes, see “The Loan” and “Current Mezzanine or Subordinate Indebtedness” herein.

(2)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(3)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Defeasance of the full $900.0 million 225 Liberty Street Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) January 22, 2019. The assumed lockout period of 26 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	Pursuant to existing leases at the 225 Liberty Street Property, the borrower is obligated to pay allowances for tenant improvements in the aggregate amount of $72,789,685. The 225 Liberty Street Whole Loan documents provide for a guaranty from Brookfield Office Properties Inc. for the full amount of the unfunded obligations.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Senior Notes only, which have an aggregate principal balance of $459.0 million.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 225 Liberty Street Whole Loan, which has an aggregate principal balance of $900.0 million.

(8)	The office space in the 225 Liberty Street Property was initially 100.0% leased to a subsidiary of Merrill Lynch from 1987 through September 30, 2013. Subsequent to Merrill Lynch’s subsidiary’s lease expiration (following its acquisition by Bank of America), the 225 Liberty Street Property underwent a $71.6 million (as of January 15, 2016) renovation which included a new façade, elevator modernizations, fire alarm and building management systems upgrades, and two new lobbies. The borrower has executed approximately 1.9 million square feet (79.9% of NRA) of office and storage leases, in addition to a 330,755 square foot (13.6% of NRA) lease renewal with Bank of America. Leases for 100.0% of the occupied NRA were signed over approximately the last three years, thus historical financial information is neither available nor reflective of current operations at the 225 Liberty Street Property.

A-3-43

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)(2)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Time Inc.(3)	NR/B1/BB	673,260	27.7%	$50.24	26.8%	12/31/2032
The Bank of New York Mellon(4)	AA-/A1/A	324,658	13.4%	$54.00	13.9%	12/31/2034
Bank of America	A/Baa1/BBB+	318,665	13.1%	$61.93	15.6%	9/30/2020
OFI Global Asset Management	NR/NR/NR	291,129	12.0%	$54.46	12.5%	9/30/2028
Hudson’s Bay Company(5)	NR/B1/B+	232,950	9.6%	$80.30	14.8%	12/31/2032
Subtotal / Wtd. Avg.		1,840,662	75.8%	$57.40	83.6%
Remaining Tenants		382,598	15.8%	$50.68	15.3%
Storage		46,115	1.9%	$29.46	1.1%
Total / Wtd. Avg. Occupied		2,269,375(6)	93.5%	$55.70(6)	100.0%
Vacant Office		141,254	5.8%
Vacant Storage		16,886	0.7%
Total / Wtd. Avg.		2,427,515	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Net Rentable Area (Sq. Ft.) for the top three tenants excludes storage space: Time Inc. (25,882 sq. ft.), The Bank of New York Mellon (160 sq. ft.), Bank of America (12,090 sq. ft.).

(3)	The lease with Time Inc. commenced February 11, 2015. The tenant has been and is currently in a free rent period through December 2017. At loan origination, the borrower reserved $66,322,369 related to the remaining free rent period. In addition, Time Inc. has a one-time option to reduce space effective as of December 31, 2027, subject to delivery of written notice on or before June 30, 2026.

(4)	The Bank of New York Mellon has an option, with 18 months prior notice, to reduce space on either its lowest or highest floor (currently the 17th or 22nd floors, each totaling approximately 54,000 square feet), effective as of December 31, 2024 and December 31, 2029, provided, (i) the tenant has not exercised either of the expansion options specified in the related lease; and (ii) the tenant pays a fee equal to six months of then-current base rent plus all unamortized tenant improvements and leasing commissions for the contraction space. In addition, in connection with the Ground Lease, this tenant may receive annual rent credits of up to $1.0 million (credited each month against monthly installments) as described below under “Ground Lease”.

(5)	The lease with Hudson’s Bay Company commenced January 1, 2015. The tenant has been and currently is in a free rent period through October 2016. At loan origination, the borrower reserved $14,029,414 related to the remaining free rent period.

(6)	Includes 3,725 sq. ft. of management office space for which no rent was attributed. U/W Base Rent PSF excluding the management office space is $55.79 PSF.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018(2)	1	3,725	0.2%	3,725	0.2%	$0.00	0.0%	0.0%
2019	0	0	0.0%	3,725	0.2%	$0.00	0.0%	0.0%
2020	2	341,746	14.1%	345,471	14.2%	$60.65	16.4%	16.4%
2021	1	57,314	2.4%	402,785	16.6%	$48.00	2.2%	18.6%
2022	0	0	0.0%	402,785	16.6%	$0.00	0.0%	18.6%
2023	0	0	0.0%	402,785	16.6%	$0.00	0.0%	18.6%
2024	3	83,609	3.4%	486,394	20.0%	$56.73	3.8%	22.3%
2025	0	0	0.0%	486,394	20.0%	$0.00	0.0%	22.3%
2026	0	0	0.0%	486,394	20.0%	$0.00	0.0%	22.3%
Thereafter	7	1,782,981	73.4%	2,269,375	93.5%	$55.07	77.7%	100.0%
Vacant	NAP	158,140	6.5%	2,427,515	100.0%	NAP	NAP
Total / Wtd. Avg.	14	2,427,515	100.0%			$55.70	100.0%

(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(2)	Includes 3,725 sq. ft. of management office space for which no rent was attributed.

A-3-44

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

The Loan.    The 225 Liberty Street loan (the “225 Liberty Street Loan”) is a fixed rate loan secured by the borrower’s leasehold interest in a 44-story Class A office building consisting of 2,427,515 sq. ft. and located at 225 Liberty Street in New York, New York (the “225 Liberty Street Property”) with an original principal balance of $40.5 million. The 225 Liberty Street Loan is comprised of the non-controlling Note A-1E of a $900.0 million whole loan that is evidenced by nine promissory notes: six senior notes with an aggregate principal balance of $459.0 million (the “Senior Notes”) and three junior notes with an aggregate principal balance of $441.0 million (the “Junior Notes” and, together with the Senior Notes, the “225 Liberty Street Whole Loan”). Only the $40.5 million non-controlling Note A-1E will be included in the DBJPM 2016-C1 mortgage trust. Three of the Senior Notes with an aggregate principal balance of $337.5 million along with the three Junior Notes, with an aggregate principal balance of $441.0 million, have been contributed to the 225 Liberty Street Trust 2016-225L trust. The non-controlling Note A-1D, with an original principal balance of $40.5 million, is held by Citigroup Global Markets Realty Corp. (“CGMRC”) or an affiliate and is expected to be contributed to the CGCMT 2016-P3 mortgage trust, and the non-controlling Note A-1F, with an original principal balance of $40.5 million has been contributed to the WFCM 2016-C33 mortgage trust. The 225 Liberty Street Whole Loan was co-originated by GACC, CGMRC and WFB.

The relationship between the holders of the Senior Notes and the Junior Notes will be governed by a co-lender agreement as described under “Description of the Mortgage Pool-–-Whole Loans-–-The 225 Liberty Street Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1E	$40,500,000	$40,500,000	DBJPM 2016-C1	No
A-1A, A-1B, A-1C	$337,500,000	$337,500,000	225 Liberty Street Trust 2016-225L	Yes
A-2A, A-2B, A-2C	$441,000,000	$441,000,000	225 Liberty Street Trust 2016-225L	Yes
A-1D	$40,500,000	$40,500,000	CGMRC	No
A-1F	$40,500,000	$40,500,000	WFCM 2016-C33	No
Total	$900,000,000	$900,000,000

The 225 Liberty Street Whole Loan has a 10-year term and pays interest only for the term of the loan. The 225 Liberty Street Whole Loan accrues interest at a fixed rate equal to 4.6570% and has a Cut-off Date Balance of $900.0 million. The 225 Liberty Street Whole Loan proceeds were used to refinance previous debt of approximately $802.0 million, fund upfront reserves of approximately $80.8 million, pay approximately $5.5 million in closing costs and return approximately $11.7 million to the sponsor. Based on the appraised value of $1.40 billion as of October 20, 2015, the Cut-off Date LTV for the Senior Notes is 32.8%. The most recent prior financing of the 225 Liberty Street Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$900,000,000	100.0%	Loan Payoff	$801,958,400	89.1%
			Reserves(1)	$80,810,295	9.0%
			Closing Costs	$5,548,715	0.6%
			Return of Equity	$11,682,590	1.3%
Total Sources	$900,000,000	100.0%	Total Uses	$900,000,000	100.0%
(1)	Brookfield Office Properties, Inc. delivered a guaranty for approximately $72.8 million of outstanding tenant improvements and the borrower funded a cash reserve of approximately $80.8 million for free rent. See “Initial Reserves” section.

The Borrower / Sponsor.    The borrower, WFP Tower B Co. L.P., is a New York limited partnership structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the non-recourse carveout guarantor is Brookfield Financial Properties, L.P. Brookfield Office Properties Inc., a Canadian corporation and an indirect parent of the sponsor (the “Reserve Guarantor”), also delivered a guaranty at loan origination in the amount of $72,789,685 to collateralize leasing obligations at the 225 Liberty Street Property.

Brookfield Property Partners, L.P. is a global real estate company that invests in and operates office, retail, industrial, multifamily and hotel assets. As of September 2015, its portfolio includes interests in over 300 office and retail properties encompassing 250 million sq. ft., 27,000 multifamily units, 44 million sq. ft. of industrial space, and a 7.9 million sq. ft. development pipeline worldwide. These assets are largely located in North America, Europe, and Australia but also include assets in China, Brazil, and India.

The office division of Brookfield Property Partners, L.P. owns, develops and manages office properties in the United States, Canada, Australia and the United Kingdom. As of second-quarter 2015, its portfolio consists of interests in 108 properties totaling 86 million sq. ft. in New York, Washington D.C., Houston, Los Angeles, Toronto, Calgary, Ottawa, London, Sydney, Melbourne and Perth. Brookfield Property Partners, L.P.’s properties include Brookfield Places in Manhattan, Toronto and Perth, Bank of America Plaza in Los Angeles, Bankers Hall in Calgary and Darling Park in Sydney.

A-3-45

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

As of second-quarter 2015, Brookfield Property Partners, L.P. has a portfolio of 11 operating properties in New York City comprising 19.7 million gross sq. ft. The seven buildings located in Lower Manhattan comprise 13.4 million gross sq. ft. and are 92.3% leased. The four properties in Midtown Manhattan comprise 6.3 million gross sq. ft. and are 93.6% leased.

The Property. The 225 Liberty Street Property consists of the leasehold interest in a 44-story, approximate 2.4 million sq. ft. class A office tower located in the Brookfield Place Complex along the Hudson River in Lower Manhattan. The 225 Liberty Street Property is the largest of four office towers within the Brookfield Place Complex (formerly known as the World Financial Center), a mixed-use complex featuring approximately 7.1 million aggregate sq. ft. of office space and approximately 340,000 aggregate sq. ft. of retail space along with public spaces (the “Brookfield Place Complex”). Formerly known as Two World Financial Center, the 225 Liberty Street Property, designed by architect Cesar Pelli, was completed in 1987, and is the domed shape tower that includes, as part of the 225 Liberty Street Property, the Winter Garden and is adjacent to West Street.

The office space in the 225 Liberty Street Property was initially 100.0% net leased to a subsidiary of Merrill Lynch from 1987 through September 30, 2013. Subsequent to Merrill Lynch’s subsidiary’s lease expiration (following its acquisition by Bank of America) and concurrent with an approximately $211 million retail redevelopment at the Brookfield Place Complex, the 225 Liberty Street Property underwent a $71.6 million (as of January 15, 2016) renovation which included a new façade, elevator modernizations, fire alarm and building management systems upgrades, and two new lobbies. Over the last three years, the borrower has executed approximately 1.9 million sq. ft. (79.9% of net rentable area (“NRA”)) of new office and storage leases, in addition to a 330,755 sq. ft. (13.6% of NRA) lease renewal with Bank of America.

The 225 Liberty Street Property serves as the new global or United States headquarters, as applicable, for Time Inc., The Bank of New York Mellon, and Hudson’s Bay Company as well as the only United States office for Commerzbank. As of January 31, 2016, the 225 Liberty Street Property is 93.5% leased (94.0% excluding office storage space) to 14 office tenants. All office leases were executed with a weighted average in-place contractual rent of $55.79 PSF. The office portion of the 225 Liberty Street Property has a weighted average original lease term of 15.6 years, with a weighted average remaining lease term of approximately 13.9 years. There is no rollover of office tenants at the 225 Liberty Street Property until 2020, with 19.9% of total NRA scheduled to roll during the 225 Liberty Street Whole Loan term.

Retail Component / Master Lease. Unless otherwise specified herein, all numerical information with respect to the 225 Liberty Street Property or the tenants therein excludes approximately 220,925 sq. ft. of retail space and associated mechanical and storage space located on multiple lower floors at the 225 Liberty Street Property (collectively, the “Retail Component”) and the related leases and retail tenants. Although the borrower’s interest in the Retail Component constitutes collateral for the 225 Liberty Street Whole Loan, the Retail Component is excluded because: (i) the Retail Component has been master leased to an affiliate of the borrower, WFP Retail Co. L.P. (the “Retail Master Tenant”) on a long-term basis at a rent of $1/year pursuant to a lease dated as of January 22, 2016 (the “Master Retail Lease”), (ii) the subleasehold interest of the Retail Master Tenant in the Retail Component does not constitute collateral for the 225 Liberty Street Whole Loan and (iii) the Retail Component has not been taken into account in the underwriting or appraised value of the 225 Liberty Street Property.

The Retail Component is subject to the Master Retail Lease between the Retail Master Tenant and the borrower (in such capacity, the “Master Landlord”) that expires on June 16, 2069, one day before the expiration of the Ground Lease (as defined below). Both the Retail Master Tenant and the Master Landlord are currently Brookfield entities. The Retail Master Tenant is responsible for payment of $1 in annual rent to the Master Landlord, in addition to (i) its pro rata share of certain building expenses, (ii) the Retail Master Tenant Payment in lieu of Taxes (“PILOT”) payments, (iii) the retail rent payable to the Battery Park City Authority, as ground lessor, and (iv) any other rent and payments applicable to the Retail Component for certain utilities or services.

Environmental Matters. The Phase I environmental report dated October 26, 2015 recommended the implementation of an asbestos operation and maintenance plan at the 225 Liberty Street Property.

Major Tenants.

Time Inc. (699,142 sq. ft.; 28.8% of NRA; 27.4% of U/W Base Rent; NR/B1/BB by Fitch/Moody’s/S&P) Time Inc. publishes various magazines, such as Sports Illustrated, Fortune, People, InStyle, Entertainment Weekly, and Time. Founded in 1922, Time merged with Warner Communications in 1990 and acquired StyleFeeder in 2010. In 2014, Time Inc. spun off from Time Warner to focus solely on the publishing business and is now publicly traded on the NYSE. Time, Inc. has two, five-year lease renewal options and no termination options.

Bank of America (330,755 sq. ft.; 13.6% of NRA; 15.9% of U/W Base Rent; A/Baa1/BBB+ by Fitch/Moody’s/S&P) Headquartered in Charlotte, North Carolina, Bank of America is the second largest bank holding company in the United States, ranked by assets with approximately $2.1 trillion as of December 31, 2015. Bank of America operates across the United States in addition to more than 35

A-3-46

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

other countries. Bank of America acquired Merrill Lynch in 2008. Bank of America has four lease renewal options of either five or ten years, subject to certain conditions, with no termination options.

The Bank of New York Mellon (324,818 sq. ft.; 13.4% of NRA; 13.9% of U/W Base Rent; AA-/A1/A by Fitch/Moody’s/S&P) Founded in 1784, The Bank of New York merged with the Mellon Financial Corporation in 2007 to create a corporation with approximately $1.6 trillion of assets under management and $28.9 trillion assets under custody and/or administration as of December 31, 2015. The Bank of New York Mellon has three lease renewal options, the first two for 10 years each and the third for five years with no termination options.

The Market. The 225 Liberty Street Property is situated within the broader mixed-use Brookfield Place Complex, which is comprised of four office buildings with a total of approximately 7.1 million sq. ft. The Brookfield Place Complex, formerly known as the World Financial Center, is an approximately 7.5 million sq. ft. office and retail complex in Battery Park City in Lower Manhattan. The office portions of the Brookfield Place Complex are currently 95.7% occupied, with all four towers exhibiting an occupancy of 93.5% or greater. Tenants with offices in the Brookfield Place Complex include American Express, Bank of America, Jones Day, Royal Bank of Canada, Cadwalader, Wickersham & Taft LLP, and Dow Jones. In addition to the Class A office space, the lower levels of the Brookfield Place Complex include approximately 340,000 sq. ft. of newly delivered retail space, which was opened to the public in second quarter of 2015 and is presently 88.6% occupied (98.6% occupied for the approximately 192,000 sq. ft. in 225 Liberty Street) by dining and retail tenants. The retail space at the Brookfield Place Complex will be anchored by an approximately 86,000 sq. ft. Saks Fifth Avenue store which is expected to open in second quarter 2016.

The 225 Liberty Street Property is located adjacent to the World Financial Center Ferry Terminal, and is expected to have connections to the Fulton Street Transit Center and the World Trade Center Transit Hub (which is currently under construction).

As of the fourth quarter of 2015, average asking rents in Midtown and Midtown South were $79.60 PSF and $70.89 PSF, gross, respectively, Downtown office space averaged $60.71 PSF, gross, according to a third party market research report. As the submarket has evolved, certain corporate tenants have re-located their headquarters from other areas of Manhattan to Downtown Manhattan, including Time Inc., Citigroup, Harper-Collins Publishers, and Condé Nast. Additionally, the mix of tenants has also evolved to include a range of industries. According to the appraisal, a decade ago, approximately 2.0% of Downtown Manhattan’s leases (by square footage) were signed by technology, advertising, media, and information tenants, and these tenants now account for approximately 10.0% of all jobs in Downtown Manhattan.

According to the appraisal, Downtown Manhattan’s office inventory of 87.8 million sq. ft. is geographically segmented into five major submarkets: City Hall, World Trade Center, Financial East, Financial West and Insurance. Approximately 60.0% of Downtown’s inventory is Class A product, the majority of which is located in the Financial East submarket. As of fourth quarter 2015, the Downtown Class A submarket exhibited a vacancy rate of 10.7% and a rental rate of $63.95 PSF, gross. The 225 Liberty Street Property is located within the World Trade Center office submarket (formerly known as World Trade/World Financial), which rests in the western portion of Downtown Manhattan, bordering the Hudson River to the west, the Insurance submarket to the east, Financial West to its south and City Hall to its north. Of the 21.1 million sq. ft. of office space comprising the World Trade Center office submarket, 17.4 million sq. ft. is Class A space. The Class A space in the submarket is predominately comprised of the Brookfield Place Complex and the new World Trade Center complex, which together represent approximately 83.0% of the total submarket square footage. With the completions of Two World Trade Center and Three World Trade Center (both currently under construction), an additional 5.3 million sq. ft. will be added to the submarket. According to a New York industry group, this is largely offset by the recent trend of conversion of pre-war office buildings to residential buildings. According to a New York industry group, 10.0 million sq. ft. of office space has been converted to residential or hotel use since 2004, and another 5.1 million sq. ft. of space is in the potential conversion pipeline.

According to the appraisal, the World Trade Center submarket achieves the second highest asking rents of any Downtown submarket, with an average Class A rental rate of $71.33 PSF. Although the reported fourth quarter 2015 World Trade Center submarket Class A vacancy was 14.9%, this is largely driven by the newly delivered One and Four World Trade Center properties, which comprise approximately 28.8% of the total submarket square footage. The 225 Liberty Street Property is located within the four-building Brookfield Place Complex, which presently has an occupancy rate of 95.4%.

A-3-47

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

Competitive Set(1)
Building	Office Area (NRA)	Year Built	Stories	Direct Available Sq. Ft.	Sublease Available Sq. Ft.	Direct Occupancy	Asking Rent (Low)	Asking Rent (High)
Seven World Trade Center	1,700,000	2006	52	0	30,543	100.0%	N/A	N/A
200 Liberty Street	1,461,365	1985	40	91,911	81,750	93.7%	$55.00	$60.00
200 Vesey Street	2,300,000	1985	51	126,520	0	94.5%	$55.00	$75.00
250 Vesey Street/Brookfield	1,600,000	1986	34	68,238	0	95.7%	$55.00	$65.00
60 Wall Street	1,587,849	1989	47	0	0	100.0%	N/A	N/A
One Liberty Plaza	2,121,437	1972	54	419,739	30,151	80.2%	$51.00	$55.00
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis(1)
	Appraiser YE 2016(2)	Borrower Year 1 Budget	Adjusted Borrower Year 1 Budget(3)	U/W	U/W PSF
Base Rent(4)	$130,936,804	$136,898,954	$126,402,592	$130,450,927	$53.74
Value of Vacant Space	0	0	0	10,069,980	4.15
Gross Potential Rent	$130,936,804	$136,898,954	$126,402,592	$140,520,907	$57.89
Total Recoveries	1,701,552	1,878,448	1,379,899	1,373,956	0.57
Total Other Income	312,153	359,917	359,917	359,917	0.15
Rent Abatements	(4,447,643)	(58,916,625)	0	0	0
Less: Vacancy/Credit Loss(5)	(1,285,030)	(1,632,840)	0	(10,069,980)	(4.15)
Effective Gross Income	$127,217,836	$78,587,854	$128,142,408	$132,184,800	$54.45
Total Operating Expenses	56,219,376	60,513,232	60,275,336	58,709,263	24.18
Net Operating Income	$70,998,460	$18,074,622	$67,867,072	$73,475,537	$30.27
TI/LC	0	0	0	5,143,565	2.12
Capital Expenditures	0	0	0	485,503	0.20
Net Cash Flow	$70,998,460	$18,074,622	$67,867,072	$67,846,470	$27.95
(1)	The office space in the 225 Liberty Street Property was initially 100.0% leased to a subsidiary of Merrill Lynch from 1987 through September 30, 2013. Subsequent to Merrill Lynch’s subsidiary’s lease expiration (following its acquisition by Bank of America), the 225 Liberty Street Property underwent a $71.6 million (as of January 15, 2016) renovation which included a new façade, elevator modernizations, fire alarm and building management systems upgrades, and two new lobbies. The borrower has executed approximately 1.9 million square feet (79.9% of NRA) of office and storage leases, in addition to a 330,755 square foot (13.6% of NRA) lease renewal with Bank of America. Leases for 100.0% of the occupied NRA were signed over the last three years, thus historical financial information is neither available nor reflective of current operations at the 225 Liberty Street Property.

(2)	Rent abatements for existing leases have been removed from the appraisal cash flow to reflect the upfront reserve and guaranty structure of the 225 Liberty Street Whole Loan.

(3)	The following adjustments have been made to the borrower’s budget: (i) speculative leasing, (ii) non-recurring repairs & maintenance and (iii) rent abatements have been excluded.

(4)	U/W Base Rent includes the present value of contractual rent steps (for the shorter of the lease term or 225 Liberty Street Whole Loan term) for investment-grade rated tenants including The Bank of New York Mellon ($1,857,596, which factors in its four month free rent period in 2025), Bank of America ($1,312,820) and Commerzbank ($877,920).

(5)	U/W Vacancy/Credit Loss is based on the in-place vacancy.

Property Management.   The 225 Liberty Street Property is managed by Brookfield Financial Properties, L.P., a borrower affiliate.

Lockbox / Cash Management.     The 225 Liberty Street Whole is structured with a hard lockbox and springing cash management. At loan origination, the borrower directed tenants to pay their rents directly into such lockbox account. The 225 Liberty Street Whole Loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Trigger Period, all cash flow is swept to a lender-controlled cash management account and then distributed to the borrower every business day. During a Trigger Period, all cash flow is swept to a lender-controlled cash management account.

A “Trigger Period” will commence upon the occurrence or commencement of (i) an event of default, (ii) a Low Debt Service Trigger Period or (iii) a Mezzanine Trigger Period. A Trigger Period will cease to exist, if (a) with respect to clause (i), upon the cure of such event of default, (b) with respect to clause (ii), the Low Debt Service Trigger Period has ended or (c) with respect to clause (iii), the Mezzanine Trigger Period has ended.

A “Low Debt Service Trigger Period” will commence if, as of the last day of any calendar quarter, the 225 Liberty Street Loan debt service coverage ratio (based on the combined senior notes and junior notes totaling $900,000,000) falls below 1.35x. A Low Debt Service Trigger Period will cease to exist if the debt service coverage ratio exceeds 1.35x for two consecutive calendar quarters.

A-3-48

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

A “Mezzanine Trigger Period” will commence and continue for as long as any mezzanine loan is outstanding.

A “Master Retail Lease Trigger Period” will commence if (i) a monetary default under the Master Retail Lease has occurred and is continuing beyond any notice and cure periods; (ii) a material non-monetary default has occurred and is continuing beyond any notice and cure periods; or (iii) the Master Retail Lease is terminated. A Master Retail Lease Trigger Period will cease to exist, with respect to clauses (i) and (ii), upon the cure of all defaults under the Master Retail Lease and, with respect to clause (iii), upon the borrower leasing the entire Retail Component pursuant to a new master retail lease with a retail tenant, each reasonably satisfactory to the lender.

Initial Reserves.    At loan origination, the borrower deposited (i) a total of $80,810,295 into the free rent reserve account, of which $66,322,369 relates to the lease with Time Inc., $14,029,414 relates to the lease with Hudson’s Bay Company and $458,512 relates to the lease with D’Amato & Lynch. In addition, pursuant to existing leases at the 225 Liberty Street Property, the borrower is obligated to pay allowances for tenant improvements in the aggregate amount of $72,789,685. The 225 Liberty Street Whole Loan documents provide for a guaranty from the Reserve Guarantor for the full amount of such unfunded tenant improvements obligations (the “Rollover Guaranty”). If at any time while the Rollover Guaranty remains in effect, the Reserve Guarantor fails to maintain a corporate credit rating/issuer credit rating (long-term local and foreign) from S&P of at least “BBB-” (which will not be dependent on the rating “outlook” or “trend”), the borrower will be required, within ten days of such failure, to either (i) provide a replacement rollover guaranty in substantially the same form as the Rollover Guaranty from an approved replacement reserve guarantor, which guarantees the same amount as the Rollover Guaranty being replaced, and obtain a rating agency confirmation in connection therewith, or (ii) deposit cash into the rollover account, or deliver to the lender a letter of credit, in either case in an amount equal to the sum of all amounts then guaranteed by the Rollover Guaranty.

Ongoing Reserves.    During the continuance of a Trigger Period, the borrower is required to deposit, with respect to the tax and insurance reserves only, a True Up Payment (as defined below) within 10 days after notice from the lender specifying the amount of the payment and, on each monthly payment date, an amount equal to (i) 1/12 of the taxes payable in the next 12 months, (ii) provided an acceptable blanket policy is no longer in place 1/12 of the insurance premiums payable in the next 12 months, (iii) $60,688 for annual capital expenditures and (iv) the ground rent payable for the succeeding month (to be deposited into the ground rent subaccount).

A “True Up Payment” means the payment of a sum which, together with any applicable monthly deposits already in the applicable account, will be sufficient to discharge the obligations and liabilities for which such account was established as and when such amounts become due and payable.

During the continuance of a Mezzanine Trigger Period or Low Debt Service Trigger Period, the lender will cause all excess cash flow to be deposited into the cash collateral reserve.

During the continuance of a Master Retail Lease Trigger Period, the borrower is required to deposit into the master retail lease reserve all tenant improvement and leasing commission expenses the borrower becomes directly liable for pursuant to retail subleases as a result of a Master Retail Lease termination event.

Current Mezzanine or Subordinate Indebtedness.    The 225 Liberty Street Whole Loan includes three junior notes with an aggregate original principal balance of $441,000,000 that were contributed to the LBTY 2016-225L transaction. See “Description of the Mortgage Pool–The Whole Loans—The Non-Serviced Whole Loan—The 225 Liberty Street Whole Loan” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. The 225 Liberty Street Whole Loan permits an affiliate of the borrower to obtain future mezzanine financing provided, among other conditions, the maximum principal amount of the mezzanine loan will not exceed the lesser of (i) $150,000,000 and (ii) the highest amount which would result in (a) a combined LTV no greater than 95% of a 60.8% LTV, (b) a combined DSCR no less than 110% of a 1.55x DSCR and (c) a combined debt yield no less than 110% of a 7.33% debt yield, in each case, taking into account the 225 Liberty Street Whole Loan balance.

Ground Lease. The 225 Liberty Street Property is subject to a long-term ground lease with the Battery Park City Authority (“BPCA”) that expires on June 17, 2069 (the “Ground Lease”). Pursuant to the Ground Lease, there are four principal components to the annual ground rent payment: (i) a fixed $5.1 million annual payment with no scheduled increases, subject to certain conditions set forth in the Ground Lease (the “Base Rent”), (ii) an annual retail rent for the retail component (based on the greater of a fixed and percentage retail rent) which rent, so long as the borrower does not lease any retail space that is not leased to the Retail Master Tenant pursuant to the Master Retail Lease, is the responsibility of the Retail Master Tenant and is currently estimated to be approximately $1.2 million for the calendar year 2016, (iii) an amount (the “Other Rent”) equal to the greater of (a) $0.75 per rentable sq. ft. of space at the Brookfield Place Complex which is rented for purposes other than office or retail and (b) 10.0% of the annual gross income from such space, which rent is the responsibility of the Retail Master Tenant, and (iv) the PILOT payments (as described below).

A-3-49

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

The borrower is entitled, subject to certain conditions, to a 10-year rent abatement in ground rent in the amount of $1.0 million per annum. If and to the extent received by the borrower, pursuant to the terms of The Bank of New York Mellon lease, up to the entire $1.0 million ground rent abatement will be passed through to The Bank of New York Mellon, as a credit against rent in equal monthly installments. At the expiration of the rent abatement, The Bank of New York Mellon will no longer receive the up to $1.0 million rent credit and the annual ground rent payment payable by the borrower will remain flat at $5.1 million.

PILOT. The 225 Liberty Street Property benefits from a payments in lieu of taxes (“PILOT”) program from the BPCA. Pursuant to the Ground Lease, the borrower is obligated to the BPCA to make PILOT payments, as the 225 Liberty Street Property is not subject to real estate taxes by reason of its ownership by the BPCA. PILOT payments are based on the assessed values provided by the City of New York to the BPCA, and are therefore equivalent to real estate taxes provided by the City of New York. There is no economic benefit to having the PILOT since the taxes are the same as if the City of New York were taxing the 225 Liberty Street Property.

Pursuant to the Master Retail Lease, the Retail Master Tenant is required to pay its pro rata share (currently 7.4310%) of such PILOT payments payable by the borrower to the BPCA, but only after first subtracting therefrom certain sums which may be received by the borrower from other ground lease tenants at the Brookfield Place Complex (which other ground lease tenants do not own any interest in the 225 Liberty Street Property) with respect to PILOT payments for the Winter Garden and the Liberty Street Bridge (such net amount, the “Retail Master Tenant PILOT Payments”). The net PILOT payments of $17,119,499 are payable by the borrower for the 2015-2016 tax year, following reimbursement of the Retail Master Tenant PILOT Payments and payment obligations of other ground lease tenants at the Brookfield Place Complex with respect to their allocable share of PILOT payments allocated to the Winter Garden and the Liberty Street Bridge.

A-3-50

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

A-3-51

225 Liberty Street New York, NY 10281	Collateral Asset Summary – Loan No. 5 225 Liberty Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 32.8% 3.13x 16.0%

CARTIFACT
225 Liberty Street
225 Liberty Street
New York, NY 10281
Hudson River
BATTERY PARK CITY
WEST STREET
GREENWICH STREET
CHURCH STREET
DUANE STREET
READE STREET
CHAMBERS STREET
WARREN STREET
MURRAY STREET
PARK PLACE
BARCLAY STREET
VESEY STREET
DEY STREET
CORTLAND STREET
LIBERTY STREET
CEDAR STREET
THAMES STREET
ALBANY STREET
CARLISLE STREET
RECTOR STREET
WEST THAMES STREET
THIRD STREET
SECOND PLACE
FIRST PLACE
MORRIS STREET
NEW MURRAY STREET
PARK PLACE WEST
RIVER TERRACE
NORTH END AVENUE
SOUTH END AVENUE
WASHINGTON STREET
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A-3-52

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A-3-53

600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 54.5% 1.61x 8.0%

A-3-54

600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 54.5% 1.61x 8.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Stanley Cayre; Stanley Chera; Harry Adjmi
Borrower:	600 Broadway Partners LLC
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	4.9%
Interest Rate:	4.6900%
Payment Date:	6th of each month
First Payment Date:	February 6, 2016
Maturity Date:	January 6, 2026
Amortization:	Interest Only
Additional Debt(1):	$80,000,000 Pari Passu Debt
Call Protection(2):	L(27), D(88), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$259,197	$259,197
Insurance:	$0	Springing
Replacement:	$0	$1,093
TI/LC:	$0	$7,288
A&F Credit:	$5,000,000	$0
A&F Leasing:	Springing	$0

Financial Information(4)
Cut-off Date Balance / Sq. Ft.:	$1,553
Balloon Balance / Sq. Ft.:	$1,553
Cut-off Date LTV:	54.5%
Balloon LTV:	54.5%
Underwritten NOI DSCR:	1.67x
Underwritten NCF DSCR:	1.61x
Underwritten NOI Debt Yield:	8.0%
Underwritten NCF Debt Yield:	7.7%
Underwritten NOI Debt Yield at Balloon:	8.0%
Underwritten NCF Debt Yield at Balloon:	7.7%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1900 / 2008
Total Sq. Ft.:	77,280
Property Management:	ACHS Management Corp.
Underwritten NOI:	$9,550,149
Underwritten NCF:	$9,199,870
Appraised Value(5):	$220,000,000
Appraisal Date:	December 14, 2015

Historical NOI
Most Recent NOI:	$10,135,705 (T-12 October 31, 2015)
2014 NOI:	$9,761,011 (December 31, 2014)
2013 NOI:	$9,194,451 (December 31, 2013)
2012 NOI:	$8,917,959 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy:	100.0% (December 1, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
2013 Occupancy:	100.0% (December 31, 2013)
2012 Occupancy:	100.0% (December 31, 2012)
(1)	The 600 Broadway Whole Loan is evidenced by eight pari passu notes in the aggregate original principal amount of $120.0 million. The controlling Note A-4 and non-controlling Note A-5-1 and non-controlling Note A-5-2 with an aggregate original principal balance of $40.0 million will be included in the DBJPM 2016-C1 mortgage trust. The non-controlling Note A-1, non-controlling Note A-2-1 and non-controlling Note A-3, with an aggregate original principal balance of $50.0 million, are expected to be included in the CGCMT 2016-P3 mortgage trust. The non-controlling Note A-2-2, with an original principal balance of $10.0 million is expected to be held by The Bank of New York Mellon (“BNYM”) or its affiliates and contributed to one or more future securitizations, and the non-controlling Note A-6, with an original principal balance of $20.0 million, is expected to be held by GACC or its affiliates and contributed to one or more future securitizations (or may be sold to BNYM or its affiliate and contributed to one or more future securitizations). For additional information on the pari passu companion loans, see “The Loan” herein.

(2)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of February 6, 2016. Defeasance of the full $120.0 million 600 Broadway Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 18, 2018. The assumed lockout period of 27 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate 600 Broadway Whole Loan.

(5)	The Appraised Value represents the “As-Is” Appraised Value. The appraiser concluded an “As Dark” Appraised Value of $191.0 million, which results in a Cut-off Date LTV of 62.8%.

A-3-55

600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 54.5% 1.61x 8.0%

Tenant Summary
Tenant	Ratings	Net Rentable	% of Net	U/W Base	% of Total	Lease
	(Fitch/Moody’s/S&P)(1)	Area (Sq. Ft.)	Rentable Area	Rent PSF	U/W Base Rent	Expiration
Hollister Co.(2)	NR/NR/BB-	30,509	39.5%	$121.33	37.0%	5/31/2028
24 Hour Fitness(3)	NR/NR/NR	30,279	39.2%	$85.08	25.7%	12/17/2023
Abercrombie(2)	NR/NR/BB-	8,246	10.7%	$224.45	18.5%	5/31/2028
Gilly Hicks(2)	NR/NR/BB-	8,246	10.7%	$224.45	18.5%	5/31/2028
Omnipoint(4)	NR/NR/NR	NAP	NAP	$37,080	0.4%	12/31/2018
Total Occupied Collateral		77,280	100.0%	$129.61	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		77,280	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Hollister Co., Abercrombie and Gilly Hicks, are each a subsidiary of Abercrombie & Fitch (“A&F”), and have one, five-year renewal option and no termination options.The space leased to Gilly Hicks is dark but each of the A&F subsidiary leases are guaranteed by the parent company A&F and are cross-defaulted.

(3)	24 Hour Fitness has three, five-year renewal options and no termination options.

(4)	Omnipoint represents a telecommunications antenna lease.

Lease Rollover Schedule(1)
Year	# of	Total	% of Total	Cumulative	Cumulative	Annual U/W	% U/W	Cumulative %
	Leases	Expiring	Sq. Ft.	Sq. Ft.	% of Sq. Ft.	Base Rent	Base Rent	of U/W
	Expiring	Sq. Ft.	Expiring	Expiring	Expiring	Per Sq.Ft.	Rolling	Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018(2)	1	0	0.0%	0	0.0%	$37,080.00	0.4%	0.4%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.4%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.4%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.4%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.4%
2023	1	30,279	39.2%	30,279	39.2%	$85.08	25.7%	26.1%
2024	0	0	0.0%	30,279	39.2%	$0.00	0.0%	26.1%
2025	0	0	0.0%	30,279	39.2%	$0.00	0.0%	26.1%
2026	0	0	0.0%	30,279	39.2%	$0.00	0.0%	26.1%
Thereafter	3	47,001	60.8%	77,280	100.0%	$157.51	73.9%	100.0%
Vacant	NAP	0	0.0%	77,280	100.0%	NAP	NAP
Total / Wtd. Avg.	5	77,280	100.0%			$129.61	100.0%
(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(2)	The 2018 lease is represented by the Omnipoint telecommunications antenna.

The Loan. The 600 Broadway loan (the “600 Broadway Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 77,280 sq. ft., anchored retail property located in New York, New York (the “600 Broadway Property”) with an Original and Cut-Off Date Balance of $40.0 million. The 600 Broadway Loan is evidenced by the controlling Note A-4 and the non-controlling Note A-5-1 and non-controlling Note A-5-2, with an aggregate original principal balance of $40.0 million, which will be included in the DBJPM 2016-C1 mortgage trust. The non-controlling Note A-1, non-controlling Note A-2-1 and non-controlling Note A-3, with an aggregate original principal balance of $50.0 million, are expected to be included in the CGCMT 2016-P3 mortgage trust. The non-controlling Note A-2-2, with an original principal balance of $10.0 million, will not be included in the trust and is expected to be held by BNYM or an affiliate and contributed to one or more future securitizations, and the non-controlling Note A-6, with an original principal balance of $20.0 million (and, together with the 600 Broadway Loan, Note A-1, Note A-2-1, Note A-2-2 and Note A-3, the “600 Broadway Whole Loan”), will not be included in the trust and is expected to be held by GACC or an affiliate and contributed to one or more future securitizations (or may be sold to BNYM or its affiliate and contributed to one or more future securitizations). The 600 Broadway Whole Loan was co-originated by GACC and BNYM.

A-3-56

600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 54.5% 1.61x 8.0%

The relationship between the holders of the 600 Broadway Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool – The Whole Loans – The 600 Broadway Whole Loan” in the Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-4, A-5-1 & Note A-5-2	$40,000,000	$40,000,000	DBJPM 2016-C1	Yes
Note A-1, A-2-1, Note A-3	$50,000,000	$50,000,000	CGCMT 2016-P3	No
Note A-2-2	$10,000,000	$10,000,000	BNYM	No
Note A-6	$20,000,000	$20,000,000	GACC	No
Total	$120,000,000	$120,000,000

The 600 Broadway Whole Loan has a 10-year term and pays interest only for the term of the loan. The 600 Broadway Whole Loan accrues interest at a fixed rate equal to 4.6900%. The 600 Broadway Whole Loan proceeds were used to retire existing debt of approximately $69.6 million, pay a swap breakage fee of approximately $2.8 million, fund reserves of approximately $5.3 million, pay closing costs of approximately $4.2 million, and return approximately $38.1 million of equity to the sponsor. Based on the “As-is” appraised value of $220.0 million as of December 14, 2015, the Cut-off Date LTV ratio is 54.5%. In addition, the appraiser concluded an “As Dark” appraised value of $191.0 million, which results in a Cut-off Date LTV ratio of 62.8%. The most recent prior financing of the 600 Broadway Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$120,000,000	100.00%	Loan Payoff	$69,585,845	58.0%
			Swap Breakage Fee	$2,836,000	2.4%
			Reserves	$5,259,197	4.4%
			Closing Costs	$4,196,440	3.5%
			Return of Equity	$38,122,518	31.8%
Total Sources	$120,000,000	100.00%	Total Uses	$120,000,000	100.0%

The Borrower / Sponsor.    The borrower, 600 Broadway Partners LLC, is a New York limited liability company structured to be bankruptcy remote, with two independent directors in its organizational structure. The sponsors of the borrower and non-recourse carve-out guarantors are Stanley Cayre, Stanley Chera and Harry Adjmi, on a joint and several basis.

Stanley Cayre is the co-founder and managing member of Aurora Capital Associates. Over the past 40 years, the Cayre family has invested in various commercial real estate properties and currently manages over 2.5 million sq. ft. of commercial real estate across the United States. Aurora Capital Associates owns over 150 properties throughout the United States.

Stanley Chera is the co-founder of Crown Acquisitions. Crown Acquisitions has acquired and developed billions of dollars of commercial real estate with a current portfolio of over 15 million sq. ft. Focusing on acquiring and repositioning assets, Crowne Acquisitions’ experience extends to major cities including New York, Chicago, Toronto, Philadelphia, Boston and Miami.

Harry Adjmi is a partial owner of the Adjmi Apparel Group, which has designed, produced and distributed fashion apparel since 1976. The Adjmi Apparel Group consists of brands such as Skecher, TapouT, South Pole, Disney, Fila and Champion. Harry Adjmi is a real estate owner throughout Greater New York City owning 110 properties totaling an estimated $220.0 million.

The Property. The 600 Broadway Property is a six-story, plus lower and sub-lower levels retail building consisting of 77,280 sq. ft. in SoHo, New York with frontage spanning from Broadway to Crosby Street. The 600 Broadway Property, was developed in 1900 and recently renovated in 2008. One of the loan sponsors, Stanley Chera, acquired the building in 2006, bought out Pottery Barn (formerly the sole tenant in the building) and created a multi-level retail Abercrombie & Fitch’s Hollister brand New York flagship store. Aurora Capital, headed by Robert Cayre (the son of one of the loan sponsors Stanley Cayre), purchased a 66% interest in the 600 Broadway Property in 2008 for $70.0 million from Stanley Chera. Since 2006, the loan sponsor has invested approximately $6.0 million in the 600 Broadway Property including elevator upgrades and buildout costs for Abercrombie and 24 Hour Fitness. Abercrombie, which includes the subsidiaries Abercrombie, Hollister and Gilly Hicks (the “A&F Subsidiary Leases”), has invested approximately $40.0 million to build out its space.

As of December 1, 2015, the 600 Broadway Property was 100.0% leased to two major tenants, Abercrombie & Fitch (inclusive of Abercrombie, Hollister and Gilly Hicks) and 24 Hour Fitness with Omnipoint leasing 1 sq. ft. for a rooftop antenna. A&F, the parent company of Abercrombie, Hollister and Gilly Hicks occupies 47,001 sq. ft. (60.8% of NRA) at the 600 Broadway Property with Hollister as the major frontage store and an entrance on Broadway. The 47,001 sq. ft. includes the ground floor (8,600 sq. ft.), lower level (8,500 sq. ft.), sub-lower level (9,900 sq. ft.), 2nd floor (10,000 sq. ft.) and 3rd floor (10,000 sq. ft.). 24 Hour Fitness occupies 30,279 sq. ft. (39.2% of NRA) situated on the 4th through 6th floors. The sub-lower level, lower level and 3rd floor leased to A&F are currently dark. Prior to origination of the 600 Broadway Whole Loan, A&F had attempted to sublet its space in full, however it has since taken the

A-3-57

600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 54.5% 1.61x 8.0%

leased premises off the market. The tenant is permitted to sublet its leased space subject to certain conditions set forth in the related lease, including the prior written consent of the borrower (which may not be unreasonably withheld).

The Abercrombie, Hollister and Gilly Hicks leases are guaranteed by the parent company, A&F, and are cross-defaulted. The Hollister store operating on the ground and 2nd floors is currently closed due to flood damage caused by a pipe burst and coil malfunction that occurred in mid-February 2016. All water-impacted surfaces have been demolished. The tenant is in the process of interviewing general contractors to complete required work, which is the tenant’s responsibility. The repair work is estimated to cost $1.0 million and the Hollister store is expected to re-open in 30 to 90 days.

Major Tenants.

Abercrombie & Fitch (47,001 sq. ft; 60.8% of NRA; 73.9% of U/W Base Rent; rated BB- by S&P) A&F sells men’s, women’s and kids’ casual style apparel and accessories. A&F operates approximately 965 stores across North America, Asia and Europe. In addition, A&F is the parent to the teen-focused apparel store, Hollister and the Aussie-inspired, just-for-girls brand, Gilly Hicks. A&F has averaged $4.0 billion annually in revenue since 2010 and reported revenue of $3.7 billion at year-end 2014. Three A&F subsidiaries took occupancy at the 600 Broadway Property in 2008, each pursuant to a 20-year lease expiring in May 2028. The A&F space is broken into three leases based on three different A&F concepts: Hollister (30,509 sq. ft.), Gilly Hicks (8,246 sq. ft.) and Abercrombie (8,246 sq. ft.), with all leases guaranteed by the parent company A&F and cross-defaulted. Hollister and Abercrombie currently operate on the ground floor and 2nd floors. The sub-lower level, lower level and 3rd floor are dark, as A&F closed the Gilly Hicks concept in 2013. Each A&F subsidiary has one, five-year renewal option and no termination options.

24 Hour Fitness (30,279 sq. ft.; 39.2% of NRA; 25.7% of U/W Base Rent) Founded in 1983, 24 Hour Fitness is a privately owned and operated fitness center chain. The company owns and operates approximately 425 fitness centers with over 4.0 million members in more than 15 states in the United States as well as throughout Asia. 24 Hour Fitness offers aerobic, cardiovascular and weight lifting activities with some facilities featuring squash, racquetball, basketball courts, swimming pools, and steam and sauna rooms. 24 Hour Fitness signed a 15-year lease in 2008, which expires in 2023. 24 Hour Fitness has three, five-year renewal options.

Environmental Matters. The Phase I environmental report dated September 17, 2015 recommended no further action at the 600 Broadway Property other than to implement an operations and maintenance plan for asbestos, which is currently in place.

The Market.    The 600 Broadway Property is located in the SoHo neighborhood in the borough of Manhattan, New York. The SoHo neighborhood is generally bounded by Houston Street to the north; Lafayette Street to the east; Canal Street to the south; and West Broadway to the west. SoHo is surrounded by the neighborhoods of NoHo to the north; Little Italy to the east; TriBeCa to the south; Hudson Square and the West Village to the west. The 600 Broadway Property is located at the southeast corner of East Houston street and Broadway with frontage along Broadway and Crosby Street. Some of the retailers in the SoHo District include Prada, Zara, Fossil, Armani AX, BananaRepublic, Hugo Boss, H&M, TopShop, Uniqlo, Zales, Aeropostale, BeBe, Escade, Victoria’s Secret, Billabong, American Eagle, and J. Crew.

The neighborhood has a transportation network via subway with access to the A, B, C, D, F, M, E and No. 1 and 6 lines along with access to public buses. The Broadway/Lafayette Street Station (B, D, F, M and No. 6 lines) is located three blocks east of the 600 Broadway Property at Houston Street and Broadway. The Prince Street Station (No. 6 line) is also within walking distance of the 600 Broadway Property. The C and E lines are located four blocks southwest of the 600 Broadway Property at the intersection of Vandam Street and 6th Avenue. The No. 1 line is located six blocks west of the 600 Broadway Property at Canal and Varick Streets.

The appraiser identified the following nine properties as sales comparable for the 600 Broadway Property. The comparables range from $1,505 PSF to $6,794 PSF with an average of approximately $2,400 PSF.

Summary of Improved Sales(1)
Name	Property Type	NRA	Date	Sale Price	$/SF NRA
113 Spring Street	Retail/Office	21,395	August 2015	68,000,000	$3,178
5 East 59th Street	Retail/Office	46,074	June 2015	91,000,000	$1,975
470 Broome Street	Retail/Office	20,164	February 2015	55,000,000	$2,728
837 Washington Street	Retail/Office	63,131	February 2015	190,031,705	$3,010
503 Broadway	Retail/Office	41,215	January 2015	280,000,000	$6,794
375 West Broadway	Retail/Office	79,002	April 2014	118,900,000	$1,505
401 West 14th Street	Retail/Office	62,199	December 2013	168,000,000	$2,701
414 West 14th Street	Retail/Office	51,774	December 2013	94,000,000	$1,816
530-536 Broadway	Retail/Office	194,499	October 2013	326,000,000	$1,676
(1)	Source: Appraisal.

According to the appraisal, retail rental rates within the SoHo submarket averaged $535 PSF in the third quarter of 2015, a 5.3% increase from $508 PSF in the second quarter of 2015 and a 13.8% increase from the $470 PSF year-over-year. On Broadway, Prince

A-3-58

600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 54.5% 1.61x 8.0%

Street and Spring Street, the average asking rental rate registered $898 PSF with Prince Street registering the highest average asking rent at $1,033 PSF. The SoHo vacancy rate stood at 5.6% as of the third quarter of 2015.

The appraiser concluded to market rents of $650 PSF for the ground floor, $200 PSF for the 2nd floor, $150 PSF for the 3rd floor, $65 PSF for the lower level and $40 PSF for the sub-lower level. The appraiser concluded a blended rate PSF of $213.59 for the 47,001 sq. ft. A&F lease. Eight competitive properties are detailed below.

Summary of Comparable Retail Rentals(1)
Address	Tenant Name	Floor	Commencement Date	Size (SF)	Term (Yrs)	Blended Rent ($/SF/Yr.)
600 Broadway Property(2)	Hollister/Abercrombie/Gilly Hicks(3)	3rd, 2nd, Ground, LL, Sub	5/5/2008	47,001	20	$157.51
510 Broadway	Stance Socks	Grade, LL	7/1/2015	5,000	10	$375.00
116 Prince Street	Slowear	Grade, LL	1/1/2015	2,250	10	$845.00
125 Prince Street	Lululemon	Grade, LL	11/1/2014	4,100	10	$515.00
513 Broadway	True Religion	Grade	7/1/2014	2,900	10	$724.00
561 Broadway	Mango	Grade, LL, Sub	7/1/2014	22,500	10	$233.33
529 Broadway	Nike	Grade, LL, 2-6	5/1/2014	52,941	15	$276.57
518 Broadway	Dune	Grade, LL, Sub, Mezz	4/1/2014	7,500	5	$909.00
545 Broadway	Offering	Grade	12/1/2015	3,675	5	$650.00
Total / Wtd. Avg.(4)				100,866	12.1	$367.67
(1)	Source: Appraisal.

(2)	Based on the rent roll dated December 1, 2015.

(3)	The A&F subsidiaries are all cross-defaulted and guaranteed by the parent company, Abercrombie & Fitch.

(4)	Total / Wtd. Avg. excludes the 600 Broadway Property.

Cash Flow Analysis.

Cash Flow Analysis
	2012	2013	2014	T-12 October 2015	U/W	U/W PSF
Base Rent(1)	$9,139,551	$9,306,197	$9,761,226	$9,910,763	$10,202,372	$132.02
Gross Potential Rent	$9,139,551	$9,306,197	$9,761,226	$9,910,763	$10,202,372	$132.02
Total Recoveries	1,227,105	1,803,766	2,458,068	3,213,519	3,567,639	46.17
Less: Vacancy & Credit Loss(2)	0	0	0	0	(510,119)	(6.60)
Effective Gross Income	$10,366,656	$11,109,963	$12,219,294	$13,124,281	$13,259,893	$171.58
Total Operating Expenses	1,448,697	1,915,512	2,458,284	2,988,576	3,709,744	48.00
Net Operating Income	$8,917,959	$9,194,451	$9,761,011	$10,135,705	$9,550,149	$123.58
TI/LC	0	0	0	0	338,687	4.38
Capital Expenditures	0	0	0	0	11,592	0.15
Net Cash Flow	$8,917,959	$9,194,451	$9,761,011	$10,135,705	$9,199,870	$119.05
(1)	U/W Base Rent includes $186,100 in contractual step rent through June 2016.

(2)	U/W Vacancy represents 5.0% of Gross Potential Rent.

Property Management.    The 600 Broadway Property is managed by ACHS Management Corp., a borrower affiliate.

Lockbox / Cash Management.    The 600 Broadway Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the lockbox account controlled by the lender. Provided no Cash Trap Period exists, all funds in the lockbox account are swept to the borrower’s operating account. Upon the occurrence and during the continuance of a Cash Trap Period, amounts on deposit in the clearing account are required to be swept to a cash management account established and maintained by the lender, and applied to payment of all required payments and reserves as set forth in the 600 Broadway Whole Loan documents.

A “Cash Trap Period” will commence upon the occurrence of (i) an event of default or (ii) the assumed amortizing DSCR falling below 1.10x for two consecutive calendar quarters and will end upon (assuming no other Cash Trap Period is then continuing) (a) with respect to clause (i), the date on which such event of default is cured and (b) with respect to clause (ii), the assumed amortizing DSCR is at least 1.10x for two consecutive calendar quarters.

Initial Reserves.   At origination, the borrower deposited (i) $259,197 into a tax reserve account and (ii) $5,000,000 into a reserve account (the “A&F Credit Reserve Account”). Funds in the A&F Credit Reserve Account are to be applied to debt service shortfalls, and are required to be released to borrower upon (x) borrower replacing the tenants under the A&F Subsidiary Leases with one or more “Investment Grade” tenants (as rated by two or more rating agencies) or (y) A&F credit rating being upgraded to “Investment Grade” by

A-3-59

600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 54.5% 1.61x 8.0%

two or more rating agencies; provided that (1) no event of default is then continuing, (2) no Cash Trap Period is then continuing and (3) no A&F Leasing Reserve Trigger Event (defined below) has occurred.

Ongoing Reserves.    On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $259,197, into a tax reserve account, (ii) $1,093 into a replacement reserve account and (iii) $7,288 into a TI/LC reserve account. In addition, upon the occurrence of an A&F Leasing Reserve Trigger Event (as defined below), the borrower is required to make a one-time deposit in an amount equal to $3,500,000 into a reserve account (the “A&F Leasing Reserve”). Funds in the A&F Leasing Reserve will be released to borrower for qualified leasing expenses in connection with re-leasing the A&F space. Once the A&F space has been fully leased to one or more replacement tenants at a market net effective rental rate greater than or equal to the then-current net effective rent under the A&F subsidiary leases (and such replacement tenants have taken occupancy and are paying full unabated rent), then, provided no event of default under the 600 Broadway Loan or Cash Trap Period is then continuing, funds remaining in the A&F Leasing Reserve will be disbursed to the borrower. In addition, upon notice from the lender, the borrower will be required to deposit 1/12 of the annual insurance premiums into an insurance reserve account if (i) an event of default has occurred, (ii) blanket or umbrella policy approved by the lender in its reasonable discretion is no longer in place, (iii) the borrower fails to provide evidence of renewal of insurance or (iv) the borrower fails to provide evidence that the insurance premiums have been paid.

A “A&F Leasing Reserve Trigger Event” will commence upon the earlier to occur of (i) the date that A&F commits a monetary or material non-monetary default under any A&F lease, (ii) the date upon which A&F terminates or gives notice of its intent to terminate any A&F lease, and (iii) an bankruptcy or insolvency proceeding of any A&F subsidiary.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-60

600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 54.5% 1.61x 8.0%

CARTIFACT
Washington Square Park
New York University
600 Broadway
600 Broadway
New York, NY 10012
NOHO
GREENWICH VILLAGE
SOHO
NOLITA
LITTLE ITALY
LIGHTING DISTRICT
Cooper Square
WASHINGTON SQUARE SOUTH
WASHINGTON PLACE
W 3RD STREET
BLEECKER STREET
WEST HOUSTON STREET
PRINCE STREET
SPRING STREET
BROOME STREET
KENMARE STREET
HOWARD STREET
CANAL STREET
LISPENARD STREET
GREAT JONES STREET
E 6TH STREET
E 5TH STREET
E 4TH STREET
E 3RD STREET
E 2ND STREET
E 1ST STREET
MACDOUGAL STREET
SULLIVAN STREET
THOMPSON STREET
LAGUARDIA PLACE
WASHINGTON SQUARE EAST
GREENE STREET
MERCER STREET
BROADWAY
CROSBY STREET
LAFAYETTE STREET
CENTRE STREET
CENTRE MARKET PLACE
CLEVELAND PLACE
BAXTER STREET
MULBERRY STREET
MOTT STREET
ELIZABETH STREET
THE BOWERY
CHRYSTIE STREET
SECOND AVENUE
NYU Silver Towers
NYU Sports Center
NYU Washington Square Village
NYU 240 Mercer
MM LaFleur
295 Lafayette Puck Bldg
Bayard-Condict Bldg
Marble Cemetery
Old St Patrick's Church
Mercer Hotel
Crosby St Hotel
Thompson Hotel
Mondrian Soho
Holiday Inn Downtown Manhattan Soho
Church Of San Salvatore
Ps 130
New York
MANHATTAN
NYU
SoHo
Upper East Side
Upper West Side
Central Park
Metropolitan Museum of Art
Carnegie Hall
Times Square
Rockefeller Center
United Nations
Midtown
Empire State Building
West New York
Hoboken
JFK Stadium
Jersey City
Financial District
Astoria
Long Island City
BROOKLYN
Hudson River
East River

A-3-61

1701 Collins Avenue Miami Beach, FL 33139	Collateral Asset Summary – Loan No. 7 SLS South Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 55.0% 2.10x 10.5%

A-3-62

1701 Collins Avenue Miami Beach, FL 33139	Collateral Asset Summary – Loan No. 7 SLS South Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 55.0% 2.10x 10.5%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Sponsor:	GoldenPeaks Capital
Borrower:	1701 Miami (Owner) LLC; 1701 Miami (Operator) LLC
Original Balance(1):	$35,000,000
Cut-off Date Balance(1):	$35,000,000
% by Initial UPB:	4.3%
Interest Rate:	4.9400%
Payment Date:	1st of each month
First Payment Date:	April 1, 2016
Maturity Date:	March 1, 2021
Amortization:	Interest Only
Additional Debt(1):	$33,750,000 Pari Passu Debt
Call Protection(2):	L(25), D(32), O(3)
Lockbox / Cash Management:	Soft Springing Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$35,585	$1,947
FF&E:	$0	Springing

Financial Information(4)
Cut-off Date Balance / Room:	$491,071
Balloon Balance / Room:	$491,071
Cut-off Date LTV:	55.0%
Balloon LTV:	55.0%
Underwritten NOI DSCR:	2.10x
Underwritten NCF DSCR:	2.10x
Underwritten NOI Debt Yield:	10.5%
Underwritten NCF Debt Yield:	10.5%
Underwritten NOI Debt Yield at Balloon:	10.5%
Underwritten NCF Debt Yield at Balloon:	10.5%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Miami Beach, FL
Year Built / Renovated:	1939, 2012 / 2012
Total Rooms:	140
Property Management:	SBE Hotel Management, LLC
Underwritten NOI:	$7,235,350
Underwritten NCF:	$7,235,350
Appraised Value(5):	$125,000,000
Appraisal Date:	January 1, 2016

Historical NOI
Most Recent NOI:	$6,996,218 (December 31, 2015)
2014 NOI:	$7,560,301 (December 31, 2014)
2013 NOI:	$6,291,121 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	72.6% (December 31, 2015)
2014 Occupancy:	76.4% (December 31, 2014)
2013 Occupancy:	74.9% (December 31, 2013)
(1)	The SLS South Beach Whole Loan is evidenced by two pari passu notes in the aggregate original principal balance of $68.75 million. The controlling Note A-1, with an original principal balance of $35.0 million, will be included in the DBJPM 2016-C1 mortgage trust. The non-controlling Note A-2 with an original principal balance of $33.75 million will not be included in the trust and is expected to be held by JPMCB or an affiliate and contributed to one or more future securitizations. For additional information on the pari passu companion loan, see “The Loan” herein.
(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of April 1, 2016. Defeasance of the full $68.75 million SLS South Beach Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.
(3)	See “Initial Reserves” and “Ongoing Reserves” herein.
(4)	DSCR, LTV, Debt Yield and Balance / Room calculations are based on the aggregate SLS South Beach Whole Loan.
(5)	As of January 1, 2016, the appraiser’s concluded land value attributable to the SLS South Beach Property was approximately $54.8 million.

A-3-63

1701 Collins Avenue Miami Beach, FL 33139	Collateral Asset Summary – Loan No. 7 SLS South Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 55.0% 2.10x 10.5%

Historical Occupancy, ADR, RevPAR(1)
	SLS South Beach Property(2)			Competitive Set(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	74.9%	$417.00	$312.34	74.1%	$497.13	$368.51	101.1%	83.9%	84.8%
2014	76.4%	$431.75	$329.99	73.3%	$513.50	$376.22	104.2%	84.1%	87.7%
2015	72.6%	$415.00	$301.13	71.3%	$498.05	$355.21	101.8%	83.3%	84.8%
(1)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the SLS South Beach Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the SLS South Beach Property are based on operating statements provided by the loan sponsors.
(3)	Occupancy, ADR and RevPAR for the Competitive Set are based on a travel research report.
(4)	Penetration Factor is calculated based on data provided by a travel research report for the competitive set and borrower-provided operating statements for the SLS South Beach Property.

The Loan.    The SLS South Beach loan (the “SLS South Beach Loan”) is a $35.0 million fixed rate loan secured by the borrower’s fee simple interest in a 140-room full service hotel located at 1701 Collins Avenue in Miami Beach, Florida (the “SLS South Beach Property”). The SLS South Beach Loan is evidenced by the controlling Note A-1 with an Original Balance of $35.0 million, which will be included in the DBJPM 2016-C1 mortgage trust. The pari passu non-controlling Note A-2 with an original principal balance of $33.75 million (and, together with the SLS South Beach Loan, the “SLS South Beach Whole Loan”), will not be included in the trust and is expected to be held by JPMCB or an affiliate and is expected to be contributed to one or more future securitizations.

The relationship between the holders of the SLS South Beach Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–SLS South Beach Whole Loan” in the Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$35,000,000	$35,000,000	DBJPM 2016-C1	Yes
Note A-2	$33,750,000	$33,750,000	JPMCB	No
Total	$68,750,000	$68,750,000

The SLS South Beach Loan has a 5-year term and pays interest only for the term of the loan. The SLS South Beach Loan accrues interest at a fixed rate equal to 4.9400%. The SLS South Beach Whole Loan proceeds, along with approximately $57.9 million in sponsor equity, were used to facilitate the purchase of the SLS South Beach Property for approximately $125.0 million, fund reserves and pay closing costs of approximately $1.6 million. Based on the “As-is” appraised value of $125.0 million as of January 1, 2016, the Cut-off Date LTV is 55.0%. The most recent prior financing of the SLS South Beach Property was not included in a securitization.

Sources and Uses(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$68,750,000	54.3%	Purchase Price	$125,000,000	98.7%
Sponsor Equity	$57,927,932	45.7%	Closing Costs	$1,642,347	1.3%
			Reserves	$35,585	0.0%
Total Sources	$126,677,932	100.0%	Total Uses	$126,677,932	100.0%
(1)	GoldenPeaks Capital, the loan sponsor, purchased the SLS South Beach Property for $125.0 million in June 2015 in an all-cash transaction. Proceeds of the SLS South Beach Whole Loan were subsequently used to return equity to the sponsor.

The Borrower / Sponsor.    The borrowers are 1701 Miami (Owner) LLC and 1701 Miami (Operator) LLC, each a single purpose Florida limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The SLS South Beach Property is operated by one of the borrowers pursuant to an operating lease between the two borrowers. The sponsor of the borrowers is GoldenPeaks Capital. The SLS South Beach Whole Loan is not structured with a non-recourse carve-out guarantor, and the borrowers are the sole parties liable for any breach or violation of the non-recourse provisions in the SLS South Beach Whole Loan documents and the environmental indemnity.

GoldenPeaks Capital is an investment fund founded by Adriano Agosti in 1995, based in Zurich, Switzerland. Since 1995, firms under Adriano Agosti’s ownership have purchased, developed and disposed of approximately $2.0 billion worth of real estate through Switzerland and the United Kingdom. GoldenPeaks’ founder, Adriano Agosti, spent the first 15 years of his career as a private real estate investor in Switzerland before founding GoldenPeaks Capital in 1995.

A-3-64

1701 Collins Avenue Miami Beach, FL 33139	Collateral Asset Summary – Loan No. 7 SLS South Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 55.0% 2.10x 10.5%

The Property. The SLS South Beach Property is a 140-room full service hotel located in Miami Beach, Florida. The SLS South Beach Property, built in 1939 and most recently renovated in 2012, consists of a 13-story main building and a separate two-story structure featuring 10 villa-suites. The hotel is located in the South Beach neighborhood of Miami Beach at the intersection of Collins Avenue and 17th Street on the beachfront side of Collins Avenue among a stretch of South Beach’s most prominent art deco hotels. The hotel benefits from its direct access to the beach and ocean views, a primary attraction for international and domestic tourism, as well as local entertainment. The appraiser’s concluded land value as of January 1, 2016, based on comparable South Beach located beachfront properties, was approximately $54.8 million. The SLS South Beach Property is located two blocks from Lincoln Road, consisting of a 10-block pedestrian-friendly upscale shopping district, including boutique shopping, as well as outdoor cafes and restaurants.

The SLS South Beach Property was initially built as an independent Ritz Plaza hotel in 1939. SBE Hotels, an affiliate of the current property manager, along with institutional partners acquired the hotel in 2004 at an initial cost of $24.0 million and subsequently converted the SLS South Beach Property to the 140-room SLS South Beach hotel for a reported cost of $80.0 million. The conversion consisted of a full-scale renovation to the existing 13-story structure, as well as the construction of the secondary two-story structure, comprising of the 10 villa-suites. The rebranding and renovation also included the addition of food and beverage outlets and upgrades to amenities. The SLS South Beach, in its current form, opened in 2012. The previous sponsor, an affiliate of the current property manager, SBE Hotels Management, LLC (“SBE Hotels”), spent an additional $1.7 million between 2013 and 2015 on general property maintenance for both rooms and amenities. The loan sponsor, GoldenPeaks Capital, acquired the SLS South Beach Property in June 2015 for approximately $125.0 million ($892,857 per room). Prior to GoldenPeaks’ acquisition of the SLS South Beach Property in June 2015, SBE Hotels executed a 15-year management agreement, retaining management and branding responsibilities for the SLS South Beach Property.

The hotel is currently configured with 84 king guestrooms, 18 queen guestrooms, 24 double/double guestrooms and 14 suites (10 of which are villa-suites located in the secondary expansion space). Standard guestrooms average approximately 200 sq. ft. in size with standard amenities including HDTV, iPod docking stations, complimentary WiFi and mini-bar. Suites range in size from 504 to 1,117 sq. ft., most of which feature outdoor space and ocean views.

Amenities at the SLS South Beach Property include two restaurants, three bar and lounge areas, a fitness center, a salon, two outdoor swimming pools and 1,560 sq. ft. of meeting and event space, as well as private beachside access. The hotel’s two primary eateries, Bazaar and Katsuya, are primary attractions at the hotel, collectively accounting for a substantial portion of underwritten revenues. The Bazaar restaurant is managed by James Beard award winning chef Jose Andres and features a blend of Spanish and locally influenced Latin cuisines, served in both indoor and outdoor settings. The Katsuya Restaurant is managed by chef Katsuya Uechi and features fresh takes on Japanese classics with Philippe Starck’s interiors. Food and beverage outlets also include the Terrace, Bar Centro and in-room dining, which along with Bazaar, are all managed under a consulting agreement with chef Jose Andres. Revenues generated from the hotel’s food and beverage outlets are attributable directly to the borrowers, with a consulting fee paid to each restaurant manager as a percent of revenues. The hotel’s primary lounge is the Hyde Beach Club, which features 8,870 sq. ft. of indoor and outdoor space providing direct access to both the beach and poolside.

Environmental Matters.    The Phase I environmental report dated January 11, 2016 recommended no further action at the SLS South Beach Property other than the implementation of an operations and maintenance agreement for asbestos-containing materials.

The Market. The SLS South Beach Property is located in the South Beach neighborhood of the Miami-Dade metropolitan area. Land use in the neighborhood largely consists of hotels, restaurants and retail, all conducive to the area’s primary demand driver of domestic and international tourism. According to the appraisal, Miami is a top North American travel destination for international travelers to the United States, particularly Latin American travelers who accounted for over 5.0 million visitors in 2014. Overnight visitors, including international tourism, accounted for an estimated $23.8 billion in direct expenditures in the greater Miami area in 2014. Per the appraisal, Miami International Airport, located approximately 12 miles from the SLS South Beach Property, had a passenger volume of approximately 44.4 million in 2015, an 8.3% year-over-year increase from 2014. The South Beach market also exhibits high barriers to entry for beachfront properties, as developable land is scarce and exceedingly expensive.

A-3-65

1701 Collins Avenue Miami Beach, FL 33139	Collateral Asset Summary – Loan No. 7 SLS South Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 55.0% 2.10x 10.5%

The primary competitive set for the SLS South Beach Property consists of six hotels, which range in size from 93 to 375 rooms and contain an aggregate of 1,451 rooms. The appraiser determined that there are approximately 5,882 new rooms expected to come online in the greater Miami area by 2019; however, those properties identified are not expected to be directly competitive with the SLS South Beach Property. The proposed new supply is largely located outside of Miami Beach and does not benefit from the demand drivers specific to the South Beach neighborhood.

Primary Competitive Set(1)
Property	Rooms	Year Opened	Estimated 2015 Occupancy(2)	Estimated 2015 ADR(2)	Estimated 2015 RevPAR(2)
SLS South Beach Property	140	1939, 2012	74%	$420	$311
Sagamore The Art Hotel	93	1948	72%	$415	$299
Delano South Beach	193	1995	72%	$445	$320
Shore Club Hotel	308	1947	74%	$415	$307
The Ritz-Carlton, South Beach	375	2004	75%	$570	$428
The Setai Miami Beach	135	2004	57%	$620	$353
W South Beach	347	2009	68%	$540	$367
Total / Wtd. Avg.(3)	1,451		71%	$508	$358
(1)	Source: Appraisal.
(2)	Estimated 2015 Occupancy, ADR and RevPAR represent estimates from the appraisal. The minor variances between the underwriting, the travel research report and the above table with respect to Occupancy, ADR and RevPAR at the SLS South Beach Property are attributable to variances in reporting methodologies and/or timing differences.
(3)	Total / Wtd. Avg. does not include the SLS South Beach Property.

The appraiser determined demand segmentation of 70% leisure, 15% commercial and 15% meeting and group for the SLS South Beach Property. The market demand mix is presented in the table below:

Demand Segmentation(1)
Property	Rooms	Commercial	Meeting and Group	Leisure
SLS South Beach Property	140	15%	15%	70%
Sagamore The Art Hotel	93	20%	20%	60%
Delano South Beach	193	20%	20%	60%
Shore Club Hotel	308	20%	20%	60%
The Ritz-Carlton, South Beach	375	50%	30%	20%
The Setai Miami Beach	135	30%	20%	50%
W South Beach	347	50%	30%	20%
Total / Wtd. Avg.(2)	1,451	36%	25%	39%
(1)	Source: Appraisal.
(2)	Total / Wtd. Avg. does not include the SLS South Beach Property.

A-3-66

1701 Collins Avenue Miami Beach, FL 33139	Collateral Asset Summary – Loan No. 7 SLS South Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 55.0% 2.10x 10.5%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	U/W	U/W per Room	% of Total Revenue(1)
Occupancy	74.9%	76.4%	72.6%	72.6%
ADR	$417.00	$431.75	$415.00	$415.00
RevPAR(2)	$312.34	$329.99	$301.13	$301.13

Room Revenue	$15,960,758	$16,862,454	$15,387,678	$15,387,785	$109,913	32.8%
F&B Revenue	29,338,173	32,256,809	31,377,127	29,338,173	209,558	62.5%
Other Departmental Revenue(3)	2,147,878	2,337,386	2,217,042	2,217,042	15,836	4.7%
Total Revenue	$47,446,809	$51,456,649	$48,981,847	$46,943,000	$335,307	100.0%
Room Expense	4,173,559	4,222,895	3,837,650	3,837,677	27,412	24.9%
F&B Expense	22,974,594	24,840,576	23,237,756	21,727,716	155,198	74.1%
Other Departmental Expense	1,124,062	1,260,437	1,737,621	933,275	6,666	42.1%
Total Departmental Profit	$19,174,594	$21,132,741	$20,168,820	$20,444,332	$146,031	43.6%
Undistributed Expenses	6,903,432	7,216,675	6,948,196	6,658,981	47,564	14.2%
Gross Operating Profit	$12,271,162	$13,916,066	$13,220,624	$13,785,352	$98,467	29.4%
Management Fee(4)	2,294,694	2,546,628	2,510,575	2,347,150	16,765	5.0%
Total Fixed Charges	2,166,771	2,166,935	2,157,010	2,707,195	19,337	5.8%
FF&E(5)	1,518,576	1,642,202	1,556,821	1,495,657	10,683	3.2%
Net Operating Income	$6,291,121	$7,560,301	$6,996,218	$7,235,350	$51,681	15.4%
Net Cash Flow	$6,291,121	$7,560,301	$6,996,218	$7,235,350	$51,681	15.4%
(1)	% of Total Revenue for Room Expense, F&B Expense and Other Departmental Expense is based on their corresponding revenue line items.
(2)	The decline in 2015 RevPAR is primarily attributable to 1,779 rooms that were added to the Miami Beach market in 2015. According to the appraisal, there is currently no projected new supply that is deemed directly competitive with the SLS South Beach Property.
(3)	Other Departmental Revenue is inclusive of revenues associated with hotel minibar, parking, resort fees, cancellation fees, laundry and in room movies/games.
(4)	U/W Management Fee is 5.0% of gross revenues.
(5)	U/W FF&E represents 3.2% of gross revenues, consisting of 3% on F&B Revenue and 4% on Room Revenue.

Property Management.    The SLS South Beach Property is managed by SBE Hotel Management, LLC, an affiliate of the previous sponsor. The management agreement commenced in June 2015 for a term of 15 years, expiring on June 5, 2030. The property manager is entitled to a management fee of 5.0% of gross revenues, which is payable monthly, as well as an incentive fee equal to 15.0% of the amount by which the net operating income exceeds an investment return of 5.5% per year on the owner’s costs. At origination, the lender and property manager entered into a subordination, non-disturbance and attornment agreement, which subordinates the management agreement to the SLS South Beach Whole Loan and provides that so long as (i) the property manager is not in default (beyond any grace or cure period) in the payment of amounts due or the performance of any of its obligations under the agreement and (ii) the management agreement has not been terminated in accordance with its terms, the rights of the property manager under the agreement will remain undisturbed for the remainder of the term of the management agreement.

A-3-67

1701 Collins Avenue Miami Beach, FL 33139	Collateral Asset Summary – Loan No. 7 SLS South Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 55.0% 2.10x 10.5%

Lockbox / Cash Management.    The SLS South Beach Whole Loan is structured with a soft springing hard lockbox and springing cash management. The requirement for a separate lockbox account under the SLS South Beach Whole Loan documents is waived to the extent that (i) the management agreement is in full force and effect and (ii) the property manager is depositing all amounts payable to the borrowers under the management agreement directly into the cash management account. If the conditions set forth in the prior sentence are not satisfied, the SLS South Beach Whole Loan documents require that (i) the borrowers establish a lender controlled lockbox account and (ii) all revenues be deposited directly by credit card companies and tenants into the lockbox account. To the extent the lockbox account has been established, all funds in the lockbox account are swept each business day to the cash management account. Prior to the occurrence of an Excess Cash Sweep Period as described below, all funds on deposit in the cash management account, less the specified minimum account balance, are required to be transferred to the borrowers. During an Excess Cash Sweep Period, the funds on deposit in the cash management account will be disbursed in accordance with the provisions of the SLS South Beach Whole Loan documents, and excess cash flow after the payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the SLS South Beach Whole Loan.

An “Excess Cash Sweep Period” will commence upon (i) an event of default under the SLS South Beach Whole Loan documents, (ii) any bankruptcy action of the borrowers or property manager and (iii) the date that the debt service coverage ratio as of the last day of any calendar quarter is less than 1.20x based on the trailing 12 month period. Any Excess Cash Sweep Period will end if (a) with respect to clause (i) above, the respective event of default has been cured or waived and no other event of default is then continuing, (b) with respect to clause (ii) above, the property manager is replaced with a qualified property manager under a replacement management agreement within 45 days and (c) with respect to clause (iii), the debt service coverage ratio is 1.25x or greater for two consecutive calendar quarters based on the trailing 12 month period. The borrowers may not cure an Excess Cash Sweep Period (x) more than a total of five times in the aggregate during the term of the SLS South Beach Whole Loan or (y) triggered by a bankruptcy action of the borrowers at any time during the term of the SLS South Beach Whole Loan.

Initial Reserves. At origination, the borrowers deposited $35,585 into an insurance reserve account, of which $31,692 was returned to the borrowers post origination, after the borrowers secured an acceptable blanket insurance policy. The remaining insurance deposit is held in connection with for the borrowers flood coverage held under a separate policy.

Ongoing Reserves. On a monthly basis, the borrowers are required to deposit 1/12 of the annual insurance premiums for flood coverage, which currently equates to $1,947, into an insurance reserve account. The requirement for the borrowers to make monthly deposits for the remaining insurance coverage is waived so long as (i) no event of default under the SLS South Beach Whole Loan documents has occurred and (ii) the borrowers provide evidence that the SLS South Beach Property is insured pursuant to a blanket insurance policy acceptable to the lender. Upon (a) an event of default under the SLS South Beach Whole Loan documents or (b) failure of the borrowers to deliver satisfactory evidence that taxes have been paid by the property manager, the borrowers are required to deposit, on a monthly basis, 1/12 of the estimated annual real estate taxes, based on the trailing 12-month period, into a tax reserve account. Additionally, the borrowers are required to deposit, on a monthly basis, 3.0% of gross income from operations for the calendar month two months prior to such payment date, to the extent that such amount is not reserved with and by the property manager pursuant to the SLS South Beach Whole Loan property management agreement.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-68

1701 Collins Avenue Miami Beach, FL 33139	Collateral Asset Summary – Loan No. 7 SLS South Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 55.0% 2.10x 10.5%

Hialeah
Hialeah
Biscayne Park
Bal Harbour
Miami Shores
Surfside
North Bay Village
Miami Springs
MIAMI INTERNATIONAL AIRPORT
Miami
Miami Beach
West Miami
Coral Gables
Atlantic Ocean
Biscayne Bay
South Miami
Key Biscayne
Pinetree Park
Fontainebleau Hotel
Polo Park
PINE TREE DR
SoHo Beach House
Four Points by Sheraton
Holiday Inn
Vendome Place
Days Inn Miami Beach
Tower Forty One
W 41ST ST
42ND ST
La Tour Condos
Best Western
Thompson Miami Beach
40TH ST
Courtyard Hotel
39TH ST
Mosaic Miami Beach
38TH ST
Caribbean Condos
37TH ST
Westgate South Beach
36TH ST
35TH ST
INDIAN CREEK DR
PRAIRIE AVE
Biscaya Hotel
A1A
Faena Hotel Miami Beach
31ST ST
Hotel Riu Plaza Miami Beach
30TH ST
The Palms Hotel & Spa
29TH ST
The Miami Beach EDITION Hotel
28TH ST
2851 N. Collins Avenue
27TH ST
Mirasol Ocean Towers
Oceanfront Plaza
Club Atlantis
The Royal Club
Traymore Hotel
2401 Collins Avenue
W 30TH ST
W 29TH ST
W 28TH ST
ALTON RD
N BAY RD
Bayshore Municipal Golf Course
Miami Beach Golf Club
Miami Beach Senior High School
SUNSET ISLANDS
HI-TOE DR
23RD ST
Gansevoort Hotel (1 Residences)
22ND ST
W Hotel Miami Beach
Collins Park
PARK AVE
21ST ST
Miami Beach
20TH ST
Setai Miami Beach Hotel
ATLANTIC OCEAN
20TH ST
19TH ST
DADE BLVD
Miami Beach Convention Center
A1A
BAY RD
WEST AVE
18TH ST
16TH ST
LENOX AVE
MICHIGAN AVE
JEFFERSON AVE
MERIDIAN AVE
CONVENTION CENTER DR
WASHINGTON AVE
JAMES AVE
COLLINS AVE
The Fillmore Miami Beach
SLS South Beach
1701 Collins Avenue
Miami Beach, FL 33139
17TH ST
Macy's
Delano South Beach
Bell Isle Park
LINCOLN LN N
LINCOLN RD
Ritz Carlton South Beach
LINCOLN RD
LINCOLN ROAD MALL
DecoPlage Condominiums
Regal Cinemas
LINCOLN LN S
Loews Miami Beach Hotel
16TH ST
Royal Palm Hotel
15TH TER
Flamingo South Beach
15TH ST
Il Villaggio
WEST AVENUE
ESPANOLA WAY
14TH PL
14TH ST
14TH ST
Bisayne Bay
Flamingo Park
ART DECO HISTORIC DISTRICT
Lummus Park
WEST AVE
ALTON CT
ALTON RD
LENOX AVE
MICHIGAN AVE
MERIDIAN AVE
EUCLID AVE
PENNSYLVANIA AVE
12TH ST
12TH ST
Miami Beach Police Dept.
11TH ST
CARTIFACT

A-3-69

9200 Oakdale Avenue Chatsworth, CA 91311	Collateral Asset Summary – Loan No. 8 West Valley Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 64.2% 1.44x 10.9%

A-3-70

9200 Oakdale Avenue Chatsworth, CA 91311	Collateral Asset Summary – Loan No. 8 West Valley Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 64.2% 1.44x 10.9%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Benjamin Nazarian; Neil Kadisha
Borrower:	Omninet West Valley, LLC
Original Balance:	$35,000,000
Cut-off Date Balance:	$35,000,000
% by Initial UPB:	4.3%
Interest Rate:	4.7800%
Payment Date:	6th of each month
First Payment Date:	May 6, 2016
Maturity Date:	April 6, 2026
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt(2):	Future Unsecured Subordinate Debt
Call Protection:	L(24), D(91), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$103,353	$34,451
Insurance:	$0	Springing
Replacement:	$0	$4,092
TI/LC:	$0	$49,220
Required Repairs:	$28,175	NAP
NLACRC Lease:	$13,021,316	$0
Chase Rent Overage:	$178,599	$0
Free Rent:	$93,122	$0
Lease Sweep:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$135
Balloon Balance / Sq. Ft.:	$124
Cut-off Date LTV(4):	64.2%
Balloon LTV(4):	59.0%
Underwritten NOI DSCR(5):	1.73x
Underwritten NCF DSCR(5):	1.44x
Underwritten NOI Debt Yield:	10.9%
Underwritten NCF Debt Yield:	9.1%
Underwritten NOI Debt Yield at Balloon:	11.8%
Underwritten NCF Debt Yield at Balloon:	9.9%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Chatsworth, CA
Year Built / Renovated:	1992 / 2012-2015
Total Sq. Ft.:	258,467
Property Management:	Omninet Property Management, Inc.
Underwritten NOI(6):	$3,811,240
Underwritten NCF:	$3,168,905
“As-is” Appraised Value:	$46,500,000
“As-is” Appraisal Date:	February 2, 2016
“As Complete” Appraised Value(7):	$54,500,000
“As Complete” Appraisal Date(7):	November 1, 2016

Historical NOI
Most Recent NOI:	$2,136,699 (December 31, 2015)
2014 NOI:	$2,779,404 (December 31, 2014)
2013 NOI:	$2,087,969 (December 31, 2013)

Historical Occupancy(8)
Most Recent Occupancy:	87.8% (December 31, 2015)
2014 Occupancy:	70.1% (December 31, 2014)
2013 Occupancy:	72.5% (December 31, 2013)
(1)	The sponsor is also the sponsor of the mortgage loan identified on Annex A-1 to the Prospectus as Jade Corporate Center, which has a Cut-off Date Balance of $18.6 million.

(2)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	Cut-off Date LTV and Balloon LTV are based on the “As Complete” Appraised Value. Based on the “As-is” Appraised Value, the Cut-off Date LTV and Balloon LTV are 75.3% and 69.2%, respectively.

(5)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 2.25x and 1.87x, respectively.

(6)	The increase in Underwritten NOI is attributed to recent leases signed at the West Valley Corporate Center Property. Three new leases totaling 150,599 sq. ft. commence between February 2015 and November 2016.

(7)	The “As Complete” Appraised Value assumes the completion of the NLACRC Services LLC space.

(8)	At its lease expiration in December 2015, JP Morgan Chase Bank reduced its space at the West Valley Corporate Center Property from 76,102 sq. ft. to its current level of 37,187 sq. ft. The sponsor has re-leased all of the contracted space and signed two additional leases to Mandarich Law Group LLP and DeVry, Inc.

A-3-71

9200 Oakdale Avenue Chatsworth, CA 91311	Collateral Asset Summary – Loan No. 8 West Valley Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 64.2% 1.44x 10.9%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

NLACRC Services LLC(2)	NR/NR/NR	93,315	36.1%	$25.20	39.9%	3/31/2027
CRC Services LLC(3)	NR/Caa3/CCC+	42,051	16.3%	$25.80	18.4%	6/30/2022
JP Morgan Chase Bank(4)	A+/A3/A-	37,187	14.4%	$27.54	17.4%	4/30/2017
Ace American Insurance Company(5)	NR/NR/AA	27,184	10.5%	$26.73	12.3%	5/31/2018
Mandarich Law Group LLP(6)	NR/NR/NR	15,233	5.9%	$26.57	6.9%	MTM
DeVry, Inc.(7)	NR/NR/NR	11,951	4.6%	$25.46	5.2%	11/30/2024
Total Occupied Collateral		226,921	87.8%	$25.98	100.0%
Vacant		31,546	12.2%
Total		258,467	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	NLACRC Services LLC is not yet in occupancy. The anticipated lease commencement date is November 1, 2016. NLACRC Services LLC has a one-time option to terminate its lease on the 96th month of its lease term (anticipated to be October 31, 2024), subject to written notice no less than 330 days prior and payment of a termination fee equal to the sum of (i) the unamortized portion of the leasing costs, plus interest compounding at 6.0% per annum beginning on the lease commencement date, plus (ii) an amount equal to one month rent, plus (iii) any monetary obligation owed to the borrower that accrued prior to the date of delivery of the termination fee. NLACRC Services LLC has two, five-year extension options at market rent.

(3)	CRC Services LLC has a one-time option to terminate its lease on November 30, 2020, subject to written notice no less than 270 days prior and payment of a termination fee equal to the sum of (i) the unamortized portion of the leasing costs, plus interest compounding at 9% per annum beginning on March 1, 2015, plus (ii) an amount equal to four months rent payable as of the termination date, plus (iii) any monetary obligation owed to the borrower that accrued prior to the date of delivery of the termination fee. CRC Services LLC has one, five-year renewal option at market rent.

(4)	JP Morgan Chase Bank has two, five-year renewal options at 95.0% of market rent value. The tenant has no termination options.

(5)	Ace American Insurance Company has one, five-year renewal option at market rent. The tenant has no termination options.

(6)	Mandarich Law Group LLP is currently on a month-to-month lease and the tenant has the right to terminate its lease at any time, with 120 days’ written notice.

(7)	DeVry, Inc. has a one-time option to terminate its lease on November 30, 2018, subject to written notice no less than 270 days prior to the termination date and payment of a termination fee equal to the sum of (i) the unamortized portion of the leasing costs, plus interest compounding at 8.0% per annum beginning on the December 1, 2013, plus (ii) an amount equal to six months rent, plus (iii) any monetary obligation owed to the borrower that accrued prior to the date of delivery of the termination fee.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	1	15,233	5.9%	15,233	5.9%	$26.57	6.9%	6.9%
2016	0	0	0.0%	15,233	5.9%	$0.00	0.0%	6.9%
2017	1	37,187	14.4%	52,420	20.3%	$27.54	17.4%	24.2%
2018	1	27,184	10.5%	79,604	30.8%	$26.73	12.3%	36.6%
2019	0	0	0.0%	79,604	30.8%	$0.00	0.0%	36.6%
2020	0	0	0.0%	79,604	30.8%	$0.00	0.0%	36.6%
2021	0	0	0.0%	79,604	30.8%	$0.00	0.0%	36.6%
2022	1	42,051	16.3%	121,655	47.1%	$25.80	18.4%	55.0%
2023	0	0	0.0%	121,655	47.1%	$0.00	0.0%	55.0%
2024	1	11,951	4.6%	133,606	51.7%	$25.46	5.2%	60.1%
2025	0	0	0.0%	133,606	51.7%	$0.00	0.0%	60.1%
2026	0	0	0.0%	133,606	51.7%	$0.00	0.0%	60.1%
Thereafter	1	93,315	36.1%	226,921	87.8%	$25.20	39.9%	100.0%
Vacant	NAP	31,546	12.2%	258,467	100.0%	NAP	NAP
Total / Wtd. Avg.	6	258,467	100.0%			$25.98	100.0%

(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

A-3-72

9200 Oakdale Avenue Chatsworth, CA 91311	Collateral Asset Summary – Loan No. 8 West Valley Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 64.2% 1.44x 10.9%

The Loan. The West Valley Corporate Center loan (the “West Valley Corporate Center Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 258,467 sq. ft., Class A suburban office property located at 9200 Oakdale Avenue in Chatsworth, California (the “West Valley Corporate Center Property”), with an Original and Cut-Off Date Balance of $35.0 million. The West Valley Corporate Center Loan has a 10-year term and amortizes on a 30-year schedule following an initial 60-month interest only period. The West Valley Corporate Center Loan accrues interest at a fixed rate of 4.78000%. Loan proceeds, along with approximately $0.4 million of sponsor equity, were used to retire existing debt of approximately $21.6 million, fund upfront reserves of approximately $13.4 million and pay closing costs of approximately $0.4 million. Based on the “As Complete” appraised value of $54.5 million as of November 1, 2016, the cut-off date LTV is 64.2%. The most recent prior financing of the West Valley Corporate Center Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$35,000,000	98.8%	Loan Payoff	$21,586,338	60.9%
Sponsor Equity	$438,319	1.2%	Reserves	$13,424,565	37.9%
			Closing Costs	$427,417	1.2%
Total Sources	$35,438,319	100.0%	Total Uses	$35,438,319	100.0%

The Borrower / Sponsor. The borrower, Omninet West Valley, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsors of the borrower are Benjamin Nazarian and Neil Kadisha, on a joint and several basis.

Benjamin Nazarian and Neil Kadisha serve as the managing partners of Omninet Capital and have been investing in commercial real estate and venture capital for over 20 years. Omninet pursues direct investments in commercial real estate debt and income producing properties. Neil Kadisha is the Chief Executive Officer of Omninet and also serves on its investment committee. For over 14 years, Neil served on the Board of Directors of Qualcomm and also serves on the boards of various privately held companies and charities. In 2011 there was a civil judgment against Neil for approximately $100 million in connection with Neil serving as a trustee of the trust of a friend’s widow and children. The civil action, entitled Dafna Uzyel, et al. v. Neil Kadisha, as Trustee, et al. included claims involving, among other things, breach of trust and breach of duty of loyalty. The 2006 judgment included an award of $5 million in punitive damages that was based on evidence of Kadisha’s misappropriation of trust assets and his concealment of his actions. The case was on appeal until late 2010, and the judgment was paid in full in 2011. See “Description of the Mortgage Pool – Litigation and Other Considerations” in the Prospectus. Ben Nazarian is responsible for Omninet’s overall investment strategy, overseeing acquisitions and the management of its investments, and serves on the Omninet investment committee.

The Property. The West Valley Corporate Center Property is a 10-story, 258,467 sq. ft. Class A office building located in Chatsworth, California. The West Valley Corporate Center Property was constructed in 1992, and has been renovated on an ongoing basis since 2012 with the most recent renovations in 2015. The West Valley Corporate Center Property features many amenities including fountains, landscaping, lawns and pedestrian walkways. Additionally, the building lobby features marble interior walls, granite floors and walls of full height exterior glass. The West Valley Corporate Center Property features the Café Latte Da, which offers light refreshments and also offers space for local gourmet food trucks. Additionally, the West Valley Corporate Center Property is within walking distance of several retail centers, as well as dining and shopping options. The West Valley Corporate Center Property is situated on approximately 9.3 acres with an adjacent 5-level parking structure totaling 825 spaces, a surface parking lot with 431 spaces and 92 reserved parking spaces under the building. Of the 1,348 parking spots, 224 are encumbered by an easement with an adjacent property owner, leaving the remaining 1,124 spaces for use by the West Valey Corporate Center Property, which equates to a parking ratio of approximately 4.4 per 1,000 sq. ft.

The West Valley Corporate Center Property is accessible from the Ronald Reagan Freeway, the Ventura Freeway and the San Diego Freeway. The West Valley Corporate Center Property is also within 20 minutes of the Burbank Airport and 45 minutes of Downtown Los Angeles. The West Valley Corporate Center Property is also located two blocks southeast from the Metrolink station and approximately two blocks from the Amtrak station.

The West Valley Corporate Center Property was originally constructed in 1992 by Great Western Bank to be utilized as its corporate headquarters. Great Western Bank was acquired in 1997 by Washington Mutual, who was then subsequently acquired by JP Morgan Chase in 2008. After its acquisition of Washington Mutual, JP Morgan Chase began reducing the size of its space due to duplication in services and staff already provided in the greater Los Angeles area. At its lease expiration in December 2015, JP Morgan reduced its space at the West Valley Corporate Center Property from 76,102 sq. ft. to its current level of 37,187 sq. ft. and extended its lease through April 2017 and there are no remaining contraction options. The West Valley Corporate Center is currently 87.8% leased by six tenants.

Environmental Matters. The Phase I environmental report dated February 16, 2016 recommended no further action at the West Valley Corporate Center Property.

A-3-73

9200 Oakdale Avenue Chatsworth, CA 91311	Collateral Asset Summary – Loan No. 8 West Valley Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 64.2% 1.44x 10.9%

Major Tenants.

NLACRC Services LLC (“NLACRC”, 93,315 sq. ft.; 36.1% of NRA; 39.9% of U/W Base Rent) NLACRC, North Los Angeles County Regional Center, is one of 21 private, non-profit organizations under contract with the California Department of Developmental Services that coordinates and provides community-based services to persons with developmental disabilities. The regional center system was created by the entitlement legislation called “The Lanterman Developmental Disabilities Services Act,” or Lanterman Act. Each regional center is governed by a Board of Trustees of community members that includes consumers, their family members, and other interested individuals.

NLACRC recently executed a lease for the 1st through 4th floors of the West Valley Corporate Center Property, which has an anticipated lease commencement date of November 1, 2016. The tenant has an early termination option effective at the end of the 96th month of paid rent of the initial lease term (anticipated to be October 31, 2024), subject to 330 days’ prior notice and the payment of a termination fee. NLACRC has two, five-year extension options at market rent.

CRC Services LLC (“CRC”, 42,051 sq. ft.; 16.3% of NRA; 18.4% of U/W Base Rent; rated Caa3/CCC+ by Moody’s/S&P) CRC is a publicly traded (NYSE:CRC) oil and natural gas exploration and production company and the largest oil and natural gas producer in California on a gross-operated basis, with approximately 4,000 employees and contractors. CRC has a portfolio of opportunities in each of California’s four major oil and gas basins: San Joaquin, Los Angeles, Ventura and Sacramento.

CRC leases the 9th and 10th floors at the West Valley Corporate Center Property. The tenant has a one-time termination option that can be exercised as of the last day of the 65th month of the lease term with at least 270 days’ written notice subject to termination fees described in the lease. CRC has one, five-year renewal option at market rent.

JP Morgan Chase Bank (37,187 sq. ft.; 14.4% of NRA; 17.4% of U/W Base Rent; rated A+/A3/A- by Fitch/Moody’s/S&P) JP Morgan Chase Bank is a financial services firm with assets of $2.4 trillion and over 240,000 employees with operations in more than 60 countries. In December 2015, JP Morgan Chase Bank, who once fully occupied the West Valley Corporate Center Property, formerly as Bank of the West and Washington Mutual, has reduced its total space at to 37,187 sq. ft. and extended its lease through April 2017. The current space consists of 6,130 sq. ft. on the 1st floor which includes an IT room, 27,184 sq. ft. on the 7th floor and 3,873 sq. ft. in the basement housing its data room.

JP Morgan Chase Bank has two, five-year renewal options at market rent. The tenant has no termination options.

The Market. The West Valley Corporate Center Property is located in the city of Chatsworth, a neighborhood in the San Fernando Valley of Los Angeles County. According to the appraisal, the San Fernando Valley is centrally located in one of Los Angeles County’s largest business and residential centers. The area connects West Los Angeles, Tri-Cities and Hollywood and is the gateway to Ventura County and the communities of the Santa Clarita and Antelope Valleys. Due to relatively high land costs, industrial development has generally decreased, with some existing industrial projects being redeveloped to higher density uses.

The town of Chatsworth is located in the northwestern portion of San Fernando Valley. Chatsworth is surrounded by Northridge to the east, Simi Valley to the west, Canoga Park to the south, and Rocky Peak Park to the north. The area is home to various natural open space preserve parks and neighborhood recreation parks. Additionally, there are seven public and eight private schools, a public library, and a transportation center. Features include the former Chatsworth Reservoir, the Santa Susana Field Laboratory, and a number of private businesses. Chatsworth area business includes Pratt & Whitney, 3M, Los Angeles Times and Catellus Business Park. The area is accessible via the Ronald Reagan Freeway, the Ventura Freeway and the San Diego Freeway.

According to the appraisal, the San Fernando Valley West submarket reported a 15.0% vacancy in the fourth quarter of 2015, with an average vacancy rate of 15.1% for the year. Rental rates in the submarket experienced similar trends, increasing gradually throughout 2015 with an average quarterly growth rate of 0.875%, closing out the fourth quarter at $2.38 PSF gross.

The appraisal identified six comparable office and storage properties in the San Fernando Valley with an average base rent range of $22.80 PSF to $39.00 PSF. The appraised allocated 254,105 sq. ft. to office space and 4,362 sq. ft. of storage space in the market comparables. Using the comparable properties and the recent leasing at the West Valley Corporate Center Property, the appraiser concluded a current market rent of $25.80 PSF for office space and $12.00 PSF for storage space. The table below details the most recent leases at each of the comparable office properties as determined by the appraisal.

A-3-74

9200 Oakdale Avenue Chatsworth, CA 91311	Collateral Asset Summary – Loan No. 8 West Valley Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 64.2% 1.44x 10.9%

Summary of Comparable Office Rents(1)
Property	Occupancy	Net Rentable Area	Lease Date	Base Rent (PSF)	Expense Basis	Lease Area (sq. ft.)	Lease Term (years)
West Valley Corporate Center	87.8%(2)	258,467(2)	NAP	$25.98(2)	NAP	NAP	NAP
The Trillium	88.0%	606,080	April 2016	$28.80	Full Service	15,168	1.5
Warner Center Towers	81.0%	1,934,720	October 2015	$27.60	Full Service	1,729	5.3
Warner Corporate Center	87.0%	257,253	March 2015	$24.00	Full Service	13,108	1.0
The Academy	93.0%	173,636	February 2015	$34.20	Full Service	4,078	3.0
Legacy Media Tower	94.0%	150,755	April 2015	$36.60	Full Service	9,178	3.3
The Tower at Burbank	30.0%	498,386	October 2015	$39.00	Full Service	56,055	10.0
(1)	Source: Appraisal.
(2)	Based on the U/W rent roll.

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	U/W	U/W PSF
Base Rent(1)	$4,770,889	$4,738,696	$4,007,143	$5,981,197	$23.14
Value of Vacant Space	0	0	0	759,625	2.94
Gross Potential Rent	$4,770,889	$4,738,696	$4,007,143	$6,740,822	$26.08
Total Recoveries	433,162	431,131	185,222	166,961	0.65
Total Other Income	26,749	14,446	21,174	21,174	0.08
Less: Vacancy (1)	0	0	0	(1,043,075)	(4.04)
Less: Abatements	(825,830)	(276,116)	(226,024)	0	0.00
Effective Gross Income	$4,404,970	$4,908,156	$3,987,516	$5,885,882	$22.77
Total Operating Expenses	2,317,001	2,128,752	1,850,817	2,074,642	8.03
Net Operating Income	$2,087,969	$2,779,404	$2,136,699	$3,811,240	$14.75
TI/LC	0	0	0	590,641	2.29
Capital Expenditures	0	0	0	51,693	0.20
Net Cash Flow	$2,087,969	$2,779,404	$2,136,699	$3,168,905	$12.26
(1)	U/W Base Rent includes $84,886 in contractual step rent through December 2016.
(2)	Vacancy is underwritten to 15.1%, in-line with the San Fernando Valley West submarket total office vacancy.

Property Management. The West Valley Corporate Center Property is managed by Omninet Property Management, Inc., a borrower affiliate.

Lockbox / Cash Management. The West Valley Corporate Center Property is structured with a hard lockbox and springing cash management. At origination, the borrower delivered tenant direction letters requiring all rents to be deposited directly by tenants into a clearing account controlled by the lender. Provided no Trigger Period (as defined below) is continuing, all amounts on deposit in the clearing account are required to be swept daily into the borrower’s operating account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into a deposit account and applied and disbursed in accordance with the loan documents.

A “Trigger Period” will occur upon (i) an event of default, (ii) the debt service coverage ratio falling below 1.20x as of the last day of any calendar quarter (the “Low Debt Service Trigger”) or (iii) the commencement of a Lease Sweep Period (as defined below). A Trigger Period will continue until such time as (a) with respect to clause (i), the event of default has been cured, (b) with respect to clause (ii), the debt service coverage ratio is at least 1.20x for two consecutive quarters and (c) with respect to clause (iii) such Lease Sweep Period has ended.

The borrower is permitted to avoid the occurrence of a Low Debt Service Trigger or end a Trigger Period caused by a Low Debt Service Trigger by depositing with the lender cash or a letter of credit in the amount of $500,000; provided this amount will increase by (i) an additional $500,000 if the debt service ratio remains below 1.20x for two calendar quarters after initially falling below 1.20x, (ii) an additional $500,000 if the debt service coverage ratio remains below 1.20x for eight calendar quarters after initially falling below 1.20x, and (iii) an additional $500,000 for each succeeding four calendar quarters that the debt service coverage ration remains below 1.20x (i.e., $500,000 for each one year period).

A-3-75

9200 Oakdale Avenue Chatsworth, CA 91311	Collateral Asset Summary – Loan No. 8 West Valley Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 64.2% 1.44x 10.9%

A “Lease Sweep Period” will commence, provided the debt yield is less than 9.5%, upon (i) the earlier of (a) the date that is 12 months prior to the maturity date of the Lease Sweep Lease (as defined below), (b) the date that the Lease Sweep Lease is required under its lease to give notice of its exercise of a renewal option (and such renewal is not exercised) or (c) July 6, 2025, (ii) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or receipt by the borrower of notice from the Lease Sweep Lease that it intends to surrender, cancel or terminate its lease, (iii) a monetary default under the Lease Sweep Lease that continues beyond any applicable notice or cure period or (iv) a bankruptcy or insolvency proceeding of the Lease Sweep Lease.

“A Lease Sweep Lease” means the (i) NLACRC lease or (ii) any replacement lease that, either individually, or when taken together with any other lease covers all or substantially all of the lease sweep space.

Initial Reserves. At origination, the borrower deposited (i) $103,353 into a tax reserve account, (ii) $28,175 into a required repairs reserve, (iii) $13,021,316 into the NLACRC Lease reserve, (iv) $178,599 into the Chase Rent Overage reserve and $93,122 into the Free Rent reserve for two months of free rent for CRC.

The NLACRC Lease reserve consists of (i) $250,000 for required landlord work to be performed by the borrower under the NLACRC lease, (ii) $5,132,325 for tenant improvements in connection with the NLACRC lease, (iii) $552,188 for leasing commission in connection with the NLACRC lease, (iv) $1,567,692 for gap rent (related to the rent due prior to the commencement of the NLACRC lease), (v) $1,644,111 for free rent for NLACRC and (vi) $3,875,000 as additional collateral to be held back in connection with the commencement of the NLACRC lease.

Ongoing Reserves. On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual taxes, which currently equates to $34,451, into a tax reserve account, (ii) $4,092 into a replacement reserve account and (ii) $49,220 into a TI/LC reserve account subject to a cap of $1,500,000. If an acceptable blanket insurance policy is no longer in place, the borrower is required to deposit 1/12 of the annual insurance premiums into an insurance reserve account. Additionally, during the continuance of a Lease Sweep Period, all available cash will be transferred into a lease sweep account.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The borrower is permitted to obtain one or more subordinate unsecured loans from an affiliate, which loans may be evidenced by a note, provided, among other things (i) the aggregate of such subordinate debt does not at any time exceed 2.0% of the original principal balance of the West Valley Corporate Center Loan and (ii) the subordinate lender enters into a subordination and standstill agreement with the lender.

A-3-76

9200 Oakdale Avenue Chatsworth, CA 91311	Collateral Asset Summary – Loan No. 8 West Valley Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 64.2% 1.44x 10.9%

West Valley Corporate Center
9200 Oakdale Avenue
Chatsworth, CA 91311
SAN FERNANDO VALLEY
CHATSWORTH
NORTHRIDGE
WINNETKA
RESEDA
LAKE BALBOA
CANOGA PARK
WARNER CENTER
TARZANA
WOODLAND HILLS
ENCINO
VAN NUYS
NORTH HILLS
GRANADA HILLS
MISSION HILLS
SYLMAR
KNOLLWOOD
ROYAL OAKS
CALABASAS HIGHLANDS
Northridge Fashion Center
Cal State University-Northridge
Northridge Hospital
Granada Hills Hospital
Veterans Affairs Care Center
Providence HCMC
San Fernando Mission
Porter Ranch Town Center
Panorama Mall
Mission Community Hospital
Valley Presbyterian Hospital
VAN NUYS AIRPORT
Westfield Topanga
Westfield Promenade
Fallbrook Center
Pierce College
Kaiser Permanente
Encino-Tarzana Regional Medical Center (Tarzana campus)
Encino-Tarzana Regional Medical Center (Encino campus)
The Japanese Garden
Sherman Oaks Galleria
Chatsworth Reservoir
Los Angeles Reservoir
Santa Susana Pass State Historic Park
Sepulveda Dam Recreation Area
Woodley Lakes Golf Course
Balboa & Encino Golf Courses
Woodland Hills Country Club
El Caballero Country Club
Braemar Country Club
Knollwood Country Club
Porter Valley Country Club
Porter Ranch Park
Limekiln Canyon Park
Palisades Park
Oakridge Park
PLUMMER ST
NORDHOFF ST
ROSCOE BLVD
SATICOY ST
SHERMAN WAY
VANOWEN ST
VICTORY BLVD
OXNARD ST
BURBANK BLVD
VENTURA BLVD
DEVONSHIRE ST
CHATSWORTH ST
SAN FERNANDO MISSION BLVD
RINALDI ST
SESNON BLVD
SAN FERNANDO RD
GLENOAKS BLVD
POLK ST
MULHOLLAND DR
WELLS DR
TOPANGA CANYON BLVD
FALLBROOK AVE
CANOGA AVE
DE SOTO AVE
WINNETKA AVE
TAMPA AVE
RESEDA BLVD
ZELZAH AVE
WHITE OAK AVE
BALBOA BLVD
HAYVENHURST AVE
WOODLEY AVE
SEPULVEDA BLVD
VAN NUYS BLVD
San Fernando
La Canada Flintridge
BUR
Burbank
Glendale
Calabasas
Beverly Hills
West Hollywood
Los Angeles
DOWNTOWN
Santa Monica
Culver City
Montebello
Vernon
Santa Monica Bay
Marina Del Rey
LAX
El Segundo
South Gate
Downey
Manhattan Beach
Lynwood
Carson
CARTIFACT
MAP © 2018 CARTIFACT · DATA © OSM

A-3-77

7700 West Parmer Lane Austin, TX 78729	Collateral Asset Summary – Loan No. 9 7700 Parmer	Cut-off Date Balance: Cut-off Date LTV(4): U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 65.0% 1.84x 9.5%

A-3-78

7700 West Parmer Lane Austin, TX 78729	Collateral Asset Summary – Loan No. 9 7700 Parmer	Cut-off Date Balance: Cut-off Date LTV(4): U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 65.0% 1.84x 9.5%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Sponsor:	Accesso Partners, LLC
Borrower:	BRI 1869 Parmer, LLC
Original Balance(1):	$32,000,000
Cut-off Date Balance(1):	$32,000,000
% by Initial UPB:	3.9%
Interest Rate:	4.5930%
Payment Date:	1st of each month
First Payment Date:	January 1, 2016
Maturity Date:	December 1, 2025
Amortization:	Interest Only
Additional Debt(1)(2):	$145,000,000 Pari Passu Debt; Future Mezzanine Debt Permitted
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management:	Hard / In Place

Reserves(3)
	Initial	Monthly
Taxes:	$460,700	$460,699
Insurance:	$0	$14,761
Replacement:	$15,193	$15,193
TI/LC:	$151,930	$151,930
Outstanding TI:	$19,803,193	$0
Free Rent:	$3,780,811	$0
eBay:	$0	Springing

Financial Information(4)
Cut-off Date Balance / Sq. Ft.:	$194
Balloon Balance / Sq. Ft.:	$194
Cut-off Date LTV(5):	65.0%
Balloon LTV(5):	65.0%
Underwritten NOI DSCR:	2.04x
Underwritten NCF DSCR:	1.84x
Underwritten NOI Debt Yield:	9.5%
Underwritten NCF Debt Yield:	8.6%
Underwritten NOI Debt Yield at Balloon:	9.5%
Underwritten NCF Debt Yield at Balloon:	8.6%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Austin, TX
Year Built / Renovated:	1998-2000 / NAP
Total Sq. Ft.:	911,579
Property Management:	Accesso Services, LLC
Underwritten NOI(6):	$16,846,204
Underwritten NCF:	$15,142,710
“As-is” Appraised Value(5):	$249,000,000
“As-is” Appraisal Date:	October 27, 2015
“Hypothetical As-is” Appraised Value(5):	$272,250,000
“Hypothetical As-is” Appraisal Date:	November 30, 2015

Historical NOI
Most Recent NOI(6):	$6,798,577 (December 31, 2015)
2014 NOI(7):	$14,261,495 (December 31, 2014)
2013 NOI(7):	$10,721,040 (December 31, 2013)
2012 NOI(8):	NAV

Historical Occupancy(9)
Most Recent Occupancy:	94.0% (December 1, 2015)
2014 Occupancy:	55.7% (December 31, 2014)
2013 Occupancy:	89.0% (December 31, 2013)
2012 Occupancy:	85.6% (December 31, 2012)

(1)	The 7700 Parmer Whole Loan is evidenced by three pari passu notes with an aggregate original principal balance of $177.0 million. The non-controlling Note A-3, with an original principal balance of $32.0 million will be included in the DBJPM 2016-C1 mortgage trust. The pari passu companion loans are comprised of the controlling Note A-1 with an original principal balance of $75.0 million, which was included in the JPMCC 2015-JP1 mortgage trust and the non-controlling Note A-2 with an original principal balance of $70.0 million which was included in the JPMBB 2016-C1 mortgage trust, for additional information on the pari passu companion loan, see “The Loan” herein.
(2)	See “Future Mezzanine or Subordinate Indebtdness Permitted” herein.
(3)	See “Initial Reserves” and “Ongoing Reserves” herein.
(4)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate 7700 Parmer Whole Loan.
(5)	The Cut-off Date LTV and Balloon LTV are based on the “Hypothetical As-is” Appraised Value. The “Hypothetical As-is” Appraised Value assumes that all contractual tenant improvements, leasing commissions, gap rent and free rent abatements have been paid. At origination, all outstanding tenant improvements, leasing commissions and free rent were reserved by the borrower. Based on the “As-is” Appraised Value of $249.0 million, the Cut-off Date LTV and Balloon LTV for the 7700 Parmer Whole Loan are 71.1% and 71.1%, respectively.
(6)	The increase from Most Recent NOI to Underwritten NOI is due to higher underwritten rent for two tenants that have executed leases for approximately 136,152 sq. ft. that have not yet taken occupancy, contractual rent increases and lease up at the 7700 Parmer Property after Motorola/Freescale Semiconductor vacated in December 2014. See “Cash Flow Analysis” herein.
(7)	The increase from 2013 NOI to 2014 NOI is primarily driven by lease up at the 7700 Parmer Property in anticipation of a former tenant, Motorola/Freescale Semiconductor, vacating in December 2014. Such vacancy led to the decrease from 2014 NOI to Most Recent NOI.
(8)	2012 NOI is unavailable as the 7700 Parmer Property was recently acquired and the previous owner did not provide 2012 financials.
(9)	Historical Occupancy reflects space leased by a former tenant, Motorola/Freescale Semiconductor, which leased 100% of the 7700 Parmer Property starting in 1998. Freescale Semiconductor was spun off by Motorola in 2004. Freescale Semiconductor began subleasing portions of the 7700 Parmer Property starting in 2010 and entered into a lease restructuring agreement with the landlord in October 2012 to convert its subleases to direct leases in Buildings C & D prior to fully vacating Buildings A & B in December 2014.

A-3-79

7700 West Parmer Lane Austin, TX 78729	Collateral Asset Summary – Loan No. 9 7700 Parmer	Cut-off Date Balance: Cut-off Date LTV(4): U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 65.0% 1.84x 9.5%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

eBay(2)	(BBB/Baa1/BBB+)	214,691	23.6%	$17.36	20.9%	Various
Oracle(3)	(A+/A1/AA-)	179,903	19.7%	$23.75	23.9%	Various
Electronic Arts Inc.(4)	(NR/NR/NR)	175,468	19.2%	$22.45	22.1%	8/1/2026
Google(5)	(NR/Aa2/AA)	123,802	13.6%	$21.12	14.6%	8/1/2022
Polycom, Inc.	(NR/NR/NR)	88,787	9.7%	$18.00	8.9%	8/1/2021
The Dun & Bradstreet Corporation(6)	(BBB/NR/BBB-)	61,471	6.7%	$25.07	8.6%	3/1/2024
Stepping Stone School	(NR/NR/NR)	12,326	1.4%	$14.09	1.0%	9/1/2016
Total Occupied Collateral		856,448	94.0%	$20.86	100.0%
Vacant		55,131	6.0%
Total		911,579	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	eBay directly leases multiple spaces with two different expiration dates. The expiration date with respect to 149,226 sq. ft. (16.4% of the NRA) is September 1, 2017 and the expiration date with respect to 65,465 sq. ft. (7.2% of the NRA) is September 1, 2018. For the 65,465 sq. ft. space, U/W Base Rent PSF includes the averaging of rent over the term of the lease for an increase of $74,260 compared to contractual in-place rent of $16.68 PSF across all of eBay’s space.
(3)	Oracle directly leases multiple spaces under two different expiration dates. The expiration date with respect to 123,569 sq. ft. (13.6% of the NRA) is September 1, 2020 and the expiration date with respect to 56,334 sq. ft. (6.2% of the NRA) is May 1, 2024. U/W Base Rent PSF includes averaging of rent over the term of the lease for an increase of $358,175 compared to contractual in-place rent of $21.76 PSF.
(4)	Electronic Arts Inc. may terminate its lease on August 31, 2023 with 12 months’ prior written notice and payment of approximately $9.0 million or $51.53 PSF in termination fees. Electronic Arts Inc. is expected to take occupancy and commence paying rent with respect to 74,681 sq. ft. on September 1, 2016. An approximately $1,919,935 gap rent reserve was escrowed at origination for the Electronic Arts Inc. space. In total, the borrower escrowed an approximately $3.8 million gap rent reserve at origination for all tenants that have executed leases but not yet taken occupancy and/or begun paying rent.
(5)	The U/W Base Rent PSF for Google includes averaging of rent over the term of the lease for an increase of $262,460 compared to contractual in-place rent of $19.00 PSF. A $643,609 gap rent reserve was escrowed at origination for the Google space. In total, the borrower escrowed an approximately $3.8 million gap rent reserve at origination for all tenants that have executed leases but not yet taken occupancy and/or begun paying rent.
(6)	U/W Base Rent PSF for The Dun & Bradstreet Corporation includes averaging of rent over the term of the lease for an increase of $142,536 compared to contractual in-place rent of $22.75 PSF. The Dun & Bradstreet Corporation does not take occupancy until April 1, 2016 and is expected to begin paying rent on August 1, 2016. A $1,211,967 gap rent reserve was escrowed at origination for The Dun & Bradstreet Corporation space. In total, the borrower escrowed an approximately $3.8 million gap rent reserve at origination for all tenants that have executed leases but not yet taken occupancy and/or begun paying rent.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	1	12,326	1.4%	12,326	1.4%	$14.09	1.0%	1.0%
2017	1	149,226	16.4%	161,552	17.7%	$16.32	13.6%	14.6%
2018	1	65,465	7.2%	227,017	24.9%	$19.73	7.2%	21.8%
2019	0	0	0.0%	227,017	24.9%	$0.00	0.0%	21.8%
2020	1	123,569	13.6%	350,586	38.5%	$22.95	15.9%	37.7%
2021	1	88,787	9.7%	439,373	48.2%	$18.00	8.9%	46.7%
2022	1	123,802	13.6%	563,175	61.8%	$21.12	14.6%	61.3%
2023	0	0	0.0%	563,175	61.8%	$0.00	0.0%	61.3%
2024	2	117,805	12.9%	680,980	74.7%	$25.27	16.7%	77.9%
2025	0	0	0.0%	680,980	74.7%	$0.00	0.0%	77.9%
Thereafter	1	175,468	19.2%	856,448	94.0%	$22.45	22.1%	100.0%
Vacant	NAP	55,131	6.0%	911,579	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	9	911,579	100.0%			$20.86	100.0%

(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(2)	Annual U/W Base Rent PSF is inclusive of approximately $479,256 in base rent steps.

A-3-80

7700 West Parmer Lane Austin, TX 78729	Collateral Asset Summary – Loan No. 9 7700 Parmer	Cut-off Date Balance: Cut-off Date LTV(4): U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 65.0% 1.84x 9.5%

The Loan. The 7700 Parmer loan (the “7700 Parmer Loan”) is a fixed rate loan secured by a first mortgage lien on a Class A office park comprising 911,579 sq. ft. across a five-building office campus in Austin, Texas (the “7700 Parmer Property”). The Original Balance of $32.0 million represents the non-controlling Note A-3 of a $177.0 million whole loan (the “7700 Parmer Whole Loan”) evidenced by three pari passu notes. The pari passu companion loans are comprised of the controlling Note A-1 and the non-controlling Note A-2, with an aggregate original principal amount of $145.0 million. Note A-1 and Note A-2 were previously securitized in the JPMCC 2015-JP1 and JPMBB 2016-C1 transactions, respectively. The relationship of the holders of the 7700 Parmer Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–7700 Parmer Whole Loan” in the Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$75,000,000	$75,000,000	JPMCC 2015-JP1	Yes
Note A-2	$70,000,000	$70,000,000	JPMBB 2016-C1	No
Note A-3	$32,000,000	$32,000,000	DBJPM 2016-C1	No
Total	$177,000,000	$177,000,000

The 7700 Parmer Whole Loan has a 10-year term and requires interest only payments for the term of the loan. The 7700 Parmer Whole Loan accrues interest at a fixed rate equal to 4.5930%. The 7700 Parmer Whole Loan proceeds, in addition to approximately $105.2 million of equity from the loan sponsor and approximately $23.6 million of seller credit, were used to purchase the 7700 Parmer Property for approximately $272.3 million, fund upfront reserves of approximately $24.2 million and pay closing costs of approximately $9.4 million. Based on the “Hypothetical As-is” Appraised Value of approximately $272.3 million, the Cut-off Date LTV ratio is 65.0%. The most recent prior financing of the 7700 Parmer Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$177,000,000	57.9%	Purchase Price	$272,250,000	89.0%
Sponsor Equity	$105,243,932	34.4%	Reserves	$24,211,827	7.9%
Seller Credit(1)	$23,584,004	7.7%	Closing Costs	$9,366,109	3.1%
Total Sources	$305,827,936	100.0%	Total Uses	$305,827,936	100.0%
(1)	The loan sponsor received a credit from the seller for all outstanding tenant improvements, leasing commissions, gap rent and free rent which were reserved at origination.

The Borrower / Sponsor. The borrower is BRI 1869 Parmer, LLC, a Delaware limited liability company and special purpose entity. The loan sponsor is Accesso Partners, LLC (“Accesso”). The non-recourse carve-out guarantors are Accesso Investment Properties V (US), LLLP, and Accesso Investment Properties V, LLLP, both of which are Florida limited liability limited partnerships and affiliates of the loan sponsor. Accesso is a real estate investment and property development group based in Hallandale Beach, Florida, with additional offices in Houston, Texas; Dallas, Texas; Atlanta, Georgia and Minneapolis, Minnesota. Accesso was established in 2003 and has sponsored six closed-end real estate funds and managed accounts with an aggregate capital raise of approximately $606.6 million. Through these funds Accesso has acquired over $2.2 billion worth of commercial and residential real estate. Accesso’s current commercial real estate portfolio includes 37 assets totaling more than 11.5 million sq. ft. of office, retail, and industrial properties located throughout Texas, Pennsylvania, Florida, North Carolina and the Midwest.

The Property. The 7700 Parmer Property is a five-building Class A office campus that sits on a 128.8-acre parcel of land in Austin, Texas. The 7700 Parmer Property was built in phases between 1998 and 2000. The 7700 Parmer Property totals 911,579 sq. ft. and consists of four office buildings (“Buildings A, B, C and D”) and one daycare building. The 7700 Parmer Property was originally developed as a build-to-suit property for Motorola/Freescale Semiconductor, but was repositioned as a multi-tenant campus starting in 2010. Freescale Semiconductor, which was spun off by Motorola in 2004, began subleasing portions of the 7700 Parmer Property starting in 2010 and entered into a lease restructuring agreement with the landlord in October 2012 to convert its subleases to direct leases in Buildings C & D prior to fully vacating Buildings A & B in December 2014. According to the loan sponsor, as part of the multi-tenanting process and re-purposing of the 7700 Parmer Property, prior ownership invested approximately $10.0 million across the campus. The 7700 Parmer Property includes on-site amenities such as a 540-seat cafeteria operated by Bon Appétit, a full service fitness center with locker rooms and shower facilities, a 150-seat auditorium, an on-site day care, a jogging trail, volleyball courts, basketball courts and soccer and baseball fields. According to the appraisal, the 7700 Parmer Property also contains 4,558 surface parking spaces (approximately 5.0 spaces per 1,000 sq. ft.).

As of December 1, 2015, the 7700 Parmer Property was 94.0% leased by seven tenants. All office tenants are publicly traded and 63.6% of the NRA is occupied by investment grade tenants.

Environmental Matters. The Phase I environmental report dated November 27, 2015 recommended no further action at the 7700 Parmer Property.

A-3-81

7700 West Parmer Lane Austin, TX 78729	Collateral Asset Summary – Loan No. 9 7700 Parmer	Cut-off Date Balance: Cut-off Date LTV(4): U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 65.0% 1.84x 9.5%

Major Tenants.

eBay (214,691 sq. ft.; 23.6% of NRA; 20.9% of U/W Base Rent) eBay (NASDAQ:EBAY), currently leases 23.6% of the NRA through multiple leases expiring in September 2017 and September 2018 and has one five-year renewal option and one six-year renewal option remaining across its leases. eBay originally became a tenant in 2010 and has expanded its space multiple times. eBay is an online merchandise selling forum with over 155 million users generating over $17.9 billion in revenue in 2014. The eBay suite of companies also includes its online payment systems, PayPal and Bill Me Later, StubHub, Half.com, as well as a minority stake in Craigslist. The company is rated Baa1/BBB+/BBB by Moody’s, S&P, and Fitch, respectively.

Oracle (179,903 sq. ft.; 19.7% of NRA; 23.9% of U/W Base Rent) Oracle (NASDAQ: ORCL), leases 19.7% of the NRA through multiple leases expiring in September 2020 and May 2024 and has been in occupancy at the 7700 Parmer Property since 2013. Oracle has a 7-year renewal option and a 10-year renewal option remaining across its leases. The company is rated A1/AA-/A+ by Moody’s, S&P and Fitch, respectively. Oracle recently executed a 121,257 sq. ft. expansion of its original space and, according to the sponsor, is spending approximately $1.3 million ($23 per sq. ft.) to build out the new space. Oracle is a leader in enterprise software best known for its focus on databases, offering aid in areas such as managing business data, application development, customer relationship management and supply chain management. Oracle generated over $38.2 billion in revenue for year-end 2015.

Electronic Arts Inc. (175,468 sq. ft.; 19.2% of NRA; 22.1% of U/W Base Rent) Electronic Arts Inc. (NASDAQ: EA) (“EA”), leases 19.2% of the NRA through August 2026, has been a tenant since 2011 and has expanded its space multiple times. EA’s most recent expansion, which is expected to commence in September 2016, is for an additional 74,681 sq. ft. EA has one 10-year renewal option remaining. EA is an interactive entertainment software publisher with titles such as Battlefield, FIFA, Madden NFL and The Sims. EA develops its games for consoles from Sony, Nintendo and Microsoft, as well as for PCs, and reported over $4.5 billion in revenue for year-end 2015. EA is expected to take occupancy and begin paying rent with respect to 74,681 of sq. ft. on September 1, 2016.

The Market. The 7700 Parmer Property is located on West Parmer Lane and is adjacent to US Highway 183 and Mopac Expressway, providing access to Austin-Bergstrom International Airport, which is approximately 24.0 miles south of the 7700 Parmer Property. According to the appraisal, the 7700 Parmer Property is located in the Far Northwest Austin submarket and is home to some of Austin’s largest employers including IBM, National Instruments, eBay, HomeAway, Oracle, and The University of Texas at Austin. According to the appraisal, the 7700 Parmer Property is located approximately one mile from the Apple office complex currently under construction which will consist of up to 1.0 million sq. ft. of space and represents a demand generator for the immediate areas. The Far Northwest Austin submarket contained approximate*ly 4.1 million sq. ft. of existing office supply with an overall vacancy rate of 9.4% as of the second quarter of 2015. The asking rents for general office properties and Class A office space were $30.36 and $31.50 PSF on gross leases, respectively, as of the second quarter of 2015. The appraisal identified seven office properties that are directly competitive with the 7700 Parmer Property. The properties range in size from 128,700 to 688,288 sq. ft., and occupancy from 81.0% to 100.0%. The weighted average occupancy of the group is 89.7% and the average quoted rental rate is $22.36 PSF on triple net leases.

Comparable Office Rentals Analysis.

Comparable Office Rentals(1)
Building	Year Built	NRA (sq. ft.)	% Occupied(2)	Quoted Rental Rate	Expense Basis
7700 Parmer	1998-2000	911,579	94.0%	NAP	NAP
Crossings at Lakeline	2008	232,274	95.0%	$21.00	NNN
Riata Corporate Park	1998	688,288	81.0%	$22.00	NNN
Pecan Park I	2008	136,444	100.0%	$21.50	NNN
Research Park Plaza III & IV	2001	360,169	95.0%	$24.00	NNN
Research Park Place 7 & 8	2007	251,403	84.0%	$21.00	NNN
Aspen Lake II	2015	128,700	100.0%	$23.50	NNN
Quarry Oaks Atrium	1998	180,000	98.0%	$24.00	NNN

(1)	Source: Appraisal.
(2)	Based on UW rent roll dated December 1, 2015

A-3-82

7700 West Parmer Lane Austin, TX 78729	Collateral Asset Summary – Loan No. 9 7700 Parmer	Cut-off Date Balance: Cut-off Date LTV(4): U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 65.0% 1.84x 9.5%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	U/W	U/W PSF
Base Rent(1)(2)	$11,834,110	$14,494,463	$10,044,009	$17,866,793	$19.60
Value of Vacant Space	0	0	0	1,240,448	1.36
Gross Potential Rent	$11,834,110	$14,494,463	$10,044,009	$19,107,241	$20.96
Total Recoveries	7,166,026	8,352,219	6,691,168	10,612,351	11.64
Total Other Income(3)	129	1,500	0	93,754	0.10
Less: Vacancy/Bad Debt(4)	0	0	0	(2,392,153)	(2.62)
Effective Gross Income	$19,000,264	$22,848,182	$16,735,177	$27,421,192	$30.08
Total Operating Expenses	8,279,224	8,586,688	9,936,600	10,574,988	11.60
Net Operating Income	$10,721,040	$14,261,495	$6,798,577	$16,846,204	$18.48
TI/LC	0	0	0	1,521,178	1.67
Capital Expenditures	0	0	0	182,316	0.20
Net Cash Flow	$10,721,040	$14,261,495	$6,798,577	$15,142,710	$16.61

(1)	U/W Base Rent consists of in-place rents as of December 1, 2015 and includes (i) tenants that have executed leases but not yet taken occupancy or begun paying rent representing 200,100 sq. ft. and approximately $4.6 million of U/W Base Rent, (ii) higher U/W Base Rents for four investment grade tenants accounting for $837,431, (iii) other underwritten contractual rent increases of $351,360 through December 2016 and (iv) three leases executed between June 2015 and December 2015 accounting for 181,111 sq. ft. and approximately $4.3 million of U/W Base Rent.
(2)	The increase from 2013 Base Rent to 2014 Base Rent is primarily driven by lease up at the 7700 Parmer Property that occurred in anticipation of a former tenant, Motorola/Freescale Semiconductor, vacating in December 2014.
(3)	Total Other Income consists of income from telecommunication services.
(4)	U/W Vacancy/Bad Debt is based on the in-place vacancy and represents 8.7% of Effective Gross Income. The appraiser estimated vacancy of 4.0% for the 7700 Parmer Property.

Property Management. The 7700 Parmer Property is managed by Accesso Services, LLC, a Florida limited liability company and an affiliate of the borrower.

Lockbox / Cash Management. The 7700 Parmer Whole Loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept each business day to a cash management account under the control of the lender and disbursed during each interest period of the term of the 7700 Parmer Whole Loan in accordance with the 7700 Parmer Whole Loan documents. To the extent that (i) there is an event of default under the 7700 Parmer Whole Loan documents, (ii) the debt service coverage ratio based on the immediately preceding trailing six-month period falls below 1.45x, (iii) eBay becomes the subject of a bankruptcy, insolvency or similar action or fails to renew its lease on or before 12 months prior to its first lease expiration (September 1, 2017) or (iv) the borrower or the property manager becomes the subject of a bankruptcy, insolvency or similar action (individually and collectively, a “Cash Sweep Event”), then all excess cash flow after payment of debt service, required reserves and operating expenses will be held as additional collateral for the 7700 Parmer Whole Loan.

Initial Reserves. At origination, the borrower deposited into escrow approximately $19,803,193 for outstanding tenant improvements associated with leases in effect at origination (and with respect to certain leases, for related tenants that have not yet taken occupancy), $3,780,711 for free rent abatements associated with four tenants in effect at origination, $460,700 for real estate taxes, $151,930 for future tenant improvements and leasing commissions and $15,193 for replacement reserves.

Ongoing Reserves. On a monthly basis, the borrower is required to escrow (i) 1/12 of the annual estimated tax payments, which currently equates to $460,699, (ii) 1/12 of the annual estimated insurance premium, which currently equates to $14,761, into an insurance reserve account (iii) $15,193 (approximately $0.20 PSF annually) for replacement reserves, which is subject to a cap of $546,947 (approximately $0.60 PSF) (iv) $151,930 (approximately $2.00 PSF annually) for future tenant improvements and leasing commissions, which is subject to a cap of $5,469,474 (approximately $6.00 PSF) excluding any termination fees received and (v) (a) all amounts remaining in the cash management account after payments of monthly debt service, required reserves and, to the extent there is a Cash Sweep Event (as defined above), operating expenses, and (b) any termination fee payable to the borrower in connection with eBay’s election to exercise an early termination of its lease. The foregoing amounts will be deposited with the lender to satisfy any tenant improvement and leasing commission obligations in connection with the eBay’s renewal, partial replacement or replacement.

Current Mezzanine or Subordinate Indebtedness. None.

A-3-83

7700 West Parmer Lane Austin, TX 78729	Collateral Asset Summary – Loan No. 9 7700 Parmer	Cut-off Date Balance: Cut-off Date LTV(4): U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 65.0% 1.84x 9.5%

Future Mezzanine or Subordinate Indebtedness Permitted. In connection with a permitted sale of the 7700 Parmer Property and assumption of the 7700 Parmer Whole Loan, the loan agreement permits future mezzanine financing secured by the ownership interests in the borrower upon satisfaction of certain terms and conditions which include, without limitation: (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio, including the mezzanine loan does not exceed 65.0%, (iii) the debt service coverage ratio (including the mezzanine loan) is not less than 1.80x, (iv) an intercreditor agreement acceptable to the mortgage lender and (v) the mezzanine lender has at least (a) total assets of $600,000,000 and (b) capital surplus of shareholders equity of $250,000,000.

A-3-84

7700 West Parmer Lane Austin, TX 78729	Collateral Asset Summary – Loan No. 9 7700 Parmer	Cut-off Date Balance: Cut-off Date LTV(4): U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 65.0% 1.84x 9.5%

A-3-85

12220 Scripps Summit Drive San Diego, CA 92131	Collateral Asset Summary – Loan No. 10 Northridge Summit	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 74.1% 1.32x 9.4%

A-3-86

12220 Scripps Summit Drive San Diego, CA 92131	Collateral Asset Summary – Loan No. 10 Northridge Summit	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 74.1% 1.32x 9.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	JNT REIF, LLC; Paul G. Kerr
Borrower:	Northridge Summit TIC - 16, LLC; OF 16 Northridge Summit, LLC
Original Balance:	$31,500,000
Cut-off Date Balance:	$31,500,000
% by Initial UPB:	3.9%
Interest Rate:	4.8000%
Payment Date:	6th of each month
First Payment Date:	April 6, 2016
Maturity Date:	March 6, 2026
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(88), O(7)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$0	$21,735
Insurance:	$0	Springing
Replacement:	$300,000	$2,707
TI/LC:	$570,558	$13,533
Free Rent:	$160,673	$0
Lease Sweep:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$242
Balloon Balance / Sq. Ft.:	$209
Cut-off Date LTV:	74.1%
Balloon LTV:	63.8%
Underwritten NOI DSCR(2):	1.49x
Underwritten NCF DSCR(2):	1.32x
Underwritten NOI Debt Yield:	9.4%
Underwritten NCF Debt Yield:	8.3%
Underwritten NOI Debt Yield at Balloon:	10.9%
Underwritten NCF Debt Yield at Balloon:	9.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	San Diego, CA
Year Built / Renovated:	2000 / 2012
Total Sq. Ft.:	129,916
Property Management:	Colliers International Real Estate Management Services (CA), Inc.
Underwritten NOI(3):	$2,946,767
Underwritten NCF:	$2,614,575
Appraised Value:	$42,500,000
Appraisal Date:	January 11, 2016

Historical NOI
Most Recent NOI:	$1,899,588 (December 31, 2015)
2014 NOI:	$1,027,405 (December 31, 2014)
2013 NOI:	$679,995 (December 31, 2013)
2012 NOI(4):	NAP

Historical Occupancy
Most Recent Occupancy:	100.0% (January 4, 2016)
2014 Occupancy:	65.0% (December 31, 2014)
2013 Occupancy:	35.0% (December 31, 2013)
2012 Occupancy(4):	NAP

(1)	See “Initial Reserves” and “Ongoing Reserves” herein.
(2)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 1.92x and 1.71x, respectively.
(3)	The increase in Underwritten NOI is attributed to a recent lease signed at the Northridge Summit Property. Turtle Beach executed a lease to occupy 34,823 sq. ft. beginning in May 2015.
(4)	The Northridge Summit Property was developed in 2000 as a build-to-suit for Nokia. Nokia occupied the entire building until 2010 when the tenant moved into a newly developed building. The Northridge Summit Property began lease-up in late 2012, therefore the 2012 NOI and 2012 Occupancy are not applicable.

A-3-87

12220 Scripps Summit Drive San Diego, CA 92131	Collateral Asset Summary – Loan No. 10 Northridge Summit	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 74.1% 1.32x 9.4%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Intel	A+/A1/A+	95,093	73.2%	$23.52	75.6%	10/31/2022(2)
Turtle Beach	NR/NR/NR	34,823	26.8%	$20.68	24.4%	9/30/2020(3)
Total Occupied Collateral		129,916	100.0%	$22.76	100.0%
Vacant		0	0.0%
Total		129,916	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Intel has one, five-year extension option with nine months’ written notice prior to its lease expiration. Intel has no termination options.
(3)	Turtle Beach has one, five-year extension option with nine months’ written notice prior to its lease expiration. Turtle Beach has no termination options.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	1	34,823	26.8%	34,823	26.8%	$20.68	24.4%	24.4%
2021	0	0	0.0%	34,823	26.8%	$0.00	0.0%	24.4%
2022	1	95,093	73.2%	129,916	100.0%	$23.52	75.6%	100.0%
2023	0	0	0.0%	129,916	100.0%	$0.00	0.0%	100.0%
2024	0	0	0.0%	129,916	100.0%	$0.00	0.0%	100.0%
2025	0	0	0.0%	129,916	100.0%	$0.00	0.0%	100.0%
2026	0	0	0.0%	129,916	100.0%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	129,916	100.0%	$0.00	0.0%	100.0%
Vacant	NAP	0	0.0%	129,916	100.0%	NAP	NAP
Total / Wtd. Avg.	2	129,916	100.0%			$22.76	100.0%

(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

The Loan. The Northridge Summit loan (the “Northridge Summit Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 129,916 sq. ft., Class A suburban office property located at 12220 Scripps Summit Drive in San Diego, California (the “Northridge Summit Property”), with an Original Balance and Cut-off Date Balance of $31.5 million. The Northridge Summit Loan has a 10-year term and amortizes on a 30-year schedule following an initial 24-month interest only period. The Northridge Summit Loan accrues interest at a fixed rate of 4.8000%. Loan proceeds, along with approximately $9.9 million of sponsor equity, were used to acquire the Northridge Summit Property for approximately $35.1 million, retire existing debt of approximately of $3.8 million, fund upfront reserves of approximately $1.0 million and pay closing costs of approximately $1.5 million. Based on the appraised value of $42.5 million as of January 11, 2016, the cut-off date LTV is 74.1%. The most recent prior financing of the Northridge Summit Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$31,500,000	76.1%	Partnership Buyout(1)(2)	$35,088,349	84.8%
Sponsor Equity	$9,874,729	23.9%	Loan Payoff(2)	$3,784,524	9.1%
			Reserves	$1,031,231	2.5%
			Closing Costs	$1,470,624	3.6%
Total Sources	$41,374,729	100.0%	Total Uses	$41,374,729	100.0%
(1)	The partnership buyout price was calculated net of a credit the sponsor received for the approximately $1.0 million in reserves which were fully reserved with the lender at loan origination.
(2)	Prior to loan origination, the borrower owned a 14.001% equity interest in the Northridge Summit Property. Loan proceeds, along with fresh equity from the sponsor, were used to acquire the remaining 85.999% equity interest and pay off a portion of the existing debt owed by the 14.001% interest.

A-3-88

12220 Scripps Summit Drive San Diego, CA 92131	Collateral Asset Summary – Loan No. 10 Northridge Summit	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 74.1% 1.32x 9.4%

The Borrower / Sponsor. The borrowers, Northridge Summit TIC - 16, LLC and OF 16 Northridge Summit, LLC, are tenants-in-common, each of which is a single purpose California limited liability company structured to be bankruptcy-remote, each of which has one independent director in its organizational structure. The sponsors of the borrowers and non-recourse carve-out guarantors are JNT REIF, LLC and Paul G. Kerr, joint and severally.

Both tenants-in-common entities are managed by the principals of Davlyn Investment Properties, JNT REIF, LLC and Paul G. Kerr. Davlyn Investment Properties (“Davlyn”) is a San Diego-based real estate operating company founded in 1993, specializing in the acquisition, renovation, repositioning, management and sale of apartment communities and office buildings. Davlyn currently owns 25 assets currently valued at over $500 million. Davlyn’s portfolio includes 18 apartment communities totaling over 2,200 units and seven office buildings totaling 400,000 sq. ft. Jon Williams is the Founder and CEO of Davlyn Investments while Paul Kerr serves as the president and heads all acquisition, underwriting and capital market functions for the firm. JNT REIF, LLC is a California LLC wholly owned by Jon Williams and his wife.

The Property. The Northridge Summit Property is a three-story, 129,916 sq. ft. Class A office building located in San Diego, California. The building features exposed ceilings, large floor plates and curtail walls comprised of high image glass and polished aluminum. Both office spaces are currently a creative-office build out that emphasizes an open space concept. The Northridge Summit Property is currently 100.0% occupied by Intel and Turtle Beach.

The Northridge Summit Property was developed in 2000 as a build-to-suit for Nokia, who occupied the entire building. Nokia vacated the Northridge Summit Property in 2011 after moving to a newly developed site in Rancho Bernardo. In December 2011, the Northridge Summit Property was purchased by an ownership group affiliated with Davlyn for $23.5 million while the Northridge Summit Property was 100% vacant. Since 2012, over $4.8 million has been invested in the Northridge Summit Property including minor exterior work, landscaping, signage, common area improvements, and tenant improvements and leasing commissions for both Intel and Turtle Beach.

The Northridge Summit Property is located approximately a half mile east of Interstate 15. The local area is developed with light industrial, office and flex development with multi-family and single-family residential development more removed and farther from the freeway. It is located about five miles north of the Miramar Marine Corps Air Station, and south of Rancho Bernardo. Additionally, the Northridge Summit Property is adjacent to numerous dining establishments and walking distance to the Scripps Poway Parkway Marketplace. The Northridge Summit Property has 433 parking stalls (127 subterranean and 306 surface) resulting in an overall parking ratio of 3.33 per 1,000 sq. ft. Additional amenities include showers and locker rooms, an outside break area and water feature, an industrial grade shipping and receiving area with dock-high loading access and a dedicated service elevator, “plug-and-play” finishes with in-place cabling and furniture, and drought-tolerant landscaping.

Environmental Matters. The Phase I environmental report dated December 30, 2015 recommended no further action at the Northridge Summit Property.

Major Tenants.

Intel (95,093 sq. ft.; 73.2% of NRA; 75.6% of U/W Base Rent; A+/A1/A+ by Fitch/Moody’s/S&P) Intel (NASDAQ: INTC), founded in 1968, is an American technology company headquartered in Santa Clara, California. Intel is a Fortune 100 company and is one of the world’s largest and highest valued semiconductor chip makers, based on revenue. It is the inventor of the x86 series of microprocessors, the processors found in certain personal computers. Intel supplies processors for computer system manufacturers such as Apple, Samsung, HP and Dell. Intel also makes motherboard chipsets, network interface controllers and integrated circuits, flash memory, graphics chips, embedded processors and other devices related to communications and computing. As of the full year 2015, Intel had net revenues of approximately $55.4 billion.

Intel’s space at the Northridge Summit Property is used to house employees within its Mobile and Communications Group and currently employs over 400 people at the Northridge Summit Property. Intel originally moved to the Northridge Summit Property in October 2012 when it signed a 65-month lease for the entire 3rd floor. Intel has since expanded two times, now occupying a total of 95,093 sq. ft., including the entire 2nd floor, 3rd floor and part of the 1st floor. As part of its most recent expansion in November 2015, Intel moved all three of its suites at the Northridge Summit Property to a single seven-year master lease that extends through October 2022. Intel has one, five-year extension option with nine months’ written notice prior to its lease expiration. Intel has no termination options.

Turtle Beach (34,823 sq. ft.; 26.8% of NRA; 24.4% of U/W Base Rent) Turtle Beach (NASDAQ: HEAR) designs audio products for the consumer, commercial and healthcare sectors. Under its Turtle Beach brand, the Turtle Beach has created gaming headsets for use with Xbox One and PlayStation 4, as well as personal computers and mobile/tablet devices. Under the HyperSound brand, Turtle Beach markets directed audio solutions that have applications in hearing healthcare, digital signage and kiosks and consumer electronics. Turtle Beach’s products are sold in 27,000 storefronts globally across 44 countries. The company has more than 370,000 points of distribution and has installed more than 16,000 interactive point-of-sale displays at retailers globally. Turtle Beach has relationships with retailers such as, Amazon, Apple, Best Buy, EB Games, Game, GameStop, HMV, Target, Tesco, Toys “R” Us and Walmart.

A-3-89

12220 Scripps Summit Drive San Diego, CA 92131	Collateral Asset Summary – Loan No. 10 Northridge Summit	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 74.1% 1.32x 9.4%

Turtle Beach occupies 34,823 sq. ft. at the Northridge Summit Property after executing a new 65-month lease in May 2015. Turtle Beach uses its space at the Northridge Summit Property as its United States corporate headquarters after consolidating from two separate locations in San Diego and Poway, California. Turtle Beach has one, five-year extension option with nine months’ written notice prior to its lease expiration. Turtle Beach has no termination options.

The Market. The Northridge Summit Property is located San Diego, California, within San Diego County. According to the appraisal, the San Diego-Carlsbad-San Marcos metropolitan statistical area, the (“San Diego MSA”), has a population of approximately 3.2 million and is the 17th most populated core based statistical area in the United States as well as the 3rd most populated MSA in the state of California. Some of the area attractions include beaches, Balboa Park, Belmont Park, the San Diego Zoo, San Diego Wild Animal Park, and SeaWorld San Diego.

According to the appraisal, the 2015 median household income for the San Diego MSA was $62,468, which was 17.4% higher than the United States median household income of $53,217, is estimated to grow 3.6% annually. Total employment has increased annually over the past decade in the state of California by 0.5%. From 2013 to 2014 unemployment decreased in California by 1.4% compared to the state of California decline from a high of 12.2% in 2010 to 7.5% in 2014.

According to the appraisal, the Northridge Summit Property is located in the Scripps Ranch submarket, approximately five miles north of the Miramar Marine Corps Air Station, and south of Rancho Bernardo. The location is approximately one block north of Scripps Poway Parkway and approximately a half mile east of Interstate 15. The local area within a 3-mile radius has a median home value of $535,552. The surrounding area also features strong demographics with the population estimate of 15,459, 137,708, and 243,536 within a 1-, 3-, and 5-mile radius, respectively. The average household income in the same radii is $132,849, $118,255, and $120,905, respectively.

According to the appraisal, the Scripps Ranch submarket has approximately 57 office buildings with a total supply of over 2.7 million sq. ft., with approximately 12 buildings totaling 1.6 million sq. ft. being Class A. There was no new inventory added during the fourth quarter of 2015, nor were there any new deliveries in the last year. The fourth quarter of 2015 office vacancy rate for Class A space was 7.2%, representing a 150 basis point decrease from 8.7% in the previous quarter. The Scripps Ranch submarket Class A vacancy rate is currently more than 4.0% lower than the Class A vacancy rate for the entire San Diego market. The appraisal concluded stabilized vacancy of 5.0%.

According to the appraisal, during the fourth quarter of 2015 net absorption in the Scripps Ranch submarket was 0.5%, compared to 5.2% over the last year. The historic absorption trend indicates stable long-term demand for office space in the Scripps Ranch submarket. As of the fourth quarter of 2015, the submarket reported average asking rents of $26.99 PSF, a 0.9% increase from the previous quarter. Class A rental rates were reported at $32.05 PSF, representing a 2.5% increase over the previous quarter.

The table below summarizes the comparable office leases as determined by the appraisal.

Summary of Comparable Leases(1)
Property	Tenants	Net Rentable Area	Date Signed	Base Rent	Expense Basis	TI’s PSF	Lease Term (months)
Northridge Summit Property	Intel, Turtle Beach	129,916	Various	Various	Various	Various	Various
Summit Rancho	Renovate America	98,113	11/01/2015	$33.00	Gross	NAV	24
Scripps Northridge Technology	MedImpact Healthcare Systems	47,158	4/1/2015	$26.40	Mod. Gross	$35.00	72
Rancho Bernardo	FitBit	18,249	6/1/2016	$23.40	NNN	$57.00	60
Kearny Mesa	Abeo Management Co.	8,464	9/1/2015	$23.40	Mod. Gross	$10.00	48
Total / Wtd. Avg.(2):		171,984		$29.70
(1)	Source: Appraisal.
(2)	Total / Wtd. Avg. excludes the Northridge Summit Property.

A-3-90

12220 Scripps Summit Drive San Diego, CA 92131	Collateral Asset Summary – Loan No. 10 Northridge Summit	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 74.1% 1.32x 9.4%

The table below summarizes comparable property sales as determined by the appraisal.

Summary of Comparable Sales(1)
Property	Location	Net Rentable Area	Date of Sale	Sales Price PSF	Occupancy	Year Built
Northridge Summit Property	San Diego, CA	129,916	NAP	NAP	100.0%	2000
Ocean Ridge	Carlsbad, CA	74,891	7/21/2015	$375.21	77.0%	2006
Multi-Property Sale	San Diego, CA	182,870	5/07/2015	$333.71	100.0%	2005
Copley Corporate Center	San Diego, CA	120,489	1/12/2015	$361.03	100.0%	2001
The Plaza at Scripps	San Diego, CA	112,990	12/16/2014	$349.59	96.0%	2006
Total / Wtd. Avg.(2):		122,810		$350.39
(1)	Source: Appraisal.
(2)	Total / Wtd. Avg. excludes the Northridge Summit Property.

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	U/W	U/W PSF
Base Rent(1)	$1,046,237	$1,342,922	$1,910,562	$3,350,918	$25.79
Gross Potential Rent	$1,046,237	$1,342,922	$1,910,562	$3,350,918	$25.79
Total Recoveries	368,997	571,106	1,255,338	1,492,978	11.49
Total Other Income	0	0	4,974	0	0.00
Less: Vacancy(2)	0	0	0	(348,760)	(2.68)
Effective Gross Income	$1,415,235	$1,914,028	$3,170,874	$4,495,135	$34.60
Total Operating Expenses	735,240	886,623	1,271,286	1,548,368	11.92
Net Operating Income	$679,995	$1,027,405	$1,899,588	$2,946,767	$22.68
TI/LC	0	0	0	299,713	2.31
Capital Expenditures	0	0	0	32,479	0.25
Net Cash Flow	$679,995	$1,027,405	$1,899,588	$2,614,575	$20.13
(1)	U/W Base Rent includes $209,292 in contractual step rent through April 2017 and $185,039, which represents the net present value of rent steps for Intel.
(2)	U/W Vacancy represents 7.2% of gross income, which represents submarket vacancy.

Property Management. The Northridge Summit Property is managed by Colliers International Real Estate Management Services (CA), Inc. Colliers International Group Inc. is a United States-based commercial real estate services organization with approximately 16,000 employees in more than 554 offices in 66 countries.

Lockbox / Cash Management. The Northridge Summit Loan is structured with a springing hard lockbox and springing cash management. Following the occurrence of a Cash Management Trigger Event (as defined below) the borrower is required to deliver tenant direction letters instructing such tenants to deliver rents directly into the clearing account and, during the continuance of a Trigger Period (as defined below), funds in the clearing account will be transferred on a daily basis to a cash management account controlled by the lender. During the continuance of a Trigger Period (other than the occurrence of a Lease Sweep Period (as defined below)), all funds in the cash management account will be applied by the lender to payments of debt service, required reserves, and other items required under the Northridge Summit Loan documents and remaining cash flow will be held by the lender as additional collateral for the Northridge Summit Loan. During a Trigger Period caused by a Lease Sweep Period, all excess cash will be transferred to the lease sweep reserve account.

A “Cash Management Trigger Event” will occur upon (i) an event of default, (ii) the commencement of a Lease Sweep Period, (iii) the earlier of (a) the date that is eighteen months prior to the earliest stated expiration (including the stated expiration of any renewal term) of the Intel lease and (b) the date that is 15 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of the Turtle Beach lease, or (iv) the debt service coverage ratio falls below 1.25x as of the last day of any calendar quarter.

A “Trigger Period” will occur upon (i) an event of default, (ii) if the debt service coverage ratio falls below 1.20x as of the last day of any calendar quarter or (iii) a Lease Sweep Period.

A “Lease Sweep Period” will commence upon (i) the earlier of (a) the date that is 15 months prior to the maturity date of the Intel lease, (b) the date that is 12 months prior to the maturity date of the Turtle Beach lease and (c) the date that the Lease Sweep Lease (as defined below) is required under its lease to give notice of its exercise of a renewal option (and such renewal is not exercised), (ii) the

A-3-91

12220 Scripps Summit Drive San Diego, CA 92131	Collateral Asset Summary – Loan No. 10 Northridge Summit	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 74.1% 1.32x 9.4%

date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or receipt by any borrower of notice from the Lease Sweep Lease that it intends to surrender, cancel or terminate its lease, (iii) the date the that Lease Sweep Lease (as defined below) discontinues its business (i.e., “goes dark”) at substantially all of its space at the Northridge Summit Property, (iv) a monetary or material non-monetary default under the Lease Sweep Lease that continues beyond any applicable notice or cure period, (v) an insolvency proceeding of Lease Sweep Lease or (vi) a decline in the credit rating of Intel below “BBB-” by S&P, “Baa3” by Moody’s or, if rated by Fitch, a “BBB-” rating by Fitch.

“Lease Sweep Lease” means all leases pertaining to spaces tenanted by Intel, Turtle Beach, or any other lease or replacement lease (or an aggregate of leases to one tenant) at the Northridge Summit Property.

Notwithstanding the foregoing, the borrower may avoid the commencement of a Lease Sweep Period by delivering to the lender either cash collateral or a letter of credit, to be held as additional collateral for the Northridge Summit Loan, in an amount equal to the Lease Sweep Deposit Amount (as defined below).

“Lease Sweep Deposit Amount” means (i) during the continuance of a Lease Sweep Period with respect to the Intel lease, an amount equal to $25.00 PSF or (ii) during the continuance of a Lease Sweep Period with respect to the Turtle Beach lease, an amount equal to $2,900,000.

Initial Reserves. At origination, the borrower deposited (i) $300,000 into a replacement reserve account, (ii) $570,558 into a TI/LC reserve for outstanding approved leasing expenses with respect to the Intel lease and (iii) $160,673 into a free rent reserve for three months’ free rent under the Turtle Beach lease.

Ongoing Reserves. On a monthly basis, the borrower is required to deposit (i) 1/12 of the estimated annual real estate taxes, which currently equates to $21,735, into a tax reserve account, (ii) $2,707 into a replacement reserve account and (iii) $13,533 into a TI/LC reserve account, and from and after the date the lease sweep lease renewal criteria has been satisfied, subject to a cap of $870,500 (excluding the initial TI/LC reserve deposit). In addition, (a) if an acceptable blanket insurance policy is no longer in place, the borrower is required to deposit 1/12 of the annual insurance premiums into an insurance reserve account and (b) during the continuance of a Lease Sweep Period, all excess cash will be transferred into the lease sweep reserve account.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-92

12220 Scripps Summit Drive San Diego, CA 92131	Collateral Asset Summary – Loan No. 10 Northridge Summit	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 74.1% 1.32x 9.4%

Northridge Summit
12220 Scripps Summit Drive
San Diego, CA 92131
San Diego
Carlsbad
Encinitas
Solana Beach
Rancho Santa Fe
Fairbanks Ranch
Del Mar
Poway
Ramona
Lakeside
Santee
La Jolla
La Mesa
El Cajon
Crest
Spring Valley
Lemon Grove
La Presa
Jamul
Coronado
PACIFIC OCEAN
TORREY HIGHLANDS
RANCHO PENASQUITOS
CARMEL MOUNTAIN
CARMEL VALLEY
MIRA MESA
SCRIPPS RANCH
MIRAMAR MARINE STATION
KEARNY MESA
TIERRASANTA
Rancho Penasquitos Towne Center
Carmel Mountain Plaza
Pomerado Hospital
Clairemont Town Square
Mira Mesa Sqaure
Scripps Mesa Shopping Center
Mira Mesa Mall (North)
Mesa Shopping Center
Mira Mesa Market Center
Mira Mesa Mall (South)
Miramar College
Scripps Ranch Village Shopping Center
Alliant Int'l University -scripps Ranch
Sorrento Towers
Vons Center
Grand Golf Club
El Camino Park
Miramar Memorial Golf Course
Carmel Highland Golf Resort & Spa
Carmel Mountain Ranch Country Club
Bernardo Heights Country Club
Mission Trails Regional Park
SCRIPPS POWAY PKY
POWAY RD
POMERADO RD
SPRING CANYON RD
BLACK MOUNTAIN RD
CARMEL VALLEY RD
CAMINO DEL NORTE
SORRENTO VALLEY BLVD
MIRA MESA BLVD
CARROLL RD
MIRAMAR RD
LA JOLLA VILLAGE DR
KEARNY VILLA RD
GENESEE AVE
CARTIFACT

A-3-93

5555 Whittlesey Boulevard Columbus, GA 31909	Collateral Asset Summary – Loan No. 11 Columbus Park Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,500,000 75.0% 1.22x 8.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Allan V. Rose
Borrower:	AVR CPC Associates, LLC
Original Balance(1):	$30,500,000
Cut-off Date Balance(1):	$30,500,000
% by Initial UPB:	3.7%
Interest Rate:	4.7400%
Payment Date:	1st of each month
First Payment Date:	January 1, 2016
Maturity Date:	December 1, 2025
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt(1):	$40,000,000 Pari Passu Debt
Call Protection:	L(28), D(88), O(4)
Lockbox / Cash Management(2):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$95,633	$47,816
Insurance(3):	$0	Springing
Replacement:	$0	$10,634
TI/LC(4):	$0	$26,585
Ground Rent(5):	$58,590	Springing

Financial Information(6)
Cut-off Date Balance / Sq. Ft.:	$110
Balloon Balance / Sq. Ft.:	$95
Cut-off Date LTV:	75.0%
Balloon LTV:	64.5%
Underwritten NOI DSCR(7):	1.34x
Underwritten NCF DSCR(7):	1.22x
Underwritten NOI Debt Yield:	8.4%
Underwritten NCF Debt Yield:	7.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple/Leasehold
Location:	Columbus, GA
Year Built / Renovated:	2003 / 2014-2015
Total Sq. Ft.:	638,028
Property Management:	Genesis Real Estate Advisers, LLC
Underwritten NOI:	$5,903,883
Underwritten NCF:	$5,376,761
Appraised Value:	$94,000,000
Appraisal Date:	July 29, 2015

Historical NOI
Most Recent NOI:	$6,638,887 (T-12 October 31, 2015)
2014 NOI:	$6,465,696 (December 31, 2014)
2013 NOI:	$6,448,786 (December 31, 2013)
2012 NOI:	$6,204,142 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy:	100.0% (November 9, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
2013 Occupancy:	99.7% (December 31, 2013)
2012 Occupancy:	99.5% (December 31, 2012)

(1)	The Columbus Park Crossing Whole Loan is evidenced by two pari passu notes in the aggregate original principal amount of $70.5 million. The non-controlling Note A-2, with an original principal amount of $30.5 million, will be included in the DBJPM 2016-C1 mortgage trust. The controlling Note A-1, with an original principal balance of $40.0 million, was included in the COMM 2016-DC2 mortgage trust.

(2)	In place cash management will be triggered (i) upon an event of default or (ii) if the DSCR falls below 1.05x and will end upon (a) with respect to (i) above, such event of default is cured, (b) with respect to (ii) above, when the DSCR is at least 1.10x for two consecutive calendar quarters.

(3)	If an acceptable blanket policy is no longer in place, the borrower is required to deposit 1/12 of the estimated annual insurance premiums into an insurance reserve on a monthly basis.
(4)	TI/LC reserves are subject to a cap of $1,250,000.

(5)	The borrower will be required to deposit an amount equal to the monthly ground rent into a ground rent reserve account if (a) an event of default has occurred, (b) the borrower fails to provide satisfactory evidence of payment of the ground rent, (c) a default has occurred under the ground lease or (d) the borrower fails to maintain the ground rent funds sufficient such that the balance of the ground rent reserve account funds is equal to one-quarter of the ground rent due under the ground lease for the ensuing twelve months.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Columbus Park Crossing Whole Loan.

(7)	Based on amortizing debt service payments. Based on the current interest only payments, Underwritten NOI DSCR and Underwritten NCF DSCR are 1.74x and 1.59x, respectively.

TRANSACTION HIGHLIGHTS

▪	Property. The Columbus Park Crossing property consists of a 638,028 sq. ft. Class A, open air anchored retail center which includes a mix of big box anchors, retail strips and outparcel buildings located approximately five miles north of the Columbus, Georgia central business district. The property was developed in 2003 and acquired by the sponsor in 2007. The property is anchored by Sears, Carmike Cinemas, Toys-R-Us, Haverty’s, Ross Dress for Less and Marshalls. As of November 9, 2015, the property is 100.0% leased to a broad mix of approximately 48 national and local tenants, including Bed Bath & Beyond, Pier One Imports, Party City, Old Navy and Lifeway Christian Books, among others. In addition, the property includes 50,758 sq. ft. of restaurant and outparcel space, all of which is part of the collateral. On a weighted average basis, the current tenants have been at the property for 12.2 years. The property also features a total of 4,196 surface parking spaces, which equates to a ratio of 6.58 spaces per 1,000 sq. ft. The property is located approximately 115 miles southwest of Atlanta, Georgia and 90 miles east of Montgomery, Alabama. The property is also in close proximity to the Fort Benning military reservation. Fort Benning houses the U.S. Army Infantry School and according to the appraisal has an annual active and retired military and civilian employee payroll of more than $1.1 billion per year and an impact of more than $1.9 billion per year on the local economy.

▪	Ground Lease. Approximately 54.3 acres of the 75.1 total acres of the property is ground leased from Geo. M. Adams Co., Inc., and the rest of the property is owned in fee. The expiration date of the ground lease is June 17, 2036, subject to eight, five-year extension options at the sole option of the borrower. The base rent under the ground lease is approximately $234,361 per annum (subject to a 10% increase every five years as provided in the ground lease). The ground lease is structured with a purchase option in favor of the ground lessee that provides for the right to purchase the ground leased premises by giving written notice to the ground lessor during the period which begins on the date that is 180 days prior to the expiration of the 25th lease year (June 2026) and ends on the date that is 180 days prior to the expiration of the 30th lease year (June 2031) by giving the ground lessor 180 days’ prior written notice. The purchase price is required to be derived by applying an 8.50% cap rate to the then in-place annual ground rent in effect during the 26th through 30th lease years.

▪	Authority Lease. In order to confer upon the borrower a real estate tax benefit, the borrower transferred its fee and leasehold interest in the property to the Development Authority of Columbus, Georgia (the “Development Authority”) in 2001 and, in connection therewith, the Development Authority issued industrial development bonds in the aggregate principal amount of $75,000,000, the proceeds of which were used to pay for financing acquisition and development costs of the property. The Development Authority then leased and subleased its interests in the property to the borrower pursuant to a master lease (the “Authority Lease”) between the Development Authority, as lessor, and the borrower, as lessee, under which the borrower is responsible for (i) paying base rent on April 1 and October 1 of each year in an amount equal to the then payable principal and interest due under the related development bonds issued by the Development Authority and (ii) operating, maintaining and paying all costs associated with the property. The borrower is the owner of the development bonds and has pledged the development bonds to the lender as additional collateral for the Columbus Park Crossing Whole Loan. Upon the expiration of the tax benefit on April 21, 2021, the Development Authority is required to sell, and the borrower is required to purchase, all of the Development Authority’s fee and leasehold interests in the property for $100.00 and satisfaction of the other terms under the Authority Lease.

A-3-94

495 Premium Outlets Boulevard Hagerstown, MD 21740	Collateral Asset Summary – Loan No. 12 Hagerstown Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 51.3% 2.31x 14.6%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Simon Property Group, L.P.
Borrower:	Outlet Village of Hagerstown Limited Partnership
Original Balance(2):	$30,000,000
Cut-off Date Balance(2):	$30,000,000
% by Initial UPB:	3.7%
Interest Rate:	4.2590%
Payment Date:	6th of each month
First Payment Date:	March 6, 2016
Maturity Date:	February 6, 2026
Amortization:	Interest only for first 24 months, 360 months thereafter
Additional Debt(2):	$47,000,000 Pari Passu Debt
Call Protection(3)(4):	L(26), D(87), O(7)
Lockbox / Cash Management(5):	Hard / Springing

Reserves
	Initial	Monthly
Taxes(6):	$0	Springing
Insurance(7):	$0	Springing
Replacement(6):	$0	Springing
TI/LC(6):	$0	Springing

Financial Information(8)
Cut-off Date Balance / Sq. Ft.:	$159
Balloon Balance / Sq. Ft.:	$135
Cut-off Date LTV:	51.3%
Balloon LTV:	43.6%
Underwritten NOI DSCR(9):	2.47x
Underwritten NCF DSCR(9):	2.31x
Underwritten NOI Debt Yield:	14.6%
Underwritten NCF Debt Yield:	13.6%
(1)	The sponsor is also the sponsor of the mortgage loan identified on Annex A-1 to the Prospectus as Williamsburg Premium Outlets, which has a Cut-off Date Balance of $70.0 million.

(2)	The Hagerstown Premium Outlets Whole Loan is evidenced by four pari passu notes in the aggregate original principal amount of $77.0 million. The non-controlling Note A-1, with an original principal balance of $30.0 million will be included in the DBJPM 2016-C1 mortgage trust. The remaining pari passu Notes A-2, A-3 and A-4, with an aggregate original principal balance of $47.0 million, will not be included in the trust and are expected to be held by GACC or an affiliate and contributed to one or more future securitizations.

(3)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2016. Defeasance of the full $77.0 million Hagerstown Premium Outlets Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 6, 2019. The assumed lockout period of 26 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Hagerstown, MD
Year Built / Renovated:	1988-2000 / NAP
Total Sq. Ft.:	484,994
Property Management:	Simon Management Associates, LLC
Underwritten NOI:	$11,229,242
Underwritten NCF:	$10,509,299
Appraised Value:	$150,000,000
Appraisal Date:	November 30, 2015

Historical NOI
Most Recent NOI:	$11,240,422 (T-12 June 30, 2015)
2014 NOI:	$11,045,220 (December 31, 2014)
2013 NOI:	$10,292,735 (December 31, 2013)
2012 NOI:	$9,323,749 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy:	89.7% (July 31, 2015)
2014 Occupancy:	96.7% (December 31, 2014)
2013 Occupancy:	99.9% (December 31, 2013)
2012 Occupancy:	98.2% (December 31, 2012)
(4)	The borrower may, without lender consent, transfer non-income producing portions of the property (through sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the borrower.

(5)	In place cash management will be triggered (i) upon an event of default, (ii) a bankruptcy action by the borrower, or (iii) if the DSCR falls below 1.10x for two consecutive calendar quarters based on a trailing four-quarter period and will end upon (a) with respect to (i) above, such event of default is cured, (b) with respect to (ii) such bankruptcy action has been resolved and (c) with respect to (iii) above, when the DSCR is at least 1.10x for two consecutive calendar quarters based on the trailing four-quarter.

(6)	During the occurrence of a DSCR Reserve Trigger Event (as defined below) or an event of default, the borrower is required to deposit monthly reserves on each payment date in an amount equal to (i) 1/12 of the estimated annual real estate taxes into a tax reserve account, provided that there is a failure to pay taxes before they are due or the failure to provide evidence that taxes have been paid, (ii) $10,104 into a replacement reserve account, subject to a cap of $242,497 and (iii) $49,891 into the TI/LC reserve account, subject to a cap of $1,197,390. A “DSCR Reserve Trigger Event” will commence upon the occurrence of the DSCR falling below 1.20x based on a trailing four-quarter basis for two consecutive calendar quarters and will end upon the achievement of a DSCR of at least 1.20x for two consecutive quarters based upon the trailing-four quarter period, provided that no event of default has occurred and is continuing.

(7)	The borrower will be required to deposit 1/12 of the annual insurance premiums into the insurance account (i) upon an event of default or (ii) if an acceptable blanket insurance policy is no longer in place.

(8)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Hagerstown Premium Outlets Whole Loan.

(9)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 3.38x and 3.16x, respectively.

TRANSACTION HIGHLIGHTS

▪	Property/Location. The Hagerstown Premium Outlets property consists of a 484,994 sq. ft. open-air outlet center located along Interstate 70 in Hagerstown, Maryland. The property was developed in 1988 with additional buildouts through 2000. In 2010, the property was acquired by its current sponsor, Simon Property Group, L.P., for approximately $89.5 million ($184 PSF) on an allocated cost basis as a part of its acquisition of Prime Outlets. As of July 31, 2015, the property was 89.7% leased to a mix of approximately 94 retailers anchored by Wolf Furniture and Outlet and Nike Factory Store. Additional retailers at the property include Reebok Outlet, Under Armour, Dress Barn, Gap, The North Face, Banana Republic, Polo Ralph Lauren, Coach, American Eagle, Columbia, Ann Taylor and J. Crew, among others. For the trailing twelve-month period ending in July 2015, the property reported sales and occupancy costs of approximately $343 PSF and 10.7%, respectively, with sales and occupancy costs for in-line tenants with less than 10,000 sq. ft. reported to be $330 PSF and 11.0%, respectively.

▪	Market. Hagerstown is approximately 70 miles northwest of Washington, D.C., 72 miles west-northwest of Baltimore, Maryland and 74 miles southwest of Harrisburg, Pennsylvania. According to the appraisal, the primary trade area of the property is an approximate 10-mile radius. According to the appraisal, within the 10-mile radius of the property, the 2015 average income is $71,220 with a population of 147,335. In 2014, the primary trade area reached $2.9 billion in aggregate retail sales with average retail sales per household of $52,924 compared to $51,830 per household in the broader Hagerstown core based statistical area.

▪	Sponsor. Simon Properties Group, L.P. (“Simon”, rated A by S&P) is a publicly traded real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon had approximately $30.6 billion in assets as of September 2015. The Hagerstown Premium Outlets Whole Loan will be recourse to the sponsor pursuant to standard carve-outs, however, the guaranty (which also includes environmental indemnity provisions) provides that Simon’s liability may not exceed $15.4 million in the aggregate (20.0% of original loan amount).

A-3-95

Various Frisco, TX 75034	Collateral Asset Summary – Loan No. 13 Hall Office Park A1/G1/G3	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 73.8% 1.41x 9.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Hall Phoenix/Inwood Ltd.
Borrower:	Hall Stonebriar One Associates, LLC; Hall 2401 Internet II, LLC; Hall G3 II, LLC
Original Balance(1):	$28,000,000
Cut-off Date Balance(1):	$28,000,000
% by Initial UPB:	3.4%
Interest Rate:	4.6950%
Payment Date:	1st of each month
First Payment Date:	February 1, 2016
Maturity Date:	January 1, 2026
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt(1):	$27,900,000 Pari Passu Debt
Call Protection(2)(3):	L(35), D(80), O(5)
Lockbox / Cash Management(4):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$0	$97,337
Insurance(5):	$0	Springing
Replacement(6):	$0	$6,845
TI/LC(7):	$1,355,177	$34,227
HCL Expansion Holdback(8):	$2,500,000	$0
Free Rent:	$342,374	$0
Lease Sweep(9):	$0	Springing

Financial Information(10)
Cut-off Date Balance / Sq. Ft.:	$170
Balloon Balance / Sq. Ft.:	$146
Cut-off Date LTV:	73.8%
Balloon LTV:	63.4%
Underwritten NOI DSCR(11):	1.48x
Underwritten NCF DSCR(11):	1.41x
Underwritten NOI Debt Yield:	9.2%
Underwritten NCF Debt Yield:	8.7%
(1)	The Hall Office Park A1/G1/G3 Whole Loan is evidenced by two pari passu notes in the aggregate original principal amount of $55.9 million. The controlling Note A-1, with an original principal amount of $28.0 million, will be included in the DBJPM 2016-C1 mortgage trust. The non-controlling Note A-2, with an original principal balance of $27.9 million, is expected to be held by GACC or an affiliate and contributed to one or more future securitizations.
(2)	After the expiration of the lockout period, the borrowers may release an individual property upon a refinancing or bona fide third-party sale of such property provided, among other things, (i) no event of default is continuing, (ii) the borrowers partially defease the loan in an amount equal to either (x) 115% of the allocated loan amount for the released property upon a bona fide third-party sale or (y) 125% of the allocated loan amount for the released property upon a refinancing, (iii) the DSCR for the remaining properties is not less than the greater of the DSCR immediately preceding such release and 1.30x, (iv) the LTV for the remaining properties does not exceed the lesser of the LTV immediately preceding such release and 73.8% and (v) the ratio of the unpaid principal balance of the LTV of the properties is not greater than 125%.

Property Information
Single Asset / Portfolio:	Portfolio of three properties
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Frisco, TX
Year Built / Renovated:	Various / NAP
Total Sq. Ft.:	328,743
Property Management:	Hall Financial Group, Ltd.
Underwritten NOI(12):	$5,130,907
Underwritten NCF:	$4,888,032
Appraised Value:	$75,700,000
Appraisal Date:	December 14, 2015

Historical NOI
Most Recent NOI:	$3,312,769 (T-12 October 31, 2015)
2014 NOI:	$2,539,091 (December 31, 2014)
2013 NOI:	$3,955,359 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	91.1% (January 5, 2016)
2014 Occupancy(13):	79.2% (December 31, 2014)
2013 Occupancy:	97.5% (December 31, 2013)
(3)	The lockout period will be at least 35 payment dates beginning with and including the first payment date of February 1, 2016. Defeasance of the full $55.9 million Hall Office Park A1/G1/G3 Whole Loan is permitted after the date that is the later of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) December 31, 2018. The assumed lockout period of 35 payments is based on the expected DBJPM 2016-C1 securitization closing date in April 2016. The actual lockout period may be longer.
(4)	In place cash management will be triggered (i) upon an event of default, (ii) if the DSCR falls below 1.20x until such time that the DSCR is at least 1.20x for two consecutive calendar quarters or (iii) during a Lease Sweep Period. A “Lease Sweep Period” will commence upon (i) the date that is 12 months prior to the earliest stated expiration of a Lease Sweep Lease (as defined below), (ii) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or receipt by the borrower of notice from any tenant under a Lease Sweep Lease that it intends to surrender, cancel or terminate its lease, (iii) the date that the tenant under the Lease Sweep Lease discontinues its business or gives notice that it intends to discontinue its business, (iv) a default under a Lease Sweep Lease beyond any applicable notice and cure period or (v) a bankruptcy or insolvency proceeding of any tenant under a Lease Sweep Lease. A “Lease Sweep Lease” is (i) the Amerisource Bergen lease, (ii) the HCL lease or (iii) any replacement lease or leases which individually comprise greater than 30,000 rentable sq. ft.
(5)	The borrower will be required to deposit 1/12 of the annual insurance premiums into the insurance reserve if an acceptable blanket policy is no longer in place.
(6)	The replacement reserve account is subject to a cap of $197,150.
(7)	The TI/LC reserve account is subject to a $1,000,000 cap provided that on or after June 1, 2022 at least 90.0% of the NRA is occupied.
(8)	The HCL Expansion Holdback reserve will be released to the borrower provided, among other things, (i) no event of default is continuing, (ii) debt yield is equal to or greater than 8.0%, (iii) the completion of the expansion premises and (iv) HCL Tenant’s Lease Sweep Lease has commenced and the HCL tenant is in occupancy of the expanded premises paying unabated rent.
(9)	On each monthly payment date during a Lease Sweep Period, the borrower is required to deposit all excess cash into the Lease Sweep Reserve.
(10)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Hall Office Park A1/G1/G3 Whole Loan.
(11)	Based on amortizing debt service payments. Based on the current interest only payments, Underwritten NOI DSCR and Underwritten NCF DSCR are 1.93x and 1.84x, respectively.
(12)	The increase in Underwritten NOI is attributed to recent leases at the properties. Since August 2015, the borrower has entered into six new leases totaling 75,281 sq. ft.
(13)	The decrease in 2014 Occupancy is attributed to lease expirations at the property. The sponsor subsequently leased a majority of the vacated space at lease expiration to Amerisource Bergen in July 2014.

TRANSACTION HIGHLIGHTS

▪	Property. The Hall Office Park A1/G1/G3 properties consists of three buildings, A1, G1 and G3, totaling 328,743 sq. ft located in the Hall Office Park complex. The Hall Office Park complex is a 16 building, 162-acre office park development built between 1997 and 2014. The Hall Office Park development includes an on-site fitness center, a conference center, a bank, food service, courtesy patrols, a full-time concierge, webcasting and videoconferencing facilities, a service retail center and on-site childcare. The Hall Office Park complex is located on the Dallas North Tollway, a north/south highway, north of Highway 121. The location is approximately 25 minutes from the Dallas central business district and approximately 20 minutes from the DFW International Airport. The properties have exhibited historical occupancy averaging 91.3% since 2008 and the Hall Office Park complex has achieved an average occupancy over 95.0% since 2012.

▪	Market. The local area surrounding the Hall Office Park A1/G1/G3 Properties consists primarily of single-family residential dwellings, multi-family communities, sports venues, a regional mall and local retail establishments. In addition, the properties are in close proximity to a number of corporate locations, including Toyota Motors’ North American headquarters, FedEx’s regional headquarters, Liberty Mutual’s regional headquarters and the new Dallas Cowboys’ headquarters, practice facilities and themed entertainment district. According to the appraisal, the Legacy/Frisco Class A submarket had a vacancy and average asking rent of 11.4% and $32.58 PSF, respectively in in the third quarter of 2015, compared to average in-place rent of $24.27 PSF and vacancy of 8.9% as of January 5, 2016 at the properties.

A-3-96

3907 Shore Parkway Brooklyn, NY 11235	Collateral Asset Summary – Loan No. 14 UA Sheepshead Bay Theater	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$26,600,000 54.3% 1.58x 10.8%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Joseph Nakash
Borrower:	Shore Parkway Owner LLC
Original Balance:	$26,600,000
Cut-off Date Balance:	$26,600,000
% by Initial UPB:	3.3%
Interest Rate:	5.2400%
Payment Date:	6th of each month
First Payment Date:	May 6, 2016
Maturity Date:	April 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly
Taxes(1):	$0	Springing
Insurance(2):	$0	Springing
Replacement(3):	$0	Springing
TI/LC:	$0	$6,520
Prepaid Rent(4):	$190,648	$0
Go-Dark(5):	$0	Springing
Lease Sweep(6):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$340
Balloon Balance / Sq. Ft.:	$281
Cut-off Date LTV:	54.3%
Balloon LTV:	45.0%
Underwritten NOI DSCR:	1.63x
Underwritten NCF DSCR:	1.58x
Underwritten NOI Debt Yield:	10.8%
Underwritten NCF Debt Yield:	10.5%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Single Tenant Retail
Collateral:	Fee Simple
Location:	Brooklyn, NY
Year Built / Renovated:	1987 / 2001
Total Sq. Ft.:	78,324
Property Management:	Self-managed
Underwritten NOI:	$2,874,558
Underwritten NCF:	$2,781,353
Appraised Value:	$49,000,000
Appraisal Date:	December 14, 2015

Historical NOI
Most Recent NOI:	$2,923,815 (December 31, 2014)
2013 NOI:	$3,072,662 (December 31, 2013)
2012 NOI:	$3,293,487 (December 31, 2012)
2011 NOI:	$2,627,231 (December 31, 2011)

Historical Occupancy
Most Recent Occupancy:	100.0% (April 6, 2016)
2014 Occupancy:	100.0% (December 31, 2014)
2013 Occupancy:	100.0% (December 31, 2013)
2012 Occupancy:	100.0% (December 31, 2012)
(1)	The borrower will be required to deposit 1/12 of the annual real estate taxes if, among other things, (i) a Trigger Period (as defined below) has occurred and is continuing, (ii) the Regal Cinemas, Inc. (“Regal Cinemas”) lease is no longer in effect, or (iii) Regal Cinemas fails to pay all taxes in a timely manner. A “Trigger Period” will commence upon (i) an event of default, (ii) the debt service coverage ratio at the end of any calendar quarter being less than 1.20x or (iii) the commencement of a Lease Sweep Period (as defined below).
(2)	If an acceptable blanket insurance policy is no longer in place, the borrower is required to deposit 1/12 of the annual insurance premiums into the insurance reserve account on a monthly basis.
(3)	Upon the occurrence of a Trigger Period, the borrower is required to make monthly payments of $1,304 into the replacement reserve account.
(4)	On each monthly payment date, the lender will transfer from the Deposit Account into the Prepaid Rent Reserve the amount by which the quarterly rents paid under the Regal Cinemas lease exceed the monthly rent for such monthly payment date.
(5)	Prior to the date that is 30 days after Regal Cinemas (i) goes dark or (ii) gives notice to discontinue business, the borrower is required to deposit an amount equal to the greater of (i) $2,375,615 and (ii) an amount equal to the aggregate rents payable under the Regal Cinemas lease for the four consecutive calendar quarters immediately prior to the Lease Sweep Period less the aggregate Regal Cinemas monthly fixed rent.
(6)	On each monthly payment date during a Lease Sweep Period, all excess cash flow will be deposited into the Lease Sweep Reserve. A “Lease Sweep Period” will commence upon (i) (a) November 1, 2016, unless Regal Cinemas exercises its renewal or extension option to extend the term of the lease to May 21, 2022 or (b) twelve months prior to the stated expiration of the Regal Cinemas lease, (ii) the date Regal Cinemas exercises a termination option, (iii) the date the Regal Cinemas lease is surrendered, cancelled, or terminated prior to its then current expiration date, (iv) the date that Regal Cinemas goes dark or gives notice to discontinue business, (v) upon a monetary or material non-monetary default under the Regal Cinemas lease or (vi) upon the occurrence of an insolvency proceeding by Regal Cinemas.

TRANSACTION HIGHLIGHTS

▪	Property. The UA Sheepshead Bay Theater property is a 78,324 sq. ft. 14-screen movie theater single-tenanted by Regal Cinemas located within the Sheepshead Bay neighborhood in Brooklyn, New York. The property was developed by the sponsor in 1987 and was renovated in 2001. The improvements consist of a two-story building situated on 2.20 acres and an adjacent three-story 520 parking space garage which equates to a ratio of 6.64 spaces per 1,000 sq. ft. The property also includes 79 parking spaces in a parking lot located across Harkness Avenue. The property benefits from tax abatements provided through the New York City Industrial and Commercial Incentive Program. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

▪	Tenancy. As of April 6, 2016, the property is 100.0% leased to Regal Cinemas (rated B+/B3/B+ by Fitch/Moody’s/S&P) through May 21, 2017. Regal Cinemas has been at the property since 1987 and has estimated sales over $1.2 million per screen as of December 2015 compared to average national chain-wide sales per screen of approximately $424,847 for fiscal year end December 31, 2015. Since 2007, Regal Cinemas’ sales have ranged between approximately $16.2 million and approximately $19.1 million with average annual sales of approximately $17.3 million. Regal Cinemas has invested approximately $7.6 million ($97 PSF) along with $6.0 million from the borrower for theater improvements including expanding from 9 to 14 theaters, and adding IMAX and RealD 3D screens. Regal Cinemas’ total rent is calculated as follows: (a) fixed minimum rent of $200,000 per annum, (b) percentage rent of 5.0% of sales (by the amount that exceeds the fixed minimum rent), (c) profit sharing rent of 50% of theater profit and (d) garage rent of $658,387 per annum. Regal Cinemas is currently in its second of six renewal options and has three, 5-year and one, 4-year renewal options remaining, which would extend the lease to May 2036.

▪	Location. The property is located along the Shore Parkway between Knapp Street and Plumb 3rd Street, next to the Belt Parkway in the Sheepshead Bay neighborhood of Brooklyn. The property is bordered by the communities of Manhattan Beach to the south, Brighton Beach and Gravesend to the west, Gerritsen Beach to the east, and Midwood to the north. According to the appraisal, 51.1% of total land use in Community District 15 is one and two family housing, and 18.0% is multifamily residential. According to the appraisal, the 2015 population within a one-, three- and five-mile radius is 42,159, 421,500 and 1,204,189, respectively, and the average household income is $73,291, $72,421 and $66,694, respectively. The property benefits from a lack of competitive theater properties in the immediate area. The nearest movie theater, which is an independent theater with four screens, is 5.7 miles from the property.

A-3-97

5 Avenue of the Arts Providence, RI 02903	Collateral Asset Summary – Loan No. 15 Renaissance Providence Downtown Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,973,433 61.6% 1.43x 9.3%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Sponsor:	TH Investment Holdings II, LLC
Borrower:	RP Providence, L.L.C.
Original Balance(1):	$25,000,000
Cut-off Date Balance(1):	$24,973,433
% by Initial UPB:	3.1%
Interest Rate:	5.0000%
Payment Date:	1st of each month
First Payment Date:	April 1, 2016
Maturity Date:	March 1, 2026
Amortization:	360 months
Additional Debt(1):	$19,978,747 Pari Passu Debt
Call Protection:	L(25), YM1(91),O(4)
Lockbox / Cash Management(2):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$88,149	$35,081
Insurance(3):	$0	Springing
FF&E(4):	$0	4% of gross revenues for the calendar month which occurred two months prior
PIP(5):	$705,504	Springing
Environmental(6):	$25,000	$0

Financial Information(7)
Cut-off Date Balance / Room:	$165,265
Balloon Balance / Room:	$136,022
Cut-off Date LTV(8):	61.6%
Balloon LTV(8):	50.7%
Underwritten NOI DSCR:	1.43x
Underwritten NCF DSCR:	1.43x
Underwritten NOI Debt Yield:	9.3%
Underwritten NCF Debt Yield:	9.3%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Providence, RI
Year Built / Renovated:	2007 / 2014-2016
Total Rooms:	272
Property Management:	RP Hotel Manager, LLC
Underwritten NOI:	$4,158,360
Underwritten NCF:	$4,158,360
“As-Is” Appraised Value:	$70,000,000
“As-Is” Appraisal Date:	December 1, 2015
“As Complete” Appraised Value(8):	$73,000,000
“As Complete” Appraisal Date(8):	December 1, 2016

Historical NOI
Most Recent NOI:	$4,523,868 (T-12 January 31, 2016)
2014 NOI:	$4,413,431 (December 31, 2014)
2013 NOI:	$3,790,625 (December 31, 2013)

Historical Occupancy / ADR / RevPAR
Most Recent Occupancy:	72.5% (January 31, 2016)
2014 Occupancy:	74.3% (December 31, 2014)
2013 Occupancy:	73.1% (December 31, 2013)
(1)	The Renaissance Providence Downtown Hotel Whole Loan is evidenced by two pari passu notes in the aggregate original principal balance of $45.0 million. The controlling Note A-1, with an original principal balance of $25.0 million, will be included in the DBJPM 2016-C1 mortgage trust. The non-controlling Note A-2, with an original principal balance of $20.0 million, is expected to be held by JPMCB or an affiliate and is expected to be contributed to one or more future securitizations.
(2)	In place cash management will be triggered upon (i) an event of default, (ii) the bankruptcy or insolvency action of the borrower or property manager or (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.25x.
(3)	If either (i) an acceptable blanket insurance policy is no longer in place or (ii) the borrower is not financing insurance premiums in accordance with the loan documents and depositing 115% of the monthly premium installments with the lender, the borrower is required to deposit 1/12 of the annual premiums into the insurance reserve on a monthly basis.
(4)	The monthly FF&E reserve amount will increase to 5% of gross revenues during any quality assurance trigger period.
(5)	On each monthly payment date, the borrower is required to deposit the estimated installment amount required to complete all work under any property improvement plan (“PIP”) required by the franchisor (other than the current PIP).
(6)	The Initial Environmental Reserve represents an escrow for tank tightness testing related to one underground storage tank (the “UST”) at the property, as well as any required remediation in the event the test results reveal any issues with the UST.
(7)	DSCR, LTV, Debt Yield and Balance / Room calculations are based on the aggregate Renaissance Providence Downtown Hotel Whole Loan.
(8)	The Cut-off Date LTV and the Balloon LTV are based on the “As Complete” Appraised Value, which assumes that the remaining renovations related to a PIP, with an initial estimated cost of $5.5 million, have been completed. The estimated amount required to complete the PIP was fully reserved for at loan origination in the PIP Reserve. Based on the “As-Is” Appraised Value of $70.0 million, the Cut-off Date LTV and the Balloon LTV are 64.2% and 52.9%, respectively.

TRANSACTION HIGHLIGHTS

▪	Property. The Renaissance Providence Downtown Hotel property opened in 2007 as part of the redevelopment of the Masonic Temple Building. The property has a franchise agreement with Marriott International, Inc., which expires on July 19, 2033. The property features a full-service restaurant, 11,415 sq. ft. of meeting space, which includes the 4,900 sq. ft. Symphony Ballroom, a fitness center, a business center, a club/concierge lounge, a gift shop and valet parking.

▪	Location. The property is located in downtown Providence off Interstate 95 and located near demand generators including the Veterans Memorial Auditorium, the Rhode Island State House, the Rhode Island Convention Center, the Dunkin’ Donuts Center and the 1.4 million sq. ft., General Growth Properties, Inc. owned Providence Place Mall.

▪	Major PIP. The property is undergoing an approximately $5.5 million ($20,248 per room) PIP that began in 2014. Renovations include upgrades to guest rooms and bathrooms, food and beverage outlets, lobby areas, guest corridors, elevators and the fitness center. The remaining $705,504 in estimated costs was reserved for at origination to renovate the concierge lounge and the meeting and banquet space. The PIP is scheduled to be completed in 2016.

▪	Performance. The property is in line with or outperforming the competitive set in occupancy (99.0%), ADR (114.9%) and RevPAR (113.7%) according to a January 2016 travel research report.

▪	Sponsor. TH Investment Holdings II, LLC is a fund of The Procaccianti Group (“TPG”). TPG has owned or managed real estate assets with more than 50 million sq. ft. and a value exceeding $5.0 billion. TPG’s current portfolio includes 66 hotel properties located in 26 states totaling 18,496 guest rooms and approximately 20.0 million sq. ft.

A-3-98

Various, PA	Collateral Asset Summary – Loan No. 16 East Hills Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,417,063 70.1% 1.43x 10.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	James Brumbaugh; Louis Mihalko
Borrower:	124 Donald, LLC; 136 Jaycee, LLC; 210 Industrial, LLC; 303 Emglo, LLC; 388 Ebensburg, LLC; 395 Vejo, LLC; 401 Broad Street Holdings, LLC; 423 Walters, LLC; CVMH Lot, LLC
Original Balance:	$23,500,000
Cut-off Date Balance:	$23,417,063
% by Initial UPB:	2.9%
Interest Rate:	4.9300%
Payment Date:	6th of each month
First Payment Date:	February 6, 2016
Maturity Date:	January 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection(1):	L(27), D(89), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly
Taxes:	$192,003	$38,401
Insurance:	$18,641	$9,321
Replacement:	$0	$6,566
TI/LC(2):	$0	$17,598
Required Repairs:	$94,713	NAP
Environmental:	$40,000	$0
Lease Sweep(3):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$40
Balloon Balance / Sq. Ft.:	$33
Cut-off Date LTV:	70.1%
Balloon LTV:	57.7%
Underwritten NOI DSCR:	1.60x
Underwritten NCF DSCR:	1.43x
Underwritten NOI Debt Yield:	10.2%
Underwritten NCF Debt Yield:	9.2%

Property Information
Single Asset / Portfolio:	Portfolio of nine properties
Property Type:	Various
Collateral:	Fee Simple
Location:	Various, PA
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	589,847
Property Management:	Mihalko Holdings, LLC
Underwritten NOI:	$2,395,754
Underwritten NCF:	$2,146,797
Appraised Value:	$33,390,000
Appraisal Date:	August 26, 2015

Historical NOI
Most Recent NOI:	$2,595,585 (T-12 August 31, 2015)
2014 NOI:	$2,388,386 (December 31, 2014)
2013 NOI:	$2,604,608 (December 31, 2013)
2012 NOI:	$2,562,324 (December 31, 2012)

Historical Occupancy
Current Occupancy:	90.8% (Various)
2014 Occupancy:	86.4% (December 31, 2014)
2013 Occupancy:	88.5% (December 31, 2013)
2012 Occupancy:	NAV
(1)	On any date after the lockout period ends, the borrowers may obtain the release of an individual property upon a bona fide third-party sale provided, among other things, (i) the LTV for the remaining properties does not exceed the lesser of the LTV immediately preceding such release and 70.4%, (ii) the DSCR for the remaining properties is not less than the greater of the DSCR immediately preceding such release and 1.36x and (iii) the borrowers partially defease the Mortgage Loan in an amount equal (the “Release Amount”) to the greater of 125% of the allocated loan amount for the released property or 100% of the net sales proceeds from the released property, which in no event may be less than 94% of the gross sale price of such released property. In addition, in the event that the sole tenant of the 934 Franklin Street property exercises its option to purchase such property and the purchase is made before the expiration of the lockout period, the borrower may obtain the release of such property, provided, among other things, the borrower prepays a portion of the outstanding principal balance of the Mortgage Loan in an amount equal to the Release Amount together with the applicable prepayment fee.
(2)	TI/LC reserves are subject to a cap of $750,000.
(3)	On each monthly payment date during a Lease Sweep Period, the borrower is required to deposit all excess cash into the Lease Sweep Reserve. A “Lease Sweep Period” will commence (i) six months prior to the expiration of a Lease Sweep Lease or upon the date required under a Lease Sweep Lease which the tenant is required to give notice of its exercise of a renewal option (and such renewal has not been so exercised), (ii) upon the early termination, early cancellation or early surrender of a Lease Sweep Lease or upon the borrowers’ receipt of notice by a tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease, (iii) upon the date the tenant discontinues (i.e., “goes dark”) its business at all or substantially all of its premises, (iv) upon a monetary or material nonmonetary default by the tenant under its lease or (v) upon a bankruptcy or insolvency proceeding of a tenant or its parent. A “Lease Sweep Lease” means (i) each of the Kongsberg Defense lease and the Martin Baker America lease and (ii) any replacement lease that, either individually, or when taken together with any other lease of the same tenant, covers all or substantially all of the rentable square feet of the space covered by the applicable Lease Sweep Lease.

TRANSACTION HIGHLIGHTS

▪	Properties. The East Hills Industrial Portfolio properties are comprised of eight flex industrial properties and one parking lot totaling a combined 589,847 sq. ft. The properties are currently 90.8% occupied as December 15, 2015 and have maintained a weighted average historical occupancy above 88.5% since 2013. The tenants occupying the properties are predominantly in the defense, social services, retail medical and contract services sector and approximately 62.1% of the NRA is occupied by rated, publicly traded or national companies. The parking lot space is leased by Conemaugh Valley Hospital, a local hospital that uses the site for offsite employee parking. The tenant’s use of the 423 Walters Avenue property as an ejector seat manufacturing facility (industrial) is legal non-conforming (the current zoning requires commercial use). For additional information, see “Description of the Mortgage Pool-Use Restrictions”.

▪	Market. The properties are located in the Johnstown-Somerset industrial submarket within the Johnstown, Pennsylvania metropolitan statistical area (“Johnstown MSA”). According to the appraisal, the Johnstown MSA had a 2015 total population of 140,863 with a 2015 median household income of $41,335. Johnstown’s industries include the medical, educational, defense and communications sectors. Several companies such as Lockheed Martin, American Red Cross, Concurrent Technologies Corporation, Conemaugh Health System and Northrup Grumman have facilities in the Johnstown MSA. According to the appraisal, the Johnstown-Somerset industrial submarket has a total inventory of approximately 5.8 million sq. ft. with a vacancy rate of 6.3% as of the fourth quarter of 2015. No new supply has been added to the submarket in the past eight years and asking rent has averaged $4.34 PSF from 2007 to 2014. The Johnstown MSA is served by John Murtha Johnstown-Cambria County Airport and also benefits from proximity to a network of highways which includes U.S. Routes 219, 119, 22, and State Route 56, which connect to Pittsburgh and other neighboring cities.

▪	Tenancy. The properties are currently occupied by 21 tenants as of December 15, 2015. The largest tenant, Kongsberg Defense, currently occupies 34.1% of the total properties sq. ft. and contributes 27.3% of the base rent. Kongsberg Defense recently exercised an early five-year extension options to renew its lease through January 2023. Lockheed Martin, representing 5.8% of the total portfolio NRA, also recently exercised the first of three remaining renewal options at the 303 Industrial Park Road property for one year through January 2017 at base rent of $6.43 PSF.

A-3-99

4561-4665 Garth Road Baytown, TX 77521	Collateral Asset Summary – Loan No. 17 Riceland Pavilion	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 69.6% 1.55x 10.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	Mordecai Schireson
Borrower:	Riceland Owner LLC
Original Balance:	$22,000,000
Cut-off Date Balance:	$22,000,000
% by Initial UPB:	2.7%
Interest Rate:	4.6700%
Payment Date:	6th of each month
First Payment Date:	May 6, 2016
Maturity Date:	April 6, 2026
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$93,819	$31,273
Insurance:	$16,602	$8,301
Replacement(2):	$0	$2,467
TI/LC(3):	$900,000	Springing
Required Repairs:	$9,625	NAP

Financial Information
Cut-off Date Balance / Sq. Ft.:	$149
Balloon Balance / Sq. Ft.:	$128
Cut-off Date LTV:	69.6%
Balloon LTV:	59.7%
Underwritten NOI DSCR(4):	1.62x
Underwritten NCF DSCR(4):	1.55x
Underwritten NOI Debt Yield:	10.1%
Underwritten NCF Debt Yield:	9.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Baytown, TX
Year Built / Renovated:	1996-2002, 2008, 2012 / NAP
Total Sq. Ft.:	148,030
Property Management:	Jeff Hawkins d/b/a Hawkins Management
Underwritten NOI:	$2,212,901
Underwritten NCF:	$2,109,916
Appraised Value:	$31,600,000
Appraisal Date:	December 12, 2015

Historical NOI
Most Recent NOI:	$2,146,900 (T-12 November 30, 2015)
2014 NOI:	$2,149,409 (December 31, 2014)
2013 NOI:	$1,991,195 (December 31, 2013)
2012 NOI:	$1,777,156 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy:	100.0% (January 13, 2016)
2014 Occupancy:	100.0% (December 31, 2014)
2013 Occupancy:	100.0% (December 31, 2013)
2012 Occupancy:	100.0% (December 31, 2012)
(1)	Cash management will be triggered (i) upon an event of default, (ii) if the DSCR falls below 1.20x until such time that the DSCR is at least 1.25x for two consecutive calendar quarters or (iii) during a Lease Sweep Period. A “Lease Sweep Period” will commence on the first monthly payment date following the date upon which the borrower or manager receives notice that Children’s Place and/or Petco asserts any right under the applicable co-tenancy provision in its lease to reduce its rent or terminate its lease as a result of Anna’s Linens and any other major tenant ceasing to be a tenant at the property.
(2)	Replacement reserves are subject to a cap of $90,000.
(3)	TI/LC Reserves are subject to a cap of $1,000,000 (exclusive of any excess cash deposited during a Lease Sweep Period). Monthly payments of $8,388 will be required if the amount in the rollover reserve account falls below $500,000 (exclusive of any excess cash deposited during a Lease Sweep Period) until the rollover reserve cap of $1,000,000 is met. Notwithstanding the foregoing, if after December 31, 2019 (i) the occupancy of total rentable square footage is above 90%, (ii) Office Depot’s (or replacement tenant’s) lease expiration date is at least 2 years beyond the maturity of the loan and certain conditions have been satisfied and (iii) the debt yield is greater than 8%, the TI/LC Reserve account will be capped at $500,000 (exclusive of any excess cash deposited during a Lease Sweep Period). Additionally, on each monthly payment date during a Lease Sweep Period, the borrower is required to deposit all excess cash into the Rollover Reserve, capped at $400,000.
(4)	Based on amortizing debt service payments. Based on the current interest only payments, Underwritten NOI DSCR and Underwritten NCF DSCR are 2.12x and 2.03x, respectively.

TRANSACTION HIGHLIGHTS

▪	Property/Location. The Riceland Pavilion property is a 148,030 sq. ft. five-building retail center located in Baytown, Texas. The property is shadow anchored by Home Depot to the north, Hobby Lobby and Ross to the south and a Wal-Mart Supercenter to the east. The property was built in two phases, the first phase between 1996 and 2002 and an additional two buildings in 2012 and the second phase was built in 2008. The property is located along Garth Road, a highway in Baytown which connects I-10 to State Highway 146 and has 1,145 parking spots, which equates to a parking ratio to 7.74 per 1,000 sq. ft.

▪	Tenancy. The property is 100.0% occupied as of January 13, 2016 by 28 tenants. The property is anchored by Office Depot (16.9% of NRA; 13.3% of U/W Base Rent) and three junior anchor tenants, Old Navy (10.1% of NRA; 4.6% of U/W Base Rent; rated Baa2/BBB-/BBB- by Moody’s/Fitch/S&P), Petco (10.1% of NRA; 11.2% of U/W Base Rent; rated Caa1/B by Moody’s/S&P) and Specs Liquor (6.1% of NRA; 5.2% of U/W Base Rent). The property is located among a concentration of retailers including Wal-Mart Supercenter, Target, Best Buy, Home Depot, Lowe’s, Conn’s, Hobby Lobby and Ross. According to a third party market report, the Wal-Mart Supercenter’s estimated 2014 sales were $676 PSF, approximately 48.6% above the national average 2013 sales for Wal-Mart Supercenters. These tenants, along with numerous smaller retailers, are located along Garth Road, near its intersection with Cedar Bayou Lynchburg Road, a retail intersection in the area.

▪	Market. According to the appraisal, Baytown, Texas is the third largest city in the Houston Metropolitan Area and is located approximately 20 miles from downtown Houston and approximately 35 minutes from Houston Hobby Airport and approximately 55 minutes from Houston Intercontinental Airport. Houston is accessible via I-10, a thoroughfare in Baytown and in proximity to the property. Baytown is surrounded by six bays and the Houston Ship Channel, one of the United States’ sea ports. According to a third party market report, the Houston Ship Channel-related businesses contribute approximately 1.2 million jobs throughout Texas, which helped generate more than $264.9 billion in state-wide economic impact. In addition to the proximity to the Houston Ship Channel, Baytown has annual retail sales of approximately $800 million per year. The immediate area surrounding the property along Garth Road represents Baytown’s primary retail corridor. According to the appraisal, the 2015 population and estimated average household income within a five-mile radius of the property are 98,065 and $65,239, respectively.

A-3-100

11315 Fondren Road Houston, TX 77035	Collateral Asset Summary – Loan No. 18 Los Arcos Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,773,899 74.7% 1.42x 9.7%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsors:	Shyam H. Hingorani
Borrower:	Texas Pointe Royale Apartments, L.P.
Original Balance:	$20,850,000
Cut-off Date Balance:	$20,773,899
% by Initial UPB:	2.5%
Interest Rate:	4.7600%
Payment Date:	6th of each month
First Payment Date:	February 6, 2016
Maturity Date:	January 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(27), D(89), O(4)
Lockbox / Cash Management(1):	Springing Soft / Springing

Reserves
	Initial	Monthly
Taxes:	$0	$30,320
Insurance(2):	$0	Springing
Replacement(3):	$500,000	$12,900
Required Repairs:	$11,813	NAP

Financial Information
Cut-off Date Balance / Unit:	$40,259
Balloon Balance / Unit:	$32,959
Cut-off Date LTV:	74.7%
Balloon LTV:	61.2%
Underwritten NOI DSCR:	1.54x
Underwritten NCF DSCR:	1.42x
Underwritten NOI Debt Yield:	9.7%
Underwritten NCF Debt Yield:	8.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	Houston, TX
Year Built / Renovated:	1978 / 2005-2015
Total Units:	516
Property Management:	Self-managed
Underwritten NOI:	$2,010,443
Underwritten NCF:	$1,855,643
Appraised Value:	$27,800,000
Appraised Date:	December 7, 2015

Historical NOI
Most Recent NOI:	$2,147,217 (T-12 October 31, 2015)
2014 NOI:	$1,907,310 (December 31, 2014)
2013 NOI:	$1,603,869 (December 31, 2013)
2012 NOI:	$1,515,299 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy:	98.6% (December 16, 2015)
2014 Occupancy:	98.5% (December 31, 2014)
2013 Occupancy:	96.5% (December 31, 2013)
2012 Occupancy:	91.4% (December 31, 2012)
(1)	Cash management will be triggered (i) upon an event of default, (ii) a bankruptcy or insolvency of the sponsor or property manager, unless the property manager is replaced within 30 days by an unaffiliated manager in accordance with the loan agreement or (iii) if the DSCR falls below 1.15x and will end upon (a) with respect to (i) above, such event of default is cured, (b) with respect to (ii) above, such bankruptcy or insolvency has been resolved and (c) with respect to (iii) above, when the DSCR is at least 1.20x for two consecutive calendar quarters.
(2)	If an acceptable blanket insurance policy is no longer in place, the borrower is required to deposit 1/12 of the annual insurance premiums into the insurance reserve account on a monthly basis.
(3)	Replacement reserves are subject to a cap of $750,000.

TRANSACTION HIGHLIGHTS

▪	Property. The Los Arcos Apartments property is a 516-unit Class B- multifamily complex located in Houston, Texas. The property was constructed in 1978 and renovated over a 10 year period from 2005 to 2015. The Los property is comprised of 54 predominantly two-story garden style buildings with one-, two- and three-bedroom apartments. The property has controlled access with security keyed electronic gates at all entrances, as well as, a clubhouse, two pools, a fenced playground, picnic areas, covered parking and six laundry rooms. Individual units all feature a refrigerator, dishwasher, electric range/oven, vent-hood, garbage disposal, ceiling fans, walk-in closets and either a private patio or balcony. The unit mix consists of 224 1BR/1BA, 204 2BR/1BA, 8 2BR/1.5BA, 60 2BR/2BA, 16 3BR/2BA and 4 3BR/2.5BA units ranging from 550-1,498 sq. ft with an average of 873 sq. ft per unit. The property has 823 parking spaces which equates to a parking ratio of 1.59 spaces per unit.

▪	Capital Improvements. The borrower purchased the property in 2005 and since has invested approximately $6.8 million ($13,182 per unit) into the property for significant repairs and capital improvements. This capital work included renovating down units, roof replacement, exterior painting, landscaping, heating/AC upgrades, interior upgrades (flooring, cabinets, counter tops), unit appliances and security cameras. $500,000 was reserved at origination for general capital improvements going forward.

▪	Market. The property is located in Houston, Texas, approximately twelve miles southwest of the Houston central business district within the greater Houston market and Braeswood/Fondren SW submarket. According to the appraisal, as of December 2015, the Braeswood/Fondren SW submarket contains 21,906 units with an average occupancy of 91.9% and average rent of $0.85 PSF. The average occupancy for Class A, B, and C units is 95.1%, 92.7%, and 95.5%, respectively, with much of the vacancy within the Class D market, which has an average occupancy of 84.8%. Absorption in the submarket was positive 594 units for the same time period. As of December 16, 2015, in place rent and occupancy for the property were $725 per unit ($0.83 PSF) and 98.6%, respectively. According to the appraisal, there are currently no new apartment projects that are either proposed or under construction within the submarket.

A-3-101

1915 Marketplace Drive Burlington, WA 98233	Collateral Asset Summary – Loan No. 19 Burlington Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,950,000 50.8% 1.91x 12.5%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Paul C. Lester
Borrower:	SHI Owner, LLC
Original Balance:	$19,950,000
Cut-off Date Balance:	$19,950,000
% by Initial UPB:	2.4%
Interest Rate:	4.5300%
Payment Date:	6th of each month
First Payment Date:	May 6, 2016
Maturity Date:	April 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(24), D(91), O(5)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$0	$28,124
Insurance:	$70,000	$7,900
Replacement(2):	$0	$2,703
TI/LC(3):	$0	$10,812
Lease Sweep(4):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$123
Balloon Balance / Sq. Ft.:	$100
Cut-off Date LTV:	50.8%
Balloon LTV:	41.1%
Underwritten NOI DSCR:	2.05x
Underwritten NCF DSCR:	1.91x
Underwritten NOI Debt Yield:	12.5%
Underwritten NCF Debt Yield:	11.7%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Burlington, WA
Year Built / Renovated:	2004-2007 / NAP
Total Sq. Ft.(5):	162,187
Property Management:	Colliers International Real Estate Management Services (WA), LLC
Underwritten NOI:	$2,496,566
Underwritten NCF:	$2,327,326
Appraised Value:	$39,250,000
Appraisal Date:	December 27, 2015

Historical NOI
Most Recent NOI:	$2,616,194 (December 31, 2015)
2014 NOI:	$2,407,508 (December 31, 2014)
2013 NOI:	$2,564,348 (December 31, 2013)
2012 NOI:	$2,294,380 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy(6):	96.7% (March 8, 2016)
2014 Occupancy:	96.7% (December 31, 2014)
2013 Occupancy:	96.7% (December 31, 2013)
2012 Occupancy:	95.0% (December 31, 2012)
(1)	In place cash management will be triggered (i) upon an event of default (ii) if the DSCR falls below 1.20x during any calendar quarter (until the DSCR is at least 1.25x for two consecutive quarters) or (iii) during a Lease Sweep Period. A “Lease Sweep Period” will commence (a) upon the date that is 12 months prior to the expiration of a lease sweep lease (b) upon the date that 65,000 sq. ft. or more of the lease sweep space is dark or anticipated to be dark as a result of discontinued business, or (c) upon the occurrence of an insolvency proceeding of a Lease Sweep Tenant. A “Lease Sweep Tenant” means Bed, Bath & Beyond, Best Buy, Old Navy, Petsmart, Ross and any replacement tenant that, either individually, or when taken together with any other lease, covers all or substantially all of the applicable lease sweep space.
(2)	Replacement Reserves are subject to a cap of $65,000.
(3)	TI/LC Reserves are subject to a cap of $390,000.
(4)	On each monthly payment date during a Lease Sweep Period, the borrower is required to deposit all excess cash into the Lease Sweep Reserve.
(5)	Total Sq. Ft. includes two leased fee pad buildings on the property occupied by Olive Garden (7,495 sq. ft.) and McDonald’s (3,915 sq. ft.).
(6)	Most Recent Occupancy includes 4,426 sq. ft. (2.7% of NRA) leased to Affordable Care, a tenant with a lease expiring February 28, 2017 that is not in occupancy. The underwriten rent does not account for Affordable Care leased rent.

TRANSACTION HIGHLIGHTS

▪	Property/Location. The Burlington Crossing property consists of a 162,187 sq. ft. power center located in Burlington, Washington, approximately 60 miles north of the Seattle central business district and has frontage along Interstate-5. According to the appraisal, the property is the largest retail draw in the expanded Skagit County area, owing in part to its location off an exit ramp on Interstate-5 and the non-collateral shadow anchors Home Depot and Kohl’s, which are located adjacent to the property. The property was constructed in phases from 2004 to 2007 on a 17.5-acre site and is comprised of four multi-tenant buildings and also includes two pad buildings on ground leases (representing, in the aggregate, approximately 7.0% of NRA), currently occupied by McDonalds and Olive Garden. The sponsor acquired the property in 2006 for $37.75 million, and has approximately $17.8 million of remaining equity in the property.

▪	Tenancy. As of March 8, 2016, the property was 96.7% leased to 17 retailers. Credit tenants make up 53.6% of the underwritten base rent and include Ross (18.6% of NRA; 18.4% of underwritten (“U/W”) Base Rent; rated A3/A- by Moody’s/S&P), Bed, Bath & Beyond (16.8% of NRA; 11.1% of U/W Base Rent; rated Baa1/BBB+ by Moody’s/S&P), Best Buy (12.4% of NRA; 10.3% of U/W Base Rent; rated Baa1/BB+/BBB- by Moody’s/S&P/Fitch), Old Navy (9.2% of NRA; 8.8% of U/W Base Rent; whose parent company, Gap, Inc., is rated Baa2/BBB-/BBB- by Moody’s/S&P/Fitch), McDonalds (2.4% of NRA; 3.4% of U/W Base Rent; rated Baa1/BBB+/BBB+ by Moody’s/S&P/Fitch) and T-Mobile (0.9% of NRA; 1.6% of U/W Base Rent; whose parent company, Deutsche Telekom, is rated Baa1/BBB+/BBB+ by Moody’s/S&P/Fitch).

▪	Market. The property is located within the Burlington/Skagit County market of the Seattle/Tacoma metropolitan statistical area. According to the appraisal, the estimated 2015 population and median annual household income within a three-mile radius of the property are 43,569 and $49,049, respectively. According to the appraisal, the overall vacancy in the area has generally ranged between 5% and 7% and there has been minimal commercial development in the area since before 2008. The appraiser concluded a stabilized weighted average market rent of $17.46 PSF for the property. As of March 8, 2016, the property was leased at a weighted average rent of $16.87 PSF, which is approximately 3.4% below market.

A-3-102

15515, 15501, 15455 & 15451 San Fernando Mission Boulevard Los Angeles, CA 91345	Collateral Asset Summary – Loan No. 20 Jade Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,600,000 75.0% 1.49x 10.5%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Benjamin Nazarian; Neil Kadisha
Borrower:	Omninet Jade, LLC
Original Balance:	$18,600,000
Cut-off Date Balance:	$18,600,000
% by Initial UPB:	2.3%
Interest Rate:	4.5000%
Payment Date:	6th of each month
First Payment Date:	January 6, 2016
Maturity Date:	December 6, 2025
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt(2):	Future Unsecured Subordinate Debt
Call Protection:	L(28), D(87), O(5)
Lockbox / Cash Management(3):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$56,957	$18,986
Insurance(4):	$0	Springing
Replacement:	$0	$2,189
TI/LC(5):	$335,338	$19,140
Free Rent:	$76,823	$0
Lease Sweep(6):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$142
Balloon Balance / Sq. Ft.:	$124
Cut-off Date LTV:	75.0%
Balloon LTV:	65.7%
Underwritten NOI DSCR(7):	1.72x
Underwritten NCF DSCR(7):	1.49x
Underwritten NOI Debt Yield:	10.5%
Underwritten NCF Debt Yield:	9.1%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Los Angeles, CA
Year Built / Renovated:	1981 / 2011-2013
Total Sq. Ft.:	131,345
Property Management:	Omninet Property Management, Inc.
Underwritten NOI:	$1,944,072
Underwritten NCF:	$1,687,594
Appraised Value:	$24,800,000
Appraisal Date:	August 13, 2015

Historical NOI(8)
Most Recent NOI:	$1,926,062 (T-12 September 30, 2015)
2014 NOI:	$1,085,645 (December 31, 2014)
2013 NOI:	$885,657 (December 31, 2013)

Historical Occupancy(8)
Most Recent Occupancy:	86.9% (October 28, 2015)
2014 Occupancy:	73.1% (December 31, 2014)
2013 Occupancy:	71.3% (December 31, 2013)
(1)	The sponsor is also the sponsor of a mortgage loan identified on Annex A-1 to the Prospectus as West Valley Corporate Center, which has a Cut-off Date Balance of $35.0 million.
(2)	The Jade Corporate Center loan documents permit the borrower to obtain one or more unsecured loans from an affiliate, which loans may be evidenced by a note, provided, among other things (i) the aggregate of such subordinate debt does not at any time exceed 2.0% of the original principal balance of the mortgage loan and (ii) the subordinate lender enters into a subordination and standstill agreement with the lender.
(3)	In place cash management will be triggered (i) upon an event of default, (ii) if the DSCR falls below 1.15x until such time that the DSCR is at least 1.20x for two consecutive calendar quarters or (iii) during a Lease Sweep Period. A “Lease Sweep Period” will commence, provided debt yield is less than 8.0%, (a) upon the earlier of (i) the date that is 12 months prior to the earliest stated expiration of a Lease Sweep Lease (as defined below) or (ii) upon the date that the tenant under a Lease Sweep Lease is required to give notice of its exercise of a renewal option, (b) the date that the tenant under a Lease Sweep Lease terminates, cancels or surrenders its lease or upon the borrower’s receipt of notice from any tenant under a Lease Sweep Lease that it intends to surrender, cancel or terminate its lease, (c) a monetary default by a tenant under a Lease Sweep Lease or (d) the occurence of an insolvency proceeding of any tenant under a Lease Sweep Lease. A “Lease Sweep Lease” means the Facey Medical Foundation lease or any replacement lease or leases that covers all or substantially all of the applicable lease sweep space.
(4)	The borrower will be required to deposit 1/12 of the annual insurance premiums into the Insurance Reserve if an acceptable blanket policy is no longer in place.
(5)	The TI/LC reserve account is subject to a $500,000 cap, exclusive of the initial deposit.
(6)	On each monthly payment date during a Lease Sweep Period, the borrower is required to deposit all excess cash into the Lease Sweep Reserve.
(7)	Based on amortizing debt service payments. Based on the current interest only payments, Underwritten NOI DSCR and Underwritten NCF DSCR are 2.29x and 1.99x, respectively.
(8)	The increase in Most Recent Historical NOI and Historical Occupancy is attributed to improvements since the borrower acquired the property in 2014. The improvement is attributed, in part, to the increasing rental rates as discussed in the market section below as well as the 13,078 sq. ft. (10.0% of NRA) of new leases signed at the property since June 2014, accounting for over approximately $325,000 in new rental revenue. Additionally, the borrower terminated the parking operator and hired an in-house parking garage manager, generating parking income of $189,189 for the T-12 September 30, 2015 period, up from $1,880 earned in full year 2014.

TRANSACTION HIGHLIGHTS

▪	Property. The Jade Corporate Center property is a Class B office complex located in the community of Mission Hills in Los Angeles, California, within the San Fernando Valley, approximately 20 miles northwest of Downtown Los Angeles. The property, which was developed in 1981 on a 2.9 acre site, consists of four buildings ranging from one to four stories and contains a combined 131,345 sq. ft. of net rentable area.

▪	Tenancy. As of October 28, 2015, the property was 86.9% leased to 33 tenants. The headquarters of the largest two tenants are located at the property, including: (i) Facey Medical Foundation, a healthcare organization that expanded its space from 16,311 sq. ft. leased in 2001 to 38,797 sq. ft (29.5% of NRA) as of October 28, 2015 and (ii) Jay Nolan Community Services, Inc., (12,762 sq. ft., 9.7% of NRA), a non-profit organization that aides individuals with autism and other developmental disabilities. Each of the remaining 31 tenants do not exceed 7.0% of the NRA, individually.

▪	Market. The property is located within the Los Angeles office market, which, according to an industry report, shows market rent growth and declining vacancies in 2015. The property is located in the Mission Hills submarket, which between the fourth quarter of 2014 and the second quarter of 2015 exhibited an increase in average asking market rents of 7.8%. According to the appraisal, the average asking rents in the fourth quarter of 2014 were $24.60 PSF, compared to the second quarter of 2015 when the average asking rents were $26.52 PSF. Similarly, the Mission Hills submarket vacancy has tightened considerably since the fourth quarter of 2014, when the submarket vacancy rate was 16.6% compared to the second quarter of 2015 vacancy rate of 12.8%.

A-3-103

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ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer

Deutsche Mortgage & Asset Receiving	Wells Fargo Bank, National Association	Midland Loan Services	Park Bridge Lender Services LLC
Corporation	550 S. Tryon Street, 14th Floor	10851 Mastin Street	41 Watchung Plaza, Suite 250
60 Wall Street	Charlotte, NC 28202	Building 82, Suite 700	Montclair, NJ 07042
New York, NY 10005		Overland Park, KS 66210
Contact:

Contact: Helaine M. Kaplan	REAM_InvestorRelations@wellsfargo.com	Contact: Heather Wagner	Contact: David Rodgers
Phone Number: (212) 250-5270	Phone Number: (866) 898-1615	Phone Number: (913) 253-9396	Phone Number: (212) 310-9821

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
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Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
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Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

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Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advsior Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00

Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code										(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD
MH	-	Mobile Home Park

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

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CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	DBJPM 2016-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/12/16
8480 Stagecoach Circle		Record Date:	4/29/16
Frederick, MD 21701-4747		Determination Date:	5/6/16

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: Report will be delivered annually no later than May 1 (April 30 on leap years).

Transaction: DBJPM 2016-C1

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Directing Certificateholder: Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate)

I.          Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement dated as of April 1, 2016 (the “Pooling and Servicing Agreement”), among Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, and Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer’s operational activities in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of the Specially Serviced Loans and provides this Operating Advisor Annual Report.

No information or any other content included in this Operating Advisor Annual Report contravenes any provision of the Pooling and Servicing Agreement. This Operating Advisor Annual Report sets forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the resolution and/or liquidation of Specially Serviced Loans during the prior calendar year.

Subject to the restrictions in the Pooling and Servicing Agreement, this Operating Advisor Annual Report (A) identifies any material deviations, if any (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of Specially Serviced Loans and (B) complies with all of the confidentiality requirements described in the Pooling and Servicing Agreement.

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed any annual compliance statement delivered to the Operating Advisor pursuant to Section 10.11 the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Operating Advisor Actions:

2.	Reviewed any annual independent public accountants’ servicing report delivered to the Operating Advisor pursuant to Section 10.13 of the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Operating Advisor Actions:

3.	Reviewed any [Final] Asset Status Report and other information or communications delivered to the Operating Advisor and the following issues were noted therein: [ ]

Operating Advisor Actions:

Based on such review and/or consultation with the Special Servicer and performance of the other obligations of the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

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Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement as described herein.

PARK BRIDGE LENDER SERVICES LLC

By:	Park Bridge Advisors LLC
Its Sole Member

By:	Park Bridge Financial LLC
Its Sole Member

By:
Name:
Title:

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ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its Mortgage Loan Purchase Agreement make, with respect to each GACC Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GACC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GACC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

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Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)   Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by Mortgage Loan Seller on or after March 22, 2016.

(5)   Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust constitutes a legal, valid and binding assignment to the Trust. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by

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multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)   Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in Annex D-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(8)   Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)   UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other

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personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)   Condition of Property. Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(11)   Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)   Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer.

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(15)   No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(16)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from Standard & Poor’s Ratings Services (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services in an amount not less than 100% of the SEL or PML, as applicable.

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The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)   No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)   No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Mortgage Loan Seller.

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(20)   REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, as applicable) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)   Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)   Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(23)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately

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prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)   Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)   Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)   Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage

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Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)   Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GACC Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)   Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of

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worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this prospectus or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule D-1 to Annex D-2, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)   Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)   Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at

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least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)   Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(34)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns, Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

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(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the

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Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)   Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)   No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)   Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)   Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another GACC Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(40)   Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable

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environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)   Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(42)   Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(43)   Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth in Schedule D-3 to Annex D-2.

(44)   Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)   Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

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For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A ID#	Mortgage Loans	Representations	Exceptions

11	Columbus Park Crossing	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The tenant Brinker Georgia, Inc. dba Chili’s Grill & Bar has the right of first offer to buy its leased premises upon the same terms as would be acceptable to the landlord by an unrelated party, provided such right does not apply to a situation in which the leased premises are to be sold in connection with a sale of the entire shopping center or a substantial part thereof. The tenant entered into a subordination, non-disturbance and attornment agreement with lender subordinating all of tenant’s rights to the lien of the Mortgage and to the terms and conditions therein.

14	UA Sheepshead Bay Theater	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The tenant, Regal Cinemas, Inc., has a right of first refusal to purchase the Mortgaged Property upon the same terms as would be acceptable to the Borrower by an third party. The tenant entered into a subordination, non-disturbance and attornment agreement with lender subordinating all of tenant’s rights to the lien of the Mortgage and the right of first refusal does not apply to a foreclosure or a deed-in-lieu of foreclosure.

16.02	East Hills Industrial Portfolio – 401 Broad Street	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The second largest tenant, Senior Life of Johnstown, has a right of first refusal and a right of first offer pursuant to its lease to purchase all or any portion of the Mortgaged Property at any time during the term of the lease if the Borrower received a bona fide third party written offer to purchase all or such portion of the Mortgaged Property, provided such purchase is (i) within 30 days of receipt of notice from the Borrower of such offer and (ii) for a purchase price equal to the proposed sale price or the amount of the bona fide written offer received by the Borrower from a bona fide third party. The tenant entered into a subordination, non-disturbance and attornment agreement with lender subordinating all of tenant’s rights to the lien of the Mortgage and to the terms and conditions therein and the right of first refusal and right of first offer do not apply to a foreclosure or deed-in-lieu of foreclosure.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

16.04	East Hills Industrial Portfolio - 303 Industrial Park Road	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The second largest tenant, Harvey’s Supply Company, has a right of first refusal pursuant to its lease to purchase its leased premises at any time during the term of the lease if the Borrower receives a bona fide third-party written offer to purchase such premises provided such purchase is (i) within 30 days of receipt of notice from the Borrower of such offer and (ii) for a purchase price equal to the amount of the bona fide offer. The Loan Documents do not permit the Borrower to transfer such leased premises separate from the rest of the Mortgaged Property. The tenant entered into a subordination, non-disturbance and attornment agreement with lender subordinating all of tenant’s rights to the lien of the Mortgage and to the terms and conditions therein and the right of first refusal does not apply to a foreclosure or deed-in-lieu of foreclosure.

16.07	East Hills Industrial Portfolio – 934 Franklin Street	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The sole tenant, Conemaugh Valley Hospital, has the option, pursuant to its lease, to purchase the Mortgaged Property at any time at a purchase price to be determined based on the average of two appraisals, provided that such appraisals are within 15% percent of each other and provided further if such appraisals are not within 15% percent of each other, the two appraisers are required to select a third appraiser and the purchase price would be determined based on the average of the three appraisals. Notwithstanding the appraisal values, the minimum purchase price is required to be an amount equal to all amounts payable by the Borrower under the Mortgage Loan in connection with the release of such Mortgaged Property, plus 15%, provided the tenant will not be subject to the minimum purchase price if the Mortgage Loan loan-to-value, based on the fair market value of the Mortgaged Property as determined by the appraisal method described above, is in excess of 80%. The tenant entered into a subordination, non-disturbance and attornment agreement with lender subordinating all of tenant’s rights to the lien of the Mortgage and to the terms and conditions therein. In the event the tenant exercises its option prior to the expiration of the defeasance lockout period, the Mortgage Loan permits the release of such Mortgage Property by partial prepayment with payment of the related yield maintenance premium.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

33	Walgreens – Apple Valley	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The sole tenant, Walgreens, has a right of first refusal to purchase the entire Mortgaged Property if the Borrower receives a bona fide third party offer to buy the Mortgaged Property that the Borrower has accepted. Such right of first refusal will not apply to sale or conveyance by foreclosure, deed-in-lieu of foreclosure or any other sale to the Borrower’s first priority mortgagee; provided, however, such right of first refusal will apply to subsequent purchasers of the leased premises.

26	Shopko Madison	(6) Permitted Liens; Title Insurance	In connection with the development of the Mortgaged Property, the developer and Shopko (then the owner of the Mortgaged Property, now the sole tenant at the Mortgaged Property) entered into and recorded an agreement that provides that in the event Shopko provides notice of its intent to cease operations, the developer has a right of first refusal, with respect to any bona fide offer (acceptable to Shopko) for the lease or purchase of the entire Mortgaged Property, which right may be exercised during the six month period following notice from the tenant of its intent to cease operations. If such right is not exercised, pursuant to an unrecorded agreement between the developer and Shopko, the developer has a purchase option to purchase the Mortgaged Property. The Title Policy obtained at the origination of the Mortgage Loan insures against any loss or damage arising from the exercise or attempted exercise of the developer’s right of first refusal or purchase option.

11	Columbus Park Crossing	(7) Junior Liens	Synovus Trust Company, N.A. is the holder of a subordinate mortgage (“Subordinate Mortgage”) encumbering the fee and leasehold estate of the development authority of Columbus, Georgia (the “Columbus Development Authority’’) in the related Mortgaged Property. The subordinate mortgage secures the Columbus Development Authority’s obligations under its 2001a and 2001b series taxable industrial development revenue bonds (the “Columbus Authority Bonds”). The related Borrower is the owner of the Columbus Authority Bonds. The holder of the subordinate mortgage is a party to a pledge, assignment and subordination agreement (the “Columbus Park Pledge Agreement”) which, among other provisions, subordinates the Subordinate Mortgage to the related Mortgage.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

6	600 Broadway	(10) Condition of Property	The largest tenant, Hollister Co., a clothing store, is currently closed due to water damage caused by a ruptured water pipe and coil malfunction that occurred in February 2016. The Mortgage Loan Seller has been informed that the repairs, which are the tenant’s responsibility, have been estimated to cost in excess of $1.0 million.

14	UA Sheepshead Bay Theater	(10) Condition of Property	The property condition report prepared in connection with the origination of the Mortgage Loan identified required repairs that are estimated to cost approximately $52,000. According to the lease, the repairs are the responsibility of the tenant, Regal Cinemas, Inc. The borrower was not required to escrow funds related to such repairs. Under the Loan Documents, the Borrower is required to use commercially reasonable efforts to cause the tenant under to perform such repairs within one year of loan origination date.

1	787 Seventh Avenue	(16) Insurance	If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s rates any class of certificates and rates such insurance companies), and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P and “Baa2” or better by Moody’s (to the extent Moody’s rates any class of certificates and rates such insurance companies).

2, 12	Williamsburg Premium Outlets and Hagerstown Premium Outlets	(16) Insurance	If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

5	225 Liberty Street	(16) Insurance

If the Borrower elects to have the insurance policies issued by a syndicate of insurers that consists of 5 or more members, then at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P. The Borrower may also elect to maintain insurance from an insurance company that does not meet the ratings above if the parent of the insurance company meets the ratings set forth above and the parent guarantees the obligations of such insurance company. Notwithstanding anything to the contrary herein, the Borrower is permitted to maintain the property coverage in place as of the loan origination date with the existing insurance companies in their current positions even though such insurers do not maintain the S&P rating required above; provided that (1) the current ratings of such insurers are not withdrawn or downgraded and (2) at renewal of the current policy term on October 31, 2016, the Borrower replaces all such insurers with insurance companies meeting the S&P and AM Best rating requirements set forth above.

The Borrower’s terrorism insurance policy is subject to a $1,000,000 deductible. The amount of this deductible may be considered higher than customary.

24	Sugarcreek Plaza II	(16) Insurance	The Mortgage Loan provides that the largest tenant, Wal-Mart, is permitted to provide any insurance required to be maintained by the Borrower under the Mortgage Loan with respect to its leased premises. In addition, the Mortgage Loan provides that Wal-Mart is permitted to self-insure its leased premises, provided, among other things, the tenant or its guarantor maintains a “BBB” rating by S&P and maintains a net worth of $100 million.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

33	Walgreens - Apple Valley	(16) Insurance

The Mortgage Loan provides that the sole tenant, Walgreens, is permitted to provide any insurance required to be maintained by the Borrower under the Mortgage Loan and that the sole tenant is permitted to self-insure, provided, among other things, the tenant maintains a “BBB” rating by S&P (or an equivalent rating by another rating agency) and satisfies the net worth requirements under its lease (which is $200 million).

The lender is required to disburse any net insurance proceeds or net condemnation award received by the lender to the sole tenant, Walgreens, to be applied to the restoration of the Mortgaged Property pursuant to the Walgreens lease.

14	UA Sheepshead Bay Theater	(17) Access; Utilities; Separate Tax Lots

A portion of the Mortgaged Property is a parking lot which may only be accessed through Plumb 1st Street and Plumb 2nd Street which are not public streets. Therefore this portion of the Mortgaged Property does not have direct legal access to public roads, nor does the borrower have access to use these non-public streets pursuant to an easement or right of way permitting the use of such roads. The Title Policy has insured access pursuant to a standard access endorsement.

One of the three tax lots that comprise the Mortgaged Property includes land on Harkness Avenue, a public street, and none of the related tax lots include Plumb 2nd Street, which was eliminated from city maps. The Loan Documents require the Borrower to apply to (i) have the land on Harkness Avenue removed from the tax lot, and (ii) merge the Plumb 2nd Street portion into one of the tax lots.

16.03	East Hills Industrial Portfolio – 423 Walters Avenue	(24) Local Law Compliance	The tenant’s use of the Mortgaged Property as an ejector seat manufacturing facility (industrial) is legal non-conforming (since current zoning requires commercial use). If the Mortgaged Property goes dark for the period specified under the zoning code it will lose its grandfathered status, and in the event of a casualty to 75% or more of the fair market value of the Mortgaged Property, the Borrower would be required to rebuild in a manner that will not be detrimental to the character of the neighborhood.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

27	Mableton Village Apartments	(24) Local Law Compliance	The use of the Mortgaged Property as a multifamily property is legal non-conforming (since current zoning requires single-family residential for the portion of the Mortgaged Property that contains 18 of the units and shopping center use for the portion of the Mortgaged Property that contains 32 of the units). In the event of a casualty to more than 75% of the replacement cost of any affected building on the Mortgaged Property, the Borrower is required to rebuild the affected building in a manner in conformity with the current zoning codes.

2	Williamsburg Premium Outlets	(26) Recourse Obligations	The Loan Documents do not provide for recourse for intentional material physical waste of the Mortgaged Property. In addition, with respect to other non-recourse carve-outs, the liability of the guarantor is capped at $37,000,000, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.

12	Hagerstown Premium Outlets	(26) Recourse Obligations	The Loan Documents do not provide for recourse for intentional material physical waste of the Mortgaged Property. In addition, with respect to other non-recourse carve-outs, the liability of the guarantor is capped at $15,400,000, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

8	West Valley Corporate Center	(26) Recourse Obligations	The aggregate liability of the Guarantors is capped at $35,000,000. Such cap excludes and does not apply to (A) attorneys’ fees and other expenses incurred in the enforcement of the liability of the Guarantors under the recourse guaranty, (B) recourse liability for losses arising from (i) fraud, willful misconduct or intentional material misrepresentation of Borrower or Guarantors, (ii) breach of any environmental representations or covenants in the Loan Documents relating to environmental laws, hazardous substances or asbestos, or (iii) misappropriation or conversion by or on behalf of the Borrower of gross revenues, insurance proceeds or condemnation awards, (C) full recourse liability for the Borrower filing a voluntary petition under federal or state bankruptcy law, or (D) the environmental indemnity agreement included in the Loan Documents. Such cap does, however, apply to recourse liability for losses arising from intentional material physical waste.

20	Jade Corporate Center	(26) Recourse Obligations	The aggregate liability of the Guarantors is capped at $18,600,000. Such cap excludes and does not apply to (A) attorneys’ fees and other expenses incurred in the enforcement of the liability of the Guarantors under the recourse guaranty, (B) recourse liability for losses arising from (i) fraud, willful misconduct or intentional material misrepresentation of Borrower or Guarantors, (ii) breach of any environmental representations or covenants in the Loan Documents relating to environmental laws, hazardous substances or asbestos, or (iii) misappropriation or conversion by or on behalf of the Borrower of gross revenues, insurance proceeds or condemnation awards, (C) full recourse liability for the Borrower filing a voluntary petition under federal or state bankruptcy law, or (D) the environmental indemnity agreement included in the Loan Documents. Such cap does, however, apply to recourse liability for losses arising from intentional material physical waste.

21	Zanker Road	(26) Recourse Obligations	In connection with the enforcement of any guaranty obligations of the Guarantor under the Loan Documents, the lender is restricted from seeking enforcement related to Guarantor’s interest in World Wide Horse Services, Inc., a California corporation, d/b/a KC Horse Transport.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

14	UA Sheepshead Bay Theater	(27) Mortgage Releases	Any condemnation award will be paid to the tenant, Regal Cinemas, Inc., in accordance with the related lease to restore the Mortgaged Property, provided that upon a taking and/or termination of the lease in full by the tenant, the lease provides that any condemnation award is to be shared by Borrower and the tenant on a pari passu basis, the Borrower’s share based on the appraised fair market value of the land and the tenant’s share based on the unrecouped portion of its investment, plus interest. Any sums remaining after such division is made will be shared equally by the Borrower and the tenant. In any case, the Borrower is required to comply with the REMIC requirements relating to the release of real property collateral from the lien of the related Mortgage Loan.

11	Columbus Park Crossing	(31) Single Purpose Entity	The Borrower guarantees the Columbus Authority Bonds, which Columbus Authority Bonds are owned by the Borrower and have been assigned to the lender under the Mortgage Loan pursuant to the Columbus Park Pledge Agreement as additional collateral for the Mortgage Loan.

21	Zanker Road	(31) Single Purpose Entity	The second largest tenant, Semiconductor Equipment & Materials International (“SEMI”) made a $650,000 loan to the Borrower which matures co-terminously with the lease term in May 2017. The loan accrues interest at 4.5%, which interest payments are made in the form of rent abatements to SEMI. The Borrower reserved $650,000 at origination of the Mortgage Loan, which is to be released upon the receipt by the lender of notice of satisfaction from SEMI, reasonably acceptable to the lender, that the Borrower has satisfied in full all of its obligations under the related note.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

5	225 Liberty Street	(34) Ground Leases	(j) Under the Ground Lease, any award is required to be paid first, to the ground lessor for the value of the land and civic facilities (which are not part of the leasehold improvements) that are included in the taking, without deduction for the ground lessee’s leasehold estate, and the balance of the award is required to be paid to an institutional lender appointed as depository under the Ground Lease if the cost of restoration is over a threshold (initially set at $1 million, as adjusted from time to time in accordance with the Ground Lease), or, subject to the rights of leasehold mortgagees, to the ground lessee or, at the ground lessee’s option, any subtenant under certain specified circumstances, for use in the restoration of the Mortgaged Property.

2, 12	Williamsburg Premium Outlets and Hagerstown Premium Outlets	(39) Organization of the Borrower	The Borrowers are affiliated entities.

8, 20	West Valley Corporate Center and Jade Corporate Center	(39) Organization of the Borrower	The Borrowers are affiliated entities.

1	787 Seventh Avenue	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $80,000,000 pari passu A-7 note. The Mortgaged Property is also security for seven other pari passu notes with an aggregate original principal balance of $486,000,000 and a subordinate note with an original principal balance of $214,000,000. The notes are cross-collateralized and cross defaulted with each other.

2	Williamsburg Premium Outlets	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $40,000,000 pari passu A-1 note and a $30,000,000 pari passu A-6 note. The Mortgaged Property is also security for four other pari passu notes with an aggregate original principal balance of $115,000,000. The notes are cross-collateralized and cross defaulted with each other.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

5	225 Liberty Street	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $40,500,000 pari passu A-1E note. The Mortgaged Property is also security for five other pari passu notes with an aggregate original principal balance of $418,500,000 and three subordinate notes with an aggregate original principal balance of $441,000,000. The notes are cross-collateralized and cross defaulted with each other.

6	600 Broadway	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $20,000,000 pari passu A-4 note, a $10,000,000 pari passu A-5-1 note and a $10,000,000 pari passu A-5-2 note. The Mortgaged Property is also security for five other pari passu notes with an aggregate original principal balance of $80,000,000. The notes are cross-collateralized and cross defaulted with each other.

11	Columbus Park Crossing	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $30,500,000 pari passu A-2 note. The Mortgaged Property is also security for a $40,000,000 pari passu A-1 note. The notes are cross-collateralized and cross defaulted with each other.

12	Hagerstown Premium Outlets	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $30,000,000 pari passu A-1 note. The Mortgaged Property is also security for three other pari passu notes with an aggregate original principal balance of $47,000,000. The notes are cross-collateralized and cross defaulted with each other.

13	Hall Office Park A1/G1/G3	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $28,000,000 pari passu A-1 note. The Mortgaged Property is also security for a $27,900,000 pari passu A-2 note. The notes are cross-collateralized and cross defaulted with each other.

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SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

1	787 Seventh Avenue

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SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

5	225 Liberty Street

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SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

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ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its Mortgage Loan Purchase Agreement make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)   Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)   Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

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(3)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)   Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)   Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since March 22, 2016.

(7)   Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) from the Mortgage Loan Seller constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such

E-1-2

Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the

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survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)   Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Borrower.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

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(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a

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principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Services (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be

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reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23) Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Borrower.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

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(27) Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property

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after the release (reduced for any lien senior to, and any lien in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged

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Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount

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for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35) Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)        The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)        The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)        The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)        The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)        The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and

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in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)        The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(G)        The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)        A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)        The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)        Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(K)        In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(L)        Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB

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Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40) No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis,

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or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43) Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-1 to Annex E-2, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on

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Schedule E-1 to Annex E-2 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44) Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47) Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other JPMCB Mortgage Loan that is outside the Mortgage Pool.

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(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Borrower, and no funds have been received from any person other than the related Borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Borrower.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Annex A ID#	Mortgage Loans	Representations	Exceptions

15	Renaissance Providence Downtown Hotel	(5) Hospitality Provisions	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor will issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that the lender delivers notice to the franchisor within 90 days from the date of the lender’s assignment of the mortgage loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment.

15	Renaissance Providence Downtown Hotel	(6) Mortgage Status; Waivers and Modifications

The Mortgage Loan agreement was amended and modified after March 22, 2016 to replace the schedule of deferred maintenance attached as an exhibit to the agreement. The original schedule of deferred maintenance included a covenant for the Borrower to complete tank tightness testing for an approximately 500-gallon underground storage tank for diesel fuel, as well as an estimate of $25,000 for a reserve for such testing. Subsequent to the origination of the Mortgage Loan, the environmental consultant revised its recommendations in the environmental assessment to remove the recommendation for tank tightness testing for the underground storage tank, and the Mortgage Loan agreement was amended to remove this requirement as well. The $25,000 reserve for tank tightness testing has been released to the Borrower.

3	Naples Grande Beach Resort	(9) Junior Liens	Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than the LTV Ratio as of the origination date; (ii) the combined DSCR is equal to or greater than the DSCR as of the origination date, based on the trailing 12 month period; and (iii) the execution of an intercreditor agreement on the mortgage lender’s then-standard form (subject to commercially reasonable modifications as then accepted by the lender for loans of a similar size and structure).

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Annex A ID#	Mortgage Loans	Representations	Exceptions

9	7700 Parmer	(9) Junior Liens	In connection with a bona fide sale of the Mortgaged Property in accordance with the Mortgage Loan documents, future mezzanine debt is permitted upon satisfaction of certain conditions, which include, but are not limited to (i) a combined LTV Ratio of not greater than 65.0%; (ii) a combined DSCR of at least 1.80x; and (iii) the execution of an intercreditor agreement satisfactory to the lender.

3	Naples Grande Beach Resort	(18) Insurance	The Mortgage Loan documents permit insurance coverage through a syndicate of insurers, provided that (A) if such syndicate consists of five (5) or more members, at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) is provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

The Mortgage Loan documents allow Maxum Indemnity Company, which was rated “A-:VIII” with A.M. Best as of the origination date, to maintain its current position and participation amounts with respect to insurance coverage, provided that the rating of such carrier is not downgraded or withdrawn below such rating and that upon renewal of the current policy on June 30, 2016, the Borrower replaces Maxum Indemnity Company with an insurer meeting the requirements of the Mortgage Loan documents.

The Mortgage Loan documents require the lender to accept a wind/storm limit of $165,000,000 per occurrence.

7	SLS South Beach	(18) Insurance	The Mortgage Loan documents require business interruption or rental loss insurance in an amount equal to the net operating margin plus fixed continuing expenses for a period of 18 months after the date of the related casualty.

The Mortgagor may maintain general commercial liability insurance with a self-insured retention that does not exceed $25,000.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

3, 7, 9	Naples Grande Beach Resort, SLS South Beach and 7700 Parmer	(28) Recourse Obligations	The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards does not include misappropriation.

3	Naples Grande Beach Resort	(28) Recourse Obligations	The obligations and liabilities of the related Borrower and guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting three (3) years after the payment in full of the Mortgage Loan, provided (i) the Mortgage Loan is paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property; (ii) there has been no material change, between the date of the origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full; and (iii) the indemnitee receives, at Borrower’s and guarantors’ expense, an updated environmental report showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents.

The related guaranty provides that the guarantors are not liable for breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents to the extent the liability arises out of acts or omissions occurring after the date of any transfer resulting from the exercise of the lender or mezzanine lender’s rights under the related loan documents or the consummation of any enforcement or remedial action by the lender or mezzanine lender.

7	SLS South Beach	(28) Recourse Obligations	There is no separate non-recourse carve-out guarantor, and Borrowers are the sole parties responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents.

E-2-3

Annex A ID#	Mortgage Loans	Representations	Exceptions

The carve-out for material misrepresentations is limited to intentional material misrepresentations by Borrower, any required special purpose entity principal, any guarantor, any affiliated property manager and their respective shareholders, partners, members, non-member managers or direct or indirect beneficial owners. The carve-out for material misrepresentations is limited to intentional material misrepresentations by Borrower, any required special purpose entity principal, any guarantor, any affiliated property manager and their respective shareholders, partners, members, non-member managers or direct or indirect beneficial owners.

15	Renaissance Providence Downtown Hotel	(28) Recourse Obligations	The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards does not include misapplication.

The carve-out for material physical waste is limited to intentional material waste by the Borrower, any required single purpose entity principal or the guarantor, and to the extent that there exists sufficient cash flow from the Mortgaged Property that is made available to Borrower.

Following the repayment in full and satisfaction of the Mortgage Loan, the obligations and liabilities of the Borrower and guarantor with respect to environmental issues will terminate and be of no further force and effect commencing two (2) years after the receipt of a Phase I environmental report reasonably acceptable to the lender concluding that the Mortgaged Property is free from hazardous substances that violate environmental laws.

3	Naples Grande Beach Resort	(31) Acts of Terrorism Exclusion	If coverage for acts of terror is not provided for under the Borrower’s insurance policies and Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar or subsequent statute is discontinued or not renewed, then the Borrower is not required to purchase a separate policy covering acts of terrorism if the premium for the policy exceeds two times the then current premium for the all risk insurance coverage.

E-2-4

Annex A ID#	Mortgage Loans	Representations	Exceptions

15	Renaissance Providence Downtown Hotel	(5) Hospitality Provisions	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor will issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that the lender delivers notice to the franchisor within 90 days from the date of the lender’s assignment of the mortgage loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment.

3	Naples Grande Beach Resort	(9) Junior Liens	Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than the LTV Ratio as of the origination date; (ii) the combined DSCR is equal to or greater than the DSCR as of the origination date, based on the trailing 12 month period; and (iii) the execution of an intercreditor agreement on the mortgage lender’s then-standard form (subject to commercially reasonable modifications as then accepted by the lender for loans of a similar size and structure).

9	7700 Parmer	(9) Junior Liens	In connection with a bona fide sale of the Mortgaged Property in accordance with the Mortgage Loan documents, future mezzanine debt is permitted upon satisfaction of certain conditions, which include, but are not limited to (i) a combined LTV Ratio of not greater than 65.0%; (ii) a combined DSCR of at least 1.80x; and (iii) the execution of an intercreditor agreement satisfactory to the lender.

3	Naples Grande Beach Resort	(18) Insurance	The Mortgage Loan documents permit insurance coverage through a syndicate of insurers, provided that (A) if such syndicate consists of five (5) or more members, at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) is provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

E-2-5

SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

None.

E-2-6

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	46,052,000.00	59	46,051,516.26
2	46,052,000.00	60	45,404,020.49
3	46,052,000.00	61	44,651,915.08
4	46,052,000.00	62	43,959,510.78
5	46,052,000.00	63	43,201,649.89
6	46,052,000.00	64	42,503,274.52
7	46,052,000.00	65	41,802,024.07
8	46,052,000.00	66	41,035,567.09
9	46,052,000.00	67	40,328,273.62
10	46,052,000.00	68	39,555,944.44
11	46,052,000.00	69	38,842,558.81
12	46,052,000.00	70	38,126,236.18
13	46,052,000.00	71	37,221,470.28
14	46,052,000.00	72	36,498,471.64
15	46,052,000.00	73	35,710,881.20
16	46,052,000.00	74	34,981,662.65
17	46,052,000.00	75	34,188,028.11
18	46,052,000.00	76	33,452,539.05
19	46,052,000.00	77	32,714,021.81
20	46,052,000.00	78	31,911,351.42
21	46,052,000.00	79	31,166,488.04
22	46,052,000.00	80	30,357,650.88
23	46,052,000.00	81	29,606,389.74
24	46,052,000.00	82	28,852,035.35
25	46,052,000.00	83	27,912,776.47
26	46,052,000.00	84	27,151,446.87
27	46,052,000.00	85	26,326,608.92
28	46,052,000.00	86	25,558,747.61
29	46,052,000.00	87	24,727,562.58
30	46,052,000.00	88	23,953,116.42
31	46,052,000.00	89	23,175,481.36
32	46,052,000.00	90	22,334,798.83
33	46,052,000.00	91	21,550,499.42
34	46,052,000.00	92	20,703,340.92
35	46,052,000.00	93	19,912,322.94
36	46,052,000.00	94	19,118,047.69
37	46,052,000.00	95	18,201,888.91
38	46,052,000.00	96	17,400,569.15
39	46,052,000.00	97	16,536,871.38
40	46,052,000.00	98	15,728,694.60
41	46,052,000.00	99	14,858,333.61
42	46,052,000.00	100	14,043,244.01
43	46,052,000.00	101	13,224,797.81
44	46,052,000.00	102	12,344,457.68
45	46,052,000.00	103	11,519,015.12
46	46,052,000.00	104	10,631,876.39
47	46,052,000.00	105	9,799,380.55
48	46,052,000.00	106	8,963,456.29
49	46,052,000.00	107	7,950,217.43
50	46,052,000.00	108	7,106,676.17
51	46,052,000.00	109	6,201,950.29
52	46,052,000.00	110	5,351,208.50
53	46,052,000.00	111	4,439,485.60
54	46,052,000.00	112	3,581,484.69
55	46,052,000.00	113	2,719,950.12
56	46,052,000.00	114	1,797,739.49
57	46,052,000.00	115	928,857.99
58	46,052,000.00	116 and thereafter	0

F-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates		3
Important Notice Regarding the Offered Certificates		12
Important Notice About Information Presented in This
Prospectus		12
Summary of Terms		19
Risk Factors		49
Description of the Mortgage Pool		118
Transaction Parties		201
Description of the Certificates		228
Description of the Mortgage Loan Purchase
Agreements		260
Pooling and Servicing Agreement		270
Certain Legal Aspects of Mortgage Loans		375
Certain Affiliations, Relationships and Related
Transactions Involving Transaction Parties		392
Pending Legal Proceedings Involving Transaction
Parties		393
Use of Proceeds		393
Yield and Maturity Considerations		394
Material Federal Income Tax Considerations		405
Certain State and Local Tax Considerations		416
Method of Distribution (Underwriter)		417
Incorporation of Certain Information by Reference		419
Where You Can Find More Information		419
Financial Information		419
Certain ERISA Considerations		420
Legal Investment		423
Legal Matters		424
Ratings		424
Index of Defined Terms		426

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$647,938,000
(Approximate)

Deutsche Mortgage &
Asset Receiving
Corporation
Depositor

DBJPM 2016-C1 Mortgage
Trust

(Central Index Key Number 0001668738)
Issuing Entity

DBJPM 2016-C1 Mortgage Trust
Commercial Mortgage Pass-
Through Certificates, Series 2016-C1

Class A-1	$28,858,000
Class A-2	$35,000,000
Class A-SB	$46,052,000
Class A-3A	$140,000,000
Class A-4	$247,714,000
Class X-A	$637,044,000
Class A-M	$64,420,000
Class B	$50,105,000
Class C	$35,789,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Sandler O’Neill + Partners, L.P.
Co-Manager

April 5, 2016